As filed with the Securities and Exchange Commission on January 24, 2018
Registration No. 333-222583

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

PRE-EFFECTIVE AMENDMENT NO. 1
TO THE
FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MUTUALFIRST FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	6035 (Primary Standard Industrial Classification Code Number)	35-2085640 (I.R.S. Employer Identification No.)

MutualFirst Financial, Inc. 110 E. Charles Street Muncie, Indiana 47305-2419 (765) 747-2800	DAVID W. HEETER President and Chief Executive Officer MutualFirst Financial, Inc. 110 E. Charles Street Muncie, Indiana 47305-2419 (765) 747-2800
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

MARTIN L. MEYROWITZ, P.C. MICHAEL S. SADOW, P.C. Silver, Freedman, Taff & Tiernan LLP 3299 K Street, N.W., Suite 100 Washington, D.C. 20007 Telephone: (202) 295-4500	LARRY C. TOMLIN, ESQ. SmithAmundsen LLC 201 North Illinois Street, Suite 1400 Capital Center, South Tower Indianapolis, Indiana 46204-4212 Telephone: (317) 464-4100

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable following the effectiveness of this Registration Statement and upon completion of the merger described in this Registration Statement.

If the securities being registered on this Form are being offered in connection with formation of a holding company and there is compliance with General Instruction G, check the following box. □

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  □

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  □

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company.  See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer □	Accelerated filer ■
Non-accelerated filer □ (Do not check if a smaller reporting company)	Smaller reporting company □
Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. □

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)           □
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer          □

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.01 per share	1,185,537 shares(2)	N/A	$24,222,965(3)	$3,015.76*

(1)
Pursuant to Rule 416, this registration statement also covers an indeterminate number of additional shares of common stock of MutualFirst Financial, Inc. ("MutualFirst") as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)
Represents the estimated maximum number of shares of common stock of MutualFirst issuable upon completion of the merger described in this registration statement, in exchange for shares of the common stock of Universal Bancorp ("Universal").

(3)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), and calculated pursuant to Rule 457(f)(2) and 457(f)(3) under the Securities Act, the proposed maximum aggregate offering price of the shares of MutualFirst common stock registered hereby is equal to (A) $43,221,965, which is the book value of the estimated maximum number of shares of Universal common stock to be exchanged in the merger as of December 31, 2017, the latest practicable date prior to the filing of this registration statement, minus (B) $18,999,000, which is the estimated maximum amount of cash consideration payable by MutualFirst in the merger.

*Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effec-tive date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

UNIVERSAL BANCORP

MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

Dear Universal Bancorp Shareholder:

The boards of directors of MutualFirst Financial, Inc., which we refer to as "MutualFirst," and Universal Bancorp, which we refer to as "Universal," have each approved a merger of our two companies.  Under the merger agreement, Universal will merge with and into MutualFirst, with MutualFirst being the surviving corporation, on the terms and conditions set forth in the merger agreement. Following completion of the merger, Universal's wholly owned bank subsidiary, BloomBank, will merge with and into MutualFirst's wholly owned bank subsidiary, MutualBank, with MutualBank being the surviving bank.
If the merger is completed, each outstanding share of Universal common stock will be converted into the right to receive merger consideration equal to (i) 15.6 shares of MutualFirst common stock and (ii) $250.00 in cash, as provided in the merger agreement.  Although the number of shares of MutualFirst common stock that holders of Universal common stock will receive for the stock portion of the merger consideration is fixed, the market value of those shares will fluctuate with the market price of MutualFirst common stock and will not be known at the time Universal shareholders vote on the merger agreement.  Based on (i) the closing price of $39.55 for MutualFirst common stock on NASDAQ Stock Market, Inc. (which we refer to as the "NASDAQ") on October 3, 2017, the day prior to the public announcement of the merger agreement, the implied value of the stock component of the merger consideration per share of Universal common stock would be approximately $616.98, and, together with the $250.00 per share to be paid in cash, the total merger consideration would be approximately $866.98 per share of Universal common stock, and (ii) the closing price of $38.30 for MutualFirst's common stock on NASDAQ on January 23, 2018, the latest practicable trading day before the printing of this proxy statement/prospectus, the implied value of the stock component of the merger consideration per share of Universal common stock would be approximately $597.48 and together with the $250.00 per share to be paid in cash, the total merger consideration would be approximately $847.48 per share of Universal common stock.  The MutualFirst common stock is listed on the NASDAQ under the symbol "MFSF."  We urge you to obtain current market quotations for MutualFirst common stock.
Under the terms of the merger agreement, in the event that the average daily closing sales prices for MutualFirst common stock for a specified period prior to the closing of the merger is less than $28.24 per share and the decrease in the price of MutualFirst's common stock is more than 20% greater than the decrease in the Nasdaq Bank Index over the same period, Universal has the right to terminate the merger agreement; provided, however, MutualFirst has the option to adjust the exchange ratio to prevent the termination of merger agreement.
 As described in the accompanying proxy statement/prospectus, the completion of the merger is subject to customary conditions, including approval of the merger agreement by Universal's shareholders and the receipt of regulatory approvals.
Universal will hold a special meeting of its shareholders to vote on the merger agreement (which we sometimes refer to as the "merger agreement proposal").  Approval of the merger agreement proposal by Universal shareholders requires the affirmative vote of the holders of a majority of the outstanding shares of Universal common stock.  A failure to vote will have the same effect as voting against the merger agreement proposal.  In addition to voting on the merger agreement, at the special meeting, Universal shareholders will vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger agreement (which we sometimes refer to as the "adjournment proposal").
The Universal board of directors has carefully considered the merger and the terms of the merger agreement and believes that the completion of the merger on the terms set forth in the merger agreement is in the best interest of Universal and its shareholders. Accordingly, the Universal board of directors recommends that holders of Universal common stock vote "FOR" approval of the merger agreement proposal and "FOR" the adjournment proposal.  In considering the recommendations of the board of directors of Universal, you should be aware that the directors and executive officers of Universal have interests in the merger that are different from, or in addition to, the interests of Universal shareholders generally. See the section entitled "The Merger—Interests of Universal's Directors and Executive Officers in the Merger" beginning on page 49 of this proxy statement/prospectus.
This proxy statement/prospectus describes the special meeting, the documents related to the merger and other matters. Please carefully read this entire proxy statement/prospectus, including "Risk Factors," beginning on page 14 of this proxy statement/prospectus, for a discussion of the risks relating to the proposed merger. You also can obtain information about MutualFirst from documents that it has filed with the Securities and Exchange Commission.

Mark L. Barkley, Chairman
 Universal Bancorp

Neither the Securities and Exchange Commission nor any state securities commission or any bank regulatory agency has approved or disapproved the shares of MutualFirst stock to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus.  Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of MutualFirst or Universal, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this proxy statement/prospectus is January 25, 2018, and it is first being mailed or otherwise delivered to the shareholders of Universal on or about January 29, 2018.

UNIVERSAL BANCORP
48 North Washington Street
 Bloomfield, Indiana 47424
(812) 384-4431

NOTICE OF SPECIAL MEETING OF
UNIVERSAL BANCORP SHAREHOLDERS

Date:	February 27, 2018
Time:	3:00 p.m., local time
Place:	48 North Washington Street, Bloomfield, Indiana 47424

To Universal Bancorp Shareholders:

We are pleased to notify you of and invite you to a special meeting of shareholders of Universal Bancorp, which we refer to as "Universal."  At the special meeting, holders of Universal common stock will be asked to vote on the following matters:
•
A proposal to approve the Agreement and Plan of Merger, dated as of October 4, 2017, by and between MutualFirst Financial, Inc., which we refer to as "MutualFirst," and Universal, pursuant to which Universal will merge with and into MutualFirst (which we sometimes refer to as the "merger agreement proposal"); and

•
A proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement (which we sometimes refer to as the "adjournment proposal").

Only holders of record of Universal common stock as of the close of business on January 29, 2018 are entitled to vote at the special meeting and any adjournments or postponements of the special meeting.  Approval of the merger agreement proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Universal common stock.  The adjournment proposal will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal.  Each share of Universal common stock entitles its holder to one vote.
Universal's board of directors has unanimously approved the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Universal and its shareholders, and unanimously recommends that holders of Universal common stock vote "FOR" approval of the merger agreement proposal and "FOR" the adjournment proposal.
Your vote is very important. We cannot complete the merger unless Universal's shareholders approve the merger agreement.  To ensure your representation at the special meeting, please complete and return the enclosed proxy card. Whether or not you expect to attend the special meeting in person, please vote promptly.
Universal has concluded that under Indiana law, if the merger is completed, Universal shareholders of record who do not vote to approve the merger agreement and otherwise comply with the applicable provisions of Indiana law pertaining to dissenters' rights will be entitled to exercise dissenters' rights and obtain payment in cash of the fair value of their shares of Universal common stock by following the procedures set forth in detail in the enclosed proxy statement/prospectus. A copy of the section of the Indiana Business Corporation Law pertaining to dissenters' rights is included as Annex C to the accompanying proxy statement/prospectus.

We look forward to hearing from you.
By Order of the Board of Directors

Mark L. Barkley, Chairman
Universal Bancorp

January 29, 2018
Bloomfield, Indiana

YOUR VOTE IS VERY IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE VOTE PROMPTLY BY RETURNING THE ENCLOSED PROXY CARD.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about MutualFirst from documents filed with the Securities and Exchange Commission, or the SEC, that are not included in or delivered with this proxy statement/prospectus.  You can obtain any of the documents filed with or furnished to the SEC by MutualFirst at no cost from the SEC's website at http://www.sec.gov.   You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by contacting MutualFirst Financial, Inc., Attn: Investor Relations, 110 East Charles Street, Muncie, Indiana 47305, or by telephone at (765) 747-2883.
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of Universal's special meeting of shareholders.  This means that Universal shareholders requesting documents must do so by February 20, 2018, in order to receive them before the special meeting.
In addition, if you have questions about the merger or the special meeting, need additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Universal, at the following address:
UNIVERSAL BANCORP
Attn: William B. McNeely, President and CEO
48 North Washington Street
Bloomfield, Indiana 47424
Universal does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and accordingly does not file documents or reports with the SEC.
You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated January 25, 2018, and you should assume that the information in this proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of the date of the document that includes such information.  Neither the mailing of this proxy statement/prospectus to Universal shareholders nor the issuance by MutualFirst of shares of MutualFirst common stock in connection with the merger will create any implication to the contrary.
MutualFirst supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to MutualFirst and Universal supplied all information contained in this proxy statement/prospectus relating to Universal. Information on the websites of MutualFirst and Universal, or any subsidiary of MutualFirst or Universal, is not part of this proxy statement/prospectus or incorporated by reference herein.  You should not rely on that information in deciding how to vote.
This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.
See "Where You Can Find More Information" on page 98 and "Information About MutualFirst Financial, Inc." on page 71 for more details relating to MutualFirst, and "Information About Universal Bancorp" on page 72 for more details relating to Universal.

TABLE OF CONTENTS

Page
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING	1

SUMMARY	6

RISK FACTORS	14

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	19

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA	21

Selected Historical Consolidated Financial Data of MutualFirst	21

Selected Historical Consolidated Financial Data of Universal	23

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION	25

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA	34

THE SPECIAL MEETING	35

THE MERGER	38

General	38

Background of the Merger	38

Universal's Reasons for the Merger; Recommendation of Universal's Board of Directors	40

Opinion of Universal's Financial Advisor	42

MutualFirst's Reasons for the Merger	47

Regulatory Approvals	49

Interests of Universal's Directors and Executive Officers in the Merger	49

MutualFirst's Board of Directors and Management Following Completion of the Mergers	51

Method of Effecting the Acquisition	51

Effective Time	51

Accounting Treatment	51

Dissenters' Rights of Universal Shareholders	52

MutualFirst's Dividend Policy	54

No Fractional Shares	54

Share Matters	54

Public Trading Markets	54

THE MERGER AGREEMENT	55

The Merger	55

Merger Consideration	55

Effective Time and Completion of the Merger	55

Conversion of Shares; Exchange Procedures	56

Letter of Transmittal and Instructions	56

Representations and Warranties	57

Conduct of Business Pending the Merger	59

Employee Benefit Matters	61

Indemnification and Continuance of Director and Officer Liability Coverage	62

Shareholder Meeting and Recommendation of Universal's Boards of Directors	62

Agreement Not to Solicit Other Offers	63

Conditions to Complete the Merger	63

Termination of the Merger Agreement	64

Effect of Termination	65

Termination Fee	66

Expenses	66

Amendment, Waiver and Extension of the Merger Agreement	66

Voting Agreements	66

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER	67

Treatment of the Merger as a "Reorganization"	68

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders	68

Potential Recharacterization of Gain as a Dividend	69

Receipt of Cash in Lieu of a Fractional Share of MutualFirst Stock	70

Dissenting Shareholders	70

Net Investment Income Tax	70

Backup Withholding	70

Information Reporting	71

INFORMATION ABOUT MUTUALFIRST FINANCIAL	71

INFORMATION ABOUT UNIVERSAL BANCORP	72

UNIVERSAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	73

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF UNIVERSAL	87

COMPARATIVE MARKET PRICES AND DIVIDENDS ON COMMON STOCK	88

DESCRIPTION OF MUTUALFIRST'S CAPITAL STOCK	89

General	89

Common Stock	89

Preferred Stock	89

Other Anti-Takeover Provisions	89

COMPARISON OF SHAREHOLDER RIGHTS	90

LEGAL MATTERS	98

EXPERTS	98

WHERE YOU CAN FIND MORE INFORMATION	98

INDEX TO UNIVERSAL FINANCIAL STATEMENTS	100

A	Agreement and Plan of Merger, dated as of October 4, 2017, by and between MutualFirst Financial, Inc. and Universal Bancorp
B	Opinion of Universal Bancorp's Financial Advisor
C	Chapter 23-1-44 of the Indiana Business Corporation Law

v

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING
The following are questions that you may have about the merger and the special meeting of Universal shareholders, and brief answers to those questions. We urge you to read carefully the entire proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the special meeting.  Additional important information is contained in the documents incorporated by reference into this proxy statement/prospectus.  See "Where You Can Find More Information."
Unless the context otherwise requires, throughout this proxy statement/prospectus, "MutualFirst" refers to MutualFirst Financial, Inc.,  "Universal" refers to Universal Bancorp and "we," "us" and "our" refers collectively to MutualFirst and Universal.

Q:	What is the merger?

A:
MutualFirst and Universal have entered into an Agreement and Plan of Merger, dated as of October 4, 2017 (which we refer to as the "merger agreement"), pursuant to which Universal will merge with and into MutualFirst, with MutualFirst continuing as the surviving corporation (we refer to this transaction as the "merger").  Immediately following completion of the merger, Universal's wholly owned subsidiary bank, BloomBank, will merge with and into MutualFirst's wholly owned subsidiary bank, MutualBank, with MutualBank continuing as the surviving bank (we refer to this transaction as the "bank merger").  The merger and bank merger are sometimes collectively referred to herein as the "mergers."  A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

Q:	Why am I receiving this proxy statement/prospectus?

A:
We are delivering this document to you because you are a shareholder of Universal and this document is a proxy statement being used by Universal's board of directors to solicit proxies of its shareholders in connection with approval of the merger agreement (which we sometimes refer to as the "merger agreement proposal").  This document is also a prospectus that is being delivered to Universal shareholders because MutualFirst is offering shares of its common stock to Universal shareholders in connection with the merger.

The merger cannot be completed unless the holders of Universal common stock approve the merger agreement proposal by the affirmative vote of the holders of a majority of the outstanding shares of Universal common stock.

Q:	In addition to the merger agreement proposal, what else are Universal shareholders being asked to vote on?

A:
Universal is soliciting proxies from holders of its common stock with respect to one additional proposal. This additional proposal is to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger agreement proposal (which we sometimes refer to as the "adjournment proposal"). Completion of the merger is not conditioned upon approval of the adjournment proposal.

Q:	What will Universal shareholders receive in the merger?

A:
If the merger is completed, each outstanding share of Universal common stock will be converted into the right to receive merger consideration equal to (i) 15.6 shares of MutualFirst common stock and (ii) $250.00 in cash, as provided in the merger agreement.  MutualFirst will not issue any fractional shares of MutualFirst common stock in the merger. Universal shareholders who would otherwise be entitled to a fractional share of MutualFirst common stock upon completion of the merger will instead receive an amount in cash equal to the fractional share interest (rounded to the nearest ten thousandth) multiplied by the average of the last reported closing prices per share of MutualFirst common stock as reported on NASDAQ for the twenty consecutive trading days ending on the tenth calendar day immediately preceding the day on which the merger is completed, or if such calendar day is not a trading day on the NASDAQ, the trading day immediately preceding such calendar day (which we refer to as the "average MutualFirst common stock price").

Although the number of shares of MutualFirst common stock that holders of Universal common stock will receive for the stock portion of the merger consideration is fixed, the market value of those shares will fluctuate with the market price of MutualFirst common stock and will not be known at the time Universal Shareholders vote on the merger agreement.  We urge you to obtain current market quotations for MutualFirst common stock. (NASDAQ: trading symbol "MFSF")

For further information, see "The Merger Agreement—Merger Consideration."

Q:	How does Universal's board of directors recommend that I vote at the special meeting?

A:
After careful consideration, Universal's board of directors unanimously recommends that holders of Universal common stock vote "FOR" the merger agreement proposal and "FOR" the adjournment proposal.  For a more complete description of Universal's reasons for the merger and the recommendations of the Universal board of directors, see "The Merger—Universal's Reasons for the Merger; Recommendation of Universal's Board of Directors" beginning on page 40.

Each of the directors of Universal has entered into a voting agreement with MutualFirst pursuant to which each of them has agreed to vote his or her shares of Universal common stock beneficially owned in favor of the merger agreement.  For more information regarding the voting agreements, see "The Merger Agreement—Voting Agreements" beginning on page 66.

Q:	When and where is the special meeting?

A:	The special meeting will be held at 48 North Washington Street, Bloomfield, Indiana 47424, on February 27, 2018, at 3:00 p.m., local time.

Q:	What do I need to do now?

A:
After you have carefully read this proxy statement/prospectus and have decided how you wish your shares to be voted, please complete, sign, and date your proxy card and mail it in the enclosed postage-paid return envelope as soon as possible.  Please vote by proxy even if you plan to attend the special meeting.  If you hold your Universal shares through a bank, broker or other nominee (commonly referred to as held in "street name"), you must direct your bank, broker or other nominee to vote in accordance with the instructions you have received from them.

Q:	If my shares are held in street name with a bank, broker or other nominee, will my bank, broker or other nominee vote my shares for me?

A:	No. Without instructions from you, your bank, broker or other nominee will not be able to vote your shares. This will have the same effect as voting against approval of the merger agreement proposal.

Q:	Who is entitled to vote?

A:
Holders of record of Universal common stock at the close of business on January 29, 2018, which is the date that the Universal board of directors has fixed as the record date for the special meeting, are entitled to vote at the special meeting.

Q:	What constitutes a quorum?

A:
The presence at the special meeting, in person or by proxy, of the holders of a majority of the total outstanding shares of Universal common stock will constitute a quorum for the transaction of business on the merger agreement proposal and the adjournment proposal.  Abstentions and broker non-votes will be treated as shares that are present at the meeting for the purpose of determining the presence of a quorum.

Q:	What is the vote required to approve each proposal at the special meeting?

A:
Merger agreement proposal:  To approve the merger agreement proposal, a majority of the shares of Universal common stock entitled to vote thereon must be voted in favor of such proposal.  If you mark "ABSTAIN" on your proxy or fail to submit a proxy and fail to vote in person at the special meeting, it will have the same effect as a vote "AGAINST" the merger agreement proposal.

Adjournment proposal:  The adjournment proposal will be approved if the votes cast in favor of such proposal at the special meeting exceed the votes cast in opposition to such proposal.  If you mark "ABSTAIN" on your proxy or fail to submit a proxy and fail to vote in person at the special meeting, it will have no effect on the adjournment proposal.

As stated above, our directors, who collectively own or have the power to vote 23,580 shares, or 31.0% of the issued and outstanding shares of Universal common stock, have entered into voting agreements pursuant to which they have agreed to vote their stock in favor of the merger and the merger agreement proposal.

Q:	Why is my vote important?

A:
If you do not vote by proxy or attend the special meeting in person, it will be more difficult for Universal to obtain the quorum required to transact business at the special meeting.In addition, the failure of a holder of Universal common stock to submit a proxy or vote in person at the special meeting, as well as an abstention, will have the same effect as a vote "AGAINST" the merger agreement proposal at the special meeting. The merger agreement must be approved by the affirmative vote of the holders of a majority of the shares of Universal common stock entitled to vote on the merger agreement proposal.

Q:	Can I attend the special meeting and vote my shares in person?

A:
Yes. All shareholders of Universal are invited to attend the special meeting.  A shareholder who holds shares in "street name" through a broker, bank, trustee or other nominee (referred to in this proxy statement/prospectus as a "beneficial owner") who desires to attend the special meeting in person must bring proof of beneficial ownership as of the record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner's shares, a brokerage account statement or the voting instruction form provided by the broker.

Holders of Universal common stock can vote in person at the special meeting.  If you wish to vote in person at the special meeting and you are a shareholder of record, you should bring the enclosed proxy card and proof of identity.  A person who holds his or her shares in street name must have a validly executed proxy entitling such person to vote on behalf of a record owner of Universal shares in order to vote at the special meeting.  At the appropriate time during the special meeting, the shareholders present will be asked whether anyone wishes to vote in person. You should raise your hand at this time to receive a ballot to record your vote. Even if you plan to attend the special meeting, we encourage you to vote by proxy to save us the expense of further proxy solicitation efforts.

Q:	Can I change my proxy or voting instructions?

A:
Yes. If you are a holder of record of Universal common stock you may revoke your proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation to Universal's Corporate Secretary or (3) attending the Universal special meeting in person and voting by ballot at the special meeting.  Attendance at the special meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by Universal after the vote is taken at the special meeting will not affect your previously submitted proxy. The mailing address for Universal's Corporate Secretary is: Universal Bancorp, Attention: Corporate Secretary, 48 North Washington Street, Bloomfield, Indiana 47424.

Q:	Will Universal be required to submit the proposal to approve the merger agreement to its shareholders even if Universal's board of directors has withdrawn or modified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the special meeting, Universal is required to submit the proposal to approve the merger agreement to its shareholders even if Universal's board of directors has withdrawn or modified its recommendation.

Q:	What are the U.S. federal income tax consequences of the merger to Universal shareholders?

A:
The merger is intended to qualify as a tax-deferred "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the "Code"). Assuming the mergers qualify as a reorganization, a U.S. holder of Universal common stock will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the MutualFirst common stock (determined as of the effective time of the merger) and cash received by such U.S. holder of Universal common stock in the merger exceeds such U.S. holder's adjusted tax basis in the holder's Universal common stock surrendered and (ii) the amount of cash received by such U.S. holder of Universal common stock (in each case excluding any cash received in lieu of fractional shares of MutualFirst common stock, with the gain or loss on such fractional share determined separately, as discussed below under "Material U.S. Federal Income Tax Consequences of the Merger—Receipt of Cash in Lieu of a Fractional Share of MutualFirst Stock").  Gain or loss is determined separately with respect to each block of Universal common stock, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares in the merger.

It is a condition to the completion of the merger that MutualFirst and Universal receive written opinions from their respective legal counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

All holders of Universal common stock should consult their own independent tax advisors regarding the particular tax consequences of the merger to them, including the applicability and effect of U.S. federal, state, local, foreign, and other tax laws.

Q:	Are holders of Universal common stock entitled to dissenters' rights?

A:
Yes. Indiana law provides you with dissenters' rights in the merger. This means that you are legally entitled to receive payment in cash of the fair value of your shares, excluding any appreciation in value that results from the merger. To maintain your dissenters' rights you must (i) deliver written notice of your intent to demand payment for your shares to Universal before the special meeting of Universal shareholders or at the special meeting but before the vote is taken and (ii) not vote in favor of the merger. Notices should be addressed to Universal's Secretary and sent to 48 North Washington Street, Bloomfield, Indiana 47424. Your failure to follow exactly the procedures specified under Indiana law will result in the loss of your dissenters' rights. A copy of the section of the Indiana Business Corporation Law (which we refer to as the "IBCL") pertaining to dissenters' rights is provided as Annex C to this document.  See "The Merger—Dissenters' Rights of Universal Shareholders."

Q:	If I am a holder of Universal common stock in certificated form, should I send in my Universal common stock certificates now?

A:
No. Please do not send in your Universal common stock certificates with your proxy. After completion of the merger, the exchange agent will send you instructions for exchanging certificates for Universal common stock for the merger consideration.  See "The Merger Agreement—Conversion of Shares; Exchange Procedures."

Q:	What should I do if I hold my shares of Universal common stock in book-entry form?

A:
You are not required to take any special additional actions if your shares of Universal common stock are held in book-entry form. After the completion of the merger, the exchange agent will send you instructions for exchanging your shares for the merger consideration.   See "The Merger Agreement—Conversion of Shares; Exchange Procedures."

Q:	Whom may I contact if I cannot locate my Universal common stock certificate(s)?

A:	If you are unable to locate your original Universal common stock certificate(s), you should contact William B. McNeely, Universal's President and Chief Executive Officer, at (812) 384-4431.

Q:	What should I do if I receive more than one set of voting materials?

A:
Universal shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you are a holder of record of Universal common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of Universal common stock that you own.

Q:	When do you expect to complete the merger?

A:
MutualFirst and Universal expect to complete the merger during the quarter ending March 31, 2018 once all of the conditions to the merger are fulfilled. However, neither MutualFirst nor Universal can assure you of when or if the merger will be completed. We must first obtain the approval by Universal shareholders of the merger agreement, obtain necessary regulatory approvals and satisfy certain other closing conditions.

Q:	What happens if the merger is not completed?

A:
If the merger is not completed, holders of Universal common stock will not receive any consideration for their shares in connection with the merger. Instead, Universal will remain an independent company.  In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by Universal to MutualFirst. See "The Merger Agreement—Termination Fee" beginning on page 66 for a complete discussion of the circumstances under which a termination fee will be payable.

Q:	Are there any risks in the merger that I should consider?

A:	Yes. There are risks associated with all mergers, including this merger. These risks are discussed in more detail in "Risk Factors" beginning on page 14.

Q:	Whom should I call with questions?

A:
If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Universal common stock, please contact William B. McNeely, Universal's President and Chief Executive Officer, at (812) 384-4431.

SUMMARY
This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire document, including the annexes, and the other documents to which this document refers to fully understand the merger and the related transactions. A list of the documents incorporated by reference appears on page 98 under "Where You Can Find More Information."
The Merger and the Merger Agreement (pages 38 and 55)
The terms and conditions of the merger are contained in the merger agreement, which is attached to this proxy statement/prospectus as Annex A. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.
In the merger, Universal will merge with and into MutualFirst, with MutualFirst as the surviving entity after the merger.  As a result of this merger, each outstanding share of Universal common stock (other than dissenting and treasury shares) will be converted into the right to receive the merger consideration described below.
Immediately following the merger, Universal's wholly owned bank subsidiary, BloomBank, will merge with and into MutualFirst's wholly owned bank subsidiary, MutualBank, with MutualBank as the surviving entity after the bank merger.  As a result of the mergers, Universal and BloomBank will cease to exist as separate entities.
In the Merger, Holders of Universal Common Stock Will Receive Shares of MutualFirst Common Stock and Cash (page 55)
If the merger is completed, each outstanding share of Universal common stock will be converted into the right to receive merger consideration equal to (i) 15.6 shares of MutualFirst common stock and (ii) $250.00 in cash, as provided in the merger agreement.  MutualFirst will not issue any fractional shares of MutualFirst common stock in the merger. Universal shareholders who would otherwise be entitled to a fractional share of MutualFirst common stock upon completion of the merger will instead receive an amount in cash equal to the fractional share interest (rounded to the nearest ten thousandth) multiplied by the average the average MutualFirst common stock price, which is equal to the last reported closing prices per share of MutualFirst common stock as reported on NASDAQ for the twenty trading days ending on the tenth calendar day immediately preceding the day on which the merger is completed, or if such calendar day is not a trading day on the NASDAQ, the trading day immediately preceding such calendar day.
Although the number of shares of MutualFirst common stock that holders of Universal common stock will receive for the stock portion of the merger consideration is fixed, the market value of those shares will fluctuate from the closing price of MutualFirst common stock on the date MutualFirst and Universal announced the merger, on the date that this proxy statement/prospectus is mailed to Universal shareholders, on the date of the Universal special meeting and on the date the merger is completed and thereafter; however there will not be any adjustment to the merger consideration for changes in the market price of shares of MutualFirst common stock.  Universal is not generally permitted to terminate the merger agreement or re-solicit the vote of Universal shareholders solely because of changes in the market prices of MutualFirst's common stock.  Though Universal may terminate the merger agreement in certain limited circumstances involving a decrease in the trading price of MutualFirst's common stock, if (i) the average closing price of MutualFirst common stock during a specified period prior to closing is less than $28.24 and (y) MutualFirst's common stock underperforms the Nasdaq Bank Index by more than 20%, unless MutualFirst elects to make a compensating adjustment to the exchange ratio. Other than a possible compensating adjustment by MutualFirst to the exchange ratio under these circumstances, the parties do not expect that any adjustment will be made to the exchange ratio based on changes in the stock price of either company.  We urge you to obtain current market quotations for MutualFirst common stock. (NASDAQ: trading symbol "MFSF").
MutualFirst's common stock is listed on the NASDAQ under the symbol "MFSF".  Universal's common stock is not listed on an exchange or quoted on any automated services, and there is no established trading market for shares of Universal common stock.  The following table shows the closing sale prices of MutualFirst common stock as reported on NASDAQ on, and the last known sales prices of Universal common stock as of, October 3,

2017, the day prior to the public announcement of the merger agreement, and January 23, 2018, the last practicable trading day before the printing of this proxy statement/prospectus. This table also shows the implied value of the merger consideration payable for each share of Universal common stock, calculated by multiplying the closing price of MutualFirst common stock on those dates by the exchange ratio of 15.6 for the stock portion of the merger consideration, and adding to that amount $250.00 for the cash portion of the merger consideration.

Date	MutualFirst Closing Price	Universal Common Stock Sales Price	Implied Value of Merger Consideration for One Share of Universal Common Stock

October 3, 2017	$ 39.55	$ 300.00 (1)	$866.98
January 23, 2018	$ 38.30	$ 300.00 (1)	$ 847.48

(1)          The last known sale of Universal common stock occurred on June 29, 2016.

Universal Will Hold a Special Meeting of Shareholders on February 27, 2018 (page 35)
A special meeting of Universal's shareholders will be held on February 27, 2018, at 3:00 p.m., local time, at 48 North Washington Street, Bloomfield, Indiana 47424.  At the special meeting, holders of Universal common stock will be asked to vote on the following matters:

•	the merger agreement proposal; and
•	the adjournment proposal.
Only holders of record of Universal common stock at the close of business on January 29, 2018 will be entitled to vote at the special meeting. Each share of Universal common stock is entitled to one vote on the merger agreement proposal and the adjournment proposal.  As of the record date, there were 75,996 shares of Universal common stock entitled to vote at the special meeting.  As of the record date, Universal's directors and executive officers and their affiliates were entitled to vote approximately 23,580 shares of Universal's common stock, or approximately 31.0% of the total outstanding shares of Universal common stock.
Concurrent with the execution of the merger agreement, each Universal director entered into a voting agreement with MutualFirst under which they have agreed, among other things, (i) to vote their shares in favor of the merger agreement proposal, and (ii) subject to limited exceptions, not to sell or otherwise dispose of shares of Universal common stock beneficially owned as of the date of such voting agreement until after the approval of the merger agreement by the shareholders of Universal.  For additional information regarding the voting agreement, see "The Merger Agreement—Voting Agreements."
To approve the merger agreement proposal, a majority of the shares of Universal common stock must be voted in favor of such proposal.  The adjournment proposal will be approved if the votes cast by holders of Universal common stock in favor of such proposal exceed the votes cast in opposition to such proposal.  If you mark "ABSTAIN" on your proxy, or fail to submit a proxy and fail to vote in person at the special meeting, it will have the same effect as a vote "AGAINST" the merger agreement proposal.  If you mark "ABSTAIN" on your proxy, or fail to submit a proxy and fail to vote in person at the special meeting, it will have no effect on the adjournment proposal.

Universal's Board of Directors Unanimously Recommends that Universal Shareholders Vote "FOR" the Approval of the Merger Agreement Proposal and the Adjournment Proposal (page 40).
After careful consideration, Universal's board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the mergers, are advisable and in the best interests of Universal and its shareholders and has unanimously approved the merger agreement. Universal's board of directors unanimously recommends that holders of Universal common stock vote "FOR" the approval of the merger agreement proposal and "FOR" approval of the adjournment proposal.  For the factors considered by Universal's board of directors in reaching its decision to approve the merger agreement, see "The Merger—Universal's Reasons for the Merger; Recommendation of Universal's Board of Directors."
Opinion of Universal's Financial Advisor (page 42 and Annex B])
In connection with its consideration of the merger, on October 4, 2017, the Universal board of directors received from Boenning & Scattergood, Inc. (which we refer to as "Boenning & Scattergood"), its oral opinion, which opinion was confirmed by delivery of a written opinion, dated October 4, 2017, to the effect that, as of such date and based upon and subject to the various factors, assumptions and limitations set forth in its opinion, the merger consideration was fair, from a financial point of view, to the holders of Universal common stock.  The full text of Boenning & Scattergood's written opinion is attached as Annex B to this proxy statement/prospectus. You should read the entire opinion for a discussion of, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Boenning & Scattergood in rendering its opinion. Boenning & Scattergood's written opinion is addressed to the Universal board of directors, is directed only to the merger consideration and does not constitute a recommendation to any Universal shareholder as to how a shareholder should vote with respect to the merger or any other matter.
Material U.S. Federal Income Tax Consequences of the Merger (page 67)
The mergers are intended to qualify as a tax-deferred "reorganization" within the meaning of Section 368(a) of the Code.  Assuming the mergers qualify as a reorganization, a U.S. holder of Universal common stock generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the MutualFirst common stock (determined as of the effective time of the merger) and cash received by such U.S. holder of Universal common stock in the merger exceeds such U.S. holder's adjusted tax basis in its Universal common stock surrendered and (ii) the amount of cash received by such U.S. holder of Universal common stock (excluding any cash received in lieu of fractional shares of MutualFirst common stock, with the gain or loss on such fractional share determined separately, as discussed under "Material U.S. Federal Income Tax Consequences of the Merger—Receipt of Cash in Lieu of a Fractional Share of MutualFirst Stock").  Gain or loss is determined separately with respect to each block of Universal common stock, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares in the merger.
It is a condition to the completion of the merger that MutualFirst and Universal receive written opinions from their respective legal counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.
For further information, see "Material U.S. Federal Income Tax Consequences of the Merger."
The U.S. federal income tax consequences described above may not apply to all holders of Universal common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.
Following the merger, you will be entitled to receive any dividends that MutualFirst pays on its common stock (page 54).

After the merger, you will receive dividends, if any, that MutualFirst pays on its common stock. During the first three quarters of 2017, MutualFirst paid quarterly cash dividends of $0.16 per share. During the fourth quarter of 2017, MutualFirst paid a quarterly cash dividend of $0.18 per share.

Holders of Universal Common Stock Have Dissenters' Rights in Connection with the Merger (page 52)
Universal shareholders may dissent from the merger and, upon complying with the requirements of Indiana law, receive cash in the amount of the fair value of their shares instead of the merger consideration specified in the merger agreement. A copy of the section of the IBCL pertaining to dissenters' rights is attached as Annex C to this proxy statement/prospectus. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights.
The exercise of dissenters' rights by holders of Universal common stock will result in the recognition of gain or loss, as the case may be, for federal income tax purposes.
Universal's Executive Officers and Directors Have Interests in the Merger that Differ from Your Interests (page 49)
Executive officers of Universal negotiated the terms of the merger agreement with MutualFirst, and Universal's board of directors unanimously approved and recommended that Universal shareholders vote to approve the merger agreement.  Universal shareholders should be aware that Universal's directors and executive officers have interests in the merger and arrangements that are different from, or in addition to, those of Universal shareholders generally. Universal's board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that Universal shareholders vote in favor of approving the merger agreement. These interests include the following:
•	Payments to William B. McNeely, President and Chief Executive Officer of BloomBank, pursuant to his Retention Bonus Agreement and his Longevity (Phantom Stock) Incentive Agreement with Universal;
•
Payments to Chad M. Riddle, Executive Vice President of BloomBank, D. Scott Robinson, Executive Vice President of BloomBank, and Gregory L. Hartz, Executive Vice President and Senior Lender of BloomBank, pursuant to their Retention Bonus Agreements with Universal;

•	Five Universal officers have entered into employment agreements with MutualFirst and MutualBank. The employment agreements are each for a two-year period from the effective time of the merger;
•	Two directors of Universal will be added to the MutualFirst board;
•	Continued indemnification and liability insurance coverage following the merger for Universal's directors and officers; and
•
Each director has entered into a voting agreement in favor of MutualFirst agreeing to vote his or her Universal common stock for approval of the merger agreement and approval of the adjournment proposal.

For a more complete description of these interests, see "The Merger—Interests of Universal's Directors and Executive Officers in the Merger."
Regulatory Approvals (page 49)
In order to complete the merger, MutualFirst and Universal must first obtain all regulatory approvals, consents or waivers required in connection with the merger and the bank merger.  Accordingly, the parties must obtain the approval of or waiver by the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve Board, the Indiana Department of Financial Institutions, which we refer to as the Indiana DFI and the Federal Deposit Insurance Corporation, which we refer to as the FDIC.  The U.S. Department of Justice may also review the impact of the mergers on competition.  Applications with the FDIC and the Indiana DFI were filed on November 17, 2017. A waiver request was submitted to the Federal Reserve Board on November 29, 2017 and approved on December 6, 2017.

There can be no assurance as to whether all regulatory approvals will be obtained or as to the dates of the approvals. There also can be no assurance that the regulatory approvals received will not contain a condition or requirement that results in a failure to satisfy the conditions to closing set forth in the merger agreement.  See "The Merger Agreement—Conditions to Complete the Merger."
Conditions that Must be Satisfied or Waived for the Merger to Occur (page 63)
In addition to the regulatory approvals, the consummation of the merger depends on a number of conditions being met, including, among others:
•	approval of the merger agreement by the holders of a majority of all outstanding Universal common stock;
•	authorization of the MutualFirst common stock to be issued in the merger for listing on NASDAQ;
•	the effectiveness of a registration statement on Form S-4 with the SEC in connection with the issuance of MutualFirst common stock in the merger;
•	absence of any order, injunction, decree or law preventing or making illegal completion of the merger or the bank merger;
•	receipt by each party of an opinion from such party's tax counsel that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes;
•	accuracy of the representations and warranties of Universal and MutualFirst, subject to the standards set forth in the closing conditions of the merger agreement;
•	performance in all material respects by Universal and MutualFirst of all obligations required to be performed by either of them under the merger agreement;
•	dissenting shares shall be less than 10% of the issued and outstanding Universal common stock; and
•	receipt of certain third-party consents by Universal.
Where the law permits, either MutualFirst or Universal could elect to waive a condition to its obligation to complete the merger although that condition has not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived or that the merger will be completed.
In addition, after Universal's shareholders have adopted the merger agreement, we may not amend the merger agreement to reduce the amount or change the form of consideration to be received by Universal shareholders in the merger without the approval of Universal shareholders as required by law.
We expect to complete the merger during the quarter ending March 31, 2018.  No assurance can be given, however, as to when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.
Non-Solicitation (page 63)
Universal has agreed that it generally will not solicit or encourage any inquiries or proposals regarding other acquisition proposals by third parties.  Universal may respond to an unsolicited proposal if the board of directors of Universal determines in good faith that the proposal constitutes or is reasonably likely to result in a transaction that is more favorable from a financial point of view to Universal's shareholders than the merger and that the board's failure to respond would result in a violation of its fiduciary duties.  Universal must promptly notify MutualFirst if it receives any other acquisition proposals.

Termination of the Merger Agreement (page 64)

Universal and MutualFirst, by mutual consent, can terminate the merger any time prior to completion, even if the shareholders of Universal have voted to approve the merger agreement. Also, either party can decide, without the consent of the other, to terminate the merger in a number of other situations, including:
•
if any governmental entity that must grant a required regulatory approval of the merger or the bank merger has denied such approval and such denial has become final and nonappealable, unless the denial is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of that party set forth in the merger agreement;

•
if any governmental entity of competent jurisdiction has issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger;

•
failure to complete the merger by June 30, 2018, unless the failure of the closing to occur by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants or agreements of that party;

•
if the other party has breached any of its covenants, agreements, representations or warranties contained in the merger agreement based on the closing condition standards set forth in the merger agreement, and the party seeking to terminate is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, and the breach is not cured within twenty (20) days following written notice to the party committing the breach, or which breach, by its nature, cannot be cured within such twenty (20) day period; and

•
if the approval of the merger agreement by Universal's shareholders is not obtained by reason of the failure to obtain the vote required at the Universal special meeting, except this right may not be exercised by Universal if Universal or its board of directors has committed an act that would entitle MutualFirst to terminate the merger agreement and receive the termination fee specified in the merger agreement.

MutualFirst, without the consent of Universal, can terminate:
•
if the board of directors of Universal fails to recommend to its shareholders the approval of the merger agreement, or adversely changes, or publicly announces its intention to adversely change its recommendation; or

•
if Universal materially breaches any of its obligations relating to third-party acquisition proposals, or Universal refuses to call or hold a meeting of Universal shareholders to vote on the merger agreement proposal (unless the merger agreement is terminated prior to such special meeting in accordance with the terms of the merger agreement).

Universal, without the consent of MutualFirst, can terminate:
•
prior to obtaining shareholder approval in order to enter into an agreement relating to a superior proposal; provided, however, that Universal has not materially breached the merger agreement provisions outlined in "The Merger Agreement—Agreement Not to Solicit Other Offers" on page 63; or

•
if the average closing price of MutualFirst common stock over the prior 20 trading days is less than $28.24 during the three day period following the 10th calendar day immediately prior to the effective time of the merger and if MutualFirst's common stock underperforms the Nasdaq Bank Index by more than 20%, unless MutualFirst elects to make a compensating adjustment to the exchange ratio.

Termination Fee (page 65)
Under some circumstances, Universal will be required to pay a termination fee to MutualFirst if the merger agreement is terminated.  Set forth below are the termination events that would result in Universal being obligated to pay MutualFirst a $2.5 million termination fee:
•
a termination by MutualFirst based on (i) the board of directors of Universal either failing to continue its recommendation that the Universal shareholders approve the merger agreement proposal or adversely changing such recommendation, (ii) Universal materially breaching the provisions of the merger agreement relating to third party acquisition proposals, or (iii) Universal failing to call or hold a meeting of Universal shareholders to vote on the merger agreement proposal;

•
a termination by Universal prior to it obtaining shareholder approval of the merger agreement in order to enter into an agreement with a third party with respect to an unsolicited superior acquisition proposal; or

•
a termination by either MutualFirst or Universal as a result of the failure of Universal's shareholders to approve the merger agreement if, prior to such termination, there is publicly announced a proposal for a tender or exchange offer, for a merger or consolidation or other business combination involving Universal or BloomBank or for the acquisition of a majority of the voting power in, or a majority of the fair market value of the business, assets or deposits of, Universal or BloomBank and, within one year of the termination, Universal or BloomBank either enters into a definitive agreement with respect to that type of transaction or consummates that type of transaction.

In the event MutualFirst terminates the merger agreement as a result of a willful and material breach by Universal of the provisions of the merger agreement relating to third party acquisition proposals, MutualFirst is not required to accept the termination fee from Universal and may pursue alternate relief against Universal.
The Rights of Universal Shareholders Will Change as a Result of the Merger (page 90)
The rights of holders of Universal common stock will change as a result of the merger due to differences in MutualFirst's and Universal's governing documents. The rights of holders of Universal common stock are governed by Indiana law and Universal's articles of incorporation and bylaws as amended to date, and those of MutualFirst's shareholders are governed by Maryland law and by MutualFirst's articles of incorporation and bylaws as amended to date. Upon completion of the merger, holders of Universal common stock will become shareholders of MutualFirst, as the continuing legal entity in the merger, and their rights will be governed by Maryland law and by MutualFirst's articles of incorporation and bylaws.
See "Comparison of Shareholder Rights" for a description of the material differences in shareholder rights under each of the MutualFirst and Universal governing documents.
Information About the Companies (pages 71 and 72)
MutualFirst Financial, Inc.
MutualFirst is the parent company of MutualBank, an Indiana-based financial institution first organized in 1889. MutualBank has 27 full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph, Wabash and Allen Counties in Indiana.  MutualBank also has trust offices in Fishers and Crawfordsville, Indiana and a loan origination office in New Buffalo, Michigan. MutualBank has a subsidiary, Summit Mortgage, Inc., that operates a mortgage banking firm in Fort Wayne, Indiana.  MutualWealth and MutualFinancial Investment Services are the wealth management and brokerage divisions of MutualBank that provide a range of fee-based financial services, including trust, investment, insurance, broker advisory, retirement plan and private banking services, in its market areas.  As of September 30, 2017, MutualFirst had consolidated assets of $1.6 billion, loans of $1.2 billion, deposits of $1.2 billion, and shareholders' equity of $150.2 million.
MutualFirst regularly evaluates opportunities to expand through acquisitions and conducts due diligence activities in connection with such opportunities. As a result, acquisition discussions and, in some cases, negotiations may take place at any time, and acquisitions involving cash or debt or equity securities may occur.

MutualFirst's executive offices are located at 110 E. Charles Street, Muncie, Indiana 47305-2400.  MutualFirst's common stock is traded on the NASDAQ under the symbol "MFSF."
Additional information about MutualFirst and its subsidiaries is contained under "Information About MutualFirst Financial" and is included in documents incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information."
Universal Bancorp
Universal is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and the parent company of BloomBank.  BloomBank is a state-chartered Indiana bank headquartered in Bloomfield, Indiana.  BloomBank maintains 13 locations for the convenience of customers in Greene, Hamilton, Jackson, Johnson, Lawrence and Monroe Counties in Indiana. BloomBank provides a wide range of financial services to individuals within its market area, including deposit accounts, secured and unsecured loans, residential mortgage originations, checking, savings and money market accounts, and time deposits. BloomBank also offers financing for commercial and industrial projects, income producing commercial real estate, owner-occupied real estate and construction and development for commercial customers.  As of September 30, 2017, Universal had, on a consolidated basis, assets of $402.7 million, loans of $268.7 million, deposits of $322.4 million, and shareholders' equity of $44.5 million.
Universal's principal office is located at 48 North Washington Street, Bloomfield, Indiana 47424, and its telephone number is (800) 319-6110. Universal's common stock is not listed or traded on any established securities exchange or quotation system.
For additional information about Universal see "Information About Universal Bancorp."
Universal Shareholders Should Wait to Surrender Their Stock Certificates Until After the Merger
To receive your merger consideration, you will need to surrender your Universal common stock certificates. If the merger is completed, the exchange agent appointed by MutualFirst will send you written instructions for exchanging your stock certificates. The exchange agent will be Continental Stock Transfer & Trust Company, MutualFirst's stock transfer agent, or an unrelated bank or trust company reasonably acceptable to Universal.
Please do not send in your stock certificates until you receive these instructions.
Risk Factors (page 14)
You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote on the proposals presented in this proxy statement/prospectus. In particular, you should consider the factors under "Risk Factors."

RISK FACTORS
In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section "Cautionary Statement Regarding Forward-Looking Statements," you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also read and consider the risks associated with the business of MutualFirst because these risks will relate to the combined company. Descriptions of some of these risks can be found in MutualFirst's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC and other reports filed by MutualFirst with the SEC and incorporated by reference into this proxy statement/prospectus.  See "Where You Can Find More Information."
Because the market price of MutualFirst common stock will fluctuate, holders of Universal common stock cannot be certain prior to the completion of the merger of the market value of the stock portion of the merger consideration they will receive.
The market value of the stock portion of the merger consideration to be paid to the holders of Universal common stock will vary from the closing price of MutualFirst common stock on the date MutualFirst and Universal announced the merger, on the date that this proxy statement/prospectus is mailed to Universal shareholders, on the date of the Universal special meeting and on the date the merger is completed and thereafter; however, there will not be any adjustment to the merger consideration for changes in the market price of shares of MutualFirst common stock.   Therefore, you will not know at the time of the special meeting the precise market value of the stock portion of the merger consideration you will receive upon completion of the merger.  Universal is not generally permitted to terminate the merger agreement or re-solicit the vote of Universal shareholders solely because of changes in the market prices of MutualFirst's common stock.  Though Universal may terminate the merger agreement in certain limited circumstances involving a decrease in the trading price of MutualFirst's common stock, if (i) the average closing price of MutualFirst common stock during a specified period prior to closing is less than $28.24 and (y) MutualFirst's common stock underperforms the Nasdaq Bank Index by more than 20%, unless MutualFirst elects to make a compensating adjustment to the exchange ratio. Other than a possible compensating adjustment by MutualFirst to the exchange ratio under these circumstances, the parties do not expect that any adjustment will be made to the exchange ratio based on changes in the stock price of either company.
Stock price changes may result from a variety of factors that are beyond the control of MutualFirst and Universal, including, but not limited to, general market and economic conditions, changes in our respective businesses, operations and prospects and regulatory considerations.  We urge you to obtain current market quotations for MutualFirst common stock (NASDAQ: trading symbol "MFSF"). There are no current market quotations for Universal common stock because Universal is a privately owned corporation and its common stock is not traded on any established public trading market.
The market price of MutualFirst common stock after the merger may be affected by factors different from those currently affecting the value of Universal common stock.
Upon completion of the merger, holders of Universal common stock will become holders of MutualFirst common stock. MutualFirst's business differs in important respects from that of Universal and, accordingly, the results of operations of MutualFirst and the market price of MutualFirst common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of Universal.
Universal's shareholders will have less influence as shareholders of MutualFirst than as shareholders of Universal.
Holders of Universal common stock currently have the right to vote in the election of the board of directors of Universal and on other matters affecting Universal.  Immediately following the merger, it is expected that the current shareholders of Universal as a group will hold an ownership interest of approximately 13.8% of the outstanding MutualFirst common stock. When the merger occurs, each holder of Universal common stock will become a shareholder of MutualFirst with a percentage ownership of the combined organization much smaller than such shareholder's percentage ownership of Universal.  Because of this, Universal's shareholders will have less influence on the management and policies of MutualFirst than they now have on the management and policies of Universal.

The shares of MutualFirst common stock to be received by holders of Universal common stock for the stock portion of the merger consideration will have rights different from the shares of Universal common stock.
Upon completion of the merger, holders of Universal common stock will become MutualFirst shareholders and their rights as MutualFirst shareholders will be governed by Maryland law and by MutualFirst's articles of incorporation and bylaws. The rights associated with Universal common stock, which are governed by Indiana law and Universal's articles of incorporation and bylaws, are different from the rights associated with MutualFirst common stock.  See "Comparison of Shareholder Rights" for a discussion of the different rights associated with MutualFirst common stock.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on MutualFirst following the merger.
Before the merger and the bank merger may be completed, MutualFirst and Universal must obtain approvals or waivers from the Federal Reserve Board, the Indiana DFI and the FDIC.  Other approvals, waivers or consents from regulators may also be required.  An adverse development in either party's regulatory standing or other factors could result in an inability to obtain regulatory approvals and/or waivers, or delay their receipt. Regulators may also impose conditions on the completion of the merger or the bank merger or require changes to the terms of the merger or the bank merger. While MutualFirst and Universal do not currently expect that any such conditions or changes will be imposed or required, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of MutualFirst following the merger, any of which might have an adverse effect on MutualFirst following the merger.  MutualFirst is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger impose any unduly burdensome condition upon MutualFirst.  See "The Merger—Regulatory Approvals."
Combining the two companies may be more difficult, costly or time consuming than expected, and the anticipated benefits and cost savings of the merger may not be realized.
The success of the merger, including anticipated benefits and cost savings, will depend, in part, on our ability to successfully combine the businesses of MutualFirst and Universal. To realize these anticipated benefits and cost savings, after the completion of the merger, MutualFirst expects to integrate Universal's business into its own. It is possible that the integration process could result in the loss of key employees, the disruption of each company's ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect MutualFirst's ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. If MutualFirst experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause MutualFirst and/or Universal to lose customers or cause customers to remove their accounts from MutualFirst and/or Universal and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Universal and MutualFirst during this transition period and on MutualFirst for an undetermined period after completion of the merger. In addition, the actual cost savings of the merger could be less than anticipated.
The fairness opinion obtained by Universal from its financial advisor will not reflect changes in circumstances between signing the merger agreement and the completion of merger.
Universal has not obtained an updated opinion as of the date of this proxy statement/prospectus from its financial advisor, Boenning & Scattergood. Changes in the operations and prospects of MutualFirst or Universal, general market and economic conditions and other factors which may be beyond the control of MutualFirst and Universal, and on which the fairness opinion was based, may alter the value of MutualFirst or Universal or the price of shares of MutualFirst common stock or Universal common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. The opinion will not address the fairness of the merger consideration, from a financial point of view, at the time of the Universal shareholder vote or at the time the merger is completed. For a description of the opinion that Universal received from its financial advisor, please refer to "The Merger—Opinion of Universal's Financial Advisor " For a description of the other factors considered by the boards of directors of Universal and MutualFirst in determining to approve the merger, please refer to "The Merger—Universal's Reasons for the Merger; Recommendation of Universal's Board of Directors" and "The Merger—MutualFirst's Reasons for the Merger."
Universal's directors and executive officers have interests in the merger that may differ from the interests of Universal's shareholders.
Universal's shareholders should be aware that Universal's directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Universal's shareholders generally. These interests and arrangements may create potential conflicts of interest. Universal's board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that Universal's shareholders vote in favor of approving the merger agreement.  For a more complete description of these interests, see "The Merger—Interests of Universal's Directors and Executive Officers in the Merger."
The merger agreement limits Universal's ability to pursue alternative acquisition proposals and requires Universal to pay a termination fee of $2.5 million under certain circumstances, including circumstances relating to alternative acquisition proposals.
The merger agreement generally prohibits Universal from initiating, soliciting, encouraging or knowingly facilitating certain third-party acquisition proposals. See "The Merger Agreement—Agreement Not to Solicit Other Offers."  The merger agreement also provides that Universal must pay MutualFirst a termination fee of $2.5 million if the merger agreement is terminated under certain circumstances, including Universal's failure to abide by its obligations under the merger agreement not to solicit alternative acquisition proposals. See "The Merger Agreement—Termination Fee."  These provisions might discourage a potential competing acquirer from considering or proposing an acquisition of all or a significant part of Universal or BloomBank at a greater value to Universal's shareholders than MutualFirst has offered in the merger. The payment of the termination fee could also have an adverse effect on Universal's financial condition.
Termination of the merger agreement could negatively impact Universal regardless of whether the $2.5 million termination fee is payable.
If the merger agreement is terminated, there may be various negative consequences for Universal regardless of whether the $2.5 million termination fee is payable. For example, Universal's business may be impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the value of Universal's common stock could decline to the extent current values reflect an assumption that the merger will be completed.
Universal will be subject to business uncertainties and contractual restrictions while the merger is pending.
MutualFirst and Universal have operated independently and, until the completion of the merger, will continue to operate independently.  Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Universal and consequently on MutualFirst. These uncertainties may impair Universal's ability to attract, retain or motivate key personnel until the merger is consummated, and could cause customers and others that deal with Universal to seek to change existing business relationships with Universal.  Retention of certain employees may be challenging during the pendency of the merger as certain employees may experience uncertainty about their future roles with MutualFirst. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with MutualFirst, MutualFirst's business following the merger could be harmed.  In addition, the merger agreement restricts Universal from making certain acquisitions and taking other specified actions until the merger occurs without the consent of MutualFirst. These restrictions may prevent Universal from pursuing attractive business opportunities that may arise prior to the completion of the merger. See "The Merger Agreement—Conduct of Businesses Pending the Merger."
The merger may fail to qualify as a tax-free reorganization under the Internal Revenue Code.
The merger of Universal into MutualFirst has been structured to qualify as a tax-free reorganization under Section 368(a) of the Code. The closing of the merger is conditioned upon the receipt by each of MutualFirst and Universal of an opinion of its respective legal counsel, each dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of Universal and MutualFirst) which are consistent with the state of facts existing as of the effective date of the merger, the merger constitutes a reorganization under Section 368(a) of the Code. The tax opinions to be delivered in connection with the merger will not be binding on the Internal Revenue Service, referred to as the IRS, or the courts, and neither Universal nor MutualFirst intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the merger. If the merger fails to qualify as a tax-free reorganization, a Universal shareholder would likely recognize gain or loss on each share of Universal exchanged for MutualFirst common stock in the amount of the difference between the fair market value of the MutualFirst common stock and cash received by the Universal shareholder in exchange and the shareholder's basis in the Universal shares surrendered.  See "Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 67 for a more detailed discussion of the federal income tax consequences of the transaction.
The merger may be completed even though MutualFirst or Universal experiences adverse changes in its business.

In general, either MutualFirst or Universal may refuse to complete the merger if the other party suffers a material adverse effect on its business prior to the closing of the merger. However, certain types of changes or occurrences with respect to MutualFirst or Universal would not prevent the merger from going forward, even if the change or occurrence would have adverse effects on MutualFirst or Universal, including the following:

•
changes in United States generally accepted accounting principles ("GAAP") or regulatory accounting requirements generally applicable to financial institutions and their holding companies, if such changes do not have a disproportionate impact on the affected company;

•
changes in laws and regulations affecting financial institutions and their holding companies generally, or interpretations thereof by courts or governmental entities, if such changes do not have a disproportionate impact on the affected company;

•
changes in global, national or regional political conditions including the outbreak of war or acts of terrorism, or in economic or market conditions affecting the financial services industry generally, if such changes do not have a disproportionate impact on the affected company;

•
changes or effects from the announcement of the merger agreement and the transactions contemplated thereby, and compliance by the parties with the merger agreement on the business, financial condition or results of operations of the parties; and

•
a decline in the trading price of a party's common stock or the failure, in and of itself, of a party to meet earnings projections, but not, in either case, including the underlying causes thereof.; however, Universal may terminate the merger agreement if (i) the average closing price of MutualFirst common stock during a specified period prior to closing is less than $28.24 and (y) MutualFirst's common stock underperforms the Nasdaq Bank Index by more than 20%, unless MutualFirst elects to make a compensating adjustment to the exchange ratio.

In addition, either MutualFirst or Universal could waive the closing condition related to the occurrence of a material adverse effect on the other party and the merger would be completed, even if a material adverse effect were to occur of a type that would otherwise allow a party to terminate the merger agreement or refuse to complete the merger.

If the merger is not consummated by June 30, 2018, either MutualFirst or Universal may choose not to proceed with the merger.

Either MutualFirst or Universal may terminate the merger agreement if the merger has not been completed by June 30, 2018, unless the failure of the merger to be completed has resulted from the material failure of the party seeking to terminate the merger agreement to perform its obligations.

If the merger is not completed, Universal will have incurred substantial expenses without realizing the expected benefits of the merger.
The merger is subject to certain closing conditions, including the receipt of regulatory approvals, the approval of the merger agreement by Universal's shareholders, as well as other conditions, some of which are beyond MutualFirst's and Universal's control.  Neither MutualFirst nor Universal can predict when or whether these conditions will be satisfied. Universal has incurred or will incur substantial expenses in connection with due diligence surrounding and the negotiation and completion of the transactions contemplated by the merger agreement.  If the merger is not completed, Universal would have to recognize these expenses without realizing the expected benefits of the merger.
The dissenters' rights appraisal process is uncertain.
Universal shareholders may or may not be entitled to receive more than the amount provided for in the merger agreement for their shares of Universal common stock if they elect to exercise their right to dissent from the proposed merger, depending on the appraisal of the fair value of the Universal common stock pursuant to the dissenting shareholder procedures under the IBCL. See "The Merger—Dissenters' Rights of Universal Shareholders" beginning on page 52 and Annex C to this proxy statement/prospectus.  For this reason, the amount of cash that you might be entitled to receive should you elect to exercise your right to dissent from the merger may be more or less than the value of the merger consideration to be paid pursuant to the merger agreement.  In addition, it is a condition to MutualFirst's obligation to complete the merger that the holders of not more than 10% of the outstanding shares of Universal common stock exercise dissenters' rights.  The number of shares of Universal common stock as to which dissenters' rights will be exercised under the IBCL is not known and, therefore, there is no assurance that this closing condition will be satisfied.
Risk factors relating to MutualFirst and its business.
MutualFirst is, and will continue to be, subject to the risks described in MutualFirst's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" on page 98.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains or incorporates by reference a number of forward-looking statements regarding the financial condition, results of operations, earnings outlook and business prospects of MutualFirst, Universal and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as "may," "assume," "expects," "projects," "targets," "anticipates," "believes," "intends," "estimates," "strategy," "plan," "potential," "possible" and other similar expressions.  Statements about the expected timing, completion and effects of the merger and all other statements in this proxy statement/prospectus or in the documents incorporated by reference in this proxy statement/prospectus other than historical facts constitute forward-looking statements.
These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control.  The ability of either MutualFirst or Universal to predict results or actual effects of its plans and strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements.  Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under "Risk Factors" and those discussed in the filings of MutualFirst that are incorporated into this proxy statement/prospectus by reference, as well as the following:
•	the requisite regulatory approvals and the approval of Universal's shareholders for the merger might not be obtained and other conditions to completion of the merger might not be satisfied or waived;
•
expected cost savings, synergies and other benefits from MutualFirst's merger and acquisition activities, including the merger with Universal, might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected;

•	the strength of the United States economy in general and the strength of the local economies in which we conduct operations;
•	fluctuations in interest rates and in real estate values;
•	monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry;
•
the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses;

•	the ability to access cost-effective funding;
•
the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services;

•	fluctuations in real-estate values and both residential and commercial real estate market conditions;
•	demand for loans and deposits in the market areas of MutualFirst and Universal;
•	decreases in the secondary market for the sale of loans that we originate;
•
legislative or regulatory changes, including the effect of Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), changes in regulatory policies and principles, changes in regulatory capital requirements or the interpretation of regulatory capital or other rules;

•
results of examinations of MutualFirst and Universal by their respective regulators, including the possibility that such regulators may, among other things, require an increase the reserve for loan losses, write-down assets, a change to our regulatory capital position, or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings;

•	the impact of technological changes; and
•	the successful management of the risks involved in the foregoing.
Any forward-looking statements are based upon management's beliefs and assumptions at the time they are made.
For any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, MutualFirst and Universal claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference in this proxy statement/prospectus. MutualFirst and Universal do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to MutualFirst, Universal or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
Selected Historical Consolidated Financial Data of MutualFirst
The following selected consolidated financial information for the fiscal years ended December 31, 2012 through December 31, 2016 is derived from audited consolidated financial statements of MutualFirst. The consolidated financial information as of and for the nine months ended September 30, 2017 and 2016 is derived from unaudited consolidated financial statements and, in the opinion of MutualFirst's management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of these data for those dates. The selected consolidated income data for the nine months ended September 30, 2017 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2017. You should not assume the results of operations for any past periods indicate results for any future period. You should read this information in conjunction with MutualFirst's consolidated financial statements and related notes thereto included in MutualFirst's Annual Report on Form 10-K for the year ended December 31, 2016, and in MutualFirst's Quarterly Report on Form 10-Q for the nine months ended September 30, 2017, each of which are incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" on page 98.
The historical results set forth below and elsewhere in this proxy statement/prospectus are not necessarily indicative of the results that may be expected in future periods.
	At September 30,	At December 31,
	2017	2016	2015	2014	2013	2012
	(In thousands)
Financial Condition Data:
Total assets	$1,581,814	$1,553,133	$1,478,265	$1,423,423	$1,391,405	$1,422,458
Cash and cash equivalents	25,751	26,860	20,915	29,575	25,285	32,778
Loans, net	1,177,767	1,157,120	1,068,204	1,003,518	965,966	969,545
Securities available for sale, at fair value	260,072	249,913	261,138	260,806	264,348	281,197
Total deposits	1,198,962	1,153,382	1,091,382	1,079,320	1,113,084	1,184,009
Total borrowings	216,784	244,780	235,075	202,616	153,818	86,281
Total shareholders' equity	150,225	140,038	137,025	126,752	110,629	139,493

	For the Nine Months Ended September 30,		For the Fiscal Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(In thousands, except per share amounts)
Operating Data:
Interest income	$43,787	$39,859	$53,802	$51,776	$51,178	$51,667	$55,348
Interest expense	7,723	6,873	9,247	8,803	8,923	11,224	14,704
Net interest income	36,064	32,986	44,555	42,973	42,255	40,443	40,644
Provision for loan losses	870	600	850	125	850	1,300	6,025
Net interest income after provision for loan losses	35,194	32,386	43,705	42,848	41,405	39,143	34,619
Service fee income	4,765	4,417	6,124	5,947	5,995	5,989	6,492
Gain on sale of loans and investment securities	3,178	4,757	5,784	4,612	2,162	1,687	4,701
Other non-interest income	5,285	5,782	7,514	6,580	6,728	6,387	4,331
Total non-interest income	13,228	14,956	19,422	17,139	14,885	14,063	15,524
Salaries and employee benefits	20,131	20,092	27,427	25,526	23,560	22,492	21,335
Other expenses	13,937	13,927	18,073	17,621	17,818	17,195	18,930
Total non-interest expenses	34,068	34,019	45,500	43,147	41,378	39,687	40,265
Income before income taxes	14,354	13,323	17,627	16,840	14,912	13,519	9,878
Income tax expense	3,499	3,319	4,386	4,578	3,866	4,136	2,632
Net income	10,855	10,004	13,241	12,262	11,046	9,383	7,246

Preferred stock dividends and accretion	-	-	-	-	-	1,257	1,446
Net income available to common shareholders	$10,855	$10,004	$13,241	$12,262	$11,046	$8,126	$5,800

Basic earnings per share available to common shareholders	$1.48	$1.35	$1.79	$1.66	$1.54	$1.15	$0.83
Diluted earnings per share available to common shareholders	$1.45	$1.32	$1.76	$1.62	$1.49	$1.12	$0.82
Dividends per share	$0.48	$0.42	$0.58	$0.48	$0.32	$0.24	$0.24
	At or For the Nine Months Ended September 30,		At or For the Fiscal Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Key Operating Ratios and Other Data:
Performance ratios:
Return on average assets	0.92%	0.89%	0.87%	0.85%	0.79%	0.66%	0.50%
Return on average equity	10.00%	9.48%	9.40%	9.29%	9.27%	6.02%	4.21%
Interest rate spread (average during the period)	3.13%	3.03%	3.04%	3.10%	3.15%	2.99%	2.89%
Net interest margin	3.28%	3.16%	3.17%	3.22%	3.26%	3.13%	3.05%
Average interest-earning assets to average interest-bearing liabilities	120.39%	119.61%	119.15%	118.01%	115.76%	115.79%	114.33%
Allowance for loan losses to loans receivable, net (at end of period)	1.04%	1.11%	1.06%	1.17%	1.30%	1.37%	1.63%
Allowance for loan losses to non-performing loans (at end of period)	290.4%	215.8%	230.99%	176.28%	177.04%	156.15%	67.72%
Net charge-offs (recoveries) to average outstanding loans during the period	0.10%	0.08%	0.10%	0.06%	0.11%	0.40%	0.71%
Dividend payout ratio	33.10%	31.82%	32.95%	29.63%	21.48%	21.43%	29.27%

Selected Historical Consolidated Financial Data of Universal
The following selected historical consolidated financial data as of and for the years ended June 30, 2017, 2016, 2015, 2014 and 2013 is derived from the audited consolidated financial statements of Universal. The following selected historical consolidated financial data at September 30, 2017 and as of and for the three months ended September 30, 2017 and 2016, is derived from the unaudited consolidated financial statements of Universal and has been prepared on the same basis as the selected historical consolidated financial data derived from the audited consolidated financial statements and, in the opinion of Universal's management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates. The results of operations as of and for the three months ended September 30, 2017, are not necessarily indicative of the results that may be expected for the year ending June 30, 2018, or any future period. You should read the following selected historical consolidated financial data in conjunction with "Universal Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 73 of this proxy statement/prospectus, audited consolidated financial statements and accompanying notes for the years ended June 30, 2016, 2015 and 2014 beginning on page F-1 in this proxy statement/prospectus, and unaudited consolidated financial statements and accompanying notes for the three months ended September 30, 2017 beginning on page F-34 in this proxy statement/prospectus.
	At September 30,	At June 30,
	2017	2017	2016	2015	2014	2013
	(In thousands)
Financial Condition Data:
Total assets	$402,697	$402,513	$407,894	$393,044	$387,587	$396,755
Cash and cash equivalents	15,113	15,002	25,858	19,899	18,415	18,536
Loans, net	268,667	265,409	259,536	247,029	244,673	251,331
Other real estate owned	3,865	5,139	7,345	7,834	8,393	11,666
Allowance of loan losses	3,444	3,406	4,237	4,801	4,309	5,927
Securities available for sale, at fair value	89,467	89,477	87,885	89,841	87,576	84,416
Total deposits	322,392	323,441	319,524	305,708	307,264	317,978
Total borrowings	34,771	35,016	37,392	35,974	33,056	33,018
Total shareholders' equity	44,496	43,453	48,444	47,818	46,472	44,960

	For the Three Months Ended September 30,		For the Fiscal Year Ended June 30,
	2017	2016	2017	2016	2015	2014	2013
	(In thousands except per share amounts)
Operating Data:
Interest income	$4,387	$4,382	$15,782	$15,696	$15,537	$16,089	$17,218
Interest expense	406	389	1,562	1,318	1,467	2,353	3,326
Net interest income	3,981	3,993	14,220	14,378	14,070	13,736	13,892
Provision for loan losses	-	30	60	72	222	(101)	134
Net interest income after provision for loan losses	3,981	3,963	14,160	14,306	13,848	13,837	13,758
Non-interest income	623	668	3,344	3,225	3,616	2,964	4,144
Non-interest expense	3,159	3,693	14,024	13,283	14,212	15,091	16,734
Income before income taxes	1,444	938	3,490	4,248	3,252	1,710	1,168
Income tax expense	275	218	628	1,047	912	576	51
Net income	1,170	720	2,862	3,201	2,340	1,134	1,117

Preferred stock dividends	-	101	101	765	967	539	540
Preferred stock accretion	-	-	-	-	-	85	106
Net income available to common shareholders	$1,170	$619	$2,761	$2,436	$1,373	$510	$471
Basic earnings per share available to common shareholders	$15.39	$8.15	$36.33	$32.05	$18.07	$6.71	$6.20
Diluted earnings per share available to common shareholders	$15.39	$8.15	$36.33	$32.05	$18.07	$6.71	$6.20
Dividends per share	$-	$-	$-	$-	$-	$-	$-

	At or For the Three Months Ended September 30,		At or For the Fiscal Years Ended June 30,
	2017	2016	2017	2016	2015	2014	2013

Key Operating Ratios and Other Data:
Performance ratios:
Return on assets	1.20%	0.72%	0.72%	0.79%	0.60%	0.30%	0.28%
Return on equity	10.04%	6.12%	6.59%	6.61%	4.89%	2.44%	2.48%
Interest rate spread (average during the period)	4.23%	3.38%	3.82%	3.96%	3.51%	3.50%	3.34%
Net interest margin	4.36%	4.49%	3.92%	4.05%	4.58%	4.59%	4.61%
Average interest-earning assets to average interest-bearing liabilities	129.87%	126.39%	124.92%	125.28%	132.75%	132.76%	129.21%
Allowance for loan losses to loans receivable, net (at end of the period)	1.27%	1.53%	1.27%	1.61%	1.91%	1.73%	2.30%
Allowance for loan losses to non- performing loans (at end of period)	187.79%	172.82%	149.91%	184.54%	128.06%	82.28%	58.66%
Net charge-offs (recoveries) to average outstanding loans during the period	0.02%	0.13%	0.32%	0.21%	(0.12)%	0.60%	0.98%
Dividend payout ratio	-	-	-	-	-	-	-

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
 FINANCIAL INFORMATION
The Unaudited Pro Forma Combined Condensed Consolidated Financial Information has been prepared using the acquisition method of accounting, giving effect to the merger. The Unaudited Pro Forma Combined Condensed Consolidated Statement of Financial Condition combines the historical information of MutualFirst and of Universal as of September 30, 2017 and assumes that the merger was completed on that date. The Unaudited Pro Forma Combined Condensed Consolidated Statements of Income combine the historical financial information of MutualFirst and of Universal and give effect to the merger as if it had been completed as of the beginning of the periods presented. The Unaudited Pro Forma Combined Condensed Consolidated Financial Information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial condition had the merger been completed on the date described above, nor is it necessarily indicative of the results of operations in future periods or the future financial condition and results of operations of the combined entities. The financial information should be read in conjunction with the accompanying notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Information. Certain reclassifications have been made to Universal's historical financial information in order to conform to MutualFirst's presentation of financial information.
The proposed merger is targeted for completion during the quarter ending March 31, 2018. There can be no assurance that the merger will be completed as anticipated. For purposes of the Unaudited Pro Forma Combined Condensed Consolidated Financial Information, the fair value of MutualFirst's common stock to be issued in connection with the merger was based on MutualFirst's closing stock price of $38.45 as of September 29, 2017 (the last trading day of the quarter ended September 30, 2017).
 The Unaudited Pro Forma Combined Condensed Consolidated Financial Information includes estimated adjustments, including adjustments to record Universal's assets and liabilities at their respective fair values, and represents MutualFirst's pro forma estimates based on available fair value information as of the date of the merger agreement.
 The Unaudited Pro Forma Combined Condensed Consolidated Financial Information was developed using the tax structure that was applicable in the time frames indicated.  On December 22, 2017, the President of the United States of America signed into law tax changes that will reduce the U.S. corporate tax rate to 21%.  The effects of this lower rate are not reflected in the Unaudited Pro Forma Combined Condensed Consolidated Financial Information.  In addition, certain fair value adjustments deemed immaterial have been excluded from the Unaudited Pro Forma Combined Condensed Consolidated Financial Information.
The pro forma adjustments are subject to change depending on changes in interest rates and the components of assets and liabilities and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price for the merger will be determined after it is completed and after completion of thorough analyses to determine the fair value of Universal's tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the Unaudited Pro Forma Combined Condensed Consolidated Financial Information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact MutualFirst's statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to Universal's shareholders' equity, including results of operations from September 30, 2017 through the date the merger is completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.
 We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. The Unaudited Pro Forma Combined Condensed Consolidated Financial Information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had MutualFirst and Universal been combined during these periods.
The Unaudited Pro Forma Combined Condensed Consolidated Financial Information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of MutualFirst, incorporated herein by reference, and those of Universal, which appear elsewhere in this document.

 Universal's fiscal year end is June 30 and MutualFirst's is December 31. In order to provide shareholders with comparable information, for purposes of the Unaudited Pro Forma Combined Condensed Consolidated Statements of Income, certain financial information for Universal has been completed as if Universal's year end is December 31.  To calculate operating results for the nine months ended September 30, 2017, Universal subtracted its operating results for the six months ended December 31, 2016 from its operating results for the fiscal year ended June 30, 2017 and added its operating results for the quarter ended September 30, 2017.  To calculate operating results for the year ended December 31, 2016, Universal combined operating results for the first six month of its fiscal year ended June 30, 2017 with operating results for the second six months of its fiscal year ended June 30, 2016.
Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet (Unaudited)
At September 30, 2017
(Dollars in Thousands, Except Per Share Data)
	Mutual First	Universal			Pro Forma Combined
	September 30, 2017 (as reported)	September 30, 2017	Pro Forma Adjustments		September 30, 2017
	(In thousands)
Assets
Cash and due from banks	$8,118	$11,744	$(8,999)	A	$10,863
Interest-bearing demand deposits	17,633	6,053	-		23,686
Cash and cash equivalents	25,751	17,797	(8,999)		34,549
Interest-bearing time deposits	1,937	-	-		1,937
Investment securities available for sale (carried at fair value)	260,072	89,467	-		349,539
Loans held for sale	4,786	-	-		4,786
Loans, net of allowance for loan losses	1,177,767	268,667	(956)	B	1,445,478
Premises and equipment, net	21,281	6,450	(100)	C	27,631
Federal Home Loan Bank stock	11,183	1,637	-		12,820
Deferred tax asset, net	10,487	2,704	(1,253)	D	11,938
Cash value of life insurance	52,430	7,487	-		59,917
Goodwill	1,800	1,895	18,128	E	21,823
Other real estate owned and repossessed assets	438	3,865	(400)	F	3,903
Other assets	13,882	2,728	4,268	G	20,878
Total assets	$1,581,814	$402,697	$10,688		$1,995,199

Liabilities and Stockholders' Equity
Liabilities

Noninterest-bearing	$191,599	$93,898	$-		$285,497
Interest-bearing	1,007,363	228,494	-		1,235,857
Total deposits	1,198,962	322,392	-		1,521,354
Federal Home Loan Bank advances	212,563	27,376	-		239,939
Other borrowings	4,221	7,395	9,600	H	21,216
Other liabilities	15,843	1,038	-		16,881
Total liabilities	1,431,589	358,201	9,600		1,799,390

Commitments and Contingencies

Stockholders' Equity
Common stock	74	100	(88)	I	86
Additional paid-in capital	75,319	1,307	44,265	J	120,891
Retained earnings	74,378	42,699	(42,699)	K	74,378
Accumulated other comprehensive income (loss)	454	390	(390)	L	454
Total stockholders' equity	150,225	44,496	1,088		195,809
Total liabilities and stockholders' equity	$1,581,814	$402,697	$10,688		$1,995,199
See Notes to Unaudited Pro Forma Combined Financial Statements.

Unaudited Combined Condensed Consolidated Pro Forma Statements of Income (Unaudited)
For the Nine Months Ended September 30, 2017
(Dollars in Thousands, Except Per Share Data)
	MutualFirst	Universal	Pro Forma Adjustments		Pro Forma Combined
	(In thousands, except per share amounts)
Interest and Dividend Income
Loans receivable	$38,112	$10,660	$300	A	$49,072
Investment securities	5,237	1,732			6,969
Federal Home Loan Bank stock	349	52			401
Deposits with financial institutions	89	37			126
Total interest and dividend income	43,787	12,481	300		56,568

Interest Expense
Deposits	4,903	698			5,601
Federal Home Loan Bank advances	2,679	307			2,986
Other	141	165	244	B	550
Total interest expense	7,723	1,170	244		9,137
Net Interest Income	36,064	11,311	56		47,431
Provision for loan losses	870	-			870
Net Interest Income After Provision for Loan Losses	35,194	11,311	56		46,561
Non-interest Income
Service fee income	4,765	485			5,250
Net realized gain on sales of available for sale securities	453	78			531
Commissions	3,774	-			3,774
Net gains on sales of loans	2,725	561			3,286
Net servicing fees	306	312			618
Increase in cash value of life insurance	835	130			965
Gain (loss) on sale of other real estate and repossessed assets	(35)	389			354
Other income	405	400			805
Total non-interest income	13,228	2,355	-		15,583
Non-interest Expenses
Salaries and employee benefits	20,131	5,936			26,067
Net occupancy expenses	2,360	734			3,094
Equipment expenses	1,307	763			2,070
Data processing fees	1,699	691			2,390
ATM and debit card expenses	1,284	351			1,635
Deposit insurance	562	122			684
Professional fees	1,175	314			1,489
Advertising and promotion	905	170			1,075
Software subscriptions and maintenance	1,661	-			1,661
Other real estate and repossessed assets	120	186			306
Other expenses	2,864	983	375	C	4,222
Total non-interest expenses	34,068	10,250	375		44,693
Income Before Income Tax	14,354	3,416	(319)		17,451
Income tax expense (benefit)	3,499	547	(124)	D	3,922
Net Income	$10,855	$2,869	$(195)		$13,529

Earnings Per Common Share
Basic	$1.48	$37.75			$1.58
Diluted	$1.45	$37.75			$1.56
Dividends Per Common Share	$0.48	$-			$0.48

For the Year Ended December 31, 2016
(Dollars in Thousands, Except Per Share Data)
	MutualFirst	Universal	Pro Forma Adjustments		Pro Forma Combined
	(In thousands, except per share amounts)
Interest and Dividend Income
Loans receivable	$46,785	$13,936	$400	A	$61,121
Investment securities	6,500	2,194			8,694
Federal Home Loan Bank stock	441	-			441
Deposits with financial institutions	76	48			124
Total interest and dividend income	53,802	16,178	400		70,380

Interest Expense
Deposits	5,296	907			6,203
Federal Home Loan Bank advances	3,604	334			3,938
Other	347	206	325	B	878
Total interest expense	9,247	1,447	325		11,019

Net Interest Income	44,555	14,731	75		59,361
Provision for loan losses	850	122			972
Net Interest Income After Provision for Loan Losses	43,705	14,609	75		58,389

Non-interest Income
Service fee income	6,124	673			6,797
Net realized gain on sales of available for sale securities	1,023	204			1,227
Commissions	5,049	-			5,049
Net gains on sales of loans	4,761	955			5,716
Net servicing fees	332	392			724
Increase in cash value of life insurance	1,159	175			1,334
Gain (loss) on sale of other real estate and repossessed assets	(210)	(512)			(722)
Other income	1,184	522			1,706
Total non-interest income	19,422	2,409	-		21,831

Non-interest Expenses
Salaries and employee benefits	27,427	7,733			35,160
Net occupancy expenses	2,308	984			3,292
Equipment expenses	1,818	799			2,617
Data processing fees	1,991	802			2,793
ATM and debit card expenses	1,536	436			1,972
Deposit insurance	788	221			1,009
Professional fees	1,807	343			2,150
Advertising and promotion	1,204	318			1,522
Software subscriptions and maintenance	2,117	-			2,117
Other real estate and repossessed assets	73	361			434
Other expenses	4,431	1,278	500	C	6,209
Total non-interest expenses	45,500	13,275	500		59,275

Income Before Income Tax	17,627	3,743	(425)		20,945
Income tax expense (benefit)	4,386	945	(166)	D	5,165
Net Income	13,241	2,798	(259)		15,780
Preferred stock dividends and accretion	-	412	-		412
Net income available to common shareholders	$13,241	$2,386	$(259)		$15,368

Earnings Per Common Share
Basic	$1.79	$31.40			$1.79
Diluted	$1.76	$31.40			$1.76
Dividends Per Common Share	$0.58	$-			$0.58

NOTES TO UNAUDITIED PRO FORMA COMBINED FINANCIAL STATEMENTS
Note 1 – Basis of Pro Forma Presentation
The unaudited pro forma combined balance sheet as of September 30, 2017 and the unaudited pro forma combined statements of income for the nine months ended September 30, 2017 and the year ended December 31, 2016 are based on historical financial statements of MutualFirst and Universal after giving effect to the completion of the merger and the assumptions and adjustments described in the accompanying notes.  The unaudited pro forma combined balance sheet as of September 30, 2017 gives the effect to the merger as if it occurred on that date.  The unaudited pro forma combined statements of income for the nine months ended September 30, 2017 and the year ended December 31, 2016 give effect to the merger as if it occurred on January 1, 2017 and 2016, respectively.  Such financial statements do not reflect cost savings or operating synergies expected to result from the merger, or the cost to achieve these cost savings or operating synergies, or any anticipated disposition of assets that may result from the integration of the operations of the two companies.  Further, the unaudited pro forma financial information was prepared using the tax structure that was applicable in the time frames indicated.  On December 22, 2017, the President of the United States of America signed into law tax changes that will reduce the U.S. corporate tax rate to 21%.  The effects of this lower rate are not reflected in the unaudited pro forma financial information.  In addition, certain fair value adjustments deemed immaterial have been excluded the unaudited pro forma financial information.
The transaction will be accounted for under the purchase method of accounting in accordance with Accounting Standard Codification ("ASC") Topic 805, Business Combinations (ASC 805).  In business combination transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred, or equity interest issued), measurement of the purchase price is based on the fair value of the consideration given or the fair value of the asset (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measured.
Under ASC 805, all of the assets acquired and liabilities assumed in a business combination are recognized at their acquisition-date fair values, while transaction costs and restructuring costs associated with the business combination are expensed as incurred.  The excess of the purchase price over the fair value of the assets acquired and liabilities assumed, if any, net of deferred taxes, is allocated to goodwill.  Subsequent to the completion of the merger, MutualFirst and Universal will finalize an integration plan, which may affect how the assets acquired, including intangible assets, will be utilized by the combined company.  For those assets in the combined company that will be phased out or will no longer be used additional amortization, depreciation and possibly impairment charges will be recorded after management competes the integration plan.
The unaudited pro forma information is presented solely for informational purposes and is not necessarily indicative of the combined results of operation or financial position that might have been achieved for the period or date indicated, nor is it necessarily indicative of the future results of the combined company.
The accounting policies of both MutualFirst and Universal are in the process of being reviewed in detail.  Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined.
Note 2 – Pro Forma Purchase Price and Purchase Price Allocation
Under the terms of the merger agreement Universal shareholders will receive 15.6 shares of MutualFirst common stock plus $250 cash for each share of Universal common stock.
Based on the number of shares of Universal common stock outstanding as of September 30, 2017, the pro forma purchase price is as follows, assuming:

Pro Forma Purchase Price ($ in thousands, except per share amounts)
Estimated number of shares of Universal common stock exchanged	75,996
Per share exchange ratio (stock)	15.6
Number of shares of MutualFirst common stock - as exchanged	1,185,538
Multiplied by MutualFirst common stock per share price on September 29, 2017	$38.45
Estimated fair value of MutualFirst common stock issued	$45,584
Cash consideration paid	18,999
Total Pro Forma Purchase Price	$64,583

Universal Net Assets at Fair Value (condensed)
Assets
Cash and cash equivalents	$17,797
Securities	89,467
Loans held for investment, net of unearned income	267,711
Premises and equipment, net	6,350
Other assets	21,036
Total Assets	$402,361
Liabilities
Deposits	$322,392
Borrowings	34,371
Other liabilities	1,038
Total Liabilities	$357,801
Net Assets		44,560
Preliminary Pro Forma Goodwill		$20,023

The pro forma purchase price as shown in the table above is allocated to Universal's tangible and intangible assets and labilities as of September 30, 2017 based on their preliminary estimated fair values.
Under the purchase method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Universal based on their estimated fair values as of the closing of the merger.  The excess of the purchase price over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.
The allocation of the estimated purchase price is preliminary because the proposed merger has not yet been completed.  The preliminary allocation is based on estimates, assumptions, valuations, and other studies which have not progressed to a stage where there is sufficient information to make a definitive allocation.  Accordingly, the purchase price allocation unaudited pro forma adjustments will remain preliminary until MutualFirst management determines the final purchase price and the fair value of assets acquired and liabilities assumed.  The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after the completion of the merger and will be based on the value of the MutualFirst common stock at the closing of the merger.  The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma combined financial statements.
Approximately $3.9 million has been preliminarily allocated to amortizable intangible assets acquired.  The amortization related to the preliminary fair value of net amortizable intangible assets is reflected as a pro forma adjustment to the unaudited pro forma combined financial statements.

Identifiable intangible assets. The preliminary fair values of intangible assets were determined based on the provisions of ASC 805, which defines fair value in accordance with ASC Topic 820, Fair Value Measurements Disclosures ("ASC 820").  ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC 805.  The preliminary allocation to intangible assets is allocated to core deposit intangibles.
Goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net assets acquired, net of deferred taxes.  In accordance with ASC Topic 350, Intangibles-Goodwill and Other, goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment.  In the event management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of the impairment during the period in which the determination is made.
Note 3 – Preliminary Unaudited Pro forma and Acquisition Accounting Adjustments
The unaudited pro forma financial information is not necessarily indicative of what the financial position actually would have been had the merger been completed at the date indicated.  Such information includes adjustments which are preliminary and may be revised.  Such revisions may result in material changes.  The financial position shown herein is not necessarily indicative of what the past financial position of the combined companies would have been, nor necessarily indicative of the financial position for the post-merger periods.  The unaudited pro forma financial information does not give consideration to the impact of possible expense efficiencies, synergies, strategy modifications, asset disposition or other actions that may result from the merger.
The following unaudited pro forma adjustments result from accounting for the merger, including the determination of fair value of the assets, liabilities and commitments which MutualFirst, as the acquirer for accounting purposes, will acquire from Universal.  The descriptions related to these preliminary adjustments are as follows (in thousands):
Balance Sheet (Dollars in thousands)

A	Adjustments to cash and cash equivalents:
	Amount of the $18,999 cash portion of merger consideration to be paid to Universal shareholders. The balance of the cash portion of the merger consideration is shown below in item H.	$(8,999)
B	Adjustments to loans, net of allowance for loan losses:
	Elimination of Universal's allowance for loans loss	$3,444
	Loans adjusted for credit deterioration of the acquired portfolio	(4,400)
	Total adjustments for loans, net of allowance for loan losses	$(956)
C	Fair Value adjustment on premises and equipment	$(100)
D	Deferred tax asset (liability)
	Additional credit mark to loan portfolio	$(956)
	Premise and Equipment fair value mark ("FVM")	(100)
	Other real estate owned FVM	(400)
	Core deposit intangible	3,900
	Mortgage servicing rights FVM	368
	Other borrowings FVM	400
	Total	$3,212
	Total multiplied by combine federal and state tax rate (39%)	$1,253
E	Adjustment to reflect the (i) elimination of Universal's goodwill of ($1,895) and (ii) goodwill generated as a result of the merger consideration paid being greater than the net assets acquired of $20,023	$18,128
F	Adjustment to other real estate owned to reflect deterioration in the acquired assets	$(400)
G	Adjustment to other assets:
	Core deposit intangible of $3,900 and an increase to mortgage servicing rights of $368.	$4,268

H	Adjustments to borrowings:
	To reflect the remaining amount of the cash portion of the merger consideration to be paid to Universal shareholders. See item A above.	$10,000
	To reflect a fair value adjustment on subordinate debenture	(400)
	Total adjustments to borrowings	$9,600
I	Adjustments to common stock:
	Elimination of Universal's September 30, 2017 common stock	$(100)
	Par value of the MutualFirst common stock issued to Universal shareholders	12
	Total adjustments to common stock	$(88)
J	Adjustments to additional paid-in capital:
	Elimination of Universal's September 30, 2017 additional paid-in capital	$(1,307)
	Value of MutualFirst common stock issued to Universal shareholders	45,572
	Total adjustments to additional paid-in capital	$44,265
K	Elimination of Universal's September 30, 2017 retained earnings	$(42,699)
L	Elimination of Universal's September 30, 2017 accumulated other comprehensive income	$(390)

Pursuant to the purchase method of accounting, the final purchase price will be based on the price of MutualFirst common stock immediately prior to the effective time of the merger.  A 20% difference in per share price at the closing of the merger compared to the amount used in these unaudited pro forma combined financial statements would increase or decrease total purchase price and goodwill by $9.1 million.
Income Statement
		Nine Months Ended September 30, 2017		Year Ended December 31, 2016
A	Purchase accounting adjustment on acquired non-impaired loans based on the difference between fair value and the outstanding principal balance of those loans, recognized over the estimated remaining term of the loans	$300		$$400
B	Adjustments to borrowings:
	Purchase accounting adjustment on subordinate debenture	$19		$$25
	Interest expense on borrowings related to the cash portion of the merger consideration to be paid to Universal shareholders	225		300
	Total adjustments to borrowings	$244		$$325
C	To reflect amortization of core deposit intangible	$375		$$500
D	To reflect income tax effect related to purchase accounting adjustments and interest expense (benefit) at a 39% combined tax rate	$(124)	$	$(166)

Note 4 – Earnings per Common Share
Unaudited pro forma earnings per common share for the nine months ended September 30, 2017 and the year ended December 31, 2016 have been calculated using MutualFirst's historic weighted average common shares outstanding plus the common shares assumed to be issued to Universal shareholders in the merger.
The following tables set forth the calculation of basic and diluted unaudited pro forma earnings per common share for the nine months ended September 30, 2017 and the year ended December 31, 2016 (in thousands, except per share data):
	Nine months ended
	September 30, 2017
	Basic	Diluted
Pro forma net income available to common shareholders	$13,529	$13,529
Weighted average common shares outstanding:
MutualFirst	7,350	7,494
Common shares issued to Universal shareholders	1,186	1,186
Proforma	8,536	8,680
Pro forma net income per common share	$1.58	$1.56

	Year ended
	December 31, 2016
	Basic	Diluted
Pro forma net income available to common shareholders	$15,368	$15,368
Weighted average common shares outstanding:
MutualFirst	7,391	7,539
Common shares issued to Universal shareholders	1,186	1,186
Proforma	8,577	8,725
Pro forma net income per common share	$1.79	$1.76

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA
The table below sets forth the book value per common share, cash dividends per common share, and basic and diluted earnings per common share data for each of MutualFirst and Universal on a historical basis, for MutualFirst on a pro forma combined basis and on a pro forma combined basis for Universal equivalent shares. The pro forma Universal equivalent shares data shows the effect of the merger from the perspective of an owner of Universal common stock.  The information in the table is based on, and should be read together with, the historical financial information that MutualFirst has presented in its filings with the SEC and the historical financial information that Universal has presented in its financial statements included in this proxy statement/prospectus beginning at page F-1. See the section entitled "Where You Can Find More Information" beginning on page 98.
The unaudited pro forma combined and pro forma combined equivalent shares information give effect to the merger as if the merger had been effective on the date presented in the case of the book value per common share data, and as if the merger had been effective as of January 1, 2016, in the case of the cash dividends paid per common share and earnings per common share data.  The pro forma data combine the historical results of Universal into MutualFirst's consolidated statement of income and, while certain adjustments were made for the estimated impact of certain fair value adjustments and other merger-related activity, they are not indicative of what could have occurred had the merger taken place on January 1, 2016.
The pro forma financial information in the table below is provided for illustrative purposes, does not include any projected cost savings, revenue enhancements or other possible financial benefits of the merger to the combined company and does not attempt to suggest or predict future results. This information also does not necessarily reflect what the historical financial condition or results of operations of the combined company would have been had MutualFirst and Universal been combined as of the dates and for the periods shown.
	MutualFirst Historical	Universal Historical		Pro Forma Combined Amounts for MutualFirst		Pro Forma Universal Equivalent Shares(1)
Book value per common share at September 30, 2017	$20.33	$585.50		$22.83	(3)	$606.15
Book value per common share at December 31, 2016	$19.12	$530.73		$21.32	(3)	$582.59

Cash dividends paid per common share for the
nine months ended September 30, 2017	$0.48	---		$0.48	(4)	$7.49
Cash dividends paid per common share for the
twelve months ended December 31, 2016	$0.58	---		$0.58	(4)	$9.05

Basic earnings per common share for the
nine months ended September 30, 2017	$1.48	$37.72	(2)	$1.58	(5)	$24.65
Basic earnings per common share for the
twelve months ended December 31, 2016	$1.79	$36.82	(2)	$1.79	(5)	$27.92

Diluted earnings per common share for the
nine months ended September 30, 2017	$1.45	$37.72	(2)	$1.56	(5)	$24.34
Diluted earnings per common share for the
twelve months ended December 31, 2016	$1.76	$36.82	(2)	$1.76	(5)	$27.46
___________________________
(1)
Calculated by multiplying the Pro Forma Combined Amounts for MutualFirst by the estimated exchange ratio for the stock portion of the merger consideration of 15.6 shares of MutualFirst common stock for each share of Universal common stock, and, solely in the case of the book value per common share at September 30, 2017 and December 31, 2016, adding to that result the per share cash portion of the merger consideration of $250.  See "The Merger Agreement—Merger Consideration."

(2)
Universal's fiscal year ends on June 30. To calculate basic and diluted earnings per share for the nine months ended September 30, 2017, Universal subtracted its earnings per share for the six months ended December 31, 2016 from its earnings per share for the fiscal year ended June 30, 2017 and added its earnings per share for the quarter ended September 30, 2017.  To calculate earnings per share for the twelve months ended December 31, 2016, Universal combined earnings per share for the first six month of its fiscal year ended June 30, 2017 with earnings per share for second six months of its fiscal year ended June 30, 2016.

(3)	Calculated by dividing the total pro forma combined MutualFirst and Universal equity by total pro forma combined common shares outstanding at the end of the period.
(4)	Represents the historical cash dividends per share paid by MutualFirst for the period.
(5)	Pro forma earnings per common share are based on pro forma combined net income and pro forma combined weighted average shares outstanding during the period.

THE SPECIAL MEETING
This proxy statement/prospectus is being provided to the holders of Universal common stock as part of a solicitation of proxies by the Universal board of directors for use at the special shareholders' meeting to be held at the time and place specified below and at any properly convened meeting following any adjournment or postponement thereof.  This proxy statement/prospectus provides the holders of Universal common stock with information they need to know to be able to vote or instruct their vote to be cast at the special meeting.
Date, Time and Place
The special meeting of holders of Universal common stock will be held at the 48 North Washington Street, Bloomfield, Indiana 47424, on February 27, 2018, at 3:00 p.m., Eastern Time.

Purpose of the Universal Special Meeting
At the special meeting, holders of Universal common stock will be asked to consider and vote on a proposal to approve the merger agreement (which we refer to as the "merger agreement proposal") and a proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies in favor of the merger agreement proposal (which we refer to as the "adjournment proposal").  Completion of the merger is conditioned on, among other things, shareholder approval of the merger agreement.
Recommendation of the Universal Board of Directors
On October 4, 2017, the Universal board of directors unanimously determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of Universal and its shareholders and it approved the merger agreement and the merger transactions contemplated therein.  Accordingly, the Universal board of directors unanimously recommends that Universal shareholders vote "FOR" the merger agreement proposal and "FOR" the adjournment proposal.
Holders of Universal common stock should carefully read this proxy statement/prospectus, including the documents incorporated by reference, and the Annexes in their entirety for more detailed information concerning the merger and the transactions contemplated by the merger agreement.
Record Date; Shareholders Entitled to Vote
The record date for the special meeting is January 29, 2018.  Only record holders of shares of Universal common stock at 5:00 p.m. Eastern Time, or the close of business, on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof.  As of the record date, there were 75,996 shares of Universal common stock issued and outstanding.  Each share of Universal common stock on the record date is entitled to one vote on the merger agreement proposal and on the adjournment proposal.  The affirmative vote of the holders of a majority of the total outstanding shares of Universal common stock is required to approve the merger agreement proposal.   For the adjournment proposal to be approved, the votes cast in favor of such proposal must exceed the votes cast against such proposal.
Universal Shares Subject to a Voting Agreement
Each of the directors of Universal has entered into an agreement to vote the shares of Universal common stock which are owned or controlled by such individual in favor of approval of the merger agreement proposal.  As of the record date, 23,665 shares of Universal common stock, or approximately 31% of the total combined outstanding shares of Universal common stock entitled to vote at the special meeting are bound by the voting agreement.
Quorum and Adjournment
No business may be transacted at the special meeting unless a quorum is present.  Shareholders who hold shares representing at least a majority of the outstanding shares common stock entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum.

All shares of Universal common stock represented at the special meeting, including shares that are represented but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum.
Required Vote
The affirmative vote of the holders of at least a majority of the issued and outstanding shares of Universal common stock is required to approve the merger agreement proposal.    Failures to vote and abstentions will have the same effect as a vote against this proposal.  The adjournment proposal will be approved if the votes cast by holders of Universal common stock in favor of such proposal exceed the votes cast against such proposal.  Failures to vote and abstentions will have no effect on this proposal.
Voting of Proxies by Holders of Record
If you were a record holder of Universal common stock at the close of business on the record date, a proxy card is enclosed for your use.  Universal requests that you vote your shares as promptly as possible by submitting your proxy card by mail using the enclosed return envelope.  When the accompanying proxy card is returned properly executed, the shares of Universal common stock represented by it will be voted at the special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy card.
If a proxy card is returned without an indication as to how the shares of Universal common stock represented by it are to be voted with regard to a particular proposal, such shares will be voted "FOR" the merger agreement proposal and "FOR" the adjournment proposal.
At the date hereof, Universal's board of directors has no knowledge of any business that will be presented for consideration at the special meeting and that would be required to be set forth in this proxy statement/prospectus or the related proxy card other than the merger agreement proposal and the adjournment proposal.
Your vote is important.  Accordingly, if you were a record holder of Universal common stock on the record date for the special meeting, please sign and return the enclosed proxy card whether or not you plan to attend the special meeting in person.
Attending the Meeting; Voting in Person
Only record holders of Universal common stock on the record date and their duly appointed proxies may attend the special meeting.  All attendees must present government-issued photo identification (such as a driver's license or passport) for admittance.  The additional items, if any, attendees must bring to gain admittance to the special meeting depend on whether they are shareholders of record or proxy holders. A Universal shareholder who holds shares of Universal common stock directly registered in such shareholder's name who desires to attend the special meeting in person should bring government-issued photo identification. No cameras, recording equipment or other electronic devices will be allowed in the meeting room.
A shareholder who holds shares in "street name" through a broker, bank, trustee or other nominee (referred to in this proxy statement/prospectus as a "beneficial owner") who desires to attend the special meeting in person must bring proof of beneficial ownership as of the record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner's shares, a brokerage account statement or the voting instruction form provided by the broker.
A person who holds a validly executed proxy entitling such person to vote on behalf of a record owner of Universal shares who desires to attend the special meeting in person must bring the validly executed proxy naming such person as the proxy holder, signed by the Universal shareholder of record, and proof of the signing shareholder's record ownership as of the record date.
Revocation of Proxies
A Universal shareholder entitled to vote at the special meeting may revoke a proxy at any time before it is voted at the special meeting by taking any of the following three actions:

•	delivering written notice of revocation to Corporate Secretary, c/o Universal Bancorp, 48 North Washington Street, Bloomfield, Indiana 47424;
•	delivering a duly executed proxy card bearing a later date than the proxy that such shareholder desires to revoke; or
•	attending the special meeting and voting in person.
Merely attending the special meeting will not, by itself, revoke your proxy; you must vote at the special meeting using forms provided at the meeting for that purpose. The last valid vote Universal receives before or at the special meeting is the vote that will be counted.
If you hold your shares in "street name" through a bank or broker, you must contact such bank or broker if you desire to revoke your proxy.
Solicitation of Proxies
The Universal board of directors is soliciting proxies for the special meeting from holders of Universal common stock entitled to vote at the special meeting.  In addition to solicitation of proxies by mail, proxies may be solicited by Universal's officers, directors and regular employees, without additional remuneration, by personal interview, telephone or other means of communication.
Universal will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of Universal common stock. Universal may reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.
Abstentions and shares held through a broker or nominee that are voted on any matter are included in determining whether a quorum exists at the special meeting.  Brokers that are members of the New York Stock Exchange ("NYSE") or NASDAQ Stock Market, as holders of record, are permitted to vote on certain routine matters in their discretion, but not on non-routine matters.  The merger agreement proposal and the adjournment proposal are non-routine matters.  Accordingly, if you hold shares of Universal common stock in "street name" and do not provide voting instructions to your broker that is a member of the NYSE or the NASDAQ Stock Market, those shares will not be voted on the merger agreement proposal or the adjournment proposal unless you receive a proxy from that broker that will allow you to vote the shares in person at the special meeting.
Adjournments
Any adjournment of the special meeting may be made from time to time if the approval of the holders of a majority of voting shares who are present or represented by proxy at the special meeting is obtained, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting (unless a new record date is fixed).  If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the proposals, then Universal shareholders may be asked to vote on a proposal to adjourn the special meeting so as to permit solicitation of additional proxies (referred to above as the "adjournment proposal").
Dissenters' Rights
Holders of shares of Universal common stock are entitled to dissenters' rights under the IBCL, provided they satisfy the conditions set forth therein. For a more detailed discussion of your dissenters' rights and the requirements for perfecting your dissenters' rights, see "The Merger – Dissenters' Rights of Universal Shareholders."   In addition, a copy of the section of the IBCL pertaining to dissenters' rights is attached as Annex C to this proxy statement/prospectus. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights.

THE MERGER
The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.
General
The boards of directors of MutualFirst and Universal have unanimously approved the merger agreement providing for the merger of Universal with and into MutualFirst, with MutualFirst being the surviving entity, and the merger of BloomBank with and into MutualBank, with MutualBank being the surviving institution. We expect to complete the merger of Universal with and into MutualFirst during the quarter ending March 31, 2018.
Holders of Universal common stock are being asked to approve the merger agreement proposal. See "The Merger Agreement" for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.
Background of the Merger
The board of directors of Universal has from time to time explored and assessed various alternatives available to Universal to increase Universal's shareholder value. Over the past several years, these strategic discussions have included growing concerns over increasing regulatory compliance and oversight expense, Universal's ability to be profitable in an environment of increasing consolidation and competition in the financial institutions industry, rapidly changing technology, low interest rates and shrinking margins, inconsistent loan demand and general economic uncertainty.  In addition, the Universal directors and management have remained mindful of the limited liquidity of Universal's common stock, and the fact that any need or desire by a large shareholder to sell a substantial number of shares in a short period of time could depress the price of the common stock and harm many smaller shareholders in the process.
In mid- to late 2016, Universal was twice approached by financial intuitions concerning a possible transaction.  In each instance, management of Universal engaged in preliminary discussions with the financial institution.  Neither discussion progressed beyond preliminary discussions nor did Universal receive a formal written indication of interest from either financial institution.
As part of its strategic planning process, the Universal board of directors invited representatives of Boenning & Scattergood and SmithAmundsen, LLC, legal counsel to Universal, to make presentations at its regular meeting on September 20, 2016, concerning various strategic alternatives available to Universal and the fiduciary duties of the board of directors in considering the alternatives.
On February 27, 2017, Mark Barkley, Bradford Barkley, William McNeely and Scott Robinson of Universal met with representatives of Boenning & Scattergood and SmithAmundsen, LLC at the Carmel, Indiana office of BloomBank and discussed:
•	The status of the merger market for depository institutions in Indiana and the Midwest generally;
•	The market's expected view of the Universal in relation to a potential sale;
•	A broad sample of potential acquirors for Universal and their capacity to offer an attractive proposal to the Universal shareholders;
•	Potential valuation considerations for Universal based on type of merger consideration possibly offered to the Universal shareholders; and

•	The merger process, including shareholder, board and regulatory approval requirements, and timing and confidentiality considerations.
On March 3, 2017, Boenning & Scattergood presented an engagement letter to Universal for its consideration.  On March 22, 2017, Boenning & Scattergood was retained by the Universal board of directors to render financial advice and potentially issue a fairness opinion to the Universal board or directors in connection with a possible sale, merger or other transaction.
In April and May 2017, Boenning & Scattergood worked with the management of Universal to prepare a Confidential Information Memorandum to be used in the process of a potential transaction.
On May 25, 2017, Boenning & Scattergood identified 32 financial institutions to Universal that could be potential candidates for a transaction with Universal. On May 30, 2017, Boenning & Scattergood added two additional financial institutions to the list of potential candidates for a transaction with Universal.  Following its review of the list, Universal instructed Boenning & Scattergood to contact all 34 financial institutions. Of the 34 financial institutions, 21, including MutualFirst, executed confidentiality agreements and were provided access to a virtual data room containing extensive financial and operating information on Universal. Six of those financial institutions, including MutualFirst, submitted non-binding indications of interest on June 28, 2017.
A special meeting of the Universal board of directors was held on July 5, 2017, with representatives of Boenning & Scattergood present in person, and with representatives of SmithAmundsen, LLC present telephonically.  The Universal board of directors reviewed the indications of interest in detail with extensive discussion regarding the history of the interested parties and their stock performance, pro-forma analysis of the combined companies and opportunities as well as risks for Universal shareholders under each of the proposals. The Universal board of directors selected two financial institutions (including MutualFirst) with whom to continue discussions and agreed to offer two other financial institutions an opportunity to submit a revised indication of interest.
On July 10, 2017, Universal received revised indications of interest from the two financial institutions.  On July 11, 2017, the Universal board of directors conducted a telephone conference call to select three financial institutions (the two originally selected on July 5 and one of the parties submitting a revised indication on July 10) to perform additional due diligence.  During the next few weeks, the three finalists conducted additional due diligence procedures, and two of the three made presentations to the Universal board of directors.  One of them withdrew from the process.  On July 27, 2017, the remaining two finalists were invited to submit a definitive written proposal for the acquisition of all of Universal's outstanding common stock by August 10, 2017.
On August 10, 2017, one of the finalists withdrew, but MutualFirst submitted a definitive written proposal to Universal.
On August 15, 2017, the Universal board of directors met to consider the proposal. Representatives of Boenning & Scattergood were present in person and representatives of SmithAmundsen, LLC were present telephonically. The Universal board of directors determined that the proposal received from MutualFirst was attractive.  In response to a request from the Universal board of directors, MutualFirst verbally revised its proposal to a per share consideration of 15.6000 shares plus $250.00, or approximately $60.8 million in aggregate, based on the MutualFirst stock price at the time.  The Universal board of directors agreed to move forward with a transaction with MutualFirst.
On August 29, 2017, the law firm of Silver, Freedman, Taff & Tiernan LLP, legal counsel for MutualFirst, presented a draft merger agreement to Universal. During the period from August 29, 2017 through October 4, 2017, the parties and their legal counsel exchanged comments and negotiated changes to the draft merger agreement. During this time, management of the parties and their respective financial advisors continued discussions and additional due diligence was performed. The parties also provided drafts of their respective disclosure letters to the merger agreement and discussed other aspects of the proposed transaction and merger integration issues.
On October 4, 2017, the Universal board of directors held a special meeting to discuss the draft merger agreement and related issues. Also present in addition to the directors were representatives of Boenning & Scattergood in Bloomfield and SmithAmundsen, LLC telephonically.  The representative of SmithAmundsen, LLC discussed the purpose for the meeting and the legal standards and responsibilities of the directors with regard to matters before them. The SmithAmundsen, LLC representative reviewed the negotiated definitive merger agreement and related ancillary documents and responded to questions, and engaged in discussion, regarding various transaction terms, including the circumstances under which the Universal board of directors would have the right to entertain superior third-party offers prior to the closing of the merger, the termination fee that would be payable by Universal if the merger agreement were terminated under certain circumstances, and the affirmative and negative covenants that would be applicable to Universal prior to the merger. A Boenning & Scattergood representative reviewed with Universal the background of the process which had been undertaken to that point, and presented a financial analysis of MutualFirst and of the proposed merger consideration. Boenning & Scattergood delivered to the Universal board of directors an oral opinion, which was subsequently confirmed in writing, that, based on and subject to the assumptions, limitations, qualifications and conditions set forth in Boenning & Scattergood's written opinion, as of that date, the merger consideration to be received in the merger by the holders of Universal common stock was fair, from a financial point of view, to such holders. The SmithAmundsen, LLC attorneys also reiterated that the directors would need to sign shareholder voting agreements, which would require them to vote their shares in favor of the merger.
Thereafter, the Universal board of directors received and considered resolutions concerning the transaction. The members of the Universal board of directors unanimously approved the merger agreement and transactions set forth therein and authorized Mr. McNeely to execute and deliver the merger agreement and take the other actions necessary to effect the transaction.
Universal and MutualFirst executed the merger agreement and publicly announced the transaction on October 4, 2017.
Universal's Reasons for the Merger; Recommendation of Universal's Board of Directors
Universal's board of directors believes that the merger is in the best interest of Universal and its shareholders.  Accordingly, Universal's board of directors has unanimously approved the merger and the merger agreement and unanimously recommends that Universal's shareholders vote "FOR" approval of the merger agreement proposal.
In approving the merger agreement, Universal's board of directors consulted with management with respect to the financial aspects and fairness of the merger consideration, from a financial point of view, to the holders of shares of Universal common stock, and with its outside legal counsel as to its legal duties and the terms of the merger agreement.   The board believes that combining with MutualFirst will create a stronger and more diversified organization that will provide significant benefits to Universal's shareholders and customers alike.
The terms of the merger agreement, including the consideration to be paid to Universal's shareholders, were the result of arm's length negotiations between representatives of Universal and representatives of MutualFirst.  In arriving at its determination to approve the merger agreement, Universal's board of directors considered a number of factors, including the following material factors:
•
Universal's board of directors' familiarity with and review of information concerning the business, results of operations, financial condition, competitive position and future prospects of Universal and MutualFirst compared to the risks and challenges associated with the operation of Universal's business as an independent entity;

•
the current and prospective environment in which Universal operates, including national, regional and local economic conditions, the competitive environment for banks, thrifts and other financial institutions generally and the increased regulatory burdens on financial institutions generally and the trend toward consolidation in the banking industry and in the financial services industry;

•	the financial presentation of management;
•
the financial information and analyses presented by Boenning & Scattergood to the board of directors, and Boenning & Scattergood's opinion to the board of directors to the effect that, as of the date of such opinion, based upon and subject to the factors and assumptions set forth in such opinion, the merger consideration is fair from a financial point of view to holders of Universal common stock;

•
that shareholders of Universal will receive a portion of the merger consideration in shares of MutualFirst common stock, which is listed on the NASDAQ, contrasted with the absence of a public market for Universal's common stock;

•	the treatment of the merger as a "reorganization" within the meaning of Section 368(a) of the Code with respect to the shares of Universal common stock exchanged for MutualFirst common stock;
•
the results that Universal could expect to obtain if it continued to operate independently, and the likely benefits to shareholders of that course of action, as compared with the value of the merger consideration offered by MutualFirst;

•	the ability of MutualFirst to receive the requisite regulatory approvals in a timely manner;
•	the terms and conditions of the merger agreement, including the parties' respective representations, warranties, covenants and other agreements, and the conditions to closing;
•	that a merger with a larger holding company would provide the opportunity to realize economies of scale, increase efficiencies of operations and enhance the development of new products and services;
•
that Universal's directors and executive officers have financial interests in the merger in addition to their interests as Universal shareholders, including financial interests that are the result of compensation arrangements with Universal, and the manner in which such interests would be affected by the merger;

•	that the cash portion of the merger consideration will be taxable to Universal's shareholders upon completion of the merger;
•
the requirement that Universal conduct its business in the ordinary course and the other restrictions on the conduct of the Universal's business before completion of the merger, which may delay or prevent Universal from undertaking business opportunities that may arise before completion of the merger; and

•	that under the merger agreement Universal cannot solicit competing proposals for the acquisition of Universal.
The Universal board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:
•	the potential risk of diverting management attention and resources from the operation of Universal's business towards the completion of the merger;
•
the restrictions on the conduct of Universal's business prior to the completion of the merger, which are customary for merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent Universal from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Universal absent the pending completion of the merger;

•	the possibility that Universal will have to pay a $2.5 million termination fee to MutualFirst if the merger agreement is terminated under certain circumstances;
•
the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Universal's and BloomBank's business, operations and workforce with those of MutualFirst and MutualBank;

•	the merger-related costs and expenses; and

•	the other risks described under the heading "Risk Factors."
The foregoing discussion of the information and factors considered by the Universal board of directors is not intended to be exhaustive, but includes the material factors considered by the Universal board of directors.  In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the board of directors of Universal did not assign any relative or specific weight to different factors and individual directors may have given weight to different factors.  Based on the reasons stated above, the board of directors of Universal believes that the merger is in the best interest of Universal and its shareholders and therefore the board of directors of Universal unanimously approved the merger agreement and the merger.
This summary of the reasoning of Universal's board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements."
UNIVERSAL'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT PROPOSAL.
Opinion of Universal's Financial Advisor
Boenning & Scattergood is acting as financial advisor to Universal in connection with the merger.  Boenning & Scattergood is a registered broker-dealer providing investment banking services with substantial expertise in transactions similar to the merger.  As part of its investment banking activities, Boenning & Scattergood is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, private placements and valuations for estate, corporate and other purposes.
On October 4, 2017, Boenning & Scattergood rendered its oral opinion, which was subsequently confirmed in writing, to the Universal board of directors that, as of such date and subject to the assumptions made, matters considered and limitations of the review undertaken by Boenning & Scattergood, the merger consideration to be received by the holders of Universal common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Boenning & Scattergood's written opinion dated October 4, 2017, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference.  You are urged to, and should, read this opinion carefully and in its entirety.  The summary of Boenning & Scattergood's opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.  Boenning & Scattergood's opinion speaks only as of the date of the opinion and does not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger.

No limitations were imposed by Universal on the scope of Boenning & Scattergood's investigation or the procedures to be followed by Boenning & Scattergood in rendering its opinion.  Boenning & Scattergood was not asked to, and did not, make any recommendation to the Universal board of directors as to the form or amount of the consideration to be paid to the Universal shareholders, which was determined through arm's length negotiations between the parties.  In arriving at its opinion, Boenning & Scattergood did not ascribe a specific range of values to Universal.  Boenning & Scattergood's opinion is based on the financial and comparative analyses described below.

In connection with its opinion, Boenning & Scattergood, among other things:

(i)
reviewed the historical financial performance, current financial position and general prospects of each of MutualFirst and Universal and reviewed certain internal financial analyses and forecasts prepared by the respective management teams of MutualFirst and Universal;

(ii)	reviewed the merger agreement;
(iii)	reviewed and analyzed the stock performance and trading history of MutualFirst;
(iv)	studied and analyzed the consolidated financial and operating data of MutualFirst and Universal;
(v)
reviewed the pro forma financial impact of the merger on MutualFirst, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined by the respective management teams of MutualFirst and Universal;

(vi)	considered the financial terms of the merger as compared with the financial terms of comparable bank and bank holding company mergers and acquisitions;

(vii)	met and communicated with certain members of each of MutualFirst's and Universal's senior management to discuss their respective operations, historical financial statements and future prospects; and
(viii)	conducted such other financial analyses and considered such other factors as Boenning & Scattergood deemed appropriate.

Boenning & Scattergood's opinion was given in reliance on information and representations made or given by Universal and MutualFirst, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by each of Universal and MutualFirst, including, without limitation, financial statements, financial projections, and stock price data as well as certain other information from recognized independent sources.  Boenning & Scattergood did not independently verify the information or data concerning Universal or MutualFirst nor any other data Boenning & Scattergood considered in its review and, for purposes of its opinion, Boenning & Scattergood assumed and relied upon the accuracy and completeness of all such information and data.  Boenning & Scattergood assumed that all forecasts and projections provided to it had been reasonably prepared and reflected the best currently available estimates and good faith judgments of the respective management teams of Universal and MutualFirst as to their most likely future financial performance.  Boenning & Scattergood expressed no opinion as to any financial projections or the assumptions on which they were based.  Boenning & Scattergood did not conduct any valuation or appraisal of any assets or liabilities of MutualFirst or Universal, nor have any such valuations or appraisals been provided to Boenning & Scattergood.  Additionally, Boenning & Scattergood assumed that the merger is, in all respects, lawful under applicable law.

With respect to anticipated transaction costs, purchase accounting adjustments, expected cost savings and other synergies and financial and other information relating to the general prospects of Universal and MutualFirst, Boenning & Scattergood assumed that such information had been reasonably prepared and reflected the best currently available estimates and good faith judgments of the respective management teams of Universal and MutualFirst as to their most likely future performance.  Boenning & Scattergood further relied on the assurances of the respective management teams of Universal and MutualFirst that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading.  Boenning & Scattergood was not asked to and did not undertake an independent verification of any of such information and Boenning & Scattergood did not assume any responsibility or liability for the accuracy or completeness thereof.  Boenning & Scattergood assumed that the allowance for loan losses indicated on the balance sheet of each of Universal and MutualFirst was adequate to cover such losses; Boenning & Scattergood did not review loans or credit files of Universal or MutualFirst.  Boenning & Scattergood assumed that all of the representations and warranties contained in the merger agreement were true and correct, that each party under the merger agreement will perform all of the covenants required to be performed by such party under the merger agreements, and that the conditions precedent in the agreement were not waived.  Boenning & Scattergood assumed that the merger will qualify as a tax-free reorganization for federal income tax purposes.  Also, in rendering its opinion, Boenning & Scattergood assumed that, in the course of obtaining the necessary regulatory approvals for the consummation of the merger, no conditions will be imposed that will have a material adverse effect on the combined entity or contemplated benefits of the merger, including, without limitation, the cost savings and related expenses expected to result from the merger.

Boenning & Scattergood's opinion is based upon information provided to it by the respective management teams of Universal and MutualFirst, as well as market, economic, financial and other conditions as they existed and could be evaluated only as of the date of its opinion and accordingly, it speaks to no other period.  Boenning & Scattergood does not undertake to reaffirm or revise its opinion or otherwise comment on events occurring after the date of its opinion and does not have an obligation to update, revise or reaffirm its opinion.  Boenning & Scattergood's opinion does not address the relative merits of the merger or the other business strategies or transactions that Universal's board of directors has considered or may be considering, nor does it address the underlying business decision of Universal's board of directors to proceed with the merger.  Boenning & Scattergood expresses no opinion as to the prices at which MutualFirst's securities may trade at any time.  Nothing in Boenning & Scattergood's opinion is to be construed as constituting tax advice or a recommendation to take any particular tax position, nor does Boenning & Scattergood's opinion address any legal, tax, regulatory or accounting matters, as to which Boenning & Scattergood understands that Universal has obtained such advice as it deemed necessary from qualified professionals.  Boenning & Scattergood's opinion is for the information of Universal's board of directors in connection with its evaluation of the merger and does not constitute a recommendation to the Universal board of directors in connection with the merger or a recommendation to any shareholder of Universal as to how such shareholder should vote or act with respect to the merger.  This opinion should not be construed as creating any fiduciary duty on Boenning & Scattergood's part to any party or person.

In connection with rendering its opinion, Boenning & Scattergood performed a variety of financial analyses that are summarized below.  This summary does not purport to be a complete description of such analyses.  Boenning & Scattergood believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinion.  The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.  In arriving at its opinion, Boenning & Scattergood considered the results of all of its analyses as a whole and did not attribute any particular weight to any analyses or factors considered by it.  The range of valuations resulting from any particular analysis described below should not be taken to be Boenning & Scattergood's view of the actual value of Universal.

In its analyses, Boenning & Scattergood made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Universal or MutualFirst.  Any estimates contained in Boenning & Scattergood's analyses are not necessarily indicative of actual future values or results, which may be significantly more or less favorable than suggested by such estimates.  Estimates of values of companies do not purport to be appraisals or necessarily reflect the actual prices at which companies or their securities actually may be sold.  No company or transaction utilized in Boenning & Scattergood's analyses was identical to Universal or MutualFirst or the merger.  Accordingly, an analysis of the results described below is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared.  None of the analyses that Boenning & Scattergood performed was assigned a greater significance by Boenning & Scattergood than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Boenning & Scattergood.  The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which Universal common stock or MutualFirst common stock may trade in the public markets, which may vary depending upon various factors, including, without limitation, changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

In accordance with customary investment banking practice, Boenning & Scattergood employed generally accepted valuation methods in reaching its opinion.  The following is a summary of the material financial analyses that Boenning & Scattergood used in providing its opinion on October 4, 2017.  Some of the summaries of financial analyses are presented in tabular format.  In order to more fully understand the financial analyses that Boenning & Scattergood used, you should read the tables, together with the text of each summary.  The tables alone do not constitute a complete description of Boenning & Scattergood's financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation, could create a misleading or incomplete view of the financial analyses that Boenning & Scattergood performed.  The summary data set forth below do not represent and should not be viewed by anyone as constituting conclusions reached by Boenning & Scattergood with respect to any of the analyses performed by it in connection with its opinion.  Rather, Boenning & Scattergood made its determination as to the fairness to the holders of Universal common stock of the merger consideration, from a financial point of view, on the basis of its experience and professional judgment after considering the results of all of the analyses performed.  Accordingly, the data included in the summary tables and the corresponding imputed ranges of value for Universal should be considered as a whole and in the context of the full narrative description of all of the financial analyses set forth in the following pages, including the assumptions underlying these analyses.  Considering the data included in the summary table without considering the full narrative description of all of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the financial analyses that Boenning & Scattergood performed.

In connection with rendering its opinion and based upon the terms of the merger agreement it reviewed, Boenning & Scattergood assumed the effective aggregate indicated merger consideration to be $65.6 million and the per share merger consideration to be $863.08, based on MutualFirst's closing stock price on October 2, 2017, of $39.30.

Comparison of Selected Companies.  Boenning & Scattergood reviewed and, as reflected in Table 1 below, compared the multiples and ratios of the offer price to Universal's book value, tangible book value, latest 12 months earnings per share, assets, tangible book premium to core deposits, and deposits, such multiples referred to herein as the pricing multiples, with the median pricing multiples for the current trading prices, after the application of a 30.0% assumed control premium, referred to as the adjusted trading price, of the common stock of a peer group of 20 selected public banks and thrifts with assets between $300 million and $600 million, tangible common equity/tangible assets between 9.5% and 12% and latest 12 months return on average tangible common equity between 6% and 8.5%, excluding merger targets.  The 30.0% equity control premium is the median one day stock price premium for all bank and thrift merger and acquisition deals announced since January 1, 2000, based on data from SNL Financial.
Table 1

	Adjusted Trading Price

Pricing Multiple	Offer Price		Median Statistics for Peer Group (1)

Price/Book Value	150.9%		145.8%

Price/Tangible Book Value	159.4%		145.8%

Price/Latest 12 Months Earnings Per Share	23.8	x	22.1	x

Price/Assets	16.3%		15.6%

Premium over Tangible Book Value/Core Deposits	8.9%		7.5%

Price/Deposits	20.3%		19.4%

(1) Peer metrics are based on prices as of market close on October 2, 2017.

Analysis of Bank Merger Transactions.  Boenning & Scattergood analyzed certain information relating to recent transactions in the banking industry, consisting of (i) 17 Indiana bank and thrift transactions announced since January 1, 2014 with disclosed pricing, referred to below as Group A; (ii) 15 bank and thrift deals announced since January 1, 2015 with target headquarters in a Midwestern state (defined as Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota or Wisconsin), assets between $150 million and $1 billion, tangible common equity/tangible assets between 8.5% and 12%, latest 12 months return on average equity between 4% and 9% and disclosed pricing, excluding mergers of equals (as defined by S&P Global Market Intelligence), referred to below as Group B; and (iii) 14 nationwide bank and thrift deals announced since June 30, 2016 with target assets between $250 million and $700 million, tangible common equity/tangible assets between 8.5% and 12%, latest 12 months return on average equity between 4% and 8%, and disclosed pricing, excluding mergers of equals (as defined by S&P Global Market Intelligence), referred to below as Group C.  Boenning & Scattergood then reviewed and compared the pricing multiples of the offer price and the pricing multiples of the selected transaction values for Group A, Group B and Group C.

Table 2

			Median for Selected Transactions
Pricing Multiple	Offer Price		Group A		Group B		Group C

Price/Book Value	150.9%		142.0%		135.0%		144.9%

Price/Tangible Book Value	159.4%		142.0%		144.2%		161.9%

Price/Latest 12 Months Earnings Per Share	23.8	x	20.7	x	19.8	x	22.4	x

Price/Assets	16.3%		17.0%		14.2%		15.5%

Premium over Tangible Book Value/Core Deposits	8.9%		5.8%		6.4%		10.1%

Price/Deposits	20.3%		20.1%		17.2%		18.1%

Discounted Cash Flow Analysis.  Discounted cash flow analysis approximates the value of a share of stock to an acquiror by calculating the present value of the target's cash flow available for dividends in perpetuity.  This analysis assumed a short-term earnings growth rate of 7% and a long-term growth rate of 2%, as well as a short-term balance sheet growth rate of 4% and a long-term growth rate of 2%, based on guidance from Universal's management.  The estimated cost savings of 12.5% of estimated annual non-interest expense in 2018 and 25% of estimated annual non-interest expenses thereafter, transaction costs of $4.8 million pre-tax and gross credit mark of approximately $4.8 million (equal to $1.4 million net of Universal's loan loss reserve) were based on guidance provided by MutualFirst.  A discount rate of 13% was determined using the Capital Asset Pricing Model and the Build-Up Method, both of which take into account certain factors such as the current risk free rate, the beta of bank stocks compared to the broader market and the Ibbotson risk premiums for small, illiquid stocks and for commercial bank stocks, as well as comparable company returns on tangible common equity.  The average of the three methods was approximately 13%.  Sensitivity analyses for discount rates and cost savings ranged from 11% to 15% and 20% to 30%, respectively.  The present value of Universal common stock calculated using discounted cash flow analysis ranged from $486.31 per share to $879.90 per share based on the cost savings estimates and discount rates used, compared to the offer price of $863.08 per share.  This analysis does not purport to be indicative of actual future results and does not purport to reflect the prices at which shares of Universal common stock may trade in the public markets.  A discounted cash flow analysis was included because it is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates and discount rates.
Present Value Analysis.  Applying present value analysis to Universal's theoretical future earnings, dividends and tangible book value, Boenning & Scattergood compared the offer price for one share of Universal common stock to the present value of one share of Universal common stock on a stand-alone basis.  The analysis was based upon management's projected earnings growth, a range of assumed price/earnings ratios, a range of assumed price/tangible book value ratios and a 13% discount rate, which was determined using the Capital Asset Pricing Model and the Build-Up Method, both of which take into account certain factors such as the current risk free rate, the beta of bank stocks compared to the broader market and the Ibbotson risk premiums for small, illiquid stocks and for commercial bank stocks, as well as comparable company returns on tangible common equity.  The average of the three methods was approximately 13%.  The valuation was completed with a sensitivity analysis on the discount rate ranging from 11% to 15%.  Boenning & Scattergood derived the terminal price/earnings multiple of 17.8x and terminal price/tangible book value multiple of 140.2% from the three-year median trading multiples of the SNL Bank < $500 Million Index as of October 2, 2017.  Sensitivity analyses for terminal price/earnings and price/tangible book ranged from 10.4x to 25.2x and 109.3% to 171.0%, respectively, each representing two standard deviations above or below the median.  The present value of Universal common stock on a standalone basis is $305.62 to $888.88 per share based on price/earnings multiples, and $447.68 to $835.95 per share based on price/tangible book value multiples, compared to the offer price of $863.08 per share.  This analysis does not purport to be indicative of actual future results and does not purport to reflect the prices at which shares of Universal common stock may trade in the public markets.  A present value analysis was included because it is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates and discount rates.

Pro Forma Merger Analysis.  Boenning & Scattergood analyzed certain potential pro forma effects of the merger, assuming the following: (i) the merger is completed December 31, 2017; (ii) each share of Universal common stock will be eligible to receive consideration of $863.08, comprised of $250 in cash and 15.6 shares of MutualFirst common stock (based on MutualFirst's closing stock price on October 2, 2017 of $39.30); (iii) estimated pre-tax cost savings of approximately 25% of Universal's non-interest expense on an annual basis ($2.8 million after-tax), recognized 50% in 2018 and 100% in 2019; (iv) estimated one-time transaction-related costs of approximately $4.8 million pre-tax are expensed prior to closing; (v) Universal performance was calculated in accordance with Universal management's earnings forecasts; (vi) MutualFirst's performance was calculated in accordance with MutualFirst management's earnings forecasts; and (vii) certain other assumptions pertaining to costs and expenses associated with the transaction, intangible amortization, opportunity cost of cash and other items.  The analyses indicated that the merger (excluding transaction expenses) would be accretive to the combined company's projected earnings per share for 2018 and for the full year 2019, accretive to Universal's per share equivalent earnings for 2018 and the full year 2019 but dilutive to Universal's per share equivalent tangible book value for 2018 and the full year 2019.  Additionally, the combined company's regulatory capital ratios would exceed regulatory guidelines for "well capitalized."  The actual results achieved by the combined company may vary from projected results and the variations may be material.

As described above, Boenning & Scattergood's opinion was just one of the many factors taken into consideration by the Universal board of directors in making its determination to approve the merger.

Boenning & Scattergood, as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of transactions, including, without limitation, mergers, acquisitions, private placements, public offerings and valuations for various other purposes, and in the determination of adequate consideration in such transactions.  In the ordinary course of Boenning & Scattergood's business as a broker-dealer, it may, from time to time, purchase securities from, and sell securities to, MutualFirst, Universal, and their respective affiliates.  In the ordinary course of business, Boenning & Scattergood may also actively trade the securities of MutualFirst for its own account and for the accounts of customers and accordingly may at any time hold a long or short position in such securities.

Boenning & Scattergood is acting as Universal's financial advisor in connection with the merger and will receive a fee for its services, a significant portion of which is contingent upon consummation of the merger.  Boenning & Scattergood also received a fee for rendering the fairness opinion.  Boenning & Scattergood's fee for rendering the fairness opinion was not contingent upon any conclusion that Boenning & Scattergood reached or upon completion of the merger.  Universal has also agreed to indemnify Boenning & Scattergood against certain liabilities that may arise out of Boenning & Scattergood's engagement.

Prior Engagements by MutualFirst and Universal. Except for the arrangements between Boenning & Scattergood and Universal described in the preceding paragraph, Boenning & Scattergood has not had any material relationship with either Universal or MutualFirst during the past two years in which compensation was received or was intended to be received.  Boenning & Scattergood may provide services to MutualFirst in the future (and to Universal if the merger is not consummated), although as of the date of Boenning & Scattergood's opinion, there was no agreement to do so nor any mutual understanding that such services are contemplated.

Boenning & Scattergood's opinion was approved by Boenning & Scattergood's fairness opinion committee.  Boenning & Scattergood did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any of the officers, directors, or employees of any party to the merger agreement, or any class of such persons, relative to the compensation to be received by the holders of Universal common stock in the merger.

MutualFirst's Reasons for the Merger
After careful consideration, at a meeting held on October 4, 2017, MutualFirst's board of directors unanimously determined that the merger agreement, including the merger and the other transactions contemplated thereby, is in the best interests of MutualFirst and its shareholders.

In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the MutualFirst board of directors consulted with MutualFirst management, as well as its legal and financial advisors, and considered a number of factors, including the following material factors:
•
its knowledge of Universal's business, operations, financial condition, earnings and prospects, taking into account the results of MutualFirst's due diligence review of Universal and BloomBank, including MutualFirst's assessments of their credit policies, asset quality, adequacy of loan loss reserves, interest rate risk and litigation;

•	the fact that an acquisition of Universal and BloomBank would expand MutualFirst's strategic footprint into the Central and Southern Indiana markets;
•	the reports of MutualFirst management concerning the operations and financial condition of Universal and the pro forma financial impact of the merger;
•	the strength of BloomBank's management team;
•	the fact that Universal's shareholders would own approximately 13.8% of the outstanding shares of MutualFirst common stock immediately following the merger;
•
the interests of Universal's directors and executive officers in the merger, in addition to their interests generally as shareholders, as described under "—Interests of Universal's Directors and Executive Officers in the Merger";

•	the fact that Universal's and MutualFirst's management teams share a common business vision and commitment to their respective customers, shareholders, employees and other constituencies;
•	the belief of MutualFirst's management that the merger will be accretive to MutualFirst's earnings under accounting principles generally accepted in the United States, commonly referred to as "GAAP";
•
the anticipated pro forma impact of the merger on the combined company, including potential synergies, and the expected impact on financial metrics such as earnings and tangible equity per share, as well as on regulatory capital levels;

•	the likelihood of a successful integration of Universal's and BloomBank's business, operations and workforce with those of MutualFirst and MutualBank;
•	the regulatory and other approvals required in connection with the transaction and the likelihood such approvals would be received in a timely manner and without unacceptable conditions; and
•
the financial and other terms of the merger agreement, including the merger consideration, tax treatment and termination fee provisions, which the MutualFirst board reviewed with its outside legal advisors.

The MutualFirst board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:
•	the potential risk of diverting management attention and resources from the operation of MutualFirst's business towards the completion of the merger;
•
the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Universal's and BloomBank's business, operations and workforce with those of MutualFirst;

•	the merger-related costs and expenses; and
•	the other risks described under the heading "Risk Factors."
The foregoing discussion of the information and factors considered by the MutualFirst board of directors is not intended to be exhaustive, but includes the material factors considered by the MutualFirst board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the MutualFirst board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The MutualFirst board of directors considered all these factors as a whole, including discussions with, and questioning of, MutualFirst's management and MutualFirst's legal advisors, and overall considered the factors to be favorable to, and to support, its determination.
MutualFirst's board of directors unanimously approved the merger agreement.
This summary of the reasoning of MutualFirst's board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements."
Regulatory Approvals
The closing of the merger is conditioned upon the receipt of all approvals of regulatory authorities required for the merger and the bank merger. Under the terms of the merger agreement, MutualFirst and Universal have agreed to use their commercially reasonable best efforts to obtain all necessary permits, consents, approvals and authorizations from any governmental authority necessary, proper or advisable to consummate the merger and the bank merger.
The merger and/or the bank merger is subject to prior approval by the FDIC and the Indiana DFI and the receipt of a waiver or prior approval from the Federal Reserve Board.  Applications with the FDIC and the Indiana DFI were filed on November 17, 2017. A waiver request was submitted to the Federal Reserve Board on November 29, 2017 and approved on December 6, 2017.  The U.S. Department of Justice may also review the impact of the merger and the bank merger on competition.
There can be no assurance as to whether all required regulatory approvals or waivers will be obtained or the dates of the approvals or waivers. There also can be no assurance that the regulatory approvals received will not contain a condition or requirement that results in a failure to satisfy the conditions to closing set forth in the merger agreement. See "The Merger Agreement—Conditions to Complete the Merger."
Interests of Universal's Directors and Executive Officers in the Merger
In the merger, the directors and executive officers of Universal will receive the same consideration for their Universal shares as the other shareholders of Universal. In considering the recommendation of the Universal board of directors that you vote to approve the merger agreement, you should be aware that some of Universal's executive officers and directors may have interests in the merger and may have arrangements, as described below, which may be considered to be different from, or in addition to, those of Universal's shareholders generally. The Universal board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that you vote in favor of approving the merger agreement.  Further, each director of Universal has delivered to MutualFirst an executed voting agreement in the form attached as an exhibit to the merger agreement for no additional consideration.
Two Universal Directors will Become MutualFirst Directors.  Following the completion of the merger, two current directors of Universal will join the board of directors of MutualFirst.  Such directors will be entitled to the same compensation as is provided to the other non-employee directors of MutualFirst.    For 2017, each non-employee director of MutualFirst receives an annual cash retainer of $34,000. In addition, each non-employee director receives $200 per board committee meeting attended and the audit/compliance committee members receive $400 per meeting attended.  The Chairman of the Board, as well as the Chairman of certain committees of the MutualFirst board of directors receive additional compensation for serving in these positions.  MutualFirst non-

employee directors are also entitled to receive stock awards under MutualFirst's equity compensation plans, although no equity awards have been granted to non-employee directors during the last 5 years.
Payments by Universal to Certain Directors and Executive Officer pursuant to Existing Benefit Plans. The following directors and executive officers of Universal and BloomBank are entitled to receive payments pursuant to existing Universal benefit plans:
•
William B. McNeely, President and Chief Executive Officer of BloomBank, will receive a payment of $400,000 pursuant to his Retention Bonus Agreement and a payment of $40,065 pursuant to his Longevity (Phantom Stock) Incentive Agreement with Universal;

•	Chad M. Riddle, Executive Vice President of BloomBank, will receive a payment of $130,000 pursuant to his Retention Bonus Agreement;
•	D. Scott Robinson, Executive Vice President of BloomBank, will receive a payment of $200,000 pursuant to his Retention Bonus Agreement;
•	Gregory L. Hartz Executive Vice President and Senior Lender of BloomBank, will receive a payment of $134,500 pursuant to his Retention Bonus Agreement;
Indemnification and Insurance.  As described under "The Merger Agreement—Indemnification and Continuance of Director and Officer Liability Coverage," MutualFirst will indemnify (and advance expenses to), for a period of six years from and after the effective time of the merger, to the fullest extent permitted by any of the Universal's or BloomBank's articles of incorporation or charter, bylaws, or applicable law, the directors, officers, employees and agents of Universal and its subsidiaries with respect to claims pertaining to matters occurring at or prior to the effective time of the merger.  MutualFirst also has agreed, for a period of three years after the effective time of the merger, to maintain at its expense directors' and officers' liability insurance with respect to claims arising from facts or events occurring prior to completion of the merger.  This insurance must contain terms substantially equivalent to the coverage currently provided by Universal, provided that MutualFirst shall not be required to pay for this insurance more than an amount equal to 150% of the annual premium most recently paid by Universal.  If MutualFirst is unable to maintain or obtain the insurance required in the prior sentence at an amount equal to 150% of the annual premium most recently paid by Universal, MutualFirst shall use commercially reasonable best efforts to obtain as much comparable insurance as is available for this amount.
Stock Ownership. The current directors and executive officers of Universal, together with their affiliates, beneficially owned, as of the record date for the special meeting, a total of 23,580 shares of Universal common stock, representing approximately 31.0% of the total outstanding shares of Universal common stock.  Each of Universal's directors has executed a voting agreement agreeing to vote his or her shares, representing in the aggregate approximately 31.0% of the total outstanding shares of Universal common stock, in favor of the merger agreement.  "The Merger Agreement - Voting Agreements."
Employment Agreements with MutualBank.  Each of the following individuals has entered into a two year employment agreement with MutualBank to be effective as of the merger closing date:
•	Bradford N. Barkely, Universal's Vice Chairman of the Board, will serve as a Vice President of MutualBank at an annual base salary of $125,000;
•	Chad M. Riddle, Executive Vice President of BloomBank, will serve as a Vice President of MutualBank at an annual base salary of $130,000;
•	D. Scott Robinson, Executive Vice President of BloomBank, will serve as a Vice President of MutualBank at an annual base salary of $130,000;
•	Gregory L. Hartz, Executive Vice President and Senior Lender of BloomBank, will serve as a Vice President of MutualBank at an annual base salary of $134,500; and

•	Brandon Barkley, Vice President of BloomBank, will serve as a Vice President of MutualBank at an annual base salary of $70,000.
Under these agreements, each individual's salary is reviewed for adjustments annually and cannot be decreased below any adjusted level.  Each individual is also entitled to participate equitably in discretionary bonuses awarded to executive employees and in MutualBank's other employee benefit plans, including medical, dental, group life, disability and accidental death and dismemberment insurance benefits.  The agreements also provide that for the one year following any termination of employment, such individual will be prohibited from soliciting MutualFirst or MutualBank depositors, customers or employees to leave MutualFirst or MutualBank.
MutualFirst's Board of Directors and Management Following Completion of the Mergers
Following completion of the mergers, the directors of MutualFirst and MutualBank immediately prior to the effective time, together with two existing Universal directors, will constitute the boards of directors of MutualFirst as the surviving corporation and MutualBank as the resulting institution, respectively.  The executive officers of MutualFirst and MutualBank will continue to serve as the executive officers of these entities following the merger.  Information regarding the executive officers and directors of MutualFirst is contained in documents filed by MutualFirst with the SEC and incorporated by reference into this proxy statement/prospectus.  See "Where You Can Find More Information."
Method of Effecting the Acquisition
Subject to the consent of Universal, which shall not be unreasonably withheld or delayed. MutualFirst may at any time change the method of effecting the acquisition of Universal (including by providing for the merger of a wholly owned subsidiary of MutualFirst with Universal). However, no change may: (i) alter or change the amount or kind of consideration to be issued to holders of the Universal common stock, as provided for in the merger agreement; (ii) have an adverse effect on the tax treatment of the transaction to MutualFirst, Universal or Universal's shareholders; or (iii) impede or materially delay completion of the transactions contemplated by the merger agreement.
Effective Time
The effective time of the merger will be the time and date when the merger becomes effective, as set forth in the articles of merger that will be filed with the Maryland Secretary of State on the closing date of the merger. The closing date will occur on a date to be specified by MutualFirst and Universal. Subject to applicable law, this date will be no later than the last day of the month (but no earlier than five (5) business days) after the  latest to occur of: (i) receipt of all required regulatory approvals and the expiration of all required waiting periods; (ii) the approval of the merger agreement by the shareholders of Universal and (iii) the satisfaction or waiver (subject to applicable law) of the other closing conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied or waived at the closing), unless extended by mutual agreement of MutualFirst and Universal.

We anticipate that the merger will be completed during the quarter ending March 31, 2018. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying other conditions to the merger. The date for completing the merger can occur as late as June 30, 2018, after which Universal or MutualFirst would need to mutually agree to extend the closing date of the merger. See the sections entitled "-- Regulatory Approvals" and "The Merger Agreement—Conditions to Complete the Merger."
Accounting Treatment
In accordance with current accounting guidance, the mergers will be accounted for using the acquisition method of accounting in accordance with FASB Topic 805, "Business Combinations." The result of this is that the assets and liabilities of MutualFirst will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and the assets and liabilities of Universal will be adjusted to fair value at the date of the merger.  In addition, all identified intangibles will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price, consisting of cash plus the number of shares of MutualFirst common stock to be issued to former Universal shareholders, at fair value, exceeds the fair value of the net assets, including identifiable intangibles, of Universal at the date of the mergers, that amount will be reported as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of Universal being included in the operating results of MutualFirst beginning from the date of completion of the merger.
Dissenters' Rights of Universal Shareholders
Under Indiana law, you will have dissenters' rights with respect to the merger. If you follow the procedures set forth in IBCL 23-1-44, these rights will entitle you to receive the fair value of your shares of Universal common stock rather than having your shares converted into the right to receive the merger consideration provided for in the merger agreement. However, MutualFirst may elect to terminate the merger agreement if holders of 10% or more of Universal outstanding common stock exercise dissenters' rights.  No holder of Universal common stock dissenting from the merger will be entitled to the merger consideration or any dividends or other distributions unless and until the holder fails to perfect or effectively withdraws or loses his or her right to dissent from the merger agreement.  If you are contemplating exercising your right to dissent, we urge you to read carefully the provisions of Chapter 44 of the IBCL, which prescribes the procedures for the exercise of dissenters' rights and for determining the fair value of Universal common stock, and consult with your legal counsel before exercising or attempting to exercise these rights.  Holders of Universal common stock receiving cash upon exercise of dissenters' rights may recognize gain for federal income tax purposes. See "Material U.S. Federal Income Tax Consequences of the Merger" on page 67.

Universal shareholders electing to exercise dissenters' rights must comply with the provisions of Chapter 44 of the IBCL in order to perfect their rights. Universal and MutualFirst will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Indiana statutory procedures required to be followed by a shareholder in order to dissent from the merger and perfect the shareholder's dissenters' rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Chapter 44 of the Indiana Business Corporation Law, the full text of which appears in Annex C of this proxy statement/prospectus.

Under IBCL 23-1-44, a Universal shareholder who desires to assert dissenters' rights must (1) deliver to Universal before the vote is taken at the special meeting written notice of the shareholder's intent to demand payment in cash for shares owned if the merger is effectuated, and (2) not vote the shareholder's shares in favor of the merger, either in person or by proxy. Dissenting shareholders cannot dissent as to only some but not all of the Universal common stock registered in their names, except in limited circumstances. Dissenting shareholders may send their written notice to James C. Miller, Secretary, Universal Bancorp, 48 North Washington Street, Bloomfield, Indiana 47424.

If the merger is approved by the Universal shareholders, Universal must mail or deliver a written notice of dissenters' rights to each dissenting shareholder satisfying the above conditions within ten days after shareholder approval has occurred. The notice to dissenting shareholders must:
•	state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
•	inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
•
supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed merger, which was October 4, 2017, and require that the dissenting shareholder certify whether or not that shareholder acquired beneficial ownership of the shares before that date;

•	set a date by which Universal must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice to dissenters is delivered; and
•	be accompanied by a copy of IBCL 23-1-44.

Any Universal shareholder who is sent a notice to dissenters must then (a) demand payment for the shareholder's shares of Universal common stock, (b) certify whether the shareholder acquired beneficial ownership of the Universal common stock before October 4, 2017 (the date the merger was publicly announced) and (c) deposit the shareholder's certificates representing shares of Universal common stock in accordance with the terms of the notice to dissenters. A Universal shareholder who fails to take these steps by the date set forth in the notice to dissenters will not be entitled to payment for the shareholder's shares through the dissenters' rights process and will be considered to have voted his or her shares in favor of the merger.

A Universal shareholder who desires to exercise dissenters' rights concerning the merger but who does not comply with the preliminary conditions described above will be considered not to be entitled to dissenters' rights under IBCL 23-1-44. Shareholders who execute and return the enclosed proxy, but do not specify a choice on the merger proposal will be deemed to have voted in favor of the merger and, accordingly, to have waived their dissenters' rights, unless the shareholder revokes the proxy before it is voted and satisfies the other requirements of IBCL 23-1-44.

Upon consummation of the merger, MutualFirst will pay each dissenting shareholder who has complied with all statutory requirements and the notice to dissenters, and who was the beneficial owner of Universal common stock before October 4, 2017 (the date the merger was first publicly announced), MutualFirst's estimate of the fair value of the shares as of the time immediately before the merger, excluding any appreciation in value in anticipation of the merger unless exclusion would be inequitable. For those dissenters who became beneficial owners of shares on or after October 4, 2017, MutualFirst will provide its estimate of fair value upon consummation of the merger, but may withhold payment of the fair value of the shares until the dissenting shareholder agrees to accept the estimated fair value amount in full satisfaction of the dissenting shareholder's demand or until MutualFirst is otherwise directed by a court of competent jurisdiction.

If the dissenting shareholder believes the amount paid or estimated by MutualFirst is less than the fair value for his or her shares of Universal common stock or if MutualFirst fails to make payment to the dissenting shareholder within 60 days after the date set for demanding payment, the dissenting shareholder may notify MutualFirst in writing of the shareholder's own estimate of the fair value of his or her shares and demand payment of his or her estimate (less the amount of any payment made by MutualFirst for the shares to the dissenting shareholder). Demand for payment must be made in writing within 30 days after MutualFirst has made payment for the dissenting shareholder's shares or has offered to pay its estimate of fair value for the dissenting shareholder's shares. MutualFirst will not give further notice to the dissenting shareholder of this deadline. A dissenting shareholder who fails to make the demand within this time waives the right to demand payment for the shareholder's shares.

MutualFirst can elect to agree with the dissenting shareholder's fair value demand or if a demand for payment remains unsettled, MutualFirst must commence a proceeding in the circuit or superior court of Delaware County within 60 days after receiving the payment demand from the dissenting shareholder and petition the court to determine the fair value of the shares. If MutualFirst fails to commence the proceeding within the 60 day period, it must pay each dissenting shareholder whose demand remains unsettled the amount demanded. MutualFirst must make all dissenting shareholders whose demands remain unsettled parties to the proceeding and all parties must be served a copy of the petition. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. Each dissenting shareholder made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenting shareholder's shares, plus interest, exceeds the amount paid by MutualFirst.

The court will determine all costs of the appraisal proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and will assess these costs against the parties in amounts the court finds equitable. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against MutualFirst if the court finds that MutualFirst did not comply with IBCL 23-1-44 or against either MutualFirst or a dissenting shareholder if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by IBCL 23-1-44.

Every Universal shareholder who does not deliver a notice of intent to demand payment for his or her shares as described above, or who votes in favor of the merger, is bound by the vote of the assenting shareholders and will have no right to dissent and to demand payment of the fair value of their shares of Universal common stock as a result of the merger. Such a shareholder will only be entitled to the same consideration described in this document to be offered to every other assenting Universal shareholder as a result of the merger. Voting against the merger does not in itself constitute the notice of intent to demand payment required by IBCL 23-1-44.

It is a condition to the completion of the merger that the holders of less than 10% of Universal's outstanding common stock exercise dissenters' rights.

MutualFirst's Dividend Policy
The holders of MutualFirst common stock receive cash dividends if and when declared by the MutualFirst board of directors out of legally available funds.  The timing and amount of cash dividends depends on MutualFirst's earnings, capital requirements, financial condition, cash on hand and other relevant factors.  MutualFirst also has the ability to receive dividends or capital distributions from its bank subsidiary, MutualBank.  There are regulatory restrictions on the ability of MutualBank to pay dividends. As a bank holding company, MutualFirst's ability to pay dividends is subject to the guidelines of the Federal Reserve Board regarding capital adequacy and dividends and limitations under Maryland law.  MutualFirst currently pays a quarterly cash dividend of $0.18 per share on its outstanding common stock.  No assurances can be given that cash dividends will not be reduced or eliminated in future periods.  For additional information, see "Comparative Market Prices and Dividends on Common Stock."
No Fractional Shares
MutualFirst will not issue any fractional shares of MutualFirst common stock in the merger. Universal shareholders who would otherwise be entitled to a fractional share of MutualFirst common stock upon completion of the merger will instead receive an amount in cash equal to the fractional share interest (rounded to the nearest ten thousandth) multiplied by the average MutualFirst common stock price as determined pursuant to the merger agreement.  No interest will be paid or accrued on cash payable to holders of those certificates in lieu of fractional shares.
Share Matters
None of MutualFirst, Universal, the exchange agent or any other person will be liable to any former shareholder of Universal for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
If a certificate for Universal common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon the making of an affidavit by the person claiming that loss, theft or destruction and the posting of a bond in an amount reasonably necessary as indemnity against any claim that may be made against MutualFirst with respect to that lost certificate.
For a description of MutualFirst common stock and a description of the differences between the rights of the holders of Universal common stock compared to the rights of the holders of MutualFirst common stock, see the sections entitled "Description of MutualFirst's Capital Stock" and "Comparison of Shareholder Rights."
Public Trading Markets
MutualFirst's common stock is listed on the NASDAQ under the symbol "MFSF." The shares of MutualFirst common stock issuable in the merger for shares of Universal common stock will be listed on NASDAQ.  Universal's common stock is not listed on an exchange or quoted on any automated services, and there is no established trading market for shares of Universal common stock.

THE MERGER AGREEMENT
The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference. You should read the merger agreement in its entirety, as it is the legal document governing the merger.

The Merger
The boards of directors of MutualFirst and Universal have each unanimously approved the merger agreement, which provides for the merger of Universal into MutualFirst, with MutualFirst as the surviving corporation of the merger. The merger agreement provides that after the effective time of the merger MutualFirst intends to merge BloomBank, a wholly owned subsidiary of Universal, with and into MutualBank, a wholly owned subsidiary of MutualFirst, with MutualBank as the surviving institution.  As a result of the mergers, Universal and BloomBank will cease to exist as separate entities.

Merger Consideration
If the merger is completed, each outstanding share of Universal common stock will be converted into the right to receive merger consideration equal to (i) 15.6 shares of MutualFirst common stock and (ii) $250.00 in cash, as provided in the merger agreement.  MutualFirst will not issue any fractional shares of MutualFirst common stock in the merger.  Universal shareholders who would otherwise be entitled to a fractional share of MutualFirst common stock upon completion of the merger will instead receive an amount in cash equal to the fractional share interest (rounded to the nearest ten thousandth) multiplied by the average the average MutualFirst common stock price as determined pursuant to the merger agreement.
Although the number of shares of MutualFirst common stock that holders of Universal common stock will receive for the stock portion of the merger consideration is fixed, the market value of those shares will fluctuate from the closing price of MutualFirst common stock on the date MutualFirst and Universal announced the merger, on the date that this proxy statement/prospectus is mailed to Universal shareholders, on the date of the Universal special meeting and on the date the merger is completed and thereafter; however, there will not be any adjustment to the merger consideration for changes in the market price of shares of MutualFirst common stock.  Universal is not generally permitted to terminate the merger agreement or re-solicit the vote of Universal shareholders solely because of changes in the market prices of MutualFirst's common stock.  Though Universal may terminate the merger agreement in certain limited circumstances involving a decrease in the trading price of MutualFirst's common stock, if (i) the average closing price of MutualFirst common stock during a specified period prior to closing is less than $28.24 and (y) MutualFirst's common stock underperforms the Nasdaq Bank Index by more than 20%, unless MutualFirst elects to make a compensating adjustment to the exchange ratio. Other than a possible compensating adjustment by MutualFirst to the exchange ratio under these circumstances, the parties do not expect that any adjustment will be made to the exchange ratio based on changes in the stock price of either company.  We urge you to obtain current market quotations for MutualFirst common stock. (NASDAQ: trading symbol "MFSF").
MutualFirst's common stock is listed on the NASDAQ under the symbol "MFSF".  Universal's common stock is not listed on an exchange or quoted on any automated services, and there is no established trading market for shares of Universal common stock.
A Universal shareholder also has the right to obtain the fair value of his or her Universal shares in lieu of receiving the merger consideration under the merger agreement by strictly following the procedures under the IBCL, as discussed under "The Merger—Dissenters' Rights of Universal Shareholders" beginning on page 52.

Effective Time and Completion of the Merger
The merger agreement provides that unless both MutualFirst and Universal agree to a later date, the filings necessary to make the merger effective, consisting of articles of merger to be filed with the Secretary of State of the State of Maryland, will be made on or before the last day of the month (but no earlier than five business days) after all of the conditions to completion of the merger have been satisfied or waived (other than those that by their nature are to be satisfied or waived at the closing of the merger).

We currently expect that the merger will be completed in the quarter ending March 31, 2018, subject to the approval of the merger agreement by Universal's shareholders, the receipt of all necessary regulatory approvals and the expiration of all regulatory waiting periods. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. There can be no assurances as to whether, or when, MutualFirst and Universal will obtain the required approvals or complete the merger. See "—Conditions to Complete the Merger."

Conversion of Shares; Exchange Procedures
The conversion of Universal common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger.  Prior to the effective time of the merger, MutualFirst will appoint its transfer agent or an unrelated bank or trust company reasonably acceptable to Universal to act as exchange agent for the exchange of Universal common stock for the merger consideration.  As soon as reasonably practicable after the effective time of the merger, the exchange agent will mail to each holder of record of Universal common stock who does not exercise dissenters' rights a letter of transmittal and instructions for the surrender of the holder's Universal common stock certificate(s) and/or conversion of book-entry shares for the merger consideration and cash in lieu of any fractional MutualFirst share.

Letter of Transmittal and Instructions
Upon surrender to the exchange agent of the certificate(s) representing his or her shares of Universal common stock, accompanied by a properly completed letter of transmittal, a Universal shareholder will be entitled to promptly receive the merger consideration and cash in lieu of any fractional MutualFirst share. Until surrendered, each such certificate will represent after the effective time of the merger, for all purposes, only the right to receive, without interest, the merger consideration and cash in lieu of any fractional MutualFirst share. MutualFirst or the exchange agent will be entitled to deduct and withhold from any cash consideration payable under the merger agreement to any holder of Universal common stock, the amounts it is required to deduct and withhold under the Code or any provision of state, local or foreign tax law.  If any such amounts are withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger agreement as having been paid to the persons from whom they were withheld.

No dividends or other distributions with respect to MutualFirst common stock after completion of the merger will be paid to the holder of any unsurrendered Universal common stock certificates with respect to the MutualFirst common stock represented by those certificates until those certificates have been properly surrendered. Following the proper surrender of any such previously unsurrendered Universal common stock certificate, the holder of the certificate will be entitled to receive, without interest, (i) the amount of unpaid dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of MutualFirst common stock represented by that certificate and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to MutualFirst common stock represented by that certificate with a record date after the effective time of the merger (but before the date on which the certificate is surrendered) and with a payment date subsequent to the issuance of the MutualFirst common stock issuable in exchange for that certificate.

The merger consideration and cash in lieu of any fractional MutualFirst common stock may be issued or paid in a name other than the name in which the surrendered Universal common stock certificate is registered if (i) the certificate surrendered is properly endorsed or otherwise in a proper form for transfer, and (ii) the person requesting the payment or issuance pays any transfer or other similar taxes due or establishes to the satisfaction of MutualFirst that such taxes have been paid or are not applicable.

After the effective time of the merger, there will be no transfers on the stock transfer books of Universal other than to settle transfers of Universal common stock that occurred prior to the effective time. If, after the effective time of the merger, certificates for Universal common stock are presented for transfer to the exchange agent, the certificates will be cancelled and exchanged for the merger consideration, cash in lieu of any fractional MutualFirst share and any unpaid dividends or distributions on MutualFirst common stock deliverable with respect thereto, in each case without interest.

Any portion of the merger consideration and cash to be paid in lieu of fractional MutualFirst shares that has been deposited with the exchange agent and remains unclaimed by Universal shareholders at the expiration of six months after the effective time of the merger may be returned to MutualFirst. In that case, former Universal shareholders who have not yet surrendered their Universal common stock certificates may after that point look only to MutualFirst with respect to the merger consideration, any cash in lieu of any MutualFirst fractional shares and any unpaid dividends and distributions on the MutualFirst common stock to which they are entitled, in each case, without interest. None of MutualFirst, the exchange agent or any other person will be liable to any former Universal shareholder for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

In the event any Universal common stock certificate is lost, stolen or destroyed, in order to receive the merger consideration and any cash in lieu of any fractional MutualFirst share, the holder of that certificate must provide an affidavit of that fact and, if reasonably required by MutualFirst or the exchange agent, post a bond in such amount as MutualFirst determines is reasonably necessary to indemnify it against any claim that may be made against it with respect to that certificate.
Representations and Warranties
The representations and warranties described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between MutualFirst and Universal rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to Universal shareholders. You should not rely on the representations, warranties, or any description thereof as characterizations of the actual state of facts or condition of MutualFirst, Universal or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by MutualFirst that are incorporated by reference into this proxy statement/prospectus. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information."
The merger agreement contains customary representations and warranties of each of MutualFirst and Universal relating to their respective businesses. The representations and warranties in the merger agreement do not survive completion of the merger.
The representations and warranties made by each of Universal and MutualFirst in the merger agreement relate to a number of matters, including the following:
•	corporate matters, including due organization and qualification and subsidiaries;
•	capitalization;
•
authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger or bank merger;

•	required governmental and other regulatory filings, consents and approvals in connection with the merger and the bank merger;
•	reports to regulatory authorities;
•	financial statements, internal controls, books and records, and absence of undisclosed liabilities;
•	broker's fees payable in connection with the merger;
•	the absence of certain changes or events;
•	legal proceedings;

•	tax matters;
•	employee benefit matters;
•	in the case of MutualFirst, filings with the SEC;
•	compliance with applicable laws;
•	in the case of Universal, certain contracts;
•	absence of agreements with regulatory authorities;
•	derivative instruments and transactions;
•	environmental matters;
•	investment securities, commodities and, in the case of Universal, bank owned life insurance;
•	title to real property and other assets;
•	intellectual property and information technology assets;
•	in the case of Universal, related party transactions;
•	in the case of Universal, inapplicability of takeover statutes;
•	absence of action or circumstance that would prevent the merger or the bank merger from qualifying as a reorganization under Section 368(a) of the Code;
•	in the case of Universal, receipt of a fairness opinion from Universal's financial advisor;
•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other documents;
•	loan matters;
•	insurance matters;
•	the proper administration of all fiduciary business;
•	the accuracy and completeness of corporate and stock ownership records; and
•	the absence of claims requiring indemnification.

Certain representations and warranties of MutualFirst and Universal are qualified as to "materiality" or "material adverse effect." For purposes of the merger agreement, a "material adverse effect," when used in reference to either MutualFirst, Universal or the combined company, means:
(1)
a material adverse effect on the business, properties, results of operations or financial condition of such party and its subsidiaries taken as a whole (provided that a material adverse effect will not be deemed to include the impact of (A) changes, after the date of the merger agreement, in generally accepted accounting principles or applicable regulatory accounting requirements, (B) changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities, (C) changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally, (D) public disclosure of the transactions contemplated by the merger agreement or actions or inactions expressly required by the merger agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement, (E) expenses reasonably incurred by a party in connection with the merger agreement or in consummation of the transactions contemplated thereby, or (F) a decline in the trading price of a party's common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate); or

(2)	a material adverse effect on the ability of such party or its bank subsidiary to timely consummate the merger or bank merger.

Conduct of Business Pending the Merger
Pursuant to the merger agreement, Universal and MutualFirst have agreed to certain restrictions on their activities until the merger is completed or terminated. In general, each party has agreed that, except as otherwise permitted by the merger agreement, or as required by applicable law or a governmental entity or with the prior written consent of the other party, it will:
•	use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships;
•
not take any action that is intended to or that would reasonably be expected to adversely affect or materially delay the ability of either party or its subsidiaries to obtain any necessary regulatory approvals or to complete the merger or the bank merger;

•
not take any action that is intended or that would reasonably be expected to cause the merger or the bank merger to fail to qualify as a reorganization under Section 368(a) of the Code or cause any of its representations and warranties in the merger agreement to be untrue in any material respect or any of the conditions in the merger agreement to be unsatisfied or to result in a violation of any provision of the merger agreement; and

•
not take any action that is likely to materially impair its ability to perform any of its obligations under the merger agreement or its subsidiary bank to perform any of its obligations under the bank merger agreement.

MutualFirst has also agreed that it will not and will not permit any of its subsidiaries to amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the economic benefits of the merger to Universal's shareholders.
Universal has also agreed that it will, and will cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice. Universal has further agreed that it will not, and will not permit any of its subsidiaries, to do any of the following, except as required by law or a governmental entity, expressly contemplated and permitted by the merger agreement, or with the prior written consent of MutualFirst:
•
issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any warrants, options, other equity-based awards, convertible securities or other arrangements or commitments to acquire capital stock or other ownership interest;

•	issue any other capital securities, including trust preferred or other similar securities, voting debt securities or other securities;

•
pay any dividends or other distributions on its capital stock or other ownership interests, other than dividends from wholly owned subsidiaries to Universal or to another wholly owned subsidiary of Universal; or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock, other ownership interests, or rights with respect to the foregoing;

•
(i) enter into, modify, renew or terminate any employment, consulting, severance, change in control or similar agreement or arrangement with any director, officer, employee, or service provider, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) at will agreements, (B) normal increases in salary to rank and file employees, (C) retention bonuses as specified pursuant to the merger agreement, and (D) severance in accordance with past practice; (ii) hire any new officers; (iii) promote any employee to a rank of vice president or higher; or (iv) pay expenses in excess of a specified amount for employees and directors to attend conventions or similar meetings;

•	establish, modify, renew or terminate any employee benefit plan or accelerate the vesting of benefits under any employee benefit plan;
•
sell, transfer, lease or encumber any of its assets, except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value; or sell or transfer any of its deposit liabilities;

•
enter into, modify or renew any data processing contract, service provider agreement or any lease, license or maintenance agreement relating to real or personal property or intellectual property or information technology assets, other than the annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice, or permit to lapse its rights in any material intellectual property or information technology assets;

•
acquire the assets, business, deposits or properties of any person, other than pursuant to foreclosure, in a fiduciary capacity or in satisfaction of debts contracted prior to the date of the merger agreement;

•
sell or acquire any loans (excluding originations) or loan participations, except in the ordinary course of business consistent with past practice including the sale of the guaranteed portion of SBA 7 loans (but, in the case of a sale, after giving MutualFirst or MutualBank a first right of refusal to acquire such loan or participation); or sell or acquire any loan servicing rights;

•	amend its articles of incorporation or bylaws or similar governing documents;
•	materially change its accounting principles, practices or methods, except as may be required by accounting principles generally accepted in the United States or any governmental entity;
•	enter into, materially modify, terminate or renew any Universal Contract (as such term is defined in the merger agreement);
•	settle any legal claims involving an amount in excess of $25,000, excluding amounts paid or reimbursed under any insurance policy;
•
foreclose upon any real property without obtaining a phase one environmental report, except for one- to four-family non-agricultural residential properties of five acres or less which it does not have reason to believe contains hazardous substances or might be in violation of or require remediation under environmental laws;

•
in the case of BloomBank, (i) voluntarily make a material change in its deposit mix; (ii) increase or decrease the interest rate paid on its time deposits or certificates of deposit except in a manner consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility;

•	enter into any securities transactions or purchase or acquire any investment securities except as specified pursuant to the merger agreement;
•	make capital expenditures outside the limits specified in the merger agreement;
•	materially change its loan underwriting policies or make loans on extensions of credit in excess of amounts specified in the merger agreement;
•	invest in any new or existing joint venture or any new real estate development or construction activity;
•	materially change its interest rate and other risk management policies and practices;
•
incur any debt for borrowed funds other than in the ordinary course of business consistent with past practice with a term of one year or less, or guaranty any obligations or liabilities of any other person or entity other than the issuance of letters of credit in the ordinary course of business;

•	create any lien on any of its assets or properties other than pursuant to agreements with the Federal Home Loan Bank of Indianapolis and federal funds transactions;
•	make charitable contributions in excess of limits specified in the merger agreement;
•	enter into any new lines of business;
•	make, change or revoke any tax election, amend any tax return, enter into any tax closing agreement, or settle any liability with respect to disputed taxes; or
•	agree or commit to do any of the foregoing.
Employee Benefit Matters
Following the effective time of the merger, MutualFirst shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees who are employees of Universal and its subsidiaries on the merger closing date (referred to below as "covered employees") which, provide employee benefits and compensation programs that are substantially comparable to the employee benefits and compensation programs that are made available to similarly situated employees of MutualFirst or its subsidiaries, as applicable. Until such time as MutualFirst causes covered employees to participate in the benefit plans that are made available to similarly situated employees of MutualFirst or its subsidiaries, a covered employee's continued participation in employee benefit plans of Universal and its subsidiaries will be deemed to satisfy this provision of the merger agreement. In no event will any covered employee be eligible to participate in any closed or frozen plan of MutualFirst or its subsidiaries.

To the extent that a covered employee becomes eligible to participate in a MutualFirst benefit plan, MutualFirst shall cause the plan to recognize years of prior service from the date of the most recent hire of such covered employee with Universal, its subsidiaries or their predecessors, for purposes of eligibility, participation, vesting and, in the case of vacation or paid time off plans only, for benefit accrual, but only to the extent such service was recognized immediately prior to the merger closing date under a comparable Universal benefit plan in which such covered employee was eligible to participate immediately prior to the effective time of the merger. This recognition of service will not duplicate any benefits of a covered employee with respect to the same period of service.
With respect to any MutualFirst benefit plan that is a health, dental, vision or similar plan, MutualFirst or a subsidiary of MutualFirst shall use commercially reasonable efforts to:
•
cause the waiver of all limitations as to pre-existing conditions and waiting periods with respect to participation and coverage requirements applicable to the covered employees, to the extent such pre-existing condition was or would have been covered under a Universal benefit plan  maintained for such covered employees immediately prior to the merger closing date; and

•
recognize expenses incurred by a covered employee in the year that includes the closing date (or, if later, the year in which the covered employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements.

Universal has agreed to take, and cause its subsidiaries to take, all actions reasonably requested by MutualFirst that may be necessary or appropriate to (i) cause the continuation on and after the effective time of the merger, of any contract, arrangement or insurance policy relating to any Universal benefit plan for such period as may be requested by MutualFirst, (ii) facilitate the merger of any Universal benefit plan into any employee benefit plan maintained by MutualFirst or a MutualFirst subsidiary, and/or (iii) amend or terminate any Universal benefit plan (to the extent permitted by the terms thereof and Section 409A of the Code) immediately prior to the effective time of the merger.
Covered employees of Universal who are not otherwise entitled to contractual or other severance or change in control benefits that are involuntarily terminated by MutualFirst or Mutual Bank without cause at the time of or within one year following the merger closing date will be paid by MutualBank a severance benefit equal to two weeks of base pay for each year of full-time employment at Universal or its subsidiaries with a minimum payment of four weeks base pay and a maximum payment of 26 weeks base pay, subject to such employees executing and not revoking a release of all employment claims.
All employment, change in control, severance agreements, stay bonus and similar agreements disclosed by Universal to MutualFirst will be terminated by Universal or its subsidiary, as applicable, and all benefits due thereunder shall be paid by Universal or its subsidiaries immediately prior to the effective time of the merger, and the benefits vested under the other Universal benefit plans with respect to employees, officers, directors and consultants of Universal or its subsidiaries who are not retained by MutualFirst or its subsidiaries following the effective time of the merger shall be honored by MutualFirst, unless such Universal benefit plan is terminated prior to the effective time of the merger.  Concurrent with the execution of the merger agreement and to become effective at the effective time of the merger, five Universal officers have entered into two year employment agreements with MutualBank.  For additional information, see "The Merger—Interests of Universal's Directors and Executive Officers in the Merger" on page 49.
Indemnification and Continuance of Director and Officer Liability Coverage
For a period of six years following the merger, MutualFirst will maintain and preserve the rights to indemnification of the current and former directors and officers of Universal and its subsidiaries to the maximum extent permitted by applicable organizational documents to the fullest extent  permitted by law, in connection with any claims arising out of or relating to matters existing or occurring at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement.

For a period of three years following the effective time of the merger, MutualFirst will provide, at MutualFirst's expense, directors' and officers' liability insurance covering the persons who are presently covered by Universal's current officers' and directors' liability insurance policy with respect to claims arising from facts or events occurring before the effective time of the merger, including the transactions contemplated by the merger agreement.  This insurance must contain terms substantially equivalent to the coverage currently provided by Universal, provided that MutualFirst shall not be required to pay for this insurance more than an amount equal to 150% of the annual premium most recently paid by Universal.  If MutualFirst is unable to maintain or obtain the insurance required in the prior sentence at an amount equal to 150% of the annual premium most recently paid by Universal, MutualFirst shall use commercially reasonable best efforts to obtain as much comparable insurance as is available for this amount.

Shareholder Meeting and Recommendation of Universal's Boards of Directors
Universal has agreed to hold the special meeting for the purpose of voting upon the merger agreement and to use commercially reasonable best efforts to obtain from its shareholders the vote required to approve the merger agreement, including by communicating to its shareholders its recommendation (and including such recommendation in this proxy statement/prospectus) that they approve the merger agreement, subject to the board's ability to withdraw or modify that recommendation as described under "—Agreement Not to Solicit Other Offers.

Notwithstanding any change in recommendation by the board of directors of Universal, unless the merger agreement has been terminated in accordance with its terms, Universal is required to convene the special meeting and to submit the merger agreement to a vote of its shareholders. Universal will adjourn or postpone the special meeting if there are insufficient shares of Universal common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting.

Agreement Not to Solicit Other Offers
Universal has agreed that, from the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement, it will not, and will cause its subsidiaries not to, directly or indirectly: (i) initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide to any person any confidential or nonpublic information concerning, its and its subsidiaries' business, properties or assets; or (ii) have any discussions with any person or entity relating to an acquisition proposal.  An "acquisition proposal" means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Universal or BloomBank or any proposal or offer to acquire in any manner more than 20% of the voting power in, or more than 20% of the fair market value of the business, assets or deposits of, Universal or BloomBank, other than the merger and the bank merger.

Notwithstanding this agreement, if Universal receives an unsolicited written acquisition proposal prior to Universal shareholder approval of the merger agreement that Universal's board of directors determines in good faith constitutes or is reasonably likely to constitute a transaction that is more favorable from a financial point of view to the shareholders of Universal than the merger with MutualFirst (referred to as a "superior proposal"), Universal may provide confidential information to and negotiate with the third party that submitted the acquisition proposal if the Universal board of directors determines in good faith, after consulting with counsel, that the failure to do so would violate the board's fiduciary duties. In order to constitute a superior proposal, an acquisition proposal must be for a tender or exchange offer, for a merger or consolidation or other business combination involving Universal or BloomBank or for the acquisition of a majority of the voting power in, or a majority of the fair market value of the business, assets or deposits of, Universal or BloomBank. Universal must promptly advise MutualFirst of any acquisition proposal received and keep it apprised of any related developments.

The merger agreement generally prohibits the Universal board of directors from withdrawing or modifying in a manner adverse to MutualFirst the board's recommendation that Universal's shareholders vote to approve the merger agreement (referred to as a "change in recommendation"). At any time prior to the approval of the merger agreement by Universal's shareholders, however, the Universal board of directors may effect a change in recommendation in response to a bona fide written unsolicited acquisition proposal that the board determines in good faith, after consultation with counsel, constitutes a superior proposal. The Universal board of directors may not make a change in recommendation in response to a superior proposal, or terminate the merger agreement to pursue a superior proposal, unless it has given MutualFirst at least four business days to propose a modification to the merger agreement and, after considering any such proposed modification, the Universal board of directors determines in good faith, after consultation with counsel, that the third party unsolicited proposal continues to constitute a superior proposal.

If MutualFirst terminates the merger agreement based on a change in recommendation by the Universal board of directors or Universal terminates the merger agreement to pursue a superior proposal, Universal would be required to pay MutualFirst a termination fee of $2.5 million in cash.  See "-Termination of the Merger Agreement" and "-Termination Fee."
Conditions to Complete the Merger
Mutual Closing Conditions. The obligations of MutualFirst and Universal to complete the merger are subject to the satisfaction of the following conditions:

•	approval of the merger agreement by Universal's shareholders;
•	authorization for listing on NASDAQ of the MutualFirst common stock to be issued in the merger;
•	the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, being effective and not subject to any stop order by the SEC;

•	absence of any injunction or other legal restraint blocking the merger or the bank merger; and
•	required regulatory approvals are received without the imposition of any non-standard unduly burdensome condition upon MutualFirst or MutualBank;
Additional Closing Conditions for the Benefit of MutualFirst. In addition to the mutual closing conditions, MutualFirst's obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•
accuracy of the representations and warranties made by Universal subject to the closing condition standards set forth in the merger agreement and the receipt by MutualFirst of a certificate signed by the Chief Executive Officer or Chief Financial Officer of Universal to that effect;

•
performance in all material respects by Universal of the obligations required to be performed by it at or prior to the effective time of the merger and the receipt by MutualFirst of a certificate signed by the Chief Executive Officer or Chief Financial Officer of Universal to that effect;

•	the holders of less than 10% of the outstanding Universal common stock exercising dissenters' rights under Indiana law;
•	the receipt of consent from counterparties under specified contracts;
•	the receipt by MutualFirst of an opinion of its legal counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; and
•	receipt by MutualFirst of executed employment agreements for certain officers of Universal and/or BloomBank.
Additional Closing Conditions for the Benefit of Universal. In addition to the mutual closing conditions, Universal's obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

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accuracy of the representations and warranties made by MutualFirst subject to the closing condition standards set forth in the merger agreement and the receipt by Universal of a certificate signed by the Chief Executive Officer or Chief Financial Officer of MutualFirst to that effect;

•
performance in all material respects by MutualFirst of the obligations required to be performed by it at or prior to the effective time of the merger and the receipt by Universal of a certificate signed by the Chief Executive Officer or Chief Financial Officer of MutualFirst to that effect; and

•	the receipt by Universal of an opinion of its legal counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.
Neither MutualFirst nor Universal can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.
Termination of the Merger Agreement
The merger agreement can be terminated at any time prior to completion of the merger in the following circumstances:
•	by mutual written consent of MutualFirst and Universal;
•
by either MutualFirst or Universal, if a regulatory or other governmental authority has denied approval of the merger or the bank merger and such denial has become final and non-appealable, provided that the denial is not due to the failure of the company seeking termination to fulfill its obligations under the merger agreement, or if a court or regulatory other governmental authority issues a final, non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the merger or the bank merger;

•
by either MutualFirst or Universal, if the merger has not been completed by June 30, 2018, unless due to the failure of the company seeking termination to perform or observe its covenants and agreements set forth in the merger agreement;

•
by either MutualFirst or Universal (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), if there is a breach of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of the other party which, either individually or in the aggregate, would constitute, if occurring or continuing on the merger closing date, the failure of a closing condition of the terminating party and which is not cured within 20 days following written notice to the party committing such breach, or which by its nature or timing cannot be cured during such period;

•
by MutualFirst, if (i) the board of directors of Universal fails to recommend in this proxy statement/prospectus that its shareholders approve the merger agreement, or withdraws, modifies or makes or causes to be made any third party or public communication announcing an intention to modify or withdraw such recommendation in a manner adverse to MutualFirst, (ii) Universal materially breaches any of its obligations relating to third party acquisition proposals, or (iii) Universal refuses to call or hold the shareholder meeting for a reason other than that the merger agreement has been previously terminated.

•
by either MutualFirst or Universal, if the special meeting of Universal shareholders has been held (including any postponement or adjournment thereof) and the required vote to approve the merger agreement has not been obtained; provided in the case of a termination by Universal that Universal has complied in all material respects with its obligations under the merger agreement, including with respect to its board of directors recommending approval of the merger agreement and the non-solicitation of third party acquisition proposals outlined in "—Agreement Not to Solicit Other Offers;" or

•
by Universal prior to Universal obtaining shareholder approval of the merger agreement in order to enter into an agreement relating to a superior proposal; provided, however, that Universal has (i) not materially breached the merger agreement provisions relating to non-solicitation of third party acquisition proposals and (ii) paid MutualFirst the $2.5 million termination fee.

In addition to the circumstances described above, Universal may also terminate the merger agreement at any time during the three-day period following the tenth calendar day immediately prior to the effective time of the merger, or if such calendar day is not a trading day on the NASDAQ, the trading day immediately preceding such calendar day (the "determination date"), if Universal's board determines that each of the following have occurred:

•
the average of the daily closing sale prices of a share of MutualFirst common stock as reported on NASDAQ for the 20 consecutive trading days immediately preceding the determination date is less than $28.24; and

•	the decrease in the price of MutualFirst common stock is 20% greater than the decrease in the Nasdaq Bank Index during the same period.

However, if Universal chooses to exercise this termination right, MutualFirst has the option, within five business days of receipt of notice from Universal, to adjust the merger consideration and prevent termination under this provision.
Effect of Termination
If the merger agreement is terminated, it will become void and have no effect, except that (1) both MutualFirst and Universal will remain liable for any liabilities or damages arising out of its willful breach of any provision of the merger agreement except, in the case of Universal, if the termination fee is paid, and (2) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses.

Termination Fee
MutualFirst will be entitled to a termination fee of $2.5 million from Universal if the merger agreement is terminated under the following circumstances:
•
a termination by MutualFirst based on (i) the board of directors of Universal either failing to continue its recommendation that the Universal shareholders approve the merger agreement or adversely changing such recommendation, (ii) Universal materially breaching the provisions of the merger agreement relating to third party acquisition proposals, or (iii) Universal refuses hold the shareholder meeting for a reason other than that the merger agreement has been previously terminated;

•	a termination by Universal prior to obtaining shareholder approval of the merger agreement in order to enter into an agreement relating to a superior proposal; or
•
a termination by either MutualFirst or Universal as a result of the failure of Universal's shareholders to approve the merger agreement if prior to such termination there is publicly announced another acquisition proposal and within one year of termination Universal or BloomBank enters into a definitive agreement for or consummates an acquisition proposal.  For purposes of this bullet point, an acquisition proposal to acquire voting power in, or a portion of the business, assets or deposits of, Universal or BloomBank must be for a majority of such voting power or a majority of the fair market value of such business, assets or deposits.

In the event MutualFirst terminates the merger agreement as a result of a willful and material breach by Universal of the provisions of the merger agreement relating to third party acquisition proposals, MutualFirst is not required to accept the termination fee from Universal and may pursue alternate relief against Universal.
Expenses
All expenses incurred in connection with the merger will be paid by the party incurring the expenses, except that Universal will bear the costs and expenses of printing and mailing this proxy statement/prospectus and MutualFirst has paid the filing fee for the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part.

Amendment, Waiver and Extension of the Merger Agreement
Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after approval of the merger agreement by the shareholders of Universal, except that after approval of the merger agreement by the shareholders of Universal, there may not be, without further approval of such shareholders, any amendment of the merger agreement that requires further approval of such shareholders under applicable law.
At any time prior to completion of the merger, the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement, except that after approval of the merger agreement by the Universal shareholders, there may not be, without further approval of such shareholders, any extension of the merger agreement or any performance obligation or any waiver of any portion of the merger agreement that requires further approval of such shareholders under applicable law.

Voting Agreements
As an inducement to MutualFirst to enter into the merger agreement, each of Universal's directors has entered into a voting agreement with MutualFirst with respect to the shares of Universal common stock beneficially owned by them. Pursuant to the voting agreements, the directors of Universal have agreed:

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to vote, or cause to be voted, all of their shares of Universal common stock  (i) in favor of approval of the merger agreement and approval of the merger and any action required in furtherance thereof and (ii) against any proposal made in opposition to or in competition with the consummation of the merger;

•
not to sell, transfer or otherwise dispose of any of their Universal common stock until after shareholder approval of the merger proposal, excluding (i) a transfer where the transferee has agreed in writing to abide by the terms of the voting agreement in a form reasonably satisfactory to MutualFirst, (ii) a transfer by will or operation of law, or (iii) a transfer made with the prior written consent of MutualFirst; and

•	not to bring or aid any legal action that challenges the validity of or seeks to enjoin the operation of any provision of the voting agreement or the merger agreement.
The obligations under each voting agreement will terminate concurrently with any termination of the merger agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following summary describes generally the material U.S. federal income tax consequences of the merger to U.S. holders of Universal common stock. The term "U.S. holder" means a beneficial owner of shares of Universal common stock that is, for U.S. federal income tax purposes:
•	an individual citizen or resident of the United States;
•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;
•
a trust that (i) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes; or

•	an estate that is subject to U.S. federal income taxation on its income regardless of its source.
This discussion is based upon current provisions of the Code, the U.S. Treasury Regulations promulgated thereunder, judicial decisions and published positions of the Internal Revenue Service (the "IRS"), all as in effect as of the date of this document, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or interpretation could affect the continued accuracy of the statements and conclusions set forth in this discussion.
This discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders of Universal common stock in light of their particular facts and circumstances. This discussion addresses only U.S. holders of Universal common stock that hold such stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address any tax consequences of the merger under any state, local, or foreign laws or any federal laws other than those pertaining to income tax, nor does it address any considerations in respect of any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto). This discussion does not address considerations that may be relevant to particular holders of Universal common stock in light of their individual circumstances or to holders of Universal common stock that are subject to special rules, including, without limitation, holders that are: (i) banks and other financial institutions; (ii) subchapter S corporations, entities or arrangements treated as partnerships for U.S. federal income tax purposes or other pass-through entities and investors therein; (iii) retirement plans; (iv) individual retirement accounts or other tax-deferred accounts; (v) holders who are liable for the alternative minimum tax; (vi) insurance companies; (vii) mutual funds; (viii) holders who actually or constructively own more than 5% of Universal common stock; (ix) tax-exempt organizations; (x) dealers in securities or currencies; (xi) traders in securities that elect to use a mark-to-market method of accounting; (xii) persons that hold Universal common stock as part of a straddle, hedge, constructive sale, conversion or other integrated transaction; (xiii) regulated investment companies; (xiv) real estate investment trusts; (xv) former citizens or former residents of the United States; (xvi) U.S. holders whose "functional currency" is not the U.S. dollar; (xvii) "controlled foreign corporations"; (xiii) "passive foreign investment companies"; (xix) holders that exercise dissenters' rights; and (xx) holders who acquired their shares of Universal common stock through the exercise of a stock option, through a tax qualified retirement plan or otherwise as compensation.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Universal common stock, the tax treatment of a person treated as a partner in that partnership generally will depend upon the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as partners in partnerships holding shares of Universal common stock should consult their own tax advisors about the tax consequences of the merger to them.
ALL HOLDERS OF UNIVERSAL COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.
In connection with the filing with the SEC of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, Silver, Freedman, Taff & Tiernan LLP, tax counsel to MutualFirst, has rendered its tax opinion to MutualFirst and SmithAmundsen LLC, tax counsel to Universal, has rendered its tax opinion to Universal addressing the U.S. federal income tax consequences of the merger as described below. The discussion below of the material U.S. federal income tax consequences of the merger serves, insofar as such discussion constitutes statements of United States federal income tax law or legal conclusions, as the opinion of each of Silver, Freedman, Taff & Tiernan LLP and SmithAmundsen LLC as to the material U.S. federal income tax consequences of the merger to the U.S. holders of Universal common stock. In rendering their respective tax opinions, each counsel relied upon representations and covenants, including those contained in certificates of officers of MutualFirst and Universal, reasonably satisfactory in form and substance to each such counsel. If any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. Copies of the tax opinions are attached as Exhibits 8.1 and 8.2 to the Registration Statement on Form S-4.
Treatment of the Merger as a "Reorganization"
The parties intend for the merger to be treated as a "reorganization" for U.S. federal income tax purposes. The obligations of the parties to complete the merger are conditioned on, among other things, the receipt by Universal and MutualFirst of tax opinions from SmithAmundsen LLC and Silver, Freedman, Taff & Tiernan LLP, respectively, each dated and based on the facts and law existing as of the closing date of the merger, that for U.S. federal income tax purposes the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In addition, the obligation of each of SmithAmundsen LLC and Silver, Freedman, Taff & Tiernan LLP to deliver such opinions is conditioned on the merger satisfying the statutory and regulatory requirements of a "reorganization," including the "continuity of proprietary interest" requirement. That requirement generally will be satisfied if MutualFirst common stock constitutes at least 40% of the value of the total consideration to be paid or deemed paid in the merger.
In the opinion of SmithAmundsen LLC and Silver, Freedman, Taff & Tiernan LLP, in reliance on representation letters provided by Universal and MutualFirst and upon customary factual assumptions, as well as certain covenants and undertakings of Universal and MutualFirst, the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. If any of such representations, assumptions, covenants or undertakings are or become incorrect, incomplete or inaccurate, or are violated, the validity of the opinions described above may be affected, and the U.S. federal income tax consequences of the merger could differ materially from those described below. Neither MutualFirst nor Universal has sought, and neither of them will seek, any ruling from the IRS regarding any matters relating to the merger, and the opinions described above will not be binding on the IRS or any court. Consequently, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth in such opinions or below.
U.S. Federal Income Tax Consequences of the Merger to U.S. Holders
Subject to the qualifications and limitations set forth above, the material U.S. federal income tax consequences of the merger to U.S. holders will be as follows:

•	No gain or loss will be recognized by MutualFirst or Universal as a result of the merger.
•
A U.S. holder who receives a combination of shares of MutualFirst common stock and cash (other than cash received in lieu of fractional shares of MutualFirst common stock) in exchange for shares of Universal common stock pursuant to the merger generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the MutualFirst common stock (determined as of the effective time of the merger) and cash received by such U.S. holder of Universal common stock exceeds such U.S. holder's adjusted tax basis in its Universal common stock surrendered and (ii) the amount of cash received by such U.S. holder of Universal common stock (in each case excluding any cash received in lieu of fractional shares of MutualFirst common stock, which will be treated as discussed below). This gain generally will be capital gain and will be long-term capital gain if the holding period for the shares of Universal common stock exchanged is more than one year at the time of completion of the merger.

•
The aggregate tax basis of the MutualFirst common stock received by a U.S. holder of Universal common stock in the merger (including any fractional shares of MutualFirst common stock deemed received and exchanged for cash, as described below) will be the same as the aggregate tax basis of the Universal common stock for which it is exchanged, decreased by the amount of cash received in the merger (other than cash received in lieu of a fractional share of MutualFirst common stock), and increased by the amount of gain recognized on the exchange, other than with respect to cash received in lieu of a fractional share of MutualFirst common stock (regardless of whether such gain is classified as capital gain or as dividend income, as discussed below under "—Potential Recharacterization of Gain as a Dividend").

•
The holding period of MutualFirst common stock received in exchange for shares of Universal common stock (including fractional shares of MutualFirst common stock deemed received and exchanged for cash, as described below) will include the holding period of the Universal common stock for which it is exchanged.

If a U.S. holder of Universal common stock acquired different blocks of Universal common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of Universal common stock, and such U.S. holder's tax basis and holding period in its shares of MutualFirst stock may be determined with reference to each block of Universal common stock.  A loss realized on one block of shares may not be used to offset a gain realized on another block of shares in the merger.  U.S. holders should consult their own tax advisors with regard to identifying the tax bases or holding periods of the particular shares of MutualFirst stock received in the merger.
Potential Recharacterization of Gain as a Dividend
Any gain recognized by a U.S. holder of Universal common stock in connection with the merger generally will be capital gain unless such holder's receipt of cash has the effect of a distribution of a dividend, in which case the gain will be treated as a dividend to the extent of such holder's ratable share of Universal's accumulated earnings and profits, as calculated for U.S. federal income tax purposes. For purposes of determining whether your receipt of cash has the effect of a distribution of a dividend, you will be treated as if you first exchanged all of your Universal common stock solely in exchange for MutualFirst common stock and then MutualFirst immediately redeemed a portion of that stock for the cash that you actually received in the merger (referred to herein as the "deemed redemption"). Receipt of cash will generally not have the effect of a dividend to you if such receipt is "not essentially equivalent to a dividend" or "substantially disproportionate," each within the meaning of Section 302(b) of the Code. In order for the deemed redemption to be "not essentially equivalent to a dividend," the deemed redemption must result in a "meaningful reduction" in your deemed percentage stock ownership of MutualFirst following the merger. The determination generally requires a comparison of the percentage of the outstanding stock of MutualFirst that you are considered to have owned immediately before the deemed redemption to the percentage of the outstanding stock of MutualFirst that you own immediately after the deemed redemption. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment. For purposes of applying the foregoing tests, a shareholder will be deemed to own the stock the shareholder actually owns and the stock the shareholder constructively owns under the attribution rules of Section 318 of the Code. Under Section 318 of the Code, a shareholder will be deemed to own the shares of stock owned by certain family members, by certain estates and trusts of which the shareholder is a beneficiary, and by certain affiliated entities, as well as shares of stock subject to an option actually or constructively owned by the shareholder or such other persons. If, after applying these tests, the deemed redemption results in a capital gain, the capital gain will be long-term if your holding period for your Universal common stock is more than one year as of the date of the exchange. If, after applying these tests, the deemed redemption results in the gain recognized being classified as a dividend, such dividend will be treated as either ordinary income or qualified dividend income. Any gain treated as qualified dividend income will be taxable to you at the long-term capital gains rate, provided you held the shares giving rise to such income for more than 60 days during the 121-day period beginning 60 days before the effective time of the merger. The determination as to whether you will recognize a capital gain or dividend income as a result of your exchange of Universal common stock for a combination of MutualFirst common stock and cash in the merger is complex and is determined on a shareholder-by-shareholder basis. Accordingly, we urge you to consult your own tax advisor with respect to any such determination that is applicable to your individual situation.
Receipt of Cash in Lieu of a Fractional Share of MutualFirst Stock
A U.S. holder of Universal common stock who receives cash in lieu of a fractional share of MutualFirst common stock will generally be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by MutualFirst. As a result, such U.S. holder of Universal common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis in its fractional share interest as set forth above. The gain or loss recognized by the U.S. holders described in this paragraph will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the date of the exchange, the U.S. holder's holding period for the relevant share is greater than one year. The deductibility of capital losses is subject to limitations.
Dissenting Shareholders
If you are a holder of Universal common stock and you perfect your dissenters' rights with respect to your shares of such stock, you will generally recognize capital gain or loss equal to the difference between the amount of cash received in exchange for those shares and your tax basis in those shares. Any taxable gain or loss to a shareholder on the exchange of Universal common stock will generally be treated as either long-term or short-term capital gain or loss depending on such shareholder's holding period for such stock. The tax consequences of cash received may vary depending upon your individual circumstances. Each holder of Universal common stock who contemplates exercising statutory dissenters' rights should consult its tax adviser as to the possibility that all or a portion of the payment received pursuant to the exercise of such rights will be treated as dividend income.
Net Investment Income Tax
A holder of Universal common stock that is an individual is subject to a 3.8% tax on the lesser of: (1) his or her "net investment income" for the relevant taxable year, or (2) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual's U.S. federal income tax filing status). Estates and trusts are subject to similar rules. Net investment income generally would include any capital gain recognized in connection with the merger (including any gain treated as a dividend), as well as, among other items, other interest, dividends, capital gains and rental or royalty income received by such individual. Holders of Universal common stock should consult their tax advisors as to the application of this additional tax to their circumstances.
Backup Withholding
Payments of cash, including cash received in lieu of a fractional share of MutualFirst common stock, to a U.S. holder of Universal common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 28%) unless the U.S. holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Certain holders (such as corporations and non-U.S. holders) are exempt from backup withholding. Holders exempt from backup withholding may be required to comply with certification requirements and identification procedures in order to establish an exemption from information reporting and backup withholding or otherwise avoid possible erroneous backup withholding. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Information Reporting
A U.S. holder of Universal common stock who receives MutualFirst common stock as a result of the merger may be required to retain records pertaining to the merger. Each U.S. holder of Universal common stock who is required to file a U.S. federal income tax return and who is a "significant holder" that receives MutualFirst common stock in the merger will be required to file a statement with such U.S. holder's U.S. federal income tax return for the year in which the merger is completed in accordance with Treasury Regulations Section 1.368-3(b). Such statement must set forth the fair market value, determined immediately before the exchange, of all the Universal common stock exchanged pursuant to the merger, and the holder's adjusted tax basis, determined immediately before the exchange, in its Universal common stock. A "significant holder" is a holder of Universal common stock who, immediately before the merger, owned at least 1% (by vote or value) of the outstanding stock of Universal or securities of Universal with a basis of at least $1.0 million.
This discussion does not address U.S. federal income tax consequences that may vary with, or are contingent upon, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with your tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.
INFORMATION ABOUT MUTUALFIRST FINANCIAL
MutualFirst is a Maryland corporation and a bank holding company headquartered in Muncie, Indiana, with operations in Allen, Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash counties in Indiana. It owns MutualBank, an Indiana commercial bank with 27 financial centers in Indiana, trust offices in Fishers and Crawfordsville, Indiana and a loan origination office in New Buffalo, Michigan. MutualFirst also owns MutualFirst Risk Management, a captive insurance company based in Nevada, and Mutual Risk Advisors, an information security consulting firm based in Indiana. MutualFirst is subject to examination, supervision and regulation by the Federal Reserve Board, and MutualBank is subject to regulation, supervision and examination by the Indiana DFI and the FDIC.
At September 30, 2017, MutualFirst had, on a consolidated basis, $1.6 billion in assets, $1.2 billion in loans, $1.2 billion in deposits and $150.2 million in shareholders' equity.  MutualFirst's total risk-based capital ratio at September 30, 2017 was 13.5%, exceeding the 10.0% requirement for a well-capitalized institution.
MutualFirst's principal business consists of attracting retail deposits from the general public, including some brokered deposits, and investing those funds primarily in loans secured by first mortgages on owner-occupied, one- to four-family residences, a variety of consumer loans, loans secured by commercial real estate and commercial business loans. Funds not invested in loans generally are invested in investment securities, including mortgage-backed and mortgage-related securities and agency and municipal bonds.  MutualFirst also obtains funds from FHLB advances and other borrowings.
 MutualWealth is the wealth management division of MutualBank providing a variety of fee-based financial services, including trust, investment, insurance, broker advisory, retirement plan and private banking services, in MutualBank's market area. MutualWealth produces non-interest income for MutualBank that is tied primarily to the market value of the portfolios being managed.  As of September 30, 2017, MutualWealth had $624 million of fiduciary assets.
MutualFinancial Investment Services is the brokerage division of MutualBank providing a variety of fee-based financial services related to securities and investment transactions. MutualFinancial Investment Services produces non-interest income for MutualBank that is tied primarily to the volume of the transactions being processed.

MutualFirst's results of operations depend primarily on the level of its net interest income, which is the difference between interest income on interest-earning assets, such as loans, mortgage-backed securities and investment securities, and interest expense on interest-bearing liabilities, primarily deposits and borrowings. The structure of its interest-earning assets versus the structure of interest-bearing liabilities, along with the shape of the yield curve, has a direct impact on its net interest income.
 MutualFirst regularly evaluates opportunities to expand through acquisitions and conducts due diligence activities in connection with such opportunities. As a result, acquisition discussions and, in some cases, negotiations, may take place at any time, and acquisitions involving cash or our debt or equity securities may occur.
MutualFirst's principal office is located at 110 East Charles Street, Muncie, Indiana 47305, and its telephone number is (765) 747-2800.  MutualFirst's common stock is listed on the NASDAQ under the symbol "MFSF."
Additional information about MutualFirst and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information."
INFORMATION ABOUT UNIVERSAL BANCORP
Universal, which was incorporated on November 24, 1981, is an Indiana corporation and a bank holding company registered under the Bank Holding Company Act of 1956, as amended.  As of September 30, 2017, Universal had total assets of approximately $402.7 million, loans of approximately $268.7 million, total deposits of approximately $322.4 million, and total shareholders' equity of approximately $44.5 million. Universal derives substantially all of its income from the operation of its wholly-owned financial institution subsidiary, BloomBank.
BloomBank, which has been in existence since 1873, is a state-chartered Indiana bank headquartered in Bloomfield, Indiana. BloomBank maintains 13 locations for the convenience of customers in Greene, Hamilton, Jackson, Johnson, Lawrence and Monroe Counties in Indiana. BloomBank provides a wide range of financial services to individuals within its market area, including deposit accounts, secured and unsecured loans, residential mortgage originations, checking, savings and money market accounts, and time deposits. BloomBank also offers financing for commercial and industrial projects, income producing commercial real estate, owner-occupied real estate and construction and development for commercial customers.
The principal executive offices of Universal and BloomBank are located at 48 North Washington Street, Bloomfield, Indiana 47424.  The telephone number for Universal and BloomBank is (812) 384-4431.

UNIVERSAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
This discussion presents management's analysis of the financial condition and results of operations of Universal at September 30, 2017, June 30, 2017 and 2016, and Universal's consolidated results of operations for the three months ended September 30, 2017 and 2016 and the years ended June 30, 2017 and 2016.  The discussion should be read in conjunction with the consolidated financial statements of Universal and the notes related thereto which appear elsewhere in this proxy statement/prospectus.
Overview
Income.  Universal's results of operations are primarily dependent on net interest income, which is the difference between the income earned on its loan and investment portfolios and interest expense incurred on its deposits and borrowed funds. Results of operations are also affected by fee income from banking and non-banking operations, provisions for loan losses, gains (losses) on sales of loans and securities available for sale, loan servicing income and other miscellaneous income.
Expenses.  Universal's expenses consist primarily of compensation and employee benefits, office occupancy, technology, marketing, general administrative expenses and income tax expense.
Results of operations are also significantly affected by general economic and competitive conditions, particularly with respect to changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially impact Universal's financial condition and results of operations.
Critical Accounting Policies
Universal considers accounting policies that require management to exercise significant judgment or discretion, or make significant assumptions that have or could have a material impact on the carrying value of certain assets, liabilities, revenue, expenses, or related disclosures, to be critical accounting policies.
Management believes that the following accounting estimates are the most critical to aid in fully understanding and evaluating Universal's reported financial results, and they require management's most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. Management has reviewed these critical accounting estimates and related disclosures with the audit committee of Universal's board of directors.
Allowance for Loan Losses. The allowance for loan losses is maintained at a level considered adequate to absorb losses inherent in the portfolio. Management's periodic evaluation of the adequacy of the allowance for loan losses is based on Universal's past loan loss experience, known and inherent risks in the portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective, since it requires material estimates that may be susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans.
Deferred Tax Assets. Universal uses an asset and liability approach for the accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred tax amounts are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences between the carrying amounts of assets and liabilities, and the respective tax bases, are expected to be recovered or settled.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Average Balance Sheet and Analysis of Net Interest and Dividend Income
Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends upon the relative amounts of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.
The following tables set forth average balance sheets, average yields and costs, and certain other information for the periods indicated. All average balances are daily average balances. The yields set forth below include the effect of deferred fees, and discounts and premiums that are amortized or accreted to interest income or expense. Universal does not accrue interest on loans on non-accrual status; however, the balance of these loans is included in the total average balance, which has the effect of lowering average loan yields.
	Three Months Ended September 30,
	2017			2016
	Average			Average
	Outstanding		Yield/	Outstanding		Yield/
	Balance	Interest	Rate (1)	Balance	Interest	Rate(1)
	(Dollars in Thousands)
Interest-earning assets:
Loans (2)	$272,153	$3,781	5.56%	$262,428	$3,813	5.81%
Investment securities	89,450	592	2.65%	90,498	558	2.47%
Federal funds sold and other short-term investments	3,340	14	1.71%	2,540	11	1.72%
Total interest-earning assets	364,943	4,387	4.81%	355,466	4,382	4.93%
Allowance for loan losses	(3,425)			(4,160)
Total interest-earning assets net of allowance for loan losses	361,518			351,306
Non-interest earning-assets	41,764			47,806
Total assets	$403,282			$399,112
Interest-bearing liabilities:
Savings deposits	$45,965	3	0.02%	$42,541	3	0.03%
Money market	41,972	20	0.19%	42,260	21	0.20%
NOW accounts	66,696	8	0.05%	57,750	6	0.04%
Certificates of deposit	91,514	206	0.90%	100,969	213	0.84%
Total interest-bearing deposits	246,147	237	0.39%	243,520	243	0.40%
Borrowed funds	34,861	169	1.94%	37,725	146	1.55%
Total interest-bearing liabilities	281,008	406	0.58%	281,245	389	0.55%
Demand deposits	77,249			69,465
Other non-interest-bearing liabilities	836			2,956
Total liabilities	359,093
Stockholders' equity	44,189			45,446
Total liabilities and stockholders' equity	$403,282			$399,112
Net interest income		$3,981			$3,993
Net interest rate spread (3)			4.23%			4.38%
Net interest-earning assets (4)	$83,935			$74,221
Net interest margin (5)			4.36%			4.49%
Average interest-earning assets to interest-bearing liabilities			130%			126%
__________________________
(1)  Yields and rates for the three months ended September 30, 2017 and 2016 are annualized.
(2)  Includes loans held for sale.
(3)  Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities for the period indicated.
(4)  Net interest-earning assets represents total interest-earning assets less total interest-earning liabilities.
 (5)  Net interest margin represents net interest income divided by average total interest-earning assets.

	Years Ended June 30,
	2017			2016
	Average			Average
	Outstanding		Yield/	Outstanding		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in Thousands)
Interest-earning assets:
Loans (1)	$266,377	$13,242	4.97%	$257,539	$13,339	5.18%
Investment securities	93,222	2,492	2.67%	93,395	2,340	2.50%
Federal funds sold and other short-term investments	2,807	48	1.70%	4,300	17	0.41%
Total interest-earning assets	362,406	15,782	4.35%	355,234	15,696	4.42%
Allowance for loan losses	(3,913)			(4,451)
Total interest-earning assets net of allowance for loan losses	358,493			350,783
Non-interest earning-assets	45,035			43,557
Total assets	$403,528			$394,340
Interest-bearing liabilities:
Savings deposits	$44,709	11	0.02%	$41,564	10	0.03%
Money market	42,163	80	0.19%	42,758	81	0.19%
NOW accounts	64,750	26	0.04%	59,812	23	0.04%
Certificates of deposit	98,901	809	0.82%	102,730	768	0.75%
Total interest-bearing deposits	250,523	926	0.37%	246,864	882	0.36%
Borrowed funds	39,597	637	1.61%	36,683	436	1.19%
Total interest-bearing liabilities	290,120	1,563	0.54%	283,547	1,318	0.46%
Demand deposits	70,345			66,878
Other non-interest-bearing liabilities	(1,014)			(3,552)
Total liabilities
Stockholders' equity	44,077			47,467
Total liabilities and stockholders' equity	$403,528			$394,340
Net interest income		$14,220			$14,378
Net interest rate spread (2)			3.82%			3.96%
Net interest-earning assets (3)	$72,286			$71,687
Net interest margin (4)			3.92%			4.05%
Average interest-earning assets to interest-bearing liabilities			125%			125%

(1) Includes loans held for sale.
(2) Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities for the period indicated.
(3) Net interest-earning assets represents total interest-earning assets less total interest-earning liabilities.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.

The following table presents the dollar amount of changes in interest income and interest expense for the major categories of Universal's interest-earning assets and interest-bearing liabilities. Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (i) changes attributable to changes in volume (i.e., changes in average balances multiplied by the prior-period average rate) and (ii) changes attributable to rate (i.e., changes in average rate multiplied by prior-period average balances). Changes attributable to changes in both rate and volume have been allocated proportionally based on the absolute value of the change due to rate and the change due to volume.

	Three Months Ended September 30, 2017 vs. 2016			Years Ended June 30, 2017 vs. 2016
	Increase (Decrease) Due To		Total Increase (Decrease)	Increase (Decrease) Due To		Total Increase (Decrease)
	Volume	Rate		Volume	Rate
	(Dollars in Thousands)
Interest income:
Loans (1)	$554	$(586)	$(32)	$449	$(546)	$(97)
Investment securities	(24)	58	34	(4)	156	152
Federal funds sold and other short-term investments	13	(10)	3	(8)	39	31

Total interest income	543	(538)	5	437	(351)	86

Interest expense:
Savings deposits	1	(1)	-	1	-	1
Money market	(1)	-	(1)	(1)	-	(1)
NOW accounts	4	(2)	2	2	1	3
Certificates of deposits	(83)	76	(7)	(29)	70	41

Total deposits	(79)	73	(6)	(27)	71	44
Borrowed funds	(47)	70	23	37	164	201

Total interest expense	(126)	143	17	10	235	245

Change in net interest	$(669)	$(681)	$(12)	$427	$(586)	$(159)

(1)  Includes loans held for sale.

Comparison of Financial Condition at September 30, 2017 and June 30, 2017
Total Assets.  Universal's total assets increased $.2 million, or less than .1%, from $402.5 million at June 30, 2017 to $402.7 million at September 30, 2017. Net loans, including loans held for sale, increased $3.3 million, or 1.2%, from $265.4 million at June 30, 2017 to $268.7 million at September 30, 2017. Investment securities remained at $89.5 million and cash and cash equivalents decreased $0.1 million, or .7%, to $15.1 million at September 30, 2017.
Investment Activities.  Current period purchases of municipal bonds and mortgage -backed securities were offset by the principal payments on residential mortgage-backed securities during the three months ended September 30, 2017.
Net Loans.  Net loans, including loans held for sale, increased $3.3 million, or 1.2%, to $268.7 million at September 30, 2017. The increase in net loans was due to a growing commercial loan portfolio. Universal's strategy continues to be focused on obtaining commercial loans.
During the origination of fixed rate mortgages, each loan is analyzed to determine if the loan will be sold into the secondary market or held in portfolio. Universal retains servicing for loans sold to Fannie Mae and earns a fee equal to .25% of the loan amount outstanding for providing these services. Loans which Universal originates to the standards of a buyer, which may differ from Universal's underwriting standards, are sold to the buyer generally along with the servicing rights without recourse. For the three months ended September 30, 2017, loans sold totaled

$10.1 million. Of the $10.1 million of loans sold, $881,000 was sold on a servicing-released basis and $9.3 million was sold on a servicing-retained basis.
Non-Performing Assets.  The following table sets forth the amounts of Universal's non-performing assets at the dates indicated.
	At September 30, 2017		At June 30 2017
	(Dollars in Thousands)
Mortgage loans on real estate:
One- to four-family		$922		$1,004
Commercial		416		652
Commercial		496		616
Total non-performing loans		1,834		2,272
Other real estate owned		3,865		5,139
Total non-performing assets		$5,699		$7,411
Performing troubled debt restructurings, not reported above	$	---	$	---

Ratios:
Non-performing loans to total loans		.69%		.86%
Non-performing assets to total assets		1.42%		1.84%

Generally, loans are placed on non-accrual status either when reasonable doubt exists as to the full collection of interest and principal or when a loan becomes 90 days past due, unless an evaluation clearly indicates that the loan is well-secured and in the process of collection. Past due status is based on the contractual terms of the loans. From June 30, 2017 to September 30, 2017, commercial non-performing loans decreased $120,000; residential mortgage non-performing loans decreased $82,000; consumer, including home equity and manufactured homes, non-performing loans remained at zero. In addition, commercial real estate non-performing loans decreased $236,000. At September 30, 2017, Universal had one troubled debt restructuring, or TDR, totaling approximately $117,000, which was on non-accrual status. All loans that are modified and a concession granted by Universal in light of the borrower's financial difficulty are considered a TDR and are classified as impaired loans by Universal. The interest income recorded from these loans amounted to zero for the three month period ended September 30, 2017. At June 30, 2017, Universal had two TDRs consisting of two (2) commercial loans totaling $308,000 which were on non-accrual status. The interest income recorded from the restructured loans amounted to zero for the year ended June 30, 2017.
As of September 30, 2017, loans on non-accrual status totaled $1.8 million, which consisted of $1.3 million in loans that were 90 days or greater past due, no loans that are 31-89 days past due and $530,000 in loans that are current or less than 30 days past due.  As of September 30, 2017, there were no commercial real estate or commercial non-accrual loans past due less than 90 days. One- to four-family residential non-accrual loans past due less than 90 days were $521,000, manufactured home non-accrual loans past due less than 90 days were zero and home equity second lien non-accrual loans past due less than 90 days were zero. All non-accrual loans, TDRs, and loans with risk ratings of 6 or higher are assessed by Universal for impairment.
In the normal course of business, Universal may modify a loan for a creditworthy borrower where the modified loan is not considered a TDR. In these cases, the modified terms are consistent with loan terms available to creditworthy borrowers and within normal loan pricing. The modifications to such loans are done according to Universal's existing underwriting standards. These modified loans are not considered impaired loans by Universal.
Non-accrual loans, including TDRs, return to accrual status once the borrower has shown the ability and an acceptable history of repayment. Universal may also return a loan to accrual status if the borrower evidences sufficient cash flow to service the debt and provides additional collateral to support the collectability of the loan. For non-accrual loans that we receive payments on, Universal recognizes cash interest payments as interest income when Universal does not have a collateral shortfall for the loan and the loan has not been charged off. If there is a collateral shortfall for the loan or it has been charged off, then Universal applies the entire payment to the principal balance on the loan.

A loan is considered impaired when, based on current information and events, it is probable that Universal will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, the collateral, and the probability of collecting scheduled principal and interest payments when due. Impairment is measured on a loan-by-loan basis by the present value of expected future cash flows discounted at the loan's effective interest rate or fair value of collateral if the loan is collateral dependent and any change in present value is recorded within the provision for loan loss. Impaired loans decreased to $6.1 million at September 30, 2017 from $6.2 million at June 30, 2017. Universal had specific reserves aggregating $315,000 and $326,000 for impaired loans at September 30, 2017 and June 30, 2017, respectively. Such reserves relate to thirteen impaired loan relationships with a carrying value of $1.6 million as of September 30, 2017, and are based on management's analysis of the expected cash flows as of September 30, 2017.
Universal believes that the determination of its allowance for loan losses, including amounts required for impaired loans, is consistent with GAAP and current regulatory guidance. While Universal believes that it has established adequate specifically allocated and general allowances for losses on loans, adjustments to the allowance may be necessary if future conditions differ substantially from the information used in making the evaluations. In addition, as an integral part of its examination process, Universal's regulators periodically review the allowance for loan losses. These regulatory agencies may require Universal to recognize additions to the allowance based on their judgments of information available to them at the time of their examination, thereby negatively affecting Universal's financial condition and earnings. It is also possible that, in this current economic environment, additional loans will become impaired in future periods.
Universal classifies property acquired through foreclosure or acceptance of a deed in lieu of foreclosure as other real estate owned ("OREO") in its consolidated financial statements. When property is placed into OREO, it is recorded at the fair value less estimated costs to sell at the date of foreclosure or acceptance of deed in lieu of foreclosure. At the time of transfer to OREO, any excess of carrying value over fair value is charged to the allowance for loan losses. Management, or its designee, inspects all OREO property periodically. Holding costs and declines in fair value result in charges to expense after the property is acquired. At September 30, 2017, Universal had five properties with an aggregate carrying value of $3.9 million classified as OREO.
Allowance for Loan Losses.  The following table sets forth ratios relating to Universal's allowance for loan losses for the periods indicated.
	Three Months Ended September 30,
	2017	2016
Ratios:
Net charge-offs to average loans outstanding	.02%	.13%
Allowance for loan losses to non-performing loans at end of period	187.79%	172.82%
Allowance for loan losses to total loans at end of period	1.27%	1.53%

It is Universal's policy to classify all non-accrual loans as impaired loans. All impaired loans are measured on a loan-by-loan basis to determine if any specific allowance is required by analyzing the present value of expected future cash flows discounted at the loan's effective interest rate or, if the loan is collateral dependent, the fair value of the collateral. If the impaired loan has a shortfall in the expected future cash flows then a specific allowance will be set up for the loan in that amount. However, Universal may consider collateral values where it feels there is greater risk and the expected future cash flow allowance is not sufficient. Residential, commercial real estate and construction loans are secured by real estate.
When calculating the general allowance component of the allowance for loan losses, Universal analyzes the trend in delinquencies, among other things. If there is an increase in the amount of delinquent loans in a particular loan category this may cause Universal to increase the general allowance requirement for that loan category. A partial charge-off on a non-performing loan will decrease the amount of non-performing and impaired loans, and may receive any specific allowance related to that loan. This will also decrease Universal's allowance for loan losses, as well as Universal's allowance for loan losses to non-performing loans ratio and Universal's allowance for loan losses to total loans ratio. Universal incorporates historical charge-offs, including the greater of charge-offs recognized in the current quarter, which are annualized, or projected annual charge-offs when calculating the general allowance component of the allowance for loan losses.
Loan Servicing.  In the ordinary course of business, Universal sells residential real estate loans to the secondary market. Universal retains servicing on certain loans sold and earns servicing fees of .25% per annum based on the monthly outstanding balance of the loans serviced. Universal recognizes servicing assets each time it undertakes an obligation to service loans sold. Universal's mortgage servicing asset valuation is performed on a quarterly basis by an independent third party, using a statistical valuation model representing the projection into the future of a single interest rate/market environment. The projected cash flows are then discounted back to present value. Discount rates, estimate of servicing costs and ancillary income, estimates of float earnings rates and delinquency information as well as an estimate of prepayments are used to calculate the value of the mortgage servicing asset. For the three months ended September 30, 2017, the increase in the fair market value of Universal's mortgage servicing assets was $22,000.
There are no recourse provisions for the loans that are serviced for others. The risks inherent in mortgage servicing assets relate primarily to changes in prepayments that result from shifts in mortgage interest rates. For the three months ended September 30, 2017 and 2016, amounts recognized for loan servicing fees amounted to $103,000 and $99,000, respectively, which are included in other non-interest income in the consolidated statements of net income. The unpaid principal balance of mortgages serviced for others was $171.6 million and $168.4 million at September 30, 2017 and June 30, 2017, respectively.
Deposits and Borrowed Funds.  The following table sets forth Universal's deposit accounts (excluding escrow deposits) at the dates indicated.
	At September 30, 2017		At June 30, 2017
	Balance	Percent	Balance	Percent	$ Change	% Change
	(Dollars in Thousands)
Deposit type:
Demand deposits	$79,507	24.7%	$74,086	22.9%	$5,421	7.3%
Savings deposits	45,777	14.2%	46,092	14.3%	(315)	(.7)%
Money market	42,117	13.1%	41,830	12.9%	287	.7%
NOW accounts	64,808	20.1%	68,587	21.2%	(3,779)	(5.5)%
Total transaction accounts	232,209	72%	230,595	71.3%	1,614	.7%
Certificates of deposit	90,183	28%	92,846	28.7%	2,663	(2.9)%
Total deposits	$322,392		$323,441		$1,049	(.3)%

Deposits decreased $1.0 million, or .3%, to $322.4 million at September 30, 2017 from $323.4 million at June 30, 2017. Deposits decreased due to a $315,000, or .7%, decrease in savings deposits, a $2.7 million, or 2.9%, decrease in time deposits, and a decrease of $3.8 million, or 5.5% in NOW accounts partially offset by a $5.4 million, or 7.3%, increase in demand deposits, and a $287,000, or .7%, increase in money market accounts. Universal's focus continues to be on increasing core deposits and reducing time deposits.
Total borrowings (including both short term and long term advances) from the FHLB and have decreased $45,000, or .2%, from June 30, 2017 to September 30, 2017. Universal uses FHLB borrowings primarily to fund loan demand.  There was a $200,000 decrease in other long-term borrowings from June 30, 2017 to September 30, 2017.
Stockholders' Equity.  Stockholders' equity increased $1.0 million, or 2.4%, to $44.5 million at September 30, 2017 from $43.5 million at June 30, 2017, primarily due to a $1.2 million increase in retained earnings. There was also a $127,000 decrease in accumulated other comprehensive income from June 30, 2017 to September 30, 2017 due to changes in the market value of the bond portfolio. Universal's ratio of capital to total assets increased to 11.05% at September 30, 2017 compared to 10.80% at June 30, 2017. Universal's book value per share as of September 30, 2017 was $585.50 compared to $571.78 at June 30, 2017.

Comparison of Financial Condition at June 30, 2017 and June 30, 2016
Total Assets.  Total assets decreased by $5,381,000, or 1.3%, from $407.9 million at June 30, 2016 to $402.5 million at June 30, 2017. This decrease was primarily attributable to a decrease in Cash and Cash Equivalents of $10.8 million, or 41.9%, to $15 million at June 30, 2017. This was partially offset by an increase in loans of $5.9 million or 2.3% to $265.4 million at June 30, 2017.
Investment Securities.  The investment portfolio was $89.5 million at June 30, 2017, an increase of $1.6 million, or 1.8%, from $87.9 million at June 30, 2016. Within the securities portfolio, municipal bonds increased $2.1 million at June 30, 2017 to $43.0 million compared to $41.0 million at June 30, 2016. Residential mortgage-backed securities decreased $476,000, or 1.0%, to $46.4 million at June 30, 2017.
Net Loans.  Net loans increased $5.9 million, or 2.2%, from $259.5 million at June 30, 2016 to $265.4 million at June 30, 2017. Consumer loans increased $746,000, or 6.2%, Commercial real estate loans including construction loans decreased $445,000, or .3%, and residential real estate loans decreased $3.5 million, or 8.2%. Lease financing increased $647,000, or 22.2%, and commercial loans increased $7.6 million, or 15.7%.
Deposits and Borrowed Funds.  Deposits increased to $323.4 million at June 30, 2017 from $319.5 million at June 30, 2016. The growth resulted from a $6.1 million, or 8.9%, increase in demand deposits, a $7.7 million, or 12.5%, increase in NOW accounts and a $2.8 million, or 6.4%, increase in savings deposits.  The growth was partially offset by a $12.1 million, or 11.5%, decrease in time deposits and a $600,000, or 1.5%, decrease in money market accounts. Universal has focused its efforts on increasing core deposits.
Total FHLB borrowings decreased $4.6 million, or 14.3%, to $27.4 million as of June 30, 2017. Other borrowings increased by $2.2 million or 40.9% to $7,595 at June 30, 2017 in order to fund a portion of the repayment of TARP equity securities.  Based on comments by the Federal Reserve, Universal believes that interest rates will increase in the next couple of years. In an effort to decrease BloomBank's interest rate risk from rising interest rates, BloomBank continues to originate adjustable rate loans that will offset increases in deposit interest rates and continues to emphasize the marketing of lower cost transaction accounts.
Total Stockholders' Equity.  Stockholders' equity decreased $5.0 million, or 10.3%, to $43.5 million at June 30, 2017 from $48.4 million at June 30, 2016, primarily as a result of the redemption of Universal's preferred stock during the fiscal year. Universal's ratio of capital to total assets decreased to 10.8% at June 30, 2017 compared to 11.9% at June 30, 2016.
Comparison of Operating Results for the Three Months Ended September 30, 2017 and September 30, 2016
Net Income.  Universal had net income of $1.2 million, or $15.39 per fully diluted share, for the three months ended September 30, 2017 compared to $720,000, or $8.15 per fully diluted share, for the same period in 2016. Universal had a decrease in net interest income of $12,000, or .3%, for the three months ended September 30, 2017 compared to the three months ended September 30, 2016. Interest and dividend income increased $5,000, or .1%, for the three months ended September 30, 2017 compared to the same period last year. For the three months ended September 30, 2017, interest expense increased by $17,000, or 4.4%, compared to the three months ended September 30, 2016. This included a decrease in deposit interest expense of $6,000 due to a change in deposit mix. There was an increase in borrowing interest expense of $22,000 for the three months ended September 30, 2017 compared to the same period last year due to an increase in rates. The net interest margin was 4.36% for the three months ended September 30, 2017 and 4.49% for the three months ended September 30, 2016.
Interest Income.  Interest income remained stable at $4.4 million for the three months ended September 30, 2017 and for the three months ended September 30, 2016. The increase of $5,000, or .1%, was primarily the result of an increase in loan volume with essentially flat rates.
Interest Expense.  Interest expense for the three months ended September 30, 2017 was $406,000, which represented an increase of $17,000, or 4.4%, from the three months ended September 30, 2016. This included a decrease in deposit interest expense of $6,000, or 2.5%. The decrease in deposit interest expense was partially offset by an increase in borrowing interest expense of $22,000 due to an increase in borrowing rates offset by a decrease in borrowing balances.

Provision for Loan Losses.  The provision for loan losses was zero for the three months ended September 30, 2017 compared to $30,000 for the same period in 2016, primarily due to the continuing improvement of loan quality. The allowance for loan losses of $3.4 million at September 30, 2017 represented 1.27% of total loans, as compared to an allowance of $3.4 million, representing 1.27% of total loans at June 30, 2017.
Non-interest Income.  For the three months ended September 30, 2017, there was a decrease in total non-interest income of $45,000, or 67%, compared to the three months ended September 30, 2016. For the three months ended September 30, 2017 compared to the same period in 2016, the drop in non-interest income was a result of a $26,000 decrease in gain on sale of securities related to lower volume and a $15,000 decrease in non-interest income.
Non-interest Expense.  Non-interest expense decreased $534,000 or 14.5%, for the three months ended September 30, 2017 compared to the three months ended September 30, 2016. There was a $28,000, or 1.4%, increase in salaries and employee benefits due to an increase in health care costs offset by a $662,000, or 192%, decrease in other real estate owned expense as a result of a significant recovery of expenses on the sale of a property held in OREO for the three months ended September 30, 2017 compared to the same period in 2016.
Income Taxes.  Income tax expense increased $57,000, or 26.2%, from $218,000 for the three months ended September 30, 2016 to $275,000 for the three months ended September 30, 2017. Universal's combined federal and state effective tax rate decreased by 4 percentage points to 19.0% for the three months ended September 30, 2017 compared to 23.2% the same period in 2016.
Minimum Regulatory Capital Requirements.  As of September 30, 2017, the most recent notification from the FDIC categorized BloomBank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes has changed BloomBank's category. BloomBank's capital amounts and ratios as of September 30, 2017 and June 30, 2017 are presented in the following table. Management believes that BloomBank will continue to exceed all minimum capital ratio requirements.
	Actual		Minimum For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
(Dollars in Thousands)
As of September 30, 2017
Tier 1 (core) capital	$43,926	10.8%	$15,716	4%	$19,645	5.00%
Common equity Tier 1 capital:	$43,926	14.6%	$13,195	4.5%	$19,060	6.50%
Tier 1 risk weighted capital:	$43,926	14.6%	$17,594	6%	$23,458	8.00%
Total risk weighted capital:	$47,380	15.7%	$23,470	8%	$29,337	10.00%

As of June 30, 2017
Tier 1 (core) capital	$42,347	10.8%	$15,645	4%	$19,557	5.00%
Common equity Tier 1 capital:	$42,347	14.6%	$13,076	4.5%	$18,888	6.50%
Tier 1 risk weighted capital:	$42,347	14.6%	$17,435	6%	$23,246	8.00%
Total risk weighted capital:	$45,758	15.7%	$23,246	8%	$29,058	10.00%

Comparison of Operating Results for the Years Ended June 30, 2017 and June 30, 2016
Net Income.  Universal had net income of $2.9 million, or $37.66 per fully diluted share, for the year ended June 30, 2017 as compared to net income of $3.2 million, or $42.12 per fully diluted share, for the year ended June 30, 2016. The primary reason for the decrease in net income of $339,000, or 10.5%, included a decrease in net interest income of $158,000, or 1.1% and an increase in non-interest expense of $740,000, or 5.6%, offset by an increase in non-interest income of $119,000, or 3.7%, and a decrease in income tax expense of $419,000, or 40%.
Net Interest Income.  Net interest income decreased by $158,000, or 1.1%, for the year ended June 30, 2017 compared to the year ended June 30, 2016. Interest and dividend income increased $86,000, or .55%, for the year ended June 30, 2017 compared to the same period last year. For the year ended June 30, 2017, interest expense increased by $244,000, or 18%, compared to the year ended June 30, 2016. The net interest margin for the year ended June 30, 2017 was 3.92% compared to 4.05% for the year ended June 30, 2016.
Interest Income.  Interest income increased from $15.7 million for the year ended June 30, 2016 to $15.8 million for the year ended June 30, 2017. This increase of $86,000, or .55%, was the result of an increase in loan volume with a steady rate environment.
Interest Expense.  Interest expense for the year ended June 30, 2017 was $1.6 million, which represented an increase of $244,000, or 18.5%, from the year ended June 30, 2016. This included an increase in deposit interest expense of $43,000 due to an increase in the average balance of deposits. The increase in deposit interest expense was augmented by an increase in borrowing interest expense of $201,000 due to an increase in rates and the conversion of TARP funds to debt.
Provision for Loan Losses.  The provision for loan losses was $60,000 for the year ended June 30, 2017 compared to $72,000 for the same period in 2016, primarily due to continued improvement in general economic conditions and a decrease in historical losses. The allowance for loan losses of $3.4 million at June 30, 2017 represented 1.27% of total loans, as compared to an allowance of $4.2 million, representing 1.61% of total loans at June 30, 2016.
Non-interest Income.  Total non-interest income for the year ended June 30, 2017 increased by $119,000, or 3.7%, compared to the year ended June 30, 2016. There was a $136,000 or 9.9%, increase in the gain (loss) on sale of loans during the year ended June 30, 2017 compared to fiscal 2016 due to an increase in the volume of residential loan refinances, and a $91,000 or 12.3% increase in mortgage banking income compared to fiscal 2016. There was also an $89,000 decrease in the gain (loss) on sale of securities during the year ended June 30, 2017 compared to fiscal 2016 and a $30,000 or a 5.7%, decrease in service charges on deposit accounts compared to fiscal 2016. Partially offsetting these changes was an $11,000, or 2.8%, increase in loan servicing income due to a change in volume.
Non-interest Expense.  Total non-interest expense increased $741,000, or 5.6%, for the year ended June 30, 2017 compared to fiscal 2016. Results for fiscal 2017 included a $411,000, or 5.8%, increase in salaries and employee benefits due to increases in health care costs.
Income Taxes.  Income tax expense decreased $419,000, or 40%, from $1.0 million for the year ended June 30, 2016 to $628,000 for the year ended June 30, 2017. Universal's effective tax rate decreased from 24.6% for the year ended June 30, 2016 to 18.0% for the year ended June 30, 2017.
Risk Management
Management recognizes that taking and managing risk is fundamental to the business of banking. Through the development, implementation and monitoring of its policies with respect to risk management, Universal strives to measure, evaluate and mitigate the risks it faces. Management understands that an effective risk management system is critical to the safety and soundness of Universal. Chief among the risks faced by Universal are credit risk, market risk including interest rate risk, liquidity risk, operational (transaction) risk and compliance risk.
Within management, the responsibility for risk management rests with the senior officers responsible for finance, lending, retail banking, marketing and human resources. The senior officers continually review the status of Universal's risk management efforts, including reviews of internal and external audit findings, loan review findings, and the activities of the Asset/Liability Committee with respect to monitoring interest rate and liquidity risk. The President tracks any open items requiring corrective action with the goal of ensuring that each is addressed on a timely basis. The President reports all findings directly to the Audit Committee.
Management of Credit Risk.  Universal considers credit risk to be the most significant risk it faces, in that it has the greatest potential to affect the financial condition and operating results of Universal. Credit risk is managed through a combination of policies established by the board of directors of Universal, the monitoring of compliance with these policies, and the periodic evaluation of loans in the portfolio, including those with problem characteristics. In general, Universal's policies establish maximums on the amount of credit that may be granted to a single borrower (including affiliates), the aggregate amount of loans outstanding by type in relation to total assets and capital, and loan concentrations. Collateral and debt service coverage ratios, approval limits and other underwriting criteria are also specified. Policies also exist with respect to performing periodic credit reviews, the rating of loans, when loans should be placed on non-performing status and factors that should be considered in establishing Universal's allowance for loan losses.
Management of Market Risk.  Market risk is the risk of loss due to adverse changes in market prices and rates, and typically encompasses exposures such as sensitivity to changes in market interest rates, foreign currency exchange rates, and commodity prices. Universal has no exposure to foreign currency exchange or commodity price movements. Because net interest income is Universal's primary source of revenue, Universal's exposure to interest rate risk is significant.
Interest rate risk is the exposure of Universal's net interest income to adverse movements in interest rates. Net interest income is affected by changes in interest rates as well as by fluctuations in the level and duration of Universal's assets and liabilities. Over and above the influence that interest rates have on net interest income, changes in rates may also affect the volume of lending activity, the ability of borrowers to repay variable rate loans, the volume of loan prepayments and refinancing, the flow and mix of deposits, and the market value of Universal's assets and liabilities.
Exposure to interest rate risk is managed by Universal through periodic evaluations of the current interest rate risk inherent in its rate-sensitive assets and liabilities, coupled with determinations of the level of risk considered appropriate given Universal's capital and liquidity requirements, business strategy and performance objectives. Through such management, Universal seeks to manage the vulnerability of its net interest income to changes in interest rates.
Strategies used by Universal to manage the potential volatility of its earnings may include:
•  emphasizing the origination and retention of adjustable-rate mortgage loans, variable rate commercial loans and variable rate home equity lines of credit;
•  investing in securities with relatively short maturities and/or expected average lives;
•  classifying the majority of the investment portfolio as "available for sale" in order to provide for flexibility in liquidity management; and
•  lengthening or shortening liabilities such as certificates of deposit and FHLB borrowings, when appropriate.
Universal's Asset/Liability Committee is responsible for managing interest rate risk. On a quarterly basis, the Committee reviews with the board of directors its analysis of Universal's exposure to interest rate risk, the effect that subsequent changes in interest rates could have on Universal's future net interest income, its strategies and other activities, and the effect of those strategies on Universal's operating results.
The Committee's primary method for measuring and evaluating interest rate risk is income simulation analysis. This analysis considers the maturity and repricing characteristics of assets and liabilities, as well as the relative sensitivities of these balance sheet components over a range of interest rate scenarios. Interest rate scenarios tested generally include instantaneous and sustained parallel and flattening/steepening rate ramps over a one year period, and static (or flat) rates. The simulation analysis is used to measure the exposure of net interest income to changes in interest rates over a specified time horizon, usually a two-year period.

The following table sets forth, as of June 30, 2017, the estimated changes in Universal's net interest income that would result from the designated instantaneous and sustained changes in the U.S. Treasury yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.
Change in Basis Points	% Change in Estimated Net Interest Income over 12 months	% Change in Estimated Net Interest Income over 24 months
400	(3.7%)	(4.6%)
300	(2.8%)	(3.5%)
200	(1.8%)	(2.3%)
100	(0.9%)	(1.1%)
0	--	--
(100)	(1.1%)	(1.1%)
(200)	(0.7%)	(0.2%)
(300)	(0.5%)	0.1%
(400)	(0.3%)	0.2%

As indicated in the table above, a 200 basis point increase in interest rates is estimated to decrease net interest income by 1.8%, with a 2.8% decrease resulting from a 300 basis point increase over a 12-month horizon, when compared to the flat rate scenario. The estimated change in net interest income from the flat rate scenario for a 100 basis point decline in the level of interest rates is a decrease of 1.1%. Inherent in these estimates is the assumption that interest rates on interest -bearing liabilities would change in direct proportion to changes in the U.S. Treasury yield curve. In all simulations, the lowest possible interest rate would be zero.
There are inherent shortcomings in income simulation, given the number and variety of assumptions that must be made in performing the analysis. The assumptions relied upon in making these calculations of interest rate sensitivity include the level of market interest rates, the shape of the yield curve, the degree to which certain assets and liabilities with similar maturities or periods to repricing react to changes in market interest rates, the degree to which non-maturity deposits react to changes in market rates, the expected prepayment rates on loans and mortgage-backed securities, and the degree to which early withdrawals occur on certificates of deposit and the volume of other deposit flows. As such, although the analysis shown above provides an indication of Universal's sensitivity to interest rate changes at a point in time, these estimates are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on Universal's net interest income and will differ from actual results.
In its management of interest rate risk, Universal also relies on the analysis of its interest rate "gap," which is the measure of the mismatch between the amount of Universal's interest-earning assets and interest-bearing liabilities that mature or reprice within specified timeframes. An asset-sensitive position (positive gap) exists when there are more rate-sensitive assets than rate-sensitive liabilities maturing or repricing within a particular time horizon, and generally signifies a favorable effect on net interest income during periods of rising interest rates and a negative effect during periods of falling interest rates. Conversely, a liability-sensitive position (negative gap) would generally indicate a negative effect on net interest income during periods of rising rates and a positive effect during periods of falling rates. Certain factors may serve to limit the usefulness of the measurement of the interest rate gap. For example, interest rates on certain assets and liabilities are discretionary and may change in advance of, or may lag behind, changes in market rates. The gap analysis does not give effect to changes Universal may undertake to mitigate interest rate risk. Certain assets, such as adjustable-rate loans, have features that may restrict the magnitude of changes in interest rates both on a short-term basis and over the life of the assets. Further, in the event of changes in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the gap analysis. Lastly, should interest rates increase, the ability of borrowers to service their debt may decrease.
Liquidity Risk Management.  Liquidity risk, or the risk to earnings and capital arising from an organization's inability to meet its obligations without incurring unacceptable losses, is managed by Universal's Chief Financial Officer, who monitors on a daily basis the adequacy of Universal's liquidity position. Oversight is provided by the Asset/Liability Committee, which reviews Universal's liquidity on a monthly basis, and by the board of directors of Universal, which reviews the adequacy of Universal's liquidity resources on a quarterly basis.

Universal's primary sources of funds are from deposits, amortization of loans, loan prepayments and the maturity of loans, mortgage-backed securities and other investments, and other funds provided by operations. While scheduled payments from the amortization of loans and mortgage-backed securities and maturing loans and investment securities are relatively predictable sources of funds, deposit flows and loan prepayments can be greatly influenced by general interest rates, economic conditions and competition. Universal maintains excess funds in cash and short-term interest-bearing assets that provide additional liquidity. At September 30, 2017, cash and due from banks, federal funds sold and interest bearing deposits in other financial institutions totaled $17.8 million, or 2.7%, of total assets, which is a decrease of $137,000, or .8%, from June 30, 2017.
Universal also relies on outside borrowings from the FHLB as an additional funding source. Since June 30, 2017, Universal has decreased FHLB borrowings by $45,000 to a total of $27.4 million outstanding as of September 30, 2017. On that date, Universal had the ability to borrow an additional $7.1 million from the FHLB. In addition, Universal had a line of credit with 3 different institutions totaling $19.0 million at September 30, 2017 and June 30, 2017, of which there was zero outstanding at both dates.  Long-term borrowings also decreased by $200,000 from June 30, 2017 to September 30, 2017.
Universal uses its liquidity to fund existing and future loan commitments, to fund maturing certificates of deposit and borrowings, to fund other deposit withdrawals, to invest in other interest-earning assets and to meet operating expenses. Universal anticipates that it will continue to have sufficient funds and alternative funding sources to meet its commitments.
Contractual Obligations.  The following table presents information indicating various contractual obligations and commitments of Universal as of June 30, 2017 and the respective maturity dates:
	June 30, 2017
	Total	One Year or Less	More Than One Year Through Three Years	More Than Three Years Through Five Years	Over Five Years
	(In Thousands)
Federal Home Loan Bank of Indianapolis advances	$27,421	$8,500	$10,650	$3,771	$4,500
Lease commitments	1,023	255	394	218	156
Other long-term borrowings	7,595	200	2,395	-	5,000
Total contractual obligations	$36,039	$8,955	$13,439	$3,989	$9,656

Off-Balance Sheet Arrangements.
Loan commitments.  In the normal course of business, there are outstanding commitments which are not reflected in the accompanying consolidated balance sheets. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract and generally have fixed expiration dates or other termination clauses. The following table presents certain information about Universal's loan commitments and other contingencies outstanding as of September 30, 2017 and June 30, 2017.
	September 30, 2017	June 30, 2017
	(In Thousands)
Commitments to grant loans(1)	$7,020	$5,199
Commercial loan lines-of-credit(2)	5,485	11,202
Unused portions of home equity lines-of-credit(3)	8,130	6,989
Unused portion of construction loans(4)	10,560	19,768
Unused portion of personal lines-of-credit(5)	0	0
Standby letters of credit(6)	391	559
Financial letters of credit	63	98

Total loan commitments	$31,649	$43,815
_________________________
(1)  Commitments for loans are generally extended to customers for up to 60 days after which they expire.
(2)  The majority of commercial lines-of-credit are written on a demand basis.
(3)  Unused portions of home equity lines-of-credit are available to the borrower for up to 20 years.
(4)  Unused portions of construction loans are generally available to the borrower for up to eighteen months for development loans and up to one year for other construction loans.
(5)  Unused portions of personal lines-of-credit are available to customers in "good standing" indefinitely.
(6)  Standby letters of credit are generally available for one year or less.

Management of Other Risks.  Two additional risk areas that receive significant attention by management and the board are operational risk and compliance risk. Operational risk is the risk to earnings and capital arising from control deficiencies, problems with information systems, fraud, error or unforeseen catastrophes. Compliance risk is the risk arising from violations of, or nonconformance with laws, rules, regulations, prescribed practices, internal policies and procedures or ethical standards. Compliance risk can expose us to fines, civil money penalties, payment of damages and the voiding of contracts. Both operational and compliance risks also can have serious reputation risk issues for Universal as well.
Universal addresses such risks through the establishment of comprehensive policies and procedures with respect to internal control, the management and operation of its information and communication systems, disaster recovery, and compliance with laws, regulations and banking "best practice." Monitoring of the efficacy of such policies and procedures is performed through a combination of Universal's internal audit program, through periodic internal and third-party compliance reviews, and through the ongoing attention of its managers charged with supervising compliance and operational control. Oversight of these activities is provided by Universal's board of directors.
Impact of Inflation and Changing Prices
The financial statements, accompanying notes, and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of Universal's operations. Most of Universal's assets and liabilities are monetary in nature, and, therefore, the impact of interest rates has a greater impact on Universal's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF UNIVERSAL
The following table sets forth certain information regarding the beneficial ownership of Universal common stock as of January 29, 2018, by (1) each director and executive officer of Universal and/or BloomBank, (2) each person who is known by Universal to own beneficially 5% or more of the voting common stock of Universal, and (3) all directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of Universal believes that each person has sole voting and dispositive power over the shares indicated as owned by such person.  The address of each listed shareholder is c/o Universal Bancorp, 48 North Washington Street, Bloomfield, Indiana 47424.
Name of Beneficial Owner	Number of Universal common stock beneficially owned	Percent of class(1)
Directors and Executive Officers

Mark L. Barkley, Chairman of the Board	13,375	17.60%
Bradford N. Barkley, Vice Chairman of the Board	7,943	10.45%
Roland F. Nobis, Director	1,075	1.41%
Robert Goecker, Director	667	*
Hon. Edward W. Najam Jr., Director	100	*
Brian C. Hewitt, Esq., Director	100	*
John S Rowe, Director	85	*
Christopher D. Smith, Director	85	*
James C. Miller, Director	---	*
Bill C. Brown, Director	75	*
William B. McNeely, Director, President and CEO	75	*
Chad M. Riddle, Executive Vice President Bloom Bank	---	*
D. Scott Robinson, Executive Vice President Bloom Bank	---	*
Gregory L. Hartz, Executive Vice President Bloom Bank	---	*
All directors and executive officers, as a group (14 persons)	23,580	31.03%

Beneficial Owners Greater than 5% Who are Not Directors or Executive Officers

Craig S. Barkley	13,806	18.17%
Eleanor T. Barkley, Limited Partnership	8,250	10.86%
Julie A. Hirsch	5,320	7.00%
Frank J. Steinmetz	11,207	14.75%

*          Equals less than 1%
(1)          Percentage ownership based on 75,996 shares of Universal common stock outstanding.

COMPARATIVE MARKET PRICES AND DIVIDENDS ON COMMON STOCK
MutualFirst common stock is listed on the NASDAQ under the symbol "MFSF."  The following table presents the high and low closing prices for MutualFirst's common stock for the periods indicated.
	Stock Price		Dividends per Share
	High	Low
Fiscal 2018 Quarters
First Quarter (through 01/23/18)	$39.20	$37.45	---

Fiscal 2017 Quarters:
Fourth Quarter (ended 12/31/17)	$40.35	$36.55	$0.18
Third Quarter (ended 09/30/17)	38.65	32.75	0.16
Second Quarter (ended 06/30/17)	36.25	31.25	0.16
First Quarter (ended 03/31/17)	33.55	29.75	0.16

Fiscal 2016 Quarters:
Fourth Quarter (ended 12/31/16)	$34.90	$26.50	$0.16
Third Quarter (ended 09/30/16)	28.90	27.10	0.14
Second Quarter (ended 06/30/16)	28.20	24.82	0.14
First Quarter (ended 03/31/16)	26.13	22.75	0.14

There are no current market quotations for Universal common stock because Universal is a privately owned corporation and its common stock is not traded on any established public trading market.
MutualFirst's cash dividend payout policy is continually reviewed by management and the Board of Directors.  MutualFirst intends to continue its policy of paying quarterly dividends; however future dividend payments will depend upon a number of factors, including capital requirements, regulatory limitations, MutualFirst's financial condition, results of operations and MutualBank's ability to pay dividends to MutualFirst.  MutualFirst relies upon dividends originating from MutualBank to accumulate earnings for payment of cash dividends to shareholders.
Universal has not historically paid a cash dividend to its common shareholders.  The factors affecting Universal's ability to pay cash dividends to its shareholders are similar to those affecting MutualFirst's ability to pay dividends it its shareholders.  In addition, the merger agreement prohibits Universal from paying any dividends to its shareholders without MutualFirst's prior written consent.
On October 3, 2017, the day prior to the public announcement of the merger agreement, the high and low sales prices of shares of MutualFirst common stock as reported on NASDAQ were $39.70 and $39.05, respectively. On January 23, 2018, the last trading day before the printing of this proxy statement/prospectus, the high and low sales prices of shares of MutualFirst common stock as reported on NASDAQ were $38.65 and $38.30, respectively.
As of January 23, 2018, the last date prior to printing this proxy statement/prospectus for which it was practicable to obtain this information for MutualFirst and Universal, respectively, there were approximately 979 registered holders of MutualFirst common stock and 87 registered holders of Universal common stock.
Universal shareholders are advised to obtain a current market quotation for MutualFirst's common stock.  The market price of MutualFirst common stock will fluctuate between the date of this proxy statement/prospectus and the date of completion of the merger. No assurance can be given concerning the market price of MutualFirst common stock before or after the effective date of the merger.  Changes in the market price of MutualFirst common stock prior to the completion of the merger will affect the value of the stock portion of the merger consideration that holders of Universal common stock will receive upon completion of the merger.

DESCRIPTION OF MUTUALFIRST'S CAPITAL STOCK
The following information regarding the material terms of MutualFirst's capital stock is qualified in its entirety by reference to MutualFirst's articles of incorporation.
General
MutualFirst's authorized capital stock currently consists of:
•	20,000,000 shares of common stock, $0.01 par value per share; and
•	5,000,000 shares of preferred stock, $0.01 par value per share.
As of January 23, 2018, there were 7,389,394 shares of MutualFirst common stock issued and outstanding. No shares of MutualFirst preferred stock are currently outstanding. MutualFirst's common stock is listed on the NASDAQ under the symbol "MFSF."
Common Stock
Each share of MutualFirst common stock has the same relative rights and is identical in all respects with each other share of MutualFirst common stock.  MutualFirst common stock represents non-withdrawable capital, is not of an insurable type and is not insured by the FDIC or any other government agency.
Subject to any prior rights of the holders of any preferred or other stock of MutualFirst then outstanding, holders of MutualFirst common stock are entitled to receive such dividends as are declared by the board of directors of MutualFirst out of funds legally available for dividends.
Except with respect to greater than 10% shareholders, full voting rights are vested in the holders of MutualFirst common stock and each share is entitled to one vote.  See "Comparison of Shareholders Rights—Voting Limitations."  Subject to any prior rights of the holders of any MutualFirst preferred stock then outstanding, in the event of a liquidation, dissolution or winding up of MutualFirst, holders of shares of MutualFirst common stock will be entitled to receive, pro rata, any assets distributable to shareholders in respect of shares held by them.  Holders of shares of MutualFirst common stock will not have any preemptive rights to subscribe for any additional securities which may be issued by MutualFirst, nor will they have cumulative voting rights.
Preferred Stock
MutualFirst may issue preferred stock in one or more series at such time or times and for such consideration as the board of directors of MutualFirst may determine, generally without shareholder approval. The board of directors of MutualFirst is expressly authorized at any time, and from time to time, to issue MutualFirst preferred stock, with the voting and other powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as are established by the board. The ability of MutualFirst's board of directors to approve the issuance of preferred stock without shareholder approval could make an acquisition by an unwanted suitor of a controlling interest in MutualFirst more difficult, time-consuming or costly, or otherwise discourage an attempt to acquire control of MutualFirst.

Shares of preferred stock redeemed or acquired by MutualFirst may return to the status of authorized but unissued shares, without designation as to series, and may be reissued by MutualFirst upon approval of its board of directors.

 Other Anti-Takeover Provisions
In addition to the ability to issue common and preferred stock without shareholder approval, MutualFirst's articles of incorporation and bylaws contain a number of provisions which may have the effect of delaying, deferring or preventing a change in control of MutualFirst. See "Comparison of Shareholder Rights."

COMPARISON OF SHAREHOLDER RIGHTS
Universal is incorporated under the laws of the State of Indiana. MutualFirst is incorporated under the laws of the State of Maryland. The rights of holders of Universal common stock are governed by Indiana law and Universal's articles of incorporation and bylaws.  The rights of holders of MutualFirst common stock are governed by Maryland law and MutualFirst's articles of incorporation and bylaws.  Consequently, after the merger, the rights of former shareholders of Universal who receive shares of MutualFirst common stock in the merger will be determined by reference to MutualFirst's articles of incorporation and bylaws and Maryland law.

This section describes certain differences between the rights of Universal shareholders and MutualFirst shareholders, including those which may be material.  This section does not include a complete description of all differences among the rights of these shareholders, nor does it include a complete description of the specific rights of these shareholders. In addition, the identification of some of the differences in the rights of these shareholders is not intended to indicate that other differences that are equally important do not exist. The discussion in this section is qualified in its entirety by reference to the Maryland and Indiana law, and to MutualFirst's articles of incorporation and bylaws and Universal's articles of incorporation and bylaws.   Copies of MutualFirst's articles of incorporation and bylaws have been filed by MutualFirst with the SEC. See "Where You Can Find More Information." Copies of Universal's articles of incorporation and bylaws are available upon written request to William B. McNeely, President and Chief Executive Officer, Universal Bancorp, 48 North Washington Street, Bloomfield, Indiana 47424, or by phone at (800) 319-6110.

MUTUALFIRST	UNIVERSAL
Authorized Capital Stock

The authorized capital stock of MutualFirst consists of 25,000,000 shares of capital stock, classified as follows:
•          20,000,000 shares of common stock, par value $.01 per share; and
•          5,000,000 shares of preferred stock, par value $.01 per share.
MutualFirst is authorized under its articles of incorporation to issue additional shares of authorized capital stock, and set the terms of preferred stock, generally without shareholder approval.
The authorized capital stock of Universal consists of 200,000 shares of capital stock, classified as follows:
• 100,000 shares of common stock, no par value; and
• 100,000 shares of preferred stock, no par value.
Universal is authorized under its articles of incorporation to issue additional shares of authorized capital stock, and set the terms of preferred stock, generally without shareholder approval.

Dividends
Under Maryland law, MutualFirst is permitted to pay dividends or make other distributions unless after the distribution: (1) MutualFirst would not be able to pay its debts as they become due in the usual course of business; or (2) MutualFirst's total assets would be less than the sum of its total liabilities, plus, unless MutualFirst's articles of incorporation permit otherwise, the amount that would be needed, if MutualFirst were dissolved at the time of the distribution, to satisfy preferential rights of shareholders whose preferential rights are superior to those receiving the distribution.
Indiana law is substantially the same as Maryland law with regard to Universal's ability to pay dividends or make other distributions.

Advance Notice Provisions

MutualFirst's bylaws provide that MutualFirst must receive written notice of any shareholder proposal for business at an annual meeting of shareholders, or any shareholder director nomination for an annual meeting of shareholders, not less than 90 days or more than 120 days before the anniversary of the preceding year's annual meeting.  If, however, the date of the current year annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the preceding year's annual meeting, notice of the proposal or nomination must be received by MutualFirst no earlier than the 120th day prior to the annual meeting or later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which notice of the meeting is mailed or public announcement of the meeting date is first made.
Universal's bylaws do not contain any substantially similar advance notice provisions.

Voting Limitations

Charter Provision.  MutualFirst's articles of incorporation generally prohibits any shareholder that beneficially owns more than 10% of the outstanding shares of MutualFirst common stock from voting shares in excess of this limit.

No shareholder has the right of cumulative voting in the election of directors.

Charter Provision.  Universal's articles of incorporation do not contain any substantially similar voting limitation provision.

No shareholder has the right of cumulative voting in the election of directors.

State Law.  The Maryland General Corporation Law, which we refer to as the MGCL, contains a control share acquisition statute which, in general terms, provides that where a shareholder acquires issued and outstanding shares of a corporation's voting stock (referred to as control shares) within one of several specified ranges (one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by shareholders of the control share acquisition must be obtained before the acquiring shareholder may vote the control shares. The required shareholder vote is two-thirds of all votes entitled to be cast, excluding "interested shares," defined as shares held by the acquiring person, officers of the corporation and employees who are also directors of the corporation. A corporation may, however, opt-out of the control share statute through a charter or bylaw provision, which MutualFirst has done pursuant to its articles of incorporation. Accordingly, the Maryland control share acquisition statute does not apply to acquisitions of shares of MutualFirst common stock. Though not expected, MutualFirst could decide to become subject to the Maryland control share acquisition statute by amending its bylaws to eliminate the opt-out provision. See "—Amendment of Corporate Governance Documents."

State Law.  The IBCL contains a control share acquisition statute which works in a manner similar to the Maryland control share acquisition statute, except that under the Indiana statute (1) the control share acquisition ranges are one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more and (2) the shareholder vote required to enable the acquiring shareholder to vote the control shares is a majority of all votes entitled to be cast, excluding interested shares.   While a corporation may opt-out of the Indiana control share acquisition statue through a provision in its articles of incorporation or bylaws, Universal has not done so.  Accordingly, the Indiana control share acquisition statute applies to acquisitions of shares of Universal common stock. The statute does not, however, apply to the merger.

Number, Classification and Election of Directors

MutualFirst's board of directors is divided into three classes, with the members of each class of directors serving staggered three-year terms. MutualFirst's articles of incorporation provide that MutualFirst will have the number of directors fixed by its board of directors by a vote of a majority of the whole board (meaning the total number of directors MutualFirst would have if there were no vacancies on the board). MutualFirst currently has 12 directors.

Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote for directors.

In accordance with the terms of the merger agreement, on or prior to the closing of the merger, MutualFirst's Board of Directors will select at least one, and not more than two, mutually agreeable existing Universal directors to become a member of the board of directors of MutualFirst as of the effective time of the merger.

Universal's board of directors is elected annually. Universal's articles of incorporation provide that the number of directors shall be fixed by its bylaws at any number. Universal currently has 11 directors.

Directors are elected by a majority of the shares represented at the annual shareholders' meeting.

Removal of Directors

MutualFirst's articles of incorporation provide that, subject to the rights of the holders of any series of preferred stock then outstanding, directors may be removed from office only for cause and only by the vote of the holders of at least 80% of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors (after giving effect to the 10% voting limitation in MutualFirst's charter as described above under "-Voting Limitations"), voting together as a single class.

Universal's bylaws provide that directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at a meeting of the shareholders called for that purpose.

Filling Vacancies on the Board of Directors

MutualFirst's articles of incorporation and bylaws provide that, subject to the rights of the holders of any series of preferred stock then outstanding, any vacancies in the board of directors resulting from an increase in the size of the board or the death, resignation or removal of a director may be filled only by a majority vote of the directors then in office, even if less than a quorum, and any director so chosen shall hold office until the next annual meeting of shareholders, at which time the shareholders will elect a director to hold office for the balance of the remaining term.

Universal's bylaws provide that vacancies in the board of directors resulting from death, resignation, removal, or other cause may be filled by a majority vote of the remaining directors, and any director so chosen shall hold office for a term expiring at the next annual meeting of shareholders. In the event the vote of the remaining directors is a tie, the vacancy is required to be filled by the shareholders at the next annual meeting or at a special meeting called for such purpose.

Amendment of Corporate Governance Documents

Amendment of Charter. MutualFirst's articles of incorporation generally may be amended upon	Amendment of Charter. Universal's articles of incorporation provide that they may be amended in

approval by the board of directors and the holders of a majority of the outstanding shares of MutualFirst common stock. The amendment of certain provisions of MutualFirst's articles of incorporation, however, requires the vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. These include provisions relating to: voting limitations on greater than 10% shareholders; the authorization of the board of directors to issue serial preferred stock; the opt-out of the Maryland control share acquisition statute; the number, classification, election and removal of directors; certain business combinations with greater than 10% shareholders; indemnification of directors and officers; limitation on liability of directors and officers; and amendments to the articles of incorporation and bylaws.	accordance with the IBCL. The IBCL generally requires amendments to a corporation's articles of incorporation to be approved by both the board of directors and shareholders; however, in limited circumstances, the board of directors may approve amendments without shareholder approval. In the event shareholder approval is required, an amendment must be approved (i) by a majority of the votes entitled to be cast, if the amendment would create dissenters' rights, or (ii) by a plurality of votes cast at a meeting where a quorum is present, for all other amendments.

Amendment of Bylaws.  MutualFirst's bylaws may be amended either by the board of directors, by a vote of a majority of the whole board, or by MutualFirst's shareholders, by the vote of the holders of at least 80% of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors (after giving effect to the 10% voting limitation in MutualFirst's articles of incorporation as described above under "-Voting Limitations"), voting together as a single class.

Amendment of Bylaws.  Universal's bylaws may be amended by the board of directors, by the affirmative vote of a majority of the members of the board of directors. Universal's shareholders cannot amend Universal's bylaws.

Business Combinations With Certain Persons

Charter Provision.  MutualFirst's articles of incorporation provide that certain business combinations (e.g., mergers, share exchanges, significant asset sales and significant stock issuances) involving "interested shareholders" of MutualFirst require, in addition to any vote required by law, the approval of the holders of at least 80% of the voting power of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, unless either (i) a majority of the disinterested directors have approved the business combination or (ii) certain fair price and procedure requirements are satisfied. An "interested shareholder" generally means a person who is a greater than 10% shareholder of MutualFirst or who is an affiliate of MutualFirst and at any time within the past two years was a greater than 10% shareholder of MutualFirst.
Charter Provision. Universal's articles of incorporation do not contain a substantially similar provision.

State Law.  The MGCL contains a business combination statute that prohibits a business combination between a corporation and an interested shareholder (one who beneficially owns 10% or more of the voting power) for a period of five years after the interested shareholder first becomes an interested shareholder, unless the transaction has been approved by the board of directors before the interested

State Law.  The IBCL contains a similar business combination statute, except that the shareholder vote requirement for a business combination after the five-year period has lapsed is a majority of the votes entitled to be cast, other than shares owned by the interested shareholder.  An Indiana corporation may elect not to be subject to the Indiana business combination statute.  Although Universal has not

shareholder became an interested shareholder or the corporation has exempted itself from the statute pursuant to a charter provision. After the five-year period has elapsed, a corporation subject to the statute may not consummate a business combination with an interested shareholder unless (1) the transaction has been recommended by the board of directors and (2) the transaction has been approved by (a) 80% of the outstanding shares entitled to be cast and (b) two-thirds of the votes entitled to be cast other than shares owned by the interested shareholder. This approval requirement need not be met if certain fair price and terms criteria have been satisfied. MutualFirst has opted-out of the Maryland business combination statute through a provision in its articles of incorporation.	made such an election, the Indiana business combination statute does not apply to the MutualFirst-Universal merger.

Super-Majority Shareholder Vote for Mergers, Acquisitions and Certain Other Transactions

MutualFirst's articles of incorporation and bylaws do not contain any provision requiring a super-majority vote for mergers and similar transactions, except with respect to business combinations with greater than 10% shareholders under certain circumstances. See "—Business Combinations with Certain Persons." In addition, except for matters which under MutualFirst's articles of incorporation requires a super-majority shareholder vote, MutualFirst's articles of incorporation specifically provide that notwithstanding any provision of law requiring action by shareholders by a vote of greater than a majority of the outstanding shares entitled to vote, the action will be valid if approved by the holders of at least a majority of the outstanding shares entitled to vote.
Universal's articles of incorporation and bylaws do not contain any provision requiring a super-majority vote for mergers and similar transactions.

Non-Shareholder Constituency Provision

MutualFirst's articles of incorporation provide that when evaluating any offer of another person to (1) make a tender or exchange offer for any equity security of MutualFirst, (2) merge or consolidate MutualFirst with another corporation or entity or (3) acquire all or substantially all of the properties and assets of MutualFirst, MutualFirst's board of directors may, in exercising its business judgment as to what is in the best interests of MutualFirst and its shareholders and in making any recommendation to MutualFirst's shareholders, give due consideration to all relevant factors, including, but not limited to:
•          the social and economic effect on the employees and customers of MutualFirst and its subsidiaries and on the communities in which MutualFirst and its subsidiaries operate or are located; and
•          the ability of MutualFirst to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution.

Neither Universal's articles of incorporation nor its bylaws contain comparable provisions. Nevertheless, under the IBCL, a director may consider the effects of any action on shareholders, employees, suppliers, customers, and communities, and any other factor the director considers pertinent.

Action By Shareholders Without a Meeting

MutualFirst's bylaws provide that, except as described in the following sentence, any action required or permitted to be taken at a meeting of shareholders may instead be taken without a meeting if a consent which sets forth the action given in writing or by electronic transmission by each shareholder entitled to vote on the matter. The bylaws also provide that, unless MutualFirst's articles of incorporation provide otherwise, the holders of any class of MutualFirst stock, other than common stock, that is entitled to vote generally in the election of directors may act by consent delivered in writing or by electronic transmission by the holders entitled to cast the minimum number of votes that would be necessary to approve the action at a meeting of shareholders.

Universal's bylaws provide that any action which may be taken at a meeting of shareholders may be taken without a meeting if a consent in writing which sets forth the action is signed by each shareholder entitled to vote on the matter and such written consent is filed with the minutes of the proceedings of the shareholders.

Special Meetings of Shareholders

MutualFirst's bylaws provide that special meetings of shareholders may be called by the President or by the board of directors by vote of a majority of the whole board.  In addition, MutualFirst's bylaws provide that a special meeting of shareholders shall be called by the Secretary of MutualFirst on the written request of shareholders entitled to cast at least a majority of all votes entitled to be cast at the meeting.

Universal's bylaws provide that special meetings of shareholders may be called by the President, board of directors, or shareholders holding not less than one-fourth (1/4) of all the shares of capital stock outstanding and entitled to vote on the proposed business.

Quorum

The holders of at least one-third of all shares entitled to vote at the meeting, present in person or by proxy, constitutes a quorum at any shareholder meeting	A majority of the shares outstanding and entitled to vote, represented in person or by proxy, constitutes a quorum at any shareholder meeting.

Limitation on Directors' and Officers' Liability

Consistent with Maryland law, MutualFirst's articles of incorporation provide that an officer or director of MutualFirst may not be liable to MutualFirst or its shareholders for money damages, except to the extent:

•          it is proved that the person actually received an improper benefit, for the amount of the benefit;
•          a judgment or other final adjudication against the person is based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action against the person; or
•          otherwise provided by the MGCL.

Neither Universal's articles of incorporation nor its bylaws contain comparable provisions. However, under the IBCL, directors are generally not liable for any act or omission as a director unless (i) the director breached or failed to perform his or her duties in compliance with the IBCL, and (ii) the breach or failure to perform constitutes willful misconduct or recklessness.

Indemnification

The MGCL permits a corporation to indemnify its directors, officers, employees and agents against judgments, penalties, fines, settlements and reasonable expenses actually incurred unless it is proven that (1) the conduct of the person was material to the matter giving rise to the proceeding and the person acted in bad faith or with active and deliberate dishonesty, (2) the person actually received an improper personal benefit or (3) in the case of a criminal proceeding, the person had reason to believe that his conduct was unlawful. The MGCL provides that where a person is a defendant in a derivative proceeding, the person may not be indemnified if the person is found liable to the corporation. The MGCL also provides that a person may not be indemnified in respect of any proceeding alleging improper personal benefit in which the person was found liable on the grounds that personal benefit was improperly received. The person found liable in the derivative proceeding or in the proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification for expenses if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. The MGCL provides that unless otherwise provided in the corporation's articles of incorporation, a director or officer (but not an employee or agent) who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses.

The IBCL permits a corporation to indemnify its directors, officers, employees and agents against any obligation to pay a judgment, settlement, penalty, fine or reasonable expenses incurred in connection with a proceeding, if (1) the indemnified person's conduct was in good faith, (2) the indemnified person reasonably believed (A) in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in the corporation's best interests and (B) in all other cases, his or her conduct was at least not opposed to the corporation's best interests, and (3) in a criminal proceeding, the indemnified person either had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful.  The IBCL also provides that unless limited by its articles of incorporation, a corporation must indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party against reasonable expenses he or she incurred in connection with the proceeding.

The MGCL provides that reasonable expenses incurred by a director, officer, employee or agent who is a party to a proceeding may be paid by the corporation in advance of the final disposition of the proceeding if the corporation receives a written affirmation from the person to receive the advancement of that person's good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by the person to repay the advanced amount if it is ultimately determined that he or she has not met the standard of conduct.

The IBCL provides that a corporation may pay for or reimburse the reasonable expenses of directors, and, unless the corporation's articles of incorporation provide otherwise, officers, employees and agents, who are parties to a proceeding in advance of final disposition of the proceeding if the director, officer, employee or agent affirms in writing his or her good faith belief that he or she has met the standard of conduct for permissive indemnification described above, undertakes to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct, and a determination is made that the facts then known would not preclude indemnification.

MutualFirst's articles of incorporation provide that MutualFirst will indemnify and advance expenses to its directors and officers to the fullest extent required or permitted by the MGCL. MutualFirst's articles of incorporation also provide that MutualFirst may indemnify other employees and agents to the extent authorized by its Board of Directors and permitted by law. MutualFirst's articles of incorporation further provide, consistent with the MGCL, that the rights to

Subject to the below limitations, Universal's articles of incorporation provide indemnification, to the maximum extent permitted by law, for all directors, officers, and employees of Universal, and for all persons serving as a director, officer, or employee of another organization at Universal's request, against any and all expenses, judgments, fines, penalties, attorneys' fees, and reasonable settlement amounts paid, in connection with any claim, action, suit, or indemnification and to the advancement of expenses conferred by MutualFirst's articles of incorporation are not exclusive of any other right which a person may have under any statute, the charter, MutualFirst's bylaws, any agreement, any vote of shareholders or the Board of Directors, or otherwise.
proceeding in which such person is subject by reason of being, or having been, a director, officer, or employee of Universal, or of another organization at Universal's request; provided, such person acts (i) in good faith, (ii) in a manner reasonably believed to be in, or not opposed to, Universal's best interests, and (iii) in a criminal proceeding, in a manner which such person had no reasonable cause to believe to be unlawful. Moreover, Universal's articles of incorporation provide that if such person is (a) successful on the merits or otherwise, indemnification shall be provided except to the extent expenses were paid by an applicable insurance policy, and (b) unsuccessful on the merits or otherwise, indemnification shall only be provided if the board of directors or independent legal counsel determines that such person met the standards of conduct set forth above

Universal's articles of incorporation further provide, consistent with the IBCL, that the rights to indemnification and to the advancement of expenses conferred by Universal's articles of incorporation are not exclusive of any other right which a person may have under any Universal's bylaw, resolution, agreement, or  otherwise.

Dissenters' Rights of Appraisal

The MGCL provides that, except in connection with a transaction governed by the Maryland business combination statute or exempted from that statute pursuant to the statute's fair price provisions, a shareholder is not entitled to demand the fair value of his or her shares of stock in any transaction if the stock is listed on a national securities exchange. Because, as described under "—Business Combinations with Certain Persons," MutualFirst has opted-out of the Maryland business combination statute through a charter provision, and since MutualFirst common stock is listed on the NASDAQ, the holders of MutualFirst common stock are not entitled to appraisal rights under any circumstances, regardless of the form of consideration to be paid for their shares.

Similar to the MGCL, the IBCL provides that a shareholder is not entitled to demand the fair value of his or her shares of stock in any transaction if the stock is listed on a national securities exchange. Universal common stock is not listed on a national securities exchange, therefore the holders of Universal common stock are entitled to dissenters' rights under the IBCL.

Shareholder Inspection Rights

Under the MGCL, only a holder or group of holders of 5% or more of the corporation's stock for at least six months has the right to inspect the corporation's stock ledger, list of shareholders and books of account. Shareholders who have held their shares for less than six months and holders of fewer than 5% of the shares are entitled to inspect the corporation's bylaws, shareholder minutes, annual statement of affairs and any voting trust agreements.

The IBCL provides that any shareholder, as such term is defined in the IBCL, regardless of the number of shares held and how long he or she has held his or her shares, generally has the right to inspect the corporation's minutes of board meetings, accounting records, and record of shareholders, provided he or she (i) makes his or her inspection demand in good faith and has a proper purpose for doing so, (ii) describes with reasonable particularity his or her purpose and the records sought, and (ii) the records are directly connected with his or her purpose. A shareholder also has the right, without regard to his or her purpose for doing so, to inspect the corporation's articles of incorporation, bylaws, terms of preferred stock set by the board of directors, minutes of shareholder meetings for the past three years, all written communications to shareholders within the past three years, a list of the names and business addresses of the corporation's directors and officers, and its most recent biennial report submitted to the Indiana Secretary of State.
LEGAL MATTERS
The validity of the shares of MutualFirst common stock to be issued in connection with the merger has been passed upon by Silver, Freedman, Taff & Tiernan LLP, Washington, D.C. Certain U.S. federal income tax consequences of the merger have been passed upon by Silver, Freedman, Taff & Tiernan LLP, Washington, D.C., and by SmithAmundsen LLC, Indianapolis, Indiana.
EXPERTS
The consolidated financial statements of MutualFirst appearing in MutualFirst's Annual Report (Form 10-K) as of and for the years ended December 31, 2016 and 2015 and for each year in the three-year period ended December 31, 2016 have been audited by BKD, LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Universal as of June 30, 2017 and 2016, and for the years ended June 30, 2017 and 2016, have been included herein in reliance upon the report of Crowe Horwath LLP, independent auditors and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
MutualFirst files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these filings at the public reference room of the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. MutualFirst's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "www.sec.gov." You may also obtain copies of this information by mail from the Public Reference Section of the SEC, at 100 F Street, N.W., Washington, D.C. 20549, at prescribed rates.
MutualFirst filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 with respect to the shares of MutualFirst common stock to be issued in the merger to the holders of Universal common stock.  This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of MutualFirst in addition to being a proxy statement of Universal for the special meeting of Universal's shareholders. As permitted by SEC rules, this proxy statement/prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. The additional information may be inspected and copied as set forth above.
The SEC permits the incorporation by reference of information regarding MutualFirst into this proxy statement/prospectus, which means that important business and financial information about MutualFirst can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, and later information that MutualFirst files with the SEC will update and supersede that information. This document incorporates by reference the documents set forth below that MutualFirst has previously filed with the SEC and all documents filed by MutualFirst with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/prospectus and before the date of the special meeting.

MutualFirst Filings (SEC file number 000-27905)
This proxy statement/prospectus incorporates by reference the documents listed below that MutualFirst has previously filed with the SEC (excluding any portion of these documents that has been furnished to and deemed not to be filed with the SEC).
Report(s)	Period(s) of Report(s) or Date(s) Filed
• Annual Report on Form 10-K	For the fiscal year ended December 31, 2016
• Quarterly Reports on Form 10-Q	For the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017
• Current Reports on Form 8-K	Filed on February 15, 2017, February 16, 2017, April 28, 2017, May 5, 2017 (excluding Item 7.01), May 8, 2017, June 23, 2017, August 17, 2017, October 4, 2017, November 16, 2017 and January 3, 2018

Except where the context otherwise indicates, MutualFirst supplied all information contained or incorporated by reference in this document relating to MutualFirst and Universal supplied all information contained in this proxy statement/prospectus relating to Universal.
You can obtain any of the documents incorporated by reference from the SEC. The documents incorporated by reference also are available from us without charge. Exhibits will not be sent, however, unless those exhibits have specifically been incorporated by reference into this document. You can obtain documents incorporated by reference into this document by writing or telephoning MutualFirst at the address and telephone number that follows:
MutualFirst Documents
Attention: Investor Relations
MutualFirst Financial, Inc.
110 East Charles Street Muncie, Indiana 47305
(765) 747-2883

If you would like to request documents from MutualFirst, you must do so by February 20, 2018 to receive them before the special meeting of Universal's shareholders.
Neither MutualFirst nor Universal has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Notwithstanding the meanings attributed to them in any other section of this proxy statement/prospectus, capitalized terms in the Universal Consolidated Financial Statements and the Notes to Consolidated Financial Statements shall have the meanings set forth therein.

Crowe Horwath LLP
Independent Member Crowe Horwath International

INDEPENDENT AUDITOR'S REPORT

Board of Directors and Shareholders
Universal Bancorp
Bloomfield, Indiana

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Universal Bancorp, which comprise the consolidated balance sheets as of June 30, 2017 and 2016, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Universal Bancorp as of June 30, 2017 and 2016, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Other Matter
In our report dated October 25, 2016, we expressed an opinion that the 2016 financial statements did not fairly present the financial position, results of operations, and cash flows of Universal Bancorp in accordance with accounting principles generally accepted in the United States of America because Universal Bancorp excluded the fair value of financial instruments in the consolidated financial statements.  As described in Note 1, in January 2016, the Financial Accounting Standards Board issued Accounting Standards Update No. 2016-10, Recognition and Measurement of Financial Assets and Financial Liabilities (Topic 825), which no longer requires entities that are not public business entities to disclose the fair value of financial instruments measured at amortized cost.  This guidance required retrospective application. Accordingly, our current opinion on the 2017 financial statements, as presented herein, is different from that expressed in our previous report.

/s/ Crowe Horwath LLP

Indianapolis, Indiana
October 17, 2017

UNIVERSAL BANCORP
CONSOLIDATED BALANCE SHEETS
as of June 30, 2017 and 2016
(Dollars in thousands)

	2017	2016
ASSETS
Cash and due from banks	$11,689	$18,558
Money market fund	-	5,000
Federal funds sold	3,313	2,300
Total cash and cash equivalents	15,002	25,858
Interest-bearing balances in other financial
institutions	2,932	2,932
Securities available-for-sale	89,477	87,885
Loans held for sale	1,226	1,318
Loans	268,815	263,773
Less: Allowance for loan losses	(3,406)	(4,237)
Loans, net	265,409	259,536

Federal Home Loan Bank stock	1,637	1,637
Bank owned life insurance	7,444	7,267
Premises, furniture and equipment	6,574	6,292
Accrued interest receivable	1,179	1,107
Goodwill	1,895	1,895
Other real estate owned	5,139	7,345
Other assets	4,599	4,822

	$402,513	$407,894

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Noninterest-bearing deposits	$89,155	$83,138
Interest-bearing deposits	234,286	236,386
Total deposits	323,441	319,524
Federal Home Loan Bank advances	27,421	32,002
Other borrowings	7,595	5,390
Accrued interest payable	82	92
Other liabilities	521	2,442
Total liabilities	359,060	359,450

Shareholders' equity
Preferred stock, Series A, no par value, 2017- 0 shares issued and outstanding, $0 liquidation value; 2016- 6,400 shares issued
and outstanding, $6,400 liquidation value	-	6,400
Preferred stock, Series B, no par value, 2017- 0 shares issued and outstanding, $0 liquidation value; 2016- 495 shares issued
and outstanding, $495 liquidation value	-	495
Common stock, 100,000 shares
authorized and outstanding	100	100
Treasury stock – 24,004 shares	(3,596)	(3,596)
Surplus	4,903	4,903
Undivided profits	41,529	38,768
Accumulated other comprehensive income	517	1,374
Total shareholders' equity	43,453	48,444

	$402,513	$407,894

UNIVERSAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
Years ended June 30, 2017 and 2016
(Dollars in thousands)

	2017	2016
Interest income
Loans, including related fees	$13,242	$13,339
Securities
Taxable	1,007	1,003
Tax exempt	1,436	1,294
Other	97	60
	15,782	15,696

Interest expense
Deposits	925	882
Other	637	436
	1,562	1,318

Net interest income	14,220	14,378

Provision for loan losses	60	72

Net interest income after provision for loan losses	14,160	14,306

Non-interest income
Service charges on deposit accounts	496	526
Mortgage banking income	829	738
Gain on sales of securities	107	196
Loan servicing income	407	396
Other	1,505	1,369
	3,344	3,225

Non-interest expense
Salaries and employee benefits	7,546	7,135
Occupancy and equipment	2,553	2,314
Loan collection and other real estate expenses	926	555
FDIC insurance expense	143	375
Other	2,856	2,904
	14,024	13,283

Income before income taxes	3,490	4,248

Income tax expense	628	1,047

Net income	2,862	3,201

Other comprehensive income (loss)
Unrealized gains/(losses) on securities available-for-sale, net	(857)	1,690

Comprehensive income	$2,005	$4,891

UNIVERSAL BANCORP
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
Years ended June 30, 2017 and 2016
(Dollars in thousands)

						Accumulated
						Other	Total
						Compre-	Share-
	Preferred	Common	Treasury		Undivided	hensive	holders'
	Stock	Stock	Stock	Surplus	Profits	Income (Loss)	Equity

Balance, July 1, 2015	$10,395	$100	$(3,596)	$4,903	$36,332	$(316)	$47,818

Net income	-	-	-	-	3,201	-	3,201
Other comprehensive income	-	-	-	-	-	1,690	1,690
Dividends on preferred stock	-	-	-	-	(765)	-	(765)
Redemptions of preferred stock	(3,500)	-	-	-	-	-	(3,500)

Balance, June 30, 2016	6,895	100	(3,596)	4,903	38,768	1,374	48,444

Net income	-	-	-	-	2,862	-	2,862
Other comprehensive income	-	-	-	-	-	(857)	(857)
Dividends on preferred stock	-	-	-	-	(101)	-	(101)
Redemptions of preferred stock	(6,895)	-	-	-	-	-	(6,895)

Balance, June 30, 2017	$-	$100	$(3,596)	$4,903	$41,529	$517	$43,453

UNIVERSAL BANCORP
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended June 30, 2017 and 2016
(Dollars in thousands)

	2017	2016
Cash flows from operating activities
Net income (loss)	$2,862	$3,201
Adjustments to reconcile net income (loss) to net cash
from operating activities
Depreciation	606	526
Provision for loan losses	60	72
Amortization and accretion, net	366	343
Amortization of mortgage servicing rights	278	283
Loss on sales and write-downs of foreclosed assets	401	925
Earnings on bank owned life insurance	(177)	(158)
Gain on sale of securities	(107)	(196)
Gain on sale of loans	(829)	(738)
Change in assets and liabilities
Loans held for sale	921	742
Accrued interest receivable and other assets	311	99
Accrued interest payable and other liabilities	(36)	(41)
Net cash from operating activities	4,656	5,058

Cash flows from investing activities
Net change in interest-bearing balances in
other financial institutions	-	2
Purchase of securities available-for-sale	(23,435)	(20,369)
Proceeds from sales of securities	7,130	14,404
Proceeds from calls, maturities and paydowns of securities
available-for-sale	11,264	9,365
Proceeds from sales of real estate owned	1,840	498
Loans made to customers, net of payments collected	(5,968)	(13,513)
Net purchases of premises and equipment	(888)	(553)
Proceeds from bank owned life insurance	-	98
Net cash from investing activities	(10,057)	(10,068)

Cash flows from financing activities
Net change in deposit accounts	3,917	13,816
Draws of FHLB advances	10,500	10,500
Repayments of FHLB advances	(15,081)	(9,082)
Advances of other borrowings	4,895	-
Repayments of other borrowings	(2,690)	-
Preferred dividends paid	(101)	(765)
Repayments of TARP preferred stock	(6,895)	(3,500)
Net cash from financing activities	(5,455)	10,969

Net change in cash and cash equivalents	(10,856)	5,959

Cash and cash equivalents at beginning of year	25,858	19,899

Cash and cash equivalents at end of year	$15,002	$25,858

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest	$1,572	$1,331
Income taxes	-	-
Supplemental noncash disclosures
Transfer from loans to real estate owned	$35	$934
Security purchases settled in a subsequent period	-	1,895
Security purchases settled from a prior period	1,895	-

UNIVERSAL BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2017 and 2016
(Dollars in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation:  The consolidated financial statements include the accounts of Universal Bancorp and its wholly owned subsidiary, BloomBank (the "Bank"), and its wholly owned subsidiary, Universal Investment Company, Inc., together referred to as "the Company." Intercompany transactions and balances are eliminated in consolidation.

The Company provides financial services through its Bank offices primarily in Bloomfield, Indiana. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. There are no significant concentrations of loans to any one industry or customer. However, the customers' ability to repay their loans is dependent on the real estate and general economic conditions in the area.

Subsequent Events:  The Company has evaluated subsequent events for recognition and disclosure through October 17, 2017, which is the date the financial statements were available to be issued.

Use of Estimates:  To prepare financial statements in conformity with accounting principles generally accepted in the United States of America management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ.

Cash Flows:  Cash and cash equivalents include cash, deposits with other financial institutions, money market investments and federal funds sold. Net cash flows are reported for customer loan and deposit transactions, interest bearing deposits in other financial institutions, and federal funds purchased and repurchase agreements.

Interest-Bearing Deposits in Other Financial Institutions:  Interest-bearing deposits in other financial institutions mature within five years and are carried at cost.

Securities:  The Company classifies all securities as available for sale. Debt securities are classified as available for sale when they might be sold before maturity. Equity securities with readily determinable fair values are classified as available for sale. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

Management evaluates securities for other-than-temporary impairment ("OTTI") on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) other-than-temporary impairment (OTTI) related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

(Continued)

UNIVERSAL BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2017 and 2016
(Dollars in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans Held for Sale:  Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

Mortgage loans held for sale are generally sold with servicing rights retained. The carrying value of mortgage loans sold is reduced by the amount allocated to the servicing right. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.

Loans:  Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs, and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level‑yield method without anticipating prepayments.

Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Consumer and credit card loans are typically charged off no later than 120 days past due. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. A loan is moved to non-accrual status in accordance with the Company's policy, typically after 90 days of non-payment.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost‑recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses:  The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired. A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

(Continued)

UNIVERSAL BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2017 and 2016
(Dollars in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

The general component covers non impaired loans and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Bank over the most recent two years. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.

The portfolio segments identified are commercial, commercial real estate, residential real estate, lease financing, and consumer loans. The risk characteristics of each loan portfolio segment are as follows: Commercial loans are secured by the business real estate. Repayment of these loans is primarily based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. Borrowers may be subject to adverse economic conditions that can lead to decreases in product demand; increasing material or other production costs' interest rate increases that could have an adverse impact on profitability; non-payment of credit that has extended under normal vendor terms for goods sold or services extended; interruption related to the importing or exporting of production materials or sold products. Commercial real estate loans typically involve higher principal amounts and repayment of these loans is generally dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. These loans may be more adversely impacted by conditions in the real estate market or the general economy. Residential real estate loans are secured by 1-4 family loans and are generally owner occupied. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions, such as unemployment levels. Repayment can also be impacted by changes in residential property values.

Lease finance loans are secured by underlying collateral provided by the borrower. Repayment of these loans is primarily dependent on the successful operation of the business operated by the borrower. Consumer loans are generally secured by consumer assets such as automobiles or recreational vehicles. Some consumer loans are unsecured. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions, such as unemployment levels. Risk is mitigated by the fact that consumer loans are generally smaller dollar amounts and are spread over a large number of borrowers.

(Continued)

UNIVERSAL BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2017 and 2016
(Dollars in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan's effective rate at inception. If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For troubled debt restructurings that subsequently default, the Company determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

Servicing Rights:  When mortgage loans are sold with servicing retained, servicing rights are initially recorded at fair value with the income statement effect recorded in gains on sales of loans. Fair value is based on market prices for comparable mortgage servicing contracts, when available or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. All classes of servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into non‑interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.

Servicing rights are evaluated for impairment based upon the fair value of the rights as compared to carrying amount. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance for an individual grouping, to the extent that fair value is less than the carrying amount. If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income. Changes in valuation allowances are reported with loan servicing income on the income statement. The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses.

Servicing fee income, which is reported on the income statement as loan servicing income, is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. Servicing fees totaled $407 and $396 for the years ended June 30, 2017 and 2016. Late fees and ancillary fees related to loan servicing are not material.

Transfers of Financial Assets:  Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Foreclosed Assets:  Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed.

Premises and Equipment:  Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight‑line method with useful lives ranging from 5 to 40 years. Furniture, fixtures and equipment are depreciated using the straight‑line or accelerated method with useful lives ranging from 1 to 20 years. Maintenance and repairs are expensed and major improvements are capitalized.

(Continued)

UNIVERSAL BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2017 and 2016
(Dollars in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Federal Home Loan Bank (FHLB) Stock:  The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

Bank Owned Life Insurance:  The Company has purchased life insurance policies on certain key executives. Company owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Goodwill and Other Intangible Assets:  Goodwill resulting from business combinations prior to January 1, 2009 represents the excess of the purchase price over the fair value of the net assets of businesses acquired. Goodwill resulting from business combinations after January 1, 2009, is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any non-controlling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually or more frequently if events and circumstances exists that indicate that a goodwill impairment test should be performed. The Company has selected June 30 as the date to perform the annual impairment test, and the annual impairment test indicated no impairment as of June 30, 2017. Goodwill is the only intangible asset with an indefinite life on our balance sheet.

Loan Commitments and Related Financial Instruments:  Financial instruments include off‑balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Income Taxes:  Income tax expense is the total of income tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates. Recognition of deferred tax assets is limited by the establishment of a valuation allowance unless management concludes that the assets will more likely than not result in a future tax benefit to the Company.

A tax position is recognized as a benefit only if it is more likely than not the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized will be the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the more-likely-than-not test, no tax benefit will be recorded.

The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

Retirement Plans:  Employee 401(k) and profit sharing plan expense is the amount of matching contributions. Deferred compensation and supplemental retirement plan expense allocates the benefits over years of service.

(Continued)

UNIVERSAL BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2017 and 2016
(Dollars in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income:  Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, net of tax, which are also recognized as separate components of equity.

Loss Contingencies:  Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Restrictions on Cash:  Cash on hand or on deposit with the Federal Reserve Bank was required to meet regulatory reserve and clearing requirements. These balances do not earn interest.

Dividend Restriction:  Banking regulations require maintaining certain capital levels and under written agreement between the Bank and its regulators, dividends paid by the Bank to the holding company are restricted without prior consent of the Bank's regulators. Under written agreement between the Company and its regulators, dividends paid by the Company to its shareholders are restricted without prior consent of the Company's regulators.

Fair Values of Financial Instruments:  Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note.  Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items.  Changes in assumptions or in market conditions could significantly affect the estimates.

Reclassifications:  Some items in the prior year financial statements were reclassified to conform to the current presentation. Reclassifications had no effect on prior year net income or shareholders' equity.

Adoption of New Accounting Pronouncements:  In January 2016, the FASB issued ASU 2016-10, Recognition and Measurement of Financial Assets and Financial Liabilities, amending ASU Subtopic 825-10.  The amendments in this update make targeted improvements to generally accepted accounting principles which includes eliminating the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities.  The new guidance allows for early adoption of this provision.  The Company was determined not to be a public business entity and has elected to early adopt this standard eliminating the requirement to disclose the fair values of financial instruments measured at amortized cost.  The effect of adopting this standard was exclusion of the fair value of financial instruments table from the fair value note.

(Continued)

UNIVERSAL BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2017 and 2016
(Dollars in thousands)

NOTE 2 - SECURITIES

The fair value of securities available for sale and the related gains and losses recognized in accumulated other comprehensive income was as follows:

2017		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Obligations of states and
political subdivisions	$42,096	$1,133	$(191)	$43,038
U.S. government sponsored entities
mortgage-backed securities	46,596	198	(355)	46,439

Total	$88,692	$1,331	$(546)	$89,477

2016		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Obligations of states and
political subdivisions	$39,212	$1,767	$(9)	$40,970
U.S. government sponsored entities
mortgage-backed securities	46,593	445	(123)	46,915

Total	$85,805	$2,212	$(132)	$87,885

The fair value of securities at June 30, 2017, by contractual maturity, is shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage and asset-backed securities, are shown separately.

	Amortized	Fair
	Cost	Value

Due in one year or less	$-	$-
Due after one year through five years	4,779	4,847
Due after five years through ten years	19,760	20,479
Due after ten years	17,557	17,712
Subtotal	42,096	43,038
U.S. government sponsored entities
mortgage-backed securities	46,596	46,439

Total	$88,692	$89,477

(Continued)

UNIVERSAL BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2017 and 2016
(Dollars in thousands)

NOTE 2 - SECURITIES (Continued)

Proceeds of $7,130 and $14,404 were received on the sales of securities available-for-sale during 2017 and 2016. Gross gains of $109 and losses of $2 were realized on these sales during 2017, and gross gains of $204 and losses of $8 were realized on these sales during 2016.

Securities with a carrying value of $2,794 and $3,189 at June 30, 2017 and 2016 were pledged to secure public deposits and borrowings.

Securities with unrealized losses at year-end, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

2017	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss
Obligations of states and
political subdivisions	$14,420	$(191)	$-	$-	$14,420	$(191)
U.S. government sponsored
entities mortgage-backed
securities	6,677	(181)	8,496	(174)	15,173	(355)

Total temporarily impaired	$21,097	$(372)	$8,496	$(174)	$29,593	$(546)

2016	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss
Obligations of states and
political subdivisions	$266	$(9)	$-	$-	$266	$(9)
U.S. government sponsored
entities mortgage-backed
securities	2,953	(10)	13,751	(113)	16,704	(123)

Total temporarily impaired	$3,219	$(19)	$13,751	$(113)	$16,970	$(132)

As of June 30, 2017, the Company's security portfolio consisted of 135 securities, 38 of which were in an unrealized loss position, totaling $546. There was $0 in other-than-temporary-impairment of securities for the year ended June 30, 2017 as discussed further below. Unrealized losses have not been recognized into income because the Company's bonds are of high quality, management does not have the intent to sell these securities and it is not likely that it will be required to sell the securities before their anticipated recovery.

There were no credit losses recognized in earnings for the period ended June 30, 2016 and 2017.

(Continued)

UNIVERSAL BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2017 and 2016
(Dollars in thousands)

NOTE 3 - LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans at year end were as follows:

	2017	2016

Commercial	$56,085	$48,466
Real estate:
Commercial	157,148	157,593
Residential	39,212	42,737
Consumer	12,813	12,067
Lease financing	3,557	2,910
	268,815	263,773
Allowance for loan losses	(3,406)	(4,237)

Total loans	$265,409	$259,536

Certain directors and officers of the Company and their affiliates were loan customers of the Bank. Total loans to those persons were $10,105 and $9,825 at June 30, 2017 and 2016.

Lease financing consists of the following:

	2017	2016

Minimum lease payments receivable	$3,987	$2,980
Less: Unearned lease income, net	(430)	(70)

Total lease financing	$3,557	$2,910

Minimum lease payments are receivable as follows at June 30:

2018	$891
2019	814
2020	488
2021	337
Thereafter	1,457

Total	$3,987

Loans sold in the secondary market and serviced by the Bank are not included in the above balances and totaled $168,382 and $158,196 at June 30, 2017 and 2016.

	2017	2016

Servicing rights:
Beginning of year	$750	$739
Additions	338	294
Amortized to expense	(278)	(283)

End of year	$810	$750

There was no valuation allowance on mortgage servicing rights at June 30, 2017 and 2016. The fair value was $1,182 and $1,080 at June 30, 2017 and 2016. Fair value was determined using a discount rate of 13.8% and 10.3% for 2017 and 2016, and prepayment speeds ranging from 9.5% to 19.7% for 2017 and 9.5% to 19.7% for 2016, depending on the stratification of the specific right.

(Continued)

UNIVERSAL BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2017 and 2016
(Dollars in thousands)

NOTE 3 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

The following table presents the activity in the allowance for loan losses by portfolio segment for the year ending June 30, 2017 and 2016:

		Commercial	Residential
		Real	Real		Lease
June 30, 2017	Commercial	Estate	Estate	Consumer	Financing	Unallocated	Total
Allowance for loan losses:
Beginning balance	$553	$2,620	$50	$20	$7	$987	$4,237
Provision for loan losses	(27)	(334)	193	15	(5)	218	60
Loans charged-off	(263)	(778)	(57)	(4)	-	-	(1,102)
Recoveries	51	146	11	3	-	-	211

Total ending allowance balance	$314	$1,654	$197	$34	$2	$1,205	$3,406

		Commercial	Residential
		Real	Real		Lease
June 30, 2016	Commercial	Estate	Estate	Consumer	Financing	Unallocated	Total
Allowance for loan losses:
Beginning balance	$454	$2,485	$46	$15	$5	$1,796	$4,801
Provision for loan losses	206	566	73	34	2	(809)	72
Loans charged-off	(127)	(495)	(124)	(40)	-	-	(786)
Recoveries	20	64	55	11	-	-	150

Total ending allowance balance	$553	$2,620	$50	$20	$7	$987	$4,237

(Continued)

UNIVERSAL BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2017 and 2016
(Dollars in thousands)

NOTE 3 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of June 30, 2017 and 2016:

		Commercial	Residential
		Real	Real		Lease
June 30, 2017	Commercial	Estate	Estate	Consumer	Financing	Unallocated	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$113	$206	$6	$1	$-	$-	$326
Collectively evaluated for impairment	201	1,448	191	33	2	1,205	3,080

Total ending allowance balance	$314	$1,654	$197	$34	$2	$1,205	$3,406

Loans:
Loans individually evaluated for impairment	$1,130	$5,071	$23	$15	$-	$-	$6,239
Loans collectively evaluated for impairment	54,955	152,077	39,189	12,798	3,557	-	262,577

Total ending loans balance	$56,085	$157,148	$39,212	$12,813	$3,557	$-	$268,815

		Commercial	Residential
		Real	Real		Lease
June 30, 2016	Commercial	Estate	Estate	Consumer	Financing	Unallocated	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$354	$1,336	$21	$2	$-	$-	$1,713
Collectively evaluated for impairment	199	1,284	29	18	7	987	2,524

Total ending allowance balance	$553	$2,620	$50	$20	$7	$987	$4,237

Loans:
Loans individually evaluated for impairment	$1,854	$7,075	$48	$24	$-	$-	$9,001
Loans collectively evaluated for impairment	46,612	150,518	42,689	12,043	2,910	-	255,771

Total ending loans balance	$48,466	$157,593	$42,737	$12,067	$2,910	$-	$263,773

(Continued)

UNIVERSAL BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2017 and 2016
(Dollars in thousands)

NOTE 3 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

The following table presents information related to impaired loans by class of loans as of and for the year ended June 30, 2017:

	Unpaid		Allowance for	Average	Interest	Cash Basis
	Principal	Recorded	Loan Losses	Recorded	Income	Interest
	Balance	Investment	Allocated	Investment	Recognized	Recognized
With no related allowance recorded:
Commercial	$514	$514	$-	$562	$33	$33
Real estate:
Commercial	3,892	3,892	-	3,749	133	133
Residential	11	11	-	144	1	1
Consumer	13	13	-	15	1	1
Lease financing	-	-	-	-	-	-
Subtotal	4,430	4,430	-	4,470	168	168

With an allowance recorded:
Commercial	$616	$616	$113	$690	$-	$-
Real estate:
Commercial	1,179	1,179	206	1,841	47	47
Residential	12	12	6	27	-	-
Consumer	2	2	1	3	-	-
Lease financing	-	-	-	-	-	-
Subtotal	1,809	1,809	326	2,561	47	47

Total	$6,239	$6,239	$326	$7,031	$47	$215

(Continued)

UNIVERSAL BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2017 and 2016
(Dollars in thousands)

NOTE 3 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

The following table presents information related to impaired loans by class of loans as of and for the year ended June 30, 2016:

	Unpaid		Allowance for	Average	Interest	Cash Basis
	Principal	Recorded	Loan Losses	Recorded	Income	Interest
	Balance	Investment	Allocated	Investment	Recognized	Recognized
With no related allowance recorded:
Commercial	$226	$226	$-	$1,869	$12	$12
Real estate:
Commercial	3,664	3,664	-	4,076	187	187
Residential	-	-	-	431	-	-
Consumer	20	20	-	16	1	1
Lease financing	-	-	-	-	-	-
Subtotal	3,910	3,910	-	6,392	200	200

With an allowance recorded:
Commercial	$1,628	$1,628	$354	$1,420	$23	$23
Real estate:
Commercial	3,770	3,411	1,336	3,505	87	87
Residential	48	48	21	38	1	1
Consumer	4	4	2	2	-	-
Lease financing	-	-	-	-	-	-
Subtotal	5,450	5,091	1,713	4,695	111	111

Total	$9,360	$9,001	$1,713	$11,357	$311	$311

The recorded investment in loans excludes accrued interest receivable and loan origination fees, net due to immateriality.

(Continued)

UNIVERSAL BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2017 and 2016
(Dollars in thousands)

NOTE 3 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables present the recorded investment in nonaccrual and loans past due over 90 days still on accrual by class of loans as of June 30, 2017 and 2016:

		Loans Past Due		Loans Past Due
		Over 90 Days Still		Over 90 Days Still
	Nonaccrual	Accruing	Nonaccrual	Accruing
	2017	2017	2016	2016

Commercial	$616	$-	$170	$-
Real estate:
Commercial	652	-	1,554	-
Residential	650	354	572	-
Consumer	-	-	-	-
Lease financing	-	-	-	-

Total	$1,918	$354	$2,296	$-

The following table presents the aging of the recorded investment in past due loans as of June 30, 2017by class of loans:

	30 - 59	60 - 89	Greater than
	Days	Days	90 Days		Loans Not
	Past Due	Past Due	Past Due	Nonaccrual	Past Due	Total

June 30, 2017
Commercial	$391	$-	$-	$616	$55,078	$56,085
Real estate:
Commercial	1,314	-	-	652	155,182	157,148
Residential	3,420	223	354	650	34,565	39,212
Consumer	9	-	-	-	12,804	12,813
Lease financing	-	-	-	-	3,557	3,557

Total	$5,134	$223	$354	$1,918	$261,186	$268,815

	30 - 59	60 - 89	Greater than
	Days	Days	90 Days		Loans Not
	Past Due	Past Due	Past Due	Nonaccrual	Past Due	Total

June 30, 2016
Commercial	$112	$75	$-	$170	$48,109	$48,466
Real estate:
Commercial	21	31	-	1,554	155,987	157,593
Residential	2,954	165	-	572	39,046	42,737
Consumer	17	8	-	-	12,042	12,067
Lease financing	-	-	-	-	2,910	2,910

Total	$3,104	$279	$-	$2,296	$258,094	$263,773

(Continued)

UNIVERSAL BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2017 and 2016
(Dollars in thousands)

NOTE 3 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

Troubled Debt Restructurings:

The Company has troubled debt restructurings of $308 and $1,305 and has allocated $0 and $276 of specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of June 30, 2017 and 2016. The Company has not committed to lend additional amounts to customers with outstanding loans that are classified as troubled debt restructurings.

There were no loans modified as troubled debt restructurings for the years ended June 30, 2017 and 2016.

There were no payment defaults within the twelve months following modification for loans modified as troubled debt restructurings within the periods ended June 30, 2017 and 2016.

Credit Quality Indicators:
The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis includes loans with an outstanding balance greater than $100 and non-homogeneous loans, such as commercial and commercial real estate loans. This analysis is performed on a quarterly basis. The Company uses the following definitions for risk ratings:

Special Mention.  Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution's credit position at some future date.

Substandard.  Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful.  Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans. Loans included in homogeneous pools, such as residential real estate or consumer, are evaluated based on payment status, which was previously disclosed.

(Continued)

UNIVERSAL BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2017 and 2016
(Dollars in thousands)

NOTE 3 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

Based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

		Special
	Pass	Mention	Substandard	Doubtful

June 30, 2017
Commercial	$46,684	$8,272	$1,129	$-
Real estate:
Commercial	151,183	932	5,033	-
Residential	39,182	8	22	-
Consumer	12,756	57	-	-
Lease financing	3,557	-	-	-

Total	$253,362	$9,269	$6,184	$-

		Special
	Pass	Mention	Substandard	Doubtful

June 30, 2016
Commercial	$45,712	$792	$1,962	$-
Real estate:
Commercial	140,552	10,346	6,694	-
Residential	42,716	9	12	-
Consumer	11,785	54	229	-
Lease financing	2,910	-	-	-

Total	$243,675	$11,201	$8,897	$-

NOTE 4 - PREMISES, FURNITURE AND EQUIPMENT

A summary of premises, furniture and equipment by major category follows:

	2017	2016

Land	$1,187	$1,227
Buildings and improvements	6,845	6,832
Furniture and equipment	5,768	5,535
Total cost	13,800	13,594
Accumulated depreciation	(7,226)	(7,302)

Premises, furniture and equipment, net	$6,574	$6,292

(Continued)

UNIVERSAL BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2017 and 2016
(Dollars in thousands)

NOTE 5 - INTEREST-BEARING DEPOSITS

Time deposits that meet or exceed the FDIC insurance limit of $250 totaled $21,243 and $25,296 at June 30, 2017 and 2016.

At June 30, 2017, the scheduled annual maturities of time deposits are as follows:

2018	$57,352
2019	23,320
2020	8,245
2021	3,268
2022	441

$92,626

Brokered deposits totaled $14,706 and $15,091 at June 30, 2017 and 2016.

NOTE 6 - FEDERAL HOME LOAN BANK ADVANCES

Federal Home Loan Bank advances are as follows at June 30:

	2017	2016
Fixed rate advances with interest rates ranging from 0.92% to 5.00% at June 30, 2017, and final maturities ranging from July 2017 to February 2026.	$27,421	$30,502

Floating rate advances with an interest rate of 0.00% at June 30, 2017, based on three month LIBOR reduced by 0.75% not to be reduced below 0.00%, resetting quarterly until the advances flipped to a fixed rate of 1.28% in August 2016, and final maturity of August 2020.	$-	$1,500

	$27,421	$32,002

The weighted average rate of advances for fixed rate is 1.43%; there were no floating rate advances. Most advances are due in full at maturity, but some require periodic principal payments. Repayment prior to maturity may result in a penalty. Interest is payable monthly for all advances. Certain fixed rate advances may be turned into variable rate advances at the option of the FHLB. However, should the FHLB exercise that option, the Bank may repay the advance without penalty. All advances are secured by a blanket lien on certain mortgages.

(Continued)

UNIVERSAL BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2017 and 2016
(Dollars in thousands)

NOTE 6 - FEDERAL HOME LOAN BANK ADVANCES (Continued)

Required annual principal payments at June 30, 2017 are as follows:

2018	$8,500
2019	8,253
2020	2,397
2021	1,500
2022	2,271
Thereafter	4,500

Total	$27,421

NOTE 7 - OTHER BORROWINGS

Other borrowing balances were as follows at June 30:

	2017	2016

Note payable bearing interest of Prime (4.14% as of June 30, 2017)
with interest paid quarterly and principal paid annually,
maturing on September 14, 2022	$2,395	$-

Unsecured related party note payable, bearing interest at prime +
3.00%, (7.14% at June 30, 2017 and 6.5% at June 30, 2016),	200	315
interest paid quarterly

Related party note payable, bearing interest at 6.00% with principal
and interest due at maturity.	-	75

Subordinated debentures, bearing interest at 3 month LIBOR +
1.69% (2.95% at June 30, 2017 and 2.34% at June 30, 2016),
maturing on October 7, 2035.	5,000	5,000

	$7,595	$5,390

During September of 2016, the Company borrowed $4,895 from Peoples State Bank at the Prime Rate, currently 4.14%, with a maturity date of September 14, 2022.

The two related party notes payable are with shareholders of the Company. One note is secured by an interest in a participation loan and the other note is unsecured. The secured note matured on August 16, 2011, and the unsecured note matured December 31, 2012. The Company entered into forbearance agreements related to these notes payable to shareholders that required interest only payments through the earlier of September 30, 2015 or the date the Company's informal agreement is terminated; the informal agreements were terminated in the fiscal year ended 2016. The Company paid off the secured note during the subsequent event period and renegotiating the unsecured note forbearance agreement to extend it through September 30, 2019.

(Continued)

UNIVERSAL BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2017 and 2016
(Dollars in thousands)

NOTE 8 - COMMITMENTS AND CONTINGENT LIABILITIES

Some financial instruments, such as loan commitments, credit lines, and letters of credit, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet-risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

At June 30, off-balance sheet financial instruments whose contract amount represents credit risk are summarized as follows:

	2017	2016

Unused lines of credit	$23,390	$19,801
Standby letters of credit	657	694
Loan commitments	19,768	19,868

The Bank leases branch facilities under operating leases initially expiring in 2023. Expense for leased premises was $298 and $296 for 2017 and 2016. Future minimum lease payments are as follows:

2018	$255
2019	205
2020	189
2021	112
2022	106
Thereafter	156

Total minimum lease payments	$1,023

NOTE 9 - CAPITAL REQUIREMENTS

Banks are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet various capital requirements can initiate regulatory action. Management believes as of June 30, 2017, the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 2015, the Bank adopted the new Basel III regulatory framework. The adoption of this framework modified the regulatory captive calculations, minimum capital levels, and well capitalized thresholds and added the new Common Equity Tier 1 capital ratio.  As of June 30, 2017 and 2016 the most recent regulatory notifications categorized the bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required.

(Continued)

UNIVERSAL BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2017 and 2016
(Dollars in thousands)

NOTE 9 - CAPITAL REQUIREMENTS (Continued)

The phase in of the capital conservation buffer will have the minimum ratios for common equity Tier 1 capital at 7%, the Tier 1 capital at 6.5% and the total capital at 10.5% in 2019 when fully phased in. Currently, the Bank exceeds all of these minimums.

Actual and required capital amounts and ratios for the Bank are presented below at year end (dollar amounts in thousands):

2017					Minimum Level
					To Be
					Well Capitalized under
			Minimum Level for		Prompt Corrective
	Actual		Capital Adequacy		Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Tier 1 (core) capital
June 30, 2017	$42,347	10.8%	$15,645	4.0%	$19,557	5.0%

Common equity tier 1 capital
June 30, 2017	$42,347	14.6%	$13,076	4.5%	$18,888	6.5%

Tier I risk weighted capital
June 30, 2017	$42,347	14.6%	$17,435	6.0%	$23,246	8.0%

Total risk weighted capital
June 30, 2017	$45,758	15.7%	$23,246	8.0%	$29,058	10.0%

2016					Minimum Level
					To Be
					Well Capitalized under
			Minimum Level for		Prompt Corrective
	Actual		Capital Adequacy		Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Tier 1 (core) capital
June 30, 2016	$43,444	11.2%	$15,493	4.0%	$19,367	5.0%

Common equity tier 1 capital
June 30, 2016	$43,444	15.3%	$12,784	4.5%	$18,465	6.5%

Tier I risk weighted capital
June 30, 2016	$43,444	15.3%	$17,045	6.0%	$22,726	8.0%

Total risk weighted capital
June 30, 2016	$47,013	16.5%	$22,726	8.0%	$28,408	10.0%

(Continued)

UNIVERSAL BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2017 and 2016
(Dollars in thousands)

NOTE 10 - PREFERRED STOCK

On May 22, 2009, as part of the Troubled Asset Relief Program ("TARP") Capital Purchase Program, the Company entered into a Letter Agreement and Securities Purchase Agreement (collectively, the "Purchase Agreement") with the United States Department of the Treasury ("U.S. Treasury"), pursuant to which the Company sold 9,900 shares of newly authorized Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value per share and liquidation value $1,000 per share (the "Series A Preferred Stock") and also issued warrants (the "Warrants") to the U.S. Treasury to acquire an additional $495 of Fixed Rate Cumulative Perpetual Preferred Stock, Series B no par value and liquidation value $495 per share (the "Series B Preferred Stock") for an aggregate purchase price of $9,900 in cash. Subsequent to the closing, the U.S. Treasury exercised the Warrants and the Company issued 495 shares of the Series B Preferred Stock.

The Series A Preferred Stock qualifies as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter. If the dividends on the Series A Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our board of directors will be increased by two. Holders of Series A preferred stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect the two additional members of our board of directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The Series A Preferred Stock may be redeemed by the Company after three years.

The Series B Preferred Stock qualifies as Tier 1 capital and will pay cumulative dividends at a rate of 9% per annum. The Series B Preferred Stock may also be redeemed by the Company after three years. Prior to the end of three years, the Series A Preferred Stock and Series B Preferred Stock may be redeemed by the Company only with proceeds from the sale of qualifying equity securities of the Company (a "Qualified Equity Offering"). Neither the Series A nor the Series B Preferred Stock is subject to any contractual restrictions on transfer, except that the U.S. Treasury or any its transferees may affect any transfer that, as a result of such transfer, would require the Company to become subject to the periodic reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

Pursuant to the terms of the Purchase Agreement, the ability of the Company to declare or pay dividends or distributions on, or purchase, redeem or otherwise acquire for consideration, shares of its Common Stock will be subject to restrictions, including a restriction against increasing dividends from the last quarterly cash dividend per share declared on the Common Stock prior to May 29, 2009. The redemption, purchase or other acquisition of trust preferred securities of the Company or its affiliates also will be restricted. These restrictions will terminate on the earlier of (a) the third anniversary of the date of issuance of the Preferred Stock and (b) the date on which the Preferred Stock has been redeemed in whole or the U.S. Treasury has transferred all of the Preferred Stock to third parties, except that, after the third anniversary of the date of issuance of the Preferred Stock, if the Preferred Stock remains outstanding at such time, the Company may not increase its common dividends per share without obtaining consent of the U.S. Treasury.

On August 1, 2013, the U.S. Treasury auctioned the Series A and Series B Preferred Stock to third parties.

The Company made two payments on the TARP debt, one on August 3, 2015 and a second on November 16, 2015. The total payment between these two dates was $3,500. The remaining balance of $6,895 was paid in September 2016. There is no longer any TARP preferred stock outstanding.

(Continued)

UNIVERSAL BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2017 and 2016
(Dollars in thousands)

NOTE 11 - EMPLOYEE BENEFIT PLANS

The Company has a 401(k) defined contribution retirement plan to which substantially all employees may elect to contribute up to 15% of their salary. The Company may make a matching contribution and a profit sharing contribution. The amount of any contribution made by the Company is determined each year. The Bank's matching contributions to the plan for 2017 and 2016 totaled $175 and $163.

The Company self-insures employee health benefits. Stop loss insurance covers annual losses exceeding $65 per covered individual and $989 in aggregate for 2017 and 2016. Expense recognized during 2017 and 2016 was $1,279 and $1,194.

NOTE 12 - INCOME TAXES

Income taxes consist of the following:

	2017	2016

Current income taxes	$-	$-
Deferred income taxes (benefit)	643	1,064
Change in valuation allowance	(15)	(17)

Total income taxes (benefit)	$628	$1,047
The following is a reconciliation of income taxes and the amount computed by applying the statutory federal income tax rates of 34% to income before income taxes:

	2017	2016

Statutory rate applied to income before income taxes	$1,187	$1,444
Add (deduct)
Tax exempt income	(438)	(401)
Nondeductible life insurance	(60)	(54)
State income tax, net	88	101
Change in valuation allowance	(15)	(17)
Qualified zone academy bond credits	(44)	(44)
Other	(90)	18

Total income taxes (benefit)	$628	$1,047

(Continued)

UNIVERSAL BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2017 and 2016
(Dollars in thousands)

NOTE 12 - INCOME TAXES (Continued)

The net deferred tax asset in the accompanying consolidated balance sheet includes the following amounts of deferred tax assets and (liabilities):

	2017	2016
Deferred tax assets from:
Allowance for loan losses	$494	$499
Other real estate	1,141	1,003
Federal net operating loss carryforward	2,459	3,232
State net operating loss carryforward	639	654
Credit carryforward	676	610
Investment write-downs	-	557
Other	584	61
Total deferred tax asset	5,993	6,616

Deferred tax liabilities for:
Depreciation	$(81)	$(71)
Leases	(367)	(307)
Amortization of intangibles	(703)	(688)
Mortgage servicing rights	(301)	(278)
FHLB stock dividends	(73)	(72)
Net unrealized gain on securities	(268)	(706)
Other	(477)	(569)
Total deferred tax liability	(2,270)	(2,691)

Valuation allowance	(622)	(637)

Net deferred tax asset	$3,101	$3,288

The Company has an AMT credit carryforward of $418 which has no expiration date as well as general business credits of $258 which have no expiration date. The Company also has a federal net operating loss of $7,232, which will begin to expire in 2032, an Indiana net operating loss carryforward of $19,240, which begins to expire in 2024, and an Illinois net operating loss carryforward of $319, which will begin to expire in 2027. The Company maintains a valuation allowance for the full amount of the deferred tax asset associated with the Indiana net operating loss carryforward and Indiana capital loss carryforward, as it does not anticipate generating income in Indiana to utilize the carryforwards prior to expiration.

The Company and its parent are subject to U.S. federal income tax as well as income tax in Indiana and Illinois. The Company is no longer subject to examination by taxing authorities for years before 2013. The Company does not expect the total amount of unrecognized tax benefits to significantly changes in the next 12 months.

The Company did not have any amounts accrued for interest and penalties at June 30, 2017.

(Continued)

UNIVERSAL BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2017 and 2016
(Dollars in thousands)

NOTE 13 - OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows:

	2017	2016
Unrealized holding gains (losses) on
securities available-for-sale	$(1,188)	$2,756
Reclassification adjustments for (gains) losses
later realized in income (A)	(107)	(196)
Net unrealized gains (losses)	(1,295)	2,560
Tax effect (B)	438	(870)

Other comprehensive income (loss)	$(857)	$1,690

(A)	Reclassification adjustments are included in gain on sales of securities.
(B)	Income tax expense includes $37 and $67 in 2017 and 2016 related to reclassification adjustments.

NOTE 14 - RELATED-PARTY TRANSACTIONS

The Bank purchases loans and leases from Geneva Leasing Associates, a company that is 50% owned by Universal Bancorp, but not controlled by Universal Bancorp as the other 50% owner controls and operates Geneva Leasing Associates. The Bank's June 30, 2017 and 2016 loan balances include $5,945 and $8,805 of loans and leases that were purchased from Geneva Leasing Associates.

Loan and lease purchases during the years ended June 30, 2017 and 2016 included $0 and $1,918 from Geneva Leasing Associates.

NOTE 15 - FAIR VALUE

Accounting guidance establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a reporting entity's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The fair values of securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs) or matrix pricing, which is a mathematical technique widely used to in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities' relationship to other benchmark quoted securities (Level 2 inputs).

(Continued)

UNIVERSAL BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2017 and 2016
(Dollars in thousands)

NOTE 15 - FAIR VALUE (Continued)

For those securities that cannot be priced using quoted market prices or observable inputs, a Level 3 valuation is determined. These securities are primarily pooled trust preferred securities, which are priced using Level 3 due to current market illiquidity. The fair value of these securities is computed based upon discounted cash flows estimated using payment, default and recovery assumptions, discounted at appropriate market rates. Due to current market conditions, as well as the limited trading activity of these securities, the fair value of the securities is highly sensitive to assumption changes and market volatility.

The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are typically significant and result in a Level 3 classification of the inputs for determining fair value.

The fair value of other real estate owned (OREO) is generally based on third party appraisals of the property. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. In addition, the selling costs of the property are considered in determining an appropriate carrying value. Such adjustments are typically significant and result in a Level 3 classification of the inputs for determining fair value.

Assets and Liabilities Measured on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements
	at June 30, 2017 Using
	Quoted Prices in	Significant
	Active Markets	Other	Significant
	for Identical	Observable	Unobservable
	Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)
Assets:
Obligations of states and municipal
subdivisions	$-	$43,038	$-
U.S. government sponsored entities
mortgage-backed securities	-	46,439	-

Total available for sale securities	$-	$89,477	$-

(Continued)

UNIVERSAL BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2017 and 2016
(Dollars in thousands)

NOTE 15 - FAIR VALUE (Continued)

	Fair Value Measurements
	at June 30, 2016 Using
	Quoted Prices in	Significant
	Active Markets	Other	Significant
	for Identical	Observable	Unobservable
	Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)
Assets:
Obligations of states and municipal
subdivisions	$-	$40,970	$-
U.S. government sponsored entities
mortgage-backed securities	-	46,915	-

Total available for sale securities	$-	$87,885	$-

There were no assets measured at fair value on a recurring basis using significant unobservable inputs at June 30, 2017 and 2016.

Assets and Liabilities Measured on a Non-Recurring Basis

Impaired Loans:  Certain impaired loans for which an allowance for credit loss is allocated, as disclosed in Note 3, are valued at Level 3 and are carried at $1,091, net of a valuation allowance of $321 at June 30, 2017 and were carried at $2,957, net of a valuation allowance of $1,707 at June 30, 2016. The impact to provision for loan losses was $942 and $1,166 for the years ended June 30, 2017 and 2016.

Other Real Estate Owned:  Other real estate owned which is measured at the lower of carrying or fair value less costs to sell, had a net had a carrying amount of $3,939 and $5,429 at June 30, 2017 and 2016, resulting in a write-down of $175 and $294 for the years ended June 30, 2017 and 2016.

(Continued)

UNIVERSAL BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2017 and 2016
(Dollars in thousands)

NOTE 15 - FAIR VALUE (Continued)

The following table presents quantitative information about level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at June 30, 2017 and 2016:

		Valuation
June 30, 2017	Fair value	Technique(s)	Unobservable Input(s)	Range
Impaired loans:
Commercial	$736	Sales comparison	Adjustment for differences	5-20%
real estate		approach	between the comparable
			sales and age of valuations
Residential	7	Sales comparison	Adjustment for differences	10%
real estate		approach	between the comparable
			sales and age of valuations
Commercial	348	Sales comparison	Adjustment for differences	5-20%
		approach	between the comparable
			sales and age of valuations

Other real estate
Owned:
Commercial	3,903	Sales comparison	Adjustment for differences	10-14%
		approach	between the comparable
			sales and age of valuations

Residential	36	Sales comparison	Adjustment for differences	10-14%
		approach	between the comparable
			sales and age of valuations

		Valuation
June 30, 2016	Fair value	Technique(s)	Unobservable Input(s)	Range
Impaired loans:
Commercial	$1,213	Sales comparison	Adjustment for differences	5-20%
real estate		approach	between the comparable
			sales and age of valuations
Residential	225	Sales comparison	Adjustment for differences	10%
real estate		approach	between the comparable
			sales and age of valuations
Commercial	1,519	Sales comparison	Adjustment for differences	5-20%
		approach	between the comparable
			sales and age of valuations

Other real estate
Owned:
Commercial		Sales comparison	Adjustment for differences	15-38%
	5,335	approach	between the comparable
			sales and age of valuations

Residential	94	Sales comparison	Adjustment for differences	15-38%
		approach	between the comparable
			sales and age of valuations

UNIVERSAL BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Financial Condition
as of September 30, 2017 and June 30, 2017 (Unaudited) (Dollars in thousands)

	At September 30,	At June 30,
	2017	2017
Assets
Cash and due from banks	$11,744	$11,689
Federal funds sold	3,369	3,313
Cash and cash equivalents	15,113	15,002
Interest-bearing balances in other financial institutions	2,684	2,932
Investment securities available-for-sale, at fair value	89,467	89,477
Loans held for sale, at fair value	-	1,226
Loans receivable, net of allowance for loan losses of $3,444 at September 30, 2017 and $3,406 at June 30, 2017	268,667	265,409
Federal Home Loan Bank stock	1,637	1,637
Bank-owned life insurance	7,487	7,444
Premises and equipment, net	6,450	6,574
Accrued interest receivable	1,233	1,179
Goodwill	1,895	1,895
Real estate owned	3,865	5,139
Other assets	4,199	4,599
Total Assets	$402,697	$402,513

Liabilities and Shareholders' Equity
Liabilities
Deposits	322,392	$323,441
Advances from the Federal Home Loan Bank	27,376	27,421
Other Long-Term Borrowings	7,395	7,595
Accrued Interest payable	85	82
Other liabilities	953	521
Total Liabilities	358,201	359,060

Shareholders' Equity
Common Stock	100	100

Treasury Stock	(3,596)	(3,596)
Surplus	4,903	4,903
Undivided Profit	42,699	41,529
Accumulated other comprehensive loss	390	517
Total Shareholders' Equity	44,496	43,453
Total Liabilities and Shareholders' Equity	$402,697	$402,513

See Notes to the Unaudited Consolidated Financial Statements

UNIVERSAL BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income and Comprehensive Income
For the Three Months Ended September 30, 2017 and 2016 (Unaudited) (Dollars in thousands)

Three Months Ended September 30,	2017	2016
Interest Income
Interest and fees on loans and leases	$3,781	$3,813
Interest and dividends on investments:
Taxable	97	65
Nontaxable	308	301
Interest on mortgage-backed securities	153	154
and collateralized mortgage obligations
Interest on interest-earning deposits	48	49
Total Interest Income	4,387	4,382
Interest Expense
Interest on deposits	237	243
Interest on advances from the Federal
Home Loan Bank	102	91
Other interest expense	67	56
Total Interest Expense	406	389
Net interest income	3,981	3,993
Provision for Loan Losses	0	30
Net interest income after provision for loan losses	3,981	3,963
Non-Interest Income
Service charges on deposit accounts	19	24
Increase in cash surrender value of bank owned life insurance	43	45
Loan servicing income	103	99
Gain on sale of available-for-sale securities	26	54
Other	431	446
Total Non-Interest Income	623	668
Non-Interest Expense
Salaries and employee benefits	1,981	1,953
Occupancy	463	411
Federal deposit insurance premiums	46	72
Data processing related operations	356	334
Real estate owned expense (income)	(317)	345
Professional fees	89	78
Other expenses	541	501
Total Non-Interest Expense	3,159	3,693
Income before income taxes	1,444	938
Income Tax Expense	275	218
Net Income	$1,170	$720
Other Comprehensive Income (loss)
Unrealized gains (losses) on securities available for sale, net	107	(127)
Comprehensive Income	$1,277	$593
Net Income per share:
Basic	$15.39	$8.15
Diluted	$15.39	$8.15

See Notes to the Unaudited Consolidated Financial Statements

UNIVERSAL BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows
For the Three Months Ended September 30, 2017 and 2016 (Unaudited)
(Dollars in thousands)
Three Months Ended September 30,	2017	2016
Cash flows from operating activities
Net income (loss)	$1,170	$720
Adjustments to reconcile net income (loss) to net cash
from operating activities
Depreciation	149	132
Provision for loan losses	-	30
Amortization and accretion, net	111	89
Amortization of mortgage servicing rights	(88)	103
Net Gain on sales of foreclosed assets	(474)	(61)
Earnings on bank owned life insurance	(43)	(45)
Loss on sale of securities	26	54
Gain on sale of loans	(233)	(333)
Change in assets and liabilities
Loans held for sale	1,459	521
Accrued interest receivable and other assets	500	(913)
Accrued interest payable and other liabilities	435	(1,358)
Net cash from operating activities	3,012	(1,061)

Cash flows from investing activities
Net change in interest-bearing balances in
other financial institutions	248	-
Purchase of securities available-for-sale	(3,446)	(7,430)
Proceeds from sales of securities	1,704	2,439
Proceeds from calls, maturities and paydowns of securities
available-for-sale	1,422	3,433
Proceeds from sales of real estate owned	1,748	1,644
Loans made to customers, net of payments collected	(3,258)	7,203
Net purchases of premises and equipment	(25)	(272)
Proceeds from bank owned life insurance	-	-
Net cash from investing activities	(1,607)	7,017

Cash flows from financing activities
Net change in deposit accounts	(1,049)	(11,873)
Repayments of FHLB advances	(45)	(2,547)
Advances of other borrowings	-	4,820
Repayments of other borrowings	(200)	-
Preferred dividends paid	-	(101)
Repayments of TARP preferred stock	-	(6,895)
Net cash from financing activities	(1,294)	(16,596)

Net change in cash and cash equivalents	111	(10,640)

Cash and cash equivalents at beginning of year	15,002	25,858

Cash and cash equivalents at end of year	$15,113	$15,218

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest	$403	$400
Income taxes	-	-
Supplemental noncash disclosures
Transfer from loans to real estate owned	$-	$-
Security purchases settled in a subsequent period	-	-
Security purchases settled from a prior period	-	-

See Notes to the Unaudited Consolidated Financial Statements

UNIVERSAL BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Changes in Shareholders' Equity
For The Three Months Ended September 30, 2017 and 2016 (Unaudited)
(Dollars in thousands)

	Preferred Stock	Common Stock	Treasury Stock	Surplus	Undivided Profits	Accumulated Other Comprehensive Income (Loss)	Total Share- holders' Equity
Balance June 30, 2017	$-	$100	$(3,596)	$4,903	$41,529	$517	$43,453

Net Income	$-	$-	$-	$-	$1,170	$-	$1,170
Other Comprehensive Income	$-	$-	$-	$-	$-	$(127)	$(127)
Dividends on Preferred Stock	$-	$-	$-	$-	$-	$-	$-
Redemptions of Preferred Stock	$-	$-	$-	$-	$-	$-	$-
Balance September 30, 2017	$-	$100	$(3,596)	$4,903	$42,699	$390	$44,496

	Preferred Stock	Common Stock	Treasury Stock	Surplus	Undivided Profits	Accumulated Other Comprehensive Income (Loss)	Total Share- holders' Equity
Balance June 30, 2016	$6,895	$100	$(3,596)	$4,903	$38,768	$1,374	$48,444

Net Income	$-	$-	$-	$-	$720	$-	$720
Other Comprehensive Income	$-	$-	$-	$-	$-	$107	$107
Dividends on Preferred Stock	$-	$-	$-	$-	$-	$-	$-
Redemptions of Preferred Stock	$(6,895)	$-	$-	$-	$(101)	$-	$(6,996)
Balance September 30, 2016	$-	$100	$(3,596)	$4,903	$39,387	$1,481	$42,275

See Notes to the Unaudited Consolidated Financial Statements

UNIVERSAL BANCORP, INC. AND SUBSIDIARY
Notes to Unaudited Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations and Principles of Consolidation: The consolidated financial statements include the accounts of Universal Bancorp and its wholly owned subsidiary, BloomBank (the "Bank"), and its wholly owned subsidiary, Universal Investment Company, Inc., together referred to as "the Company." Intercompany transactions and balances are eliminated in consolidation.
The Company provides financial services through its Bank offices primarily in Bloomfield, Indiana. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. There are no significant concentrations of loans to any one industry or customer. However, the customers' ability to repay their loans is dependent on the real estate and general economic conditions in the area.
Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ.
Cash Flows: Cash and cash equivalents include cash, deposits with other financial institutions, money market investments and federal funds sold. Net cash flows are reported for customer loan and deposit transactions, interest bearing deposits in other financial institutions, and federal funds purchased and repurchase agreements.
Interest-Bearing Deposits in Other Financial Institutions: Interest-bearing deposits in other financial institutions mature within five years and are carried at cost.
Securities: The Company classifies all securities as available for sale. Debt securities are classified as available for sale when they might be sold before maturity. Equity securities with readily determinable fair values are classified as available for sale. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.
Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.
Management evaluates securities for other-than-temporary impairment ("OTTI") on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) other-than-temporary impairment (OTTI) related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

Loans Held for Sale: Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.
Mortgage loans held for sale are generally sold with servicing rights retained. The carrying value of mortgage loans sold is reduced by the amount allocated to the servicing right. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.
Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs, and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.
Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Consumer and credit card loans are typically charged off no later than 120 days past due. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. A loan is moved to non-accrual status in accordance with the Company's policy, typically after 90 days of non-payment.
All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off.
The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired. A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.
Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed.
Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

The general component covers non impaired loans and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Bank over the most recent two years. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.
The portfolio segments identified are commercial, commercial real estate, residential real estate, lease financing, and consumer loans. The risk characteristics of each loan portfolio segment are as follows: Commercial loans are secured by the business real estate. Repayment of these loans is primarily based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. Borrowers may be subject to adverse economic conditions that can lead to decreases in product demand; increasing material or other production costs' interest rate increases that could have an adverse impact on profitability; non-payment of credit that has extended under normal vendor terms for goods sold or services extended; interruption related to the importing or exporting of production materials or sold products. Commercial real estate loans typically involve higher principal amounts and repayment of these loans is generally dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. These loans may be more adversely impacted by conditions in the real estate market or the general economy. Residential real estate loans are secured by 1-4 family loans and are generally owner occupied. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions, such as unemployment levels. Repayment can also be impacted by changes in residential property values.
Lease finance loans are secured by underlying collateral provided by the borrower. Repayment of these loans is primarily dependent on the successful operation of the business operated by the borrower. Consumer loans are generally secured by consumer assets such as automobiles or recreational vehicles. Some consumer loans are unsecured. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions, such as unemployment levels. Risk is mitigated by the fact that consumer loans are generally smaller dollar amounts and are spread over a large number of borrowers.
Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan's effective rate at inception. If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For troubled debt restructurings that subsequently default, the Company determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.
Servicing Rights: When mortgage loans are sold with servicing retained, servicing rights are initially recorded at fair value with the income statement effect recorded in gains on sales of loans. Fair value is based on market prices for comparable mortgage servicing contracts, when available or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. All classes of servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.
Servicing rights are evaluated for impairment based upon the fair value of the rights as compared to carrying amount. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance for an individual grouping, to the extent that fair value is less than the carrying amount. If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income. Changes in valuation allowances are reported with loan servicing income on the income statement. The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses.
Servicing fee income, which is reported on the income statement as loan servicing income, is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned.

Transfers of Financial Assets: Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed.
Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 5 to 40 years. Furniture, fixtures and equipment are depreciated using the straight-line or accelerated method with useful lives ranging from 1 to 20 years. Maintenance and repairs are expensed and major improvements are capitalized.
Federal Home Loan Bank (FHLB) Stock: The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.
Bank Owned Life Insurance: The Company has purchased life insurance policies on certain key executives. Company owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.
Goodwill and Other Intangible Assets: Goodwill resulting from business combinations prior to January 1, 2009 represents the excess of the purchase price over the fair value of the net assets of businesses acquired. Goodwill resulting from business combinations after January 1, 2009, is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any non-controlling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually or more frequently if events and circumstances exists that indicate that a goodwill impairment test should be performed. The Company has selected June 30 as the date to perform the annual impairment test, and the annual impairment test indicated no impairment as of June 30, 2017. Goodwill is the only intangible asset with an indefinite life on our balance sheet.
Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.
Income Taxes: Income tax expense is the total of income tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates. Recognition of deferred tax assets is limited by the establishment of a valuation allowance unless management concludes that the assets will more likely than not result in a future tax benefit to the Company.
A tax position is recognized as a benefit only if it is more likely than not the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized will be the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the more-likely-than-not test, no tax benefit will be recorded.

The Company recognizes interest and/or penalties related to income tax matters in income tax expense.
Retirement Plans: Employee 401(k) and profit sharing plan expense is the amount of matching contributions. Deferred compensation and supplemental retirement plan expense allocates the benefits over years of service.
Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, net of tax, which are also recognized as separate components of equity.
Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.
Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank was required to meet regulatory reserve and clearing requirements. These balances do not earn interest.
Dividend Restriction: Banking regulations require maintaining certain capital levels and under written agreement between the Bank and its regulators, dividends paid by the Bank to the holding company are restricted without prior consent of the Bank's regulators. Under written agreement between the Company and its regulators, dividends paid by the Company to its shareholders are restricted without prior consent of the Company's regulators.
Fair Values of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.
Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation. Reclassifications had no effect on prior year net income or shareholders' equity.
Adoption of New Accounting Pronouncements: In January 2016, the FASB issued ASU 2016-10, Recognition and Measurement of Financial Assets and Financial Liabilities, amending ASU Subtopic 825-10. The amendments in this update make targeted improvements to generally accepted accounting principles which includes eliminating the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities. The new guidance allows for early adoption of this provision. The Company was determined not to be a public business entity and has elected to early adopt this standard eliminating the requirement to disclose the fair values of financial instruments measured at amortized cost. The effect of adopting this standard was exclusion of the fair value of financial instruments table from the fair value note.

NOTE 2 - INVESTMENT SECURITIES
Investment securities available-for-sale was comprised of the following at June 30, 2017:

	June 30, 2017
		Gross	Gross
	Amortized	Unrealized	Unrealized
(Dollars in thousands)	Cost	Gains	Losses	Fair Value
Mortgage-backed securities - agency residential	46,596	198	(355)	46,439
Municipal securities	42,096	1,133	(191)	43,038
	$88,692	$1,331	$(546)	$89,477

Investment securities available-for-sale was comprised of the following at September 30, 2017:

	September 30, 2017
		Gross	Gross
	Amortized	Unrealized	Unrealized
(Dollars in thousands)	Cost	Gains	Losses	Fair Value
Mortgage-backed securities - agency residential	47,094	—	(292)	46,802
Municipal securities	41,781	884	—	42,665
	$88,875	$884	$(292)	$89,467

The scheduled maturities of securities available-for-sale and held-to-maturity at June 30, 2017 were as follows:

	June 30, 2017
	Available-for-Sale
(Dollars in thousands)	Amortized Cost	Fair Value
Mortgage Backed Securities	$46,596	$46,439
Due from one to five years	4,779	4,847
Due from after five to ten years	19,760	20,479
Due after ten years	17,557	17,712
	$88,692	$89,477

The scheduled maturities of securities available-for-sale and held-to-maturity at September 30, 2017 were as follows:

	September 30, 2017
	Available-for-Sale
	Amortized
(Dollars in thousands)	Cost	Fair Value
Mortgage Backed Securities	$47,094	$46,802
Due from one to five years	5,343	5,424
Due from after five to ten years	19,311	19,820
Due after ten years	17,127	17,421
	$88,875	$89,467

 NOTE 3 - EARNINGS PER SHARE

Earnings per share ("EPS") consist of two separate components: basic EPS and diluted EPS. Basic EPS is computed by reducing net income by preferred stock dividends to obtain net income available to common shareholders, then dividing by the weighted average number of common shares outstanding for each period presented. The diluted EPS calculation reflects the EPS if all outstanding instruments convertible to common stock were exercised. For the three months ended September 30, 2017 and 2016, there were no stock options or other convertible instruments outstanding for either period.  Therefore, there is no effect of dilution on the Company's earnings per share.

The calculation of EPS for the three months ended September 30, 2017 and 2016 is as follows (in thousands, except per share data):

	For the Three Months
	Ended September 30,
	2017	2016
Net income (basic and diluted)	$1,170	$720
Weighted average shares outstanding	75,996	75,996
Net income available to common shareholders	1,170	619
Net income per share – basic and diluted	$15.39	$8.15

ANNEX A

AGREEMENT AND PLAN OF MERGER
by and between
MUTUALFIRST FINANCIAL, INC.
and
UNIVERSAL BANCORP

Dated as of October 4, 2017

TABLE OF CONTENTS
Page

PREAMBLE

RECITALS		1

ARTICLE I THE MERGER		2
1.1	The Merger.	2
1.2	Effective Time.	2
1.3	Effects of the Merger.	2
1.4	Conversion of Stock.	2
1.5	Incorporation Documents and Bylaws of the Surviving Company.	4
1.6	Directors and Officers.	4
1.7	Additional Actions.	4
1.8	The Bank Merger.	4

ARTICLE II DELIVERY OF MERGER CONSIDERATION		5
2.1	Exchange Agent.	5
2.2	Deposit of Merger Consideration	5
2.3	Delivery of Merger Consideration.	5

ARTICLE III REPRESENTATIONS AND WARRANTIES OF UNIVERSAL		7
3.1	Corporate Organization.	7
3.2	Capitalization.	9
3.3	Authority; No Violation.	9
3.4	Consents and Approvals.	10
3.5	Reports	11
3.6	Financial Statements and Internal Controls.	11
3.7	Broker's Fees	12
3.8	Absence of Certain Changes or Events.	12
3.9	Legal Proceedings.	13
3.10	Taxes and Tax Returns.	13
3.11	Employees.	14
3.12	Compliance with Applicable Law	17
3.13	Certain Contracts.	17
3.14	Agreements with Regulatory Agencies.	18
3.15	Risk Management Instruments	19
3.16	Environmental Matters	19
3.17	Investment Securities, Commodities and BOLI.	19
3.18	Title	20
3.19	Intellectual Property.	20
3.20	Related Party Transactions.	21
3.21	State Takeover Laws.	22
3.22	Reorganization. Neither	22
3.23	Opinion of Financial Advisor.	22
3.24	Universal Information.	22
3.25	Loan Portfolio.	22
3.26	Insurance	23
3.27	Fiduciary Business.	23
3.28	Books and Records.	24
3.29	Indemnification	24

A-ii

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF MUTUALFIRST		24
4.1	Corporate Organization.	24
4.2	Capitalization.	25
4.3	Authority; No Violation.	26
4.4	Consents and Approvals.	26
4.5	Reports.	26
4.6	Financial Statements and Internal Controls.	27
4.9	Legal Proceedings.	28
4.10	Taxes and Tax Returns	29
4.11	Employees.	29
4.12	SEC Reports.	30
4.13	Compliance with Applicable Law.	30
4.14	Agreements with Regulatory Agencies.	31
4.15	Risk Management Instruments.	31
4.16	Environmental Matters.	32
4.17	Investment Securities and Commodities.	32
4.18	Title.	32
4.19	Intellectual Property.	33
4.20	Reorganization.	33
4.21	MutualFirst Information.	33
4.22	Loan Portfolio.	33
4.23	Insurance.	34
4.24	Fiduciary Business.	35
4.25	Books and Records.	35
4.26	Indemnification	35

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		35
5.1	Universal Conduct of Businesses Prior to the Effective Time.	35
5.2	Universal Forbearances	35
5.3	MutualFirst Conduct of Business Prior to the Effective Time.	38
5.4	MutualFirst Forbearances.	38

ARTICLE VI ADDITIONAL AGREEMENTS		39
6.1	Regulatory Matters.	39
6.2	Access to Information; Current Information.	41
6.3	Shareholder Meeting.	42
6.4	Reservation of Common Stock; Nasdaq Listing.	42
6.5	Employee Matters.	42
6.6	Officers' and Directors' Insurance; Indemnification.	44
6.7	Exemption from Liability Under Section 16(b).	45
6.8	No Solicitation.	46
6.9	Notification of Certain Matters.	47
6.10	Correction of Information.	47
6.11	Integration	47
6.12	Coordination; Integration.	48
6.13	Delivery of Agreements.	48

ARTICLE VII CONDITIONS PRECEDENT		48
7.1	Conditions to Each Party's Obligations.	48
7.2	Conditions to Obligations of MutualFirst.	49
7.3	Conditions to Obligations of Universal.	50

A-iii

ARTICLE VIII TERMINATION AND AMENDMENT		51
8.1	Termination.	51
8.2	Effect of Termination.	53
8.3	Fees and Expenses.	53
8.4	Termination Fee.	53
8.5	Amendment.	54
8.6	Extension; Waiver	54

ARTICLE IX GENERAL PROVISIONS		55
9.1	Closing.	55
9.2	Non-survival of Representations, Warranties and Agreements.	55
9.3	Notices.	55
9.4	Interpretation.	56
9.5	Counterparts.	56
9.6	Entire Agreement.	56
9.7	Governing Law, Jurisdiction, Venue and Construction	56
9.8	Publicity.	56
9.9	Assignment; Third Party Beneficiaries.	57
9.10	Specific Performance; Time of the Essence.	57
9.11	Waiver of Jury Trial	57

SIGNATURES		56

EXHIBITS (Intentionally Omitted)

Exhibit A          Form of Voting Agreement
Exhibit B          Form of Officer's Agreement
Exhibit C	Form of Plan of Bank Merger
Exhibit D	Third Party Consents

A-iv

INDEX OF DEFINED TERMS

Definition	Page

Acceptable Confidentiality Agreement	45
Acquisition Proposal	46
Adjusted MutualFirst Ratio	52
Adjusted Per Share Stock Consideration	51, 52
Agreement	8
Articles of Merger	2
Average Closing Price	52
Bank Merger	4
Bank Merger Certificates	5
Bank Plan of Merger	4
BHC Act	7
BOLI	19
Cancelled Shares	3
Change in Recommendation	46
Claim	44
Closing	54
Closing Date	54
Code	8
Confidentiality Agreement	41
Covered Employees	42
Determination Date	52
DFI	10
Dissenting Shares	3
DPC Common Shares	3
Effective Time	2
Enforceability Exception	10
Environmental Laws	19
ERISA	14
Exchange Act	21
Exchange Agent	5
Exchange Agent Agreement	5
Exchange Fund	5
Exchange Ratio	2
Existing Certificate	3
FDIC	8
Federal Reserve Board	10
FHLB	9
Form S-4	10
GAAP	8
General Corporation Law	2
Governmental Entity	10
HSA	47
Index Price	52
Insurance Amount	44
Intellectual Property	20
IRS	13
IT Assets	21
Letter of Transmittal	5
Liens	9
Loans	22

A-v

Material Adverse Effect	8
Merger	8
Merger Consideration	2
Monetary Liens	20
Multiemployer Plan	15
Multiple Employer Plan	15
Multiple Employer Welfare Arrangement	15
MutualFirst	8
MutualFirst Articles	24
MutualFirst Bylaws	24
MutualFirst Common Stock	2
MutualFirst Disclosure Schedule	23
MutualFirst Leased Properties	32
MutualFirst Owned Properties	32
MutualFirst Ratio	51
MutualFirst Real Property	32
MutualFirst Regulatory Agreement	31
MutualFirst Reports	29
MutualFirst Stock Options	24
MutualFirst Stock Plans	25
MutualFirst Subsidiary	24
Officer's Agreement	8
Parties	8
Per Share Cash Consideration	2
Per Share Stock Consideration\	2
Permitted Encumbrances	20
Proxy Statement	10
PTO	43
Regulatory Agencies	11
Requisite Regulatory Approvals	48
Sarbanes-Oxley Act	27
SEC	10
Secretary of State	2
Securities Act	10
SRO	11
Starting Date	52
Starting Price	52
Superior Proposal	46
Surviving Bank	4
Surviving Company	8
Takeover Statutes	21
Tax	14
Tax Return	14
Taxes	14
Termination Fee	53
Total Payments	44
Treasury	13
Trust Account Common Shares	3
Unduly Burdensome Condition	48
Universal	8
Universal Articles	8
Universal Bank Call Reports	11
Universal Benefit Plans	14

A-vi

Universal Board Recommendation	42
Universal Bylaws	8
Universal Common Stock	2
Universal Confidential Information	45
Universal Contract	18
Universal Disclosure Schedule	7
Universal ERISA Affiliate	14
Universal Financial Statements	11
Universal Indemnified Party	44
Universal Individuals	45
Universal Insiders	45
Universal Leased Properties	20
Universal Owned Properties	20
Universal Qualified Plans	14
Universal Real Property	20
Universal Regulatory Agreement	18
Universal Representatives	45
Universal Shareholder Approval	9
Universal Shareholder Meeting	41
Universal Subsidiary	8
Voting Agreement	8

A-vii

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of October 4, 2017 (this "Agreement"), by and between MutualFirst Financial, Inc., a Maryland corporation ("MutualFirst"), and Universal Bancorp, an Indiana corporation ("Universal", and together with MutualFirst, the "Parties").
RECITALS
A.          The Boards of Directors of the Parties have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for in this Agreement in which Universal will, on the terms and subject to the conditions set forth in this Agreement, merge with and into MutualFirst (the "Merger"), with MutualFirst as the surviving corporation in the Merger (sometimes referred to in such capacity as the "Surviving Company").
B.          As a condition to the willingness of MutualFirst to enter into this Agreement, all of the directors of Universal have entered into voting agreements (each a "Voting Agreement"), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with MutualFirst.
C.          As a condition to the willingness of MutualFirst to enter into this Agreement, certain of the officers of BloomBank, the wholly owned Indiana chartered bank subsidiary of Universal, have entered into agreements with MutualFirst (each an "Officer's Agreement"), substantially in the form attached hereto as Exhibit B, dated as of the date hereof but effective upon consummation of the Merger.
E.          The Parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and intend for this Agreement to constitute a "plan of reorganization" within the meaning of Treasury Regulations Section 1.368-2(g).
F.          The Parties desire to make certain covenants, representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

 THE MERGER

1.1          The Merger.
(a)          Subject to the terms and conditions of this Agreement, in accordance with general corporation law of the states of incorporation of MutualFirst and Universal (the "General Corporation Law"), at the Effective Time (as defined in Section 1.2), Universal shall merge with and into MutualFirst. MutualFirst shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of Maryland. As of the Effective Time, the separate corporate existence of Universal shall cease.
(b)          Subject to the consent of Universal, which shall not be unreasonably withheld or delayed, MutualFirst may at any time change the method of effecting the combination (including by providing for the merger of a wholly owned subsidiary of MutualFirst with Universal) if and to the extent requested by MutualFirst; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration (as defined in Section 1.4(b)) to be received by the shareholders of Universal, (ii) adversely affect the tax consequences of the Merger to the shareholders of Universal or the tax treatment of either party pursuant to this Agreement or (iii) impede or materially delay consummation of the transactions contemplated by this Agreement.
1.2          Effective Time. Subject to the terms and conditions of this Agreement, simultaneously with the Closing (as defined in Section 9.1), the Parties shall execute, and MutualFirst shall cause to be filed with the Secretary of State of the State of Maryland (the "Secretary of State"), articles of merger and a short form plan of merger as required (collectively the "Articles of Merger"). The Merger shall become effective at such time as designated in the Articles of Merger (the "Effective Time").
1.3          Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the General Corporation Law of the State of Maryland.
1.4          Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Universal, MutualFirst or the holders of any of the following securities:
(a)          MutualFirst Common Stock.  Each share of common stock, $.01 par value, of MutualFirst ("MutualFirst Common Stock") issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and non-assessable share of common stock, $.01 par value, of the Surviving Company.
(b)          Universal Common Stock.  Subject to Sections 1.4(c) and 1.4(d), each share of common stock, no par value, of Universal ("Universal Common Stock") issued and outstanding immediately prior to the Effective Time, including Trust Account Common Shares and DPC Common Shares (as such terms are defined in Section 1.4(c)), but excluding any Cancelled Shares (as defined Section 1.4(c)) and Dissenting Shares (as defined in Section 1.4(d)), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive (i) 15.600 shares of MutualFirst Common Stock (subject to any adjustments pursuant to Sections 1.4(e) and 8.1(h))(the "Exchange Ratio") (the "Per Share Stock Consideration"), plus (ii), $250 in cash without interest (the "Per Share Cash Consideration" and together, the "Merger Consideration"). The aggregate number of shares of Universal Common Stock issued and outstanding immediately prior to the Effective Time shall not be greater than 75,996 shares of Universal Common Stock, which is the number of shares issued and outstanding on the date hereof.  All of the shares of Universal Common Stock converted into the right to receive the Merger

Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Universal Common Stock (each, an "Existing Certificate"), (it being understood that any reference to an "Existing Certificate" shall be deemed, as appropriate, to include reference to book-entry account statements relating to the ownership of Universal Common Stock, and it being further understood that provisions herein relating to Existing Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of an Existing Certificate and a letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an "agent's message" to the Exchange Agent or such other similar evidence of transfer as the Exchange Agent may reasonably request), shall thereafter represent only the right to receive the Merger Consideration including any cash in lieu of a fractional share interest into which the shares of Universal Common Stock represented by such Existing Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends as provided in Section 2.3(c).

(c)          Cancelled Shares.  Shares of Universal Common Stock that are owned immediately prior to the Effective Time by Universal or MutualFirst (other than shares of Universal Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, "Trust Account Common Shares") and other than shares of Universal Common Stock held, directly or indirectly, by Universal or MutualFirst in respect of a debt previously contracted (any such shares, "DPC Common Shares") shall be cancelled and shall cease to exist and no stock of MutualFirst, cash or other consideration shall be delivered in exchange therefor (any such shares, the "Cancelled Shares").
(d)          Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, all shares of Universal  Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who exercises dissenters' rights when and in the manner required under the General Corporation Law of the state of incorporation of Universal shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the "Dissenting Shares"), but instead such holder shall be entitled to only such rights as are granted with respect to the payment of the fair value of such shares under the applicable provisions of the General Corporation Law of the state of incorporation of Universal (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the applicable provisions of the General Corporation Law and this Section 1.4(d)), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to demand or receive the fair value of such shares of Universal Common Stock under the applicable General Corporation Law. If any shareholder dissenting pursuant to the General Corporation Law and this Section 1.4(d) shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder's shares of Universal Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Universal Common Stock, in accordance with Section 1.4(b), without any interest thereon. Universal shall give MutualFirst (i) prompt notice of any written notices to exercise dissenters' rights in respect of any shares of Universal Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the General Corporation Law and received by Universal relating to shareholders' dissenters' rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the applicable General Corporation Law. Universal shall not, except with the prior written consent of MutualFirst, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any Merger Consideration made available to the Exchange Agent as (defined in Section 2.1) pursuant to Article II to pay for shares of Universal Common Stock for which dissenters' rights have been perfected shall be returned to MutualFirst upon demand.

(e)          Adjustment to Exchange Ratio.  If, between the date of this Agreement and the Effective Time, the outstanding shares of MutualFirst Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio to provide the holders of Universal Common Stock converted into Merger Consideration the same economic effect as contemplated by this Agreement with respect to the Merger Consideration prior to such event.
1.5          Incorporation Documents and Bylaws of the Surviving Company. At the Effective Time, the articles of incorporation of MutualFirst in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. The bylaws of MutualFirst, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such bylaws.

1.6          Directors and Officers. The directors of MutualFirst immediately prior to the Effective Time shall be the directors of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. On or prior to the Closing Date, MutualFirst's Board of Directors shall select two mutually agreeable existing Universal directors to become members of the Board of Directors of MutualFirst as of the Effective Time. The officers of MutualFirst immediately prior to the Effective Time shall be the officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
1.7          Additional Actions.  If, at any time after the Effective Time, the Surviving Company shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of Universal acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Universal, and its proper officers and directors, shall be deemed to have granted to the Surviving Company an irrevocable power of attorney coupled with an interest to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Company and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Company are fully authorized in the name of Universal or the Surviving Company or otherwise to take any and all such action without limitation except as otherwise required by applicable law.
1.8          The Bank Merger. Immediately after the Effective Time, MutualFirst intends to merge BloomBank, an Indiana-chartered commercial bank and wholly owned subsidiary of Universal, with and into MutualBank, an Indiana-chartered commercial bank and wholly owned subsidiary of MutualFirst (the "Bank Merger") in accordance with the provisions of applicable state and federal banking laws and regulations, and MutualBank shall be the resulting institution or surviving bank (the "Surviving Bank"). The Bank Merger shall have the effects as set forth under applicable state and federal banking laws and regulations and the Boards of Directors of the Parties shall approve, and shall cause the boards of directors of BloomBank and MutualBank, respectively, to approve, a separate combination agreement/plan of merger (the "Bank Plan of Merger") in substantially the form attached hereto as Exhibit C, and cause the Bank Plan of Merger to be executed and delivered as soon as practicable following the date of execution of this Agreement. In addition, Universal shall cause BloomBank, and

MutualFirst shall cause MutualBank, to execute and file in accordance with applicable state and federal banking laws and regulations such articles of merger or combination, corporate resolutions, and/or other documents and certificates as are necessary to make the Bank Merger effective (the "Bank Merger Certificates").
ARTICLE II

 DELIVERY OF MERGER CONSIDERATION
2.1          Exchange Agent. Prior to the Effective Time, MutualFirst shall appoint MutualFirst's transfer agent pursuant to an agreement (the "Exchange Agent Agreement") to act as exchange agent (the "Exchange Agent") hereunder.
2.2          Deposit of Merger Consideration. At or prior to the Effective Time, MutualFirst shall (i) deposit with the Exchange Agent, or authorize the Exchange Agent to issue an aggregate number of shares of MutualFirst Common Stock equal to the stock portion of the aggregate Merger Consideration and (ii) deposit, or cause to be deposited with, the Exchange Agent, the cash portion of the aggregate Merger Consideration plus, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(f) (together, the "Exchange Fund") and Buyer shall instruct the Exchange Agent to timely deliver the Merger Consideration.
2.3          Delivery of Merger Consideration.
(a)          As soon as reasonably practicable after the Effective Time (and in any event within ten (10) days thereafter), and subject to the receipt by the Exchange Agent of a list of Universal's shareholders in a format that is reasonably acceptable to the Exchange Agent, the Exchange Agent shall mail to each holder of an Existing Certificate or Existing Certificates, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Existing Certificate or Existing Certificates shall pass, only upon delivery of such Existing Certificate or Existing Certificates (or an affidavit of loss in lieu thereof)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the "Letter of Transmittal") and (ii) instructions for use in surrendering such Existing Certificate or Existing Certificates in exchange for the Merger Consideration, any cash in lieu of a fractional share of MutualFirst Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

(b)          As soon as reasonably practicable after surrender to the Exchange Agent of its Existing Certificate or Existing Certificates, accompanied by a properly completed Letter of Transmittal, such holder of Universal Common Stock will be entitled to receive the Merger Consideration, any cash in lieu of a fractional share of MutualFirst Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c), in respect of the shares of Universal Common Stock represented by such holder's Existing Certificate or Existing Certificates.  Until so surrendered, such Existing Certificate or Existing Certificates shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration, any cash in lieu of a fractional share of MutualFirst Common Stock to be issued or paid in consideration therefor upon surrender of such Existing Certificate or Existing Certificates in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c)          No dividends or other distributions with respect to MutualFirst Common Stock shall be paid to the holder of any un-surrendered Existing Certificate with respect to the shares of MutualFirst Common Stock represented thereby, unless and until the surrender of such Existing Certificate in accordance with this Article II.  Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Existing Certificate or Existing Certificates in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, and in addition to the other amounts set forth herein, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of MutualFirst Common Stock represented by such Existing Certificate or Existing Certificates and not paid and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to whole shares of MutualFirst Common Stock represented by such Existing Certificate or Existing Certificates with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the MutualFirst Common Stock issuable with respect to such Existing Certificate or Existing Certificates.

(d)          In the event of a transfer of ownership of an Existing Certificate representing Universal Common Stock prior to the Effective Time that is not registered in the stock transfer records of Universal, the Merger Consideration, any cash in lieu of a fractional share of MutualFirst Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, shall be issued or paid in exchange therefor to a person other than the person in whose name the Existing Certificate so surrendered is registered if the Existing Certificate formerly representing such Universal Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes (as defined in Section 3.10(b)) required by reason of the payment or issuance to a person other than the registered holder of the Existing Certificate or establish to the satisfaction of MutualFirst that the Tax has been paid or is not applicable.  The Exchange Agent (or, subsequent to the earlier of (x) six months after the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, MutualFirst) shall be entitled to deduct and withhold from the cash portion of the Merger Consideration and any cash in lieu of a fractional share of MutualFirst Common Stock otherwise payable pursuant to this Agreement to any holder of Universal Common Stock such amounts as the Exchange Agent or MutualFirst, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment.  To the extent amounts are so withheld by the Exchange Agent or MutualFirst, as the case may be, and timely paid over to the appropriate Governmental Entity (as defined in Section 3.4), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Universal Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or MutualFirst, as the case may be.

(e)          After the Effective Time, there shall be no transfers on the stock transfer books of Universal of the shares of Universal Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Universal Common Stock that occurred prior to the Effective Time.  If, after the Effective Time, Existing Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, any cash in lieu of fractional shares of MutualFirst Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, in accordance with the procedures set forth in this Article II.

(f)          Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of MutualFirst Common Stock shall be issued upon the surrender of Existing Certificates for exchange, no dividend or distribution with respect to MutualFirst Common Stock shall be payable on or with respect to any fractional share, and such fractional share interest shall not entitle the owner thereof to vote or to any other rights of a shareholder of MutualFirst.  In lieu of the issuance of any such fractional share, MutualFirst shall pay to each former shareholder of Universal who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Average Closing Price of MutualFirst Common Stock as defined in Section 8.1(h) by (ii) the fraction of a share (after taking into account all shares of Universal Common Stock held by such holder at the Effective Time and rounded to the nearest one ten thousandth when expressed in decimal form) of MutualFirst Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4(b).

(g)          Any portion of the Exchange Fund that remains unclaimed by the shareholders of Universal at the expiration of six months after the Effective Time shall be paid to MutualFirst.  In such event, any former shareholders of Universal who have not theretofore complied with this Article II shall thereafter look only to MutualFirst with respect to the Merger Consideration, and any cash in lieu of any fractional share interest and any unpaid dividends and distributions on the MutualFirst Common Stock deliverable in respect of the shares represented by an Existing Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of MutualFirst, Universal, the Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Universal Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)          In the event any Existing Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Existing Certificate to be lost, stolen or destroyed and, if required by MutualFirst or the Exchange Agent, the posting by such person of a bond in such amount as MutualFirst or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Existing Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Existing Certificate the Merger Consideration, any cash in lieu of any fractional share interest and any dividends and distributions to which such person is entitled in respect thereof pursuant to this Agreement.

ARTICLE III

 REPRESENTATIONS AND WARRANTIES OF UNIVERSAL
Except as disclosed in the disclosure schedule delivered by Universal to MutualFirst concurrently herewith (the "Universal Disclosure Schedule"); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Universal Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Universal that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 3.1(a)) on Universal and (c) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Universal hereby represents and warrants to MutualFirst as follows:

3.1          Corporate Organization.
(a)          Universal is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana, and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act").  Universal has the corporate power and authority to own or lease all of its properties and assets as presently owned, operated or leased and to carry on its business as it is now being conducted.  Universal is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Universal.  As used in this Agreement, the term "Material Adverse Effect" means, with respect to MutualFirst, Universal or the Surviving Company, as the case may be, a material adverse effect on (i) the business, properties, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in United States generally accepted accounting principles ("GAAP") or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally, (D) public disclosure of the transactions contemplated hereby or actions or inactions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (E) expenses reasonably incurred by a party in connection with this Agreement or the consummation of the transactions contemplated hereby or (F) a decline in the trading price of a party's common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate), or (ii) the ability of such party or its banking Subsidiary to timely consummate the transactions contemplated hereby.  As used in this Agreement, the word "Subsidiary" when used with respect to any party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.  True and complete copies of the articles of incorporation of Universal (the "Universal Articles") and the bylaws of Universal (the "Universal Bylaws"), as in effect as of the date of this Agreement, have previously been made available by Universal to MutualFirst.

(b)          Each Subsidiary of Universal (a "Universal Subsidiary") (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Universal and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted.  Except as set forth in Section 3.1(b) of the Universal Disclosure Schedule, there are no restrictions on the ability of any Subsidiary of Universal to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of BloomBank are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 3.1(b) of the Universal Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Universal as of the date hereof.  Neither Universal nor any of its Subsidiaries owns any equity or profit-and-loss interest in any business enterprise, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization, other than a Subsidiary, readily marketable securities, securities held-to-maturity in its investment portfolio, and stock in the Federal Home Loan Bank of Indianapolis (the "FHLB").  BloomBank is not in material violation of any of its organizational documents.

3.2          Capitalization.
(a)          The authorized capital stock of Universal consists of 100,000 shares of Universal Common Stock and 100,000 shares of preferred stock, no par value per share, of which no shares of preferred stock are issued or outstanding.  As of the date of this Agreement, there are (i) 75,996 shares of Universal Common Stock issued and outstanding, and (ii) no other shares of capital stock or other voting securities of Universal issued, reserved for issuance or outstanding, other than trust preferred securities issued by Universal Preferred Trust in the amount of $5,000,000.00 (the "Trust").  All of the issued and outstanding shares of Universal Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Universal may vote.  There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Universal to issue, transfer, sell, purchase, redeem or otherwise acquire, any shares of Universal Common Stock or any other of its securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of Universal Common Stock to which Universal is a party.  No equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Universal or any of its Subsidiaries) are outstanding.

(b)          Except as set forth in Section 3.2(b) of the Universal Disclosure Schedule, Universal owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Universal Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, non-assessable (except, with respect to BloomBank, as provided under applicable law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Universal Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c)          Universal does not have a dividend reinvestment plan or any shareholders' rights plan.

3.3          Authority; No Violation.
(a)          Universal has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Universal.  The Board of Directors of Universal has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Universal and its shareholders and has directed that this Agreement be submitted to Universal's shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect.  Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Universal Common Stock (the "Universal Shareholder Approval"), no other corporate proceedings on the part of Universal are necessary to approve this Agreement or to consummate the Merger.  This Agreement has been duly and validly executed and delivered by Universal and (assuming due authorization, execution and delivery by MutualFirst) constitutes a valid and binding obligation of Universal, enforceable against

Universal in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the "Enforceability Exception")).

(b)          Neither the execution and delivery of this Agreement by Universal or the Bank Plan of Merger by BloomBank, nor the consummation of the Merger by Universal or the Bank Merger by BloomBank, nor compliance by Universal or BloomBank with any of the terms and provisions of this Agreement or the Bank Plan of Merger, will (i) assuming the Universal Shareholder Approval is obtained, violate any provision of the Universal Articles or Universal Bylaws or the organization or governing documents of any Universal Subsidiary or (ii) assuming that the filings, notices, consents and approvals referred to in Section 3.4 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Universal or any of its Subsidiaries or any of their respective properties or assets or (y) except as set forth in Section 3.3(b) of the Universal Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Universal or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Universal or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.

3.4          Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Nasdaq, and approval of such applications, filings and notices, (ii) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act and approval of such applications, filings and notices, (ii) the filing of applications, filings and notices, as applicable, with the Indiana Department of Financial Institutions (the "DFI") and the FDIC and approval of such applications, filings and notices, (iii) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in definitive form relating to the meeting of Universal's shareholders to be held in connection with this Agreement (including any amendments or supplements thereto, the "Proxy Statement"), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by MutualFirst in connection with the transactions contemplated by this Agreement (the "Form S-4") to, among other things, register any securities issuable by MutualFirst in conjunction with the transactions contemplated by this Agreement with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act") and declaration of effectiveness of the Form S-4, (iv) the filing of the Articles of Merger with the Secretary of State of Maryland and the filing of the Bank Merger Certificates, and (v) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of MutualFirst Common Stock pursuant to this Agreement and the approval of the listing of such MutualFirst Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (as defined in Section 3.5) (each a "Governmental Entity") are necessary in connection with (A) the execution and delivery by Universal of this Agreement or (B) the consummation by Universal of the Merger or the consummation by BloomBank of the Bank Merger.  As of the date hereof, Universal is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5          Reports. To the knowledge of Universal, it and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2014 with (i) any state regulatory authority, including the DFI, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) any foreign regulatory authority and (v) any self-regulatory organization (an "SRO") ((i) - (v) together with the SEC, collectively the "Regulatory Agencies"), including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Universal and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Universal, investigation into the business or operations of Universal or any of its Subsidiaries since January 1, 2014.  There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Universal or any of its Subsidiaries.

3.6          Financial Statements and Internal Controls.
(a)          The audited consolidated balance sheets (including related notes and schedules, if any) of Universal and its Subsidiaries as of June 30, 2016 and 2015 and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) of Universal and its Subsidiaries for each of the two years then ended, and the unaudited consolidated balance sheet, statement of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) of Universal and its Subsidiaries for the nine month period ended March 31, 2017 (collectively, the "Universal Financial Statements") have been previously made available to MutualFirst. The Universal Financial Statements fairly present the consolidated financial position and results of operations of Universal and its Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP consistently applied during the periods involved, except as indicated in the Universal Financial Statements or notes thereto and, in the case of unaudited financial statements, subject to normal year-end adjustments (which will not be material individually or in the aggregate) and the of lack footnotes. The financial and accounting books and records of Universal and its Subsidiaries have been maintained in all material respects in accordance with GAAP and all other applicable legal and accounting requirements, reflect only actual transactions, and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein. Crowe Horwath LLP has not resigned (or informed Universal that it intends to resign) or been dismissed as independent public accountants of Universal as a result of or in connection with any disagreements with Universal on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          The call reports of BloomBank and accompanying schedules, as filed (or to be filed) with the FDIC, for each calendar quarter beginning with the quarter ended March 31, 2015 through the Closing Date (the "BloomBank Call Reports") have been (or will be) prepared in accordance with regulatory requirements including applicable regulatory accounting principles and practices through the periods covered by such reports.

(c)          As of the date of the most recent balance sheet included in the Universal Financial Statements, Universal on a consolidated basis had no liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP which are not fully reflected or reserved against on the most recent balance sheet included in the Universal Financial Statements (including any notes thereto).

(d)          The allowance for loan loss account of BloomBank as reflected in the BloomBank Call Report for the quarter ended June 30, 2017, was as of such date, and the amount thereof contained in the financial books and records of BloomBank as of the last day of the month immediately preceding the Closing Date will be as of such future date, in compliance with BloomBank's existing methodology for determining the adequacy of its allowance for loan and lease losses as well as GAAP and applicable regulatory guidelines.

(e)          The records, systems, controls, data and information of Universal and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Universal or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on Universal's (or any Universal Subsidiary's) system of internal accounting controls.

(f)          Since January 1, 2014, (i) neither Universal nor any of its Subsidiaries, nor to the knowledge of Universal, any director, officer, employee, auditor, accountant or any representative of Universal or any of its Subsidiaries has received  or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write downs, charge offs and accruals) of Universal or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Universal or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Universal or any of its Subsidiaries, or any other person, whether or not employed by Universal or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by Universal or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors of Universal or any of its Subsidiaries, or any committee thereof.

3.7          Broker's Fees. With the exception of the engagement of Boenning & Scattergood, Inc., neither Universal nor any Universal Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions, finder's fees, or advisory or fairness opinion fees in connection with the Merger or the Bank Merger.  Universal has disclosed to MutualFirst as of the date hereof the aggregate fees provided for in connection with the engagement by Universal of Boenning & Scattergood, Inc. related to the Merger and the Bank Merger.

3.8          Absence of Certain Changes or Events.
(a)          Since June 30, 2016, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Universal.

(b)          Since June 30, 2016, other than entering into this Agreement or in connection with this Agreement or the transactions contemplated hereby, Universal and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9          Legal Proceedings.
(a)          Except as set forth in Section 3.9(a) of the Universal Disclosure Schedule, neither Universal nor any of its Subsidiaries is a party to any, and there are no pending or, to Universal's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Universal or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such involving a monetary claim in excess of twenty-five thousand dollars ($25,000) or seeking injunctive or other equitable relief, or challenging the validity or propriety of any of the transactions contemplated by this Agreement.

(b)          There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to commercial banks and bank holding companies) imposed upon Universal, any of its Subsidiaries or the assets of Universal or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger, would apply to the Surviving Company or any of its Subsidiaries or affiliates).

3.10          Taxes and Tax Returns.
(a)          Each of Universal and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  As of the date hereof, neither Universal nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return.  All Taxes of Universal and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of Universal and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither Universal nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.  The federal income Tax Returns of Universal and its Subsidiaries for all years to and including 2013 have been examined by the Internal Revenue Service (the "IRS") or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  Neither Universal nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of Universal or its Subsidiaries or the assets of Universal or its Subsidiaries.  Universal has made available to MutualFirst true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last three (3) years.  Neither Universal nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Universal and its Subsidiaries).  Neither Universal nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Universal) or (B) has any liability for the Taxes of any person or entity (other than Universal or any of its Subsidiaries) under U.S. Department of the Treasury ("Treasury") Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither Universal nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the Merger is also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither Universal nor any of its Subsidiaries has participated in a "reportable or listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b).  At no time during the applicable period specified in Code §897(c)(1)(A)(ii) has Universal been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.  No claim has been made in the last ten (10) years by any Governmental Entity in a jurisdiction where Universal or a Universal Subsidiary does not file Tax Returns that Universal or such Subsidiary is or may be subject to taxation by that jurisdiction.  Neither Universal nor any of its Subsidiaries has filed an election under Section 338(g) or 338(h)(10) of the Code for which the statute of limitations for audit or examination has not expired.  Neither Universal nor any Universal Subsidiary has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code.

(b)          As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, Medicare, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)          As used in this Agreement, the term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11          Employees.
(a)          Section 3.11(a) of the Universal Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, phantom stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, change in control and severance plans, programs, arrangements or agreements, and other similar contracts or agreements to or with respect to which Universal, any Universal Subsidiary, or any trade or business of Universal or any of its Subsidiaries, whether or not incorporated, all of which together with Universal would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a "Universal ERISA Affiliate"), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Universal or any of its Subsidiaries or any Universal ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Universal or any of its Subsidiaries or any Universal ERISA Affiliate (all such plans, programs, arrangements, contracts or agreements, collectively, the "Universal Benefit Plans").

(b)          Universal has heretofore made available to MutualFirst true and complete copies of each of the Universal Benefit Plans and related material documents, including, but not limited to, (i) all summary plan descriptions, amendments, modifications or material supplements to the most recent versions of any Universal Benefit Plan, (ii) the annual reports (Forms 5500), if any, filed with the IRS for the last two (2) plan years, (iii) the most recently received IRS determination or opinion letters, if any, relating to a Universal Benefit Plan, and (iv) the most recently prepared actuarial report for each Universal Benefit Plan (if applicable) for each of the last two (2) years.

(c)          Each Universal Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  Neither Universal nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, United States Department of Labor or any other Governmental Entity with respect to any Universal Benefit Plan, and neither Universal nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d)          Section 3.11(d) of the Universal Disclosure Schedule identifies each Universal Benefit Plan that is intended to be qualified under Section 401(a) of the Code (collectively, the "Universal Qualified Plans").  The IRS has issued a favorable determination letter, or an opinion letter for a prototype or volume submitter plan upon which Universal may rely, with respect to each Universal

Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Universal, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Universal Qualified Plan or the related trust or increase the costs relating thereto.  No trust funding any Universal Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)          Each Universal Benefit Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(f)          Neither Universal, any of its Subsidiaries or any Universal ERISA Affiliate sponsors, maintains, administers or contributes to, or has, has had or could have any liability with respect to, any Universal Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any tax-qualified "defined benefit plan" (as defined in Section 3(35) of ERISA).  No Universal Benefit Plan is underfunded when comparing the present value of accrued liabilities under such plan to the market value of plan assets.

(g)          None of Universal and its Subsidiaries nor any Universal ERISA Affiliate has, ever contributed to or been obligated to contribute to any plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan"), a plan that is a "multiple employer welfare arrangement" as defined in Section 3(40) of ERISA (a "Multiple Employer Welfare Arrangement"), or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), and none of Universal and its Subsidiaries nor any Universal ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan, Multiple Employer Welfare Arrangement or Multiple Employer Plan.

(h)          Except as set forth in Section 3.11(h) of the Universal Disclosure Schedule, neither Universal nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i)          All contributions required to be made to any Universal Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Universal Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected on the books and records of Universal.

(j)          There are no pending or, to the knowledge of Universal, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Universal's knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against any Universal Benefit Plan, any fiduciaries thereof with respect to their duties to a Universal Benefit Plan or the assets of any trust under any Universal Benefit Plans which could reasonably be expected to result in any liability of Universal or any of its Subsidiaries to any Governmental Entity, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Universal Benefit Plan, or any other party.

(k)          None of Universal and its Subsidiaries nor any Universal ERISA Affiliate nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Universal Benefit Plans or their related trusts, Universal, any of its Subsidiaries, any Universal ERISA Affiliate or any person that Universal or any of its Subsidiaries has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l)          Except as set forth in Section 3.11(l) of the Universal Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Universal or any of its Subsidiaries, or result in any limitation on the right of Universal or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Universal Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Universal or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code or will not be deductible under Section 162(m) of the Code.  Neither Universal nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Universal or any of its Subsidiaries or affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.  No Universal Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.  Universal has made available to MutualFirst copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby and Universal shall provide updated Section 280G calculations to MutualFirst at least five (5) days prior to the Closing Date.

(m)          There are no pending or, to Universal's knowledge, threatened material labor grievances or unfair labor practice claims or charges against Universal or any of its Subsidiaries, or any strikes or other labor disputes against Universal or any of its Subsidiaries.  Neither Universal nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Universal or any of its Subsidiaries and, to the knowledge of Universal, there are no organizing efforts by any union or other group seeking to represent any employees of Universal or any of its Subsidiaries.

(n)          Neither Universal nor any of its Subsidiaries have any liabilities to employees or former employees that are not reflected in the Universal Benefit Plans.

(o)          No condition exists as a result of which Universal or any of its Subsidiaries would have any liability, whether absolute or contingent, under any Universal benefit Plan with respect to any misclassification of a person performing services for Universal or any of its Subsidiaries as an independent contractor rather than as an employee.  All individuals participating in the Universal Benefit Plans are in fact eligible and authorized to participate in such Universal Benefit Plan.

3.12          Compliance with Applicable Law. Universal and each of its Subsidiaries hold, and have at all times since January 1, 2014, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and to the knowledge of Universal, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  Universal and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Universal or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  BloomBank has a Community Reinvestment Act rating of "satisfactory" or better.  Without limitation, none of Universal, or its Subsidiaries, or to the knowledge of Universal, any director, officer, employee, agent or other person acting on behalf of Universal or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Universal or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Universal or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Universal or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Universal or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for Universal or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Universal or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the Treasury.

3.13          Certain Contracts.
(a)          Except as set forth in Section 3.13(a) of the Universal Disclosure Schedule, as of the date hereof, neither Universal nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, (ii) which, upon the execution or delivery of this Agreement, Universal shareholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from MutualFirst, Universal, the Surviving Company, or any of their respective Subsidiaries to any director, officer, employee or independent contractor thereof, (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by Universal or any of its Subsidiaries or affiliates or their respective ability to engage, employ, or provide products and services to, any person, or upon consummation of the Merger or the Bank Merger will restrict the ability of the Surviving Company or any of its Subsidiaries or affiliates to do so, (v) in respect of any collective bargaining or similar agreement, with or to a labor union or guild, (vi) (including any Universal Benefit Plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, Universal shareholder approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) that relates to the incurrence of indebtedness by Universal or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the FHLB and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (viii) that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of Universal or its Subsidiaries, (ix) that involves the payment by Universal or any of its Subsidiaries of more than $25,000 per annum or $50,000 in the aggregate (other than any such contracts which are terminable by Universal or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), (x) that pertains to the leasing of real property, (xi) that obligates Universal or any of its Subsidiaries to conduct business with a third party on an exclusive or preferential basis, (xii) that imposes potential recourse obligations on Universal or any of its Subsidiaries in connection with the sale of loans or loan participations (other than as a result of the breach of customary representations, warranties or covenants), (xiii) for the subservicing of loans, or (xiv) that provides for contractual indemnification to any director, officer, employee or independent contractor.  Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Universal Disclosure Schedule, is referred to herein as a "Universal Contract," and neither Universal nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties thereto.

(b)          To the knowledge of Universal, (i) each Universal Contract is valid and binding on Universal or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Universal and each of its Subsidiaries has performed all material obligations required to be performed by it under each Universal Contract, (iii) each third-party counterparty to each Universal Contract has performed all material obligations required to be performed by it under such Universal Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Universal or any of its Subsidiaries under any such Universal Contract.

3.14          Agreements with Regulatory Agencies. Neither Universal nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2014, a recipient of any supervisory letter from, or since January 1, 2014, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Universal Disclosure Schedule, a "Universal Regulatory Agreement"), nor has Universal or any of its Subsidiaries been advised since January 1, 2014, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Universal Regulatory Agreement.

3.15          Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Universal, any of its Subsidiaries or for the account of a customer of Universal or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and as of the date hereof (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of Universal or one of its Subsidiaries enforceable in accordance with their terms, subject to the Enforceability Exception, and are in full force and effect.  Universal and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Universal's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.16          Environmental Matters. To the knowledge of Universal, it and its Subsidiaries are in compliance, and have complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to:  (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, and (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, "Environmental Laws").  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Universal, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Universal or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or, to the knowledge of Universal, threatened against Universal or any of its Subsidiaries.  To the knowledge of Universal, there is no reasonable basis for any such proceeding, claim, action or governmental investigation.  Neither Universal nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing.  To the knowledge of Universal, there are no underground storage tanks located at any Universal Real Property (as defined in Section 3.18).

3.17          Investment Securities, Commodities and BOLI.
(a)          Each of Universal and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Universal or its Subsidiaries.  Such securities and commodities are valued on the books of Universal in accordance with GAAP.

(b)          Universal and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Universal believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, Universal has made available to MutualFirst the material terms of such policies, practices and procedures.

(c)          Section 3.17(c) of the Universal Disclosure Schedule sets forth a true, correct and complete description of all bank owned life insurance ("BOLI") owned by Universal or its Subsidiaries, including the value of its BOLI. Universal and its Subsidiaries have taken all actions necessary to comply with applicable law in connection with the purchase and maintenance of BOLI.  The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Universal Financial Statements in accordance with GAAP. Except as set forth in Section 3.17(c) of the Universal Disclosure Schedule, all BOLI set forth in Section 3.17(c) of the Universal Disclosure Schedule is owned solely by Universal or its Subsidiaries, no other person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit plans, programs and agreements under Universal or its Subsidiaries' BOLI.   Neither Universal nor its Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.

3.18          Title. Universal or a Universal Subsidiary (a) has good and marketable title to all the real property reflected in the most recent audited balance sheet included in the Universal Financial Statements as being owned by Universal or a Universal Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the

"Universal Owned Properties"), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, "Permitted Encumbrances"), and (b) is the lessee of all leasehold estates reflected in the most recent audited financial statements included in such Universal Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the "Universal Leased Properties" and, collectively with the Universal Owned Properties, the "Universal Real Property"), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Universal's knowledge, the lessor.  There are no pending or, to the knowledge of Universal, threatened condemnation proceedings against any Universal Real Property.  Universal or a Universal Subsidiary has good and marketable title to the other assets reflected in the most recent audited balance sheet included in the Universal Financial Statements as being owned by Universal or a Universal Subsidiary or acquired after the date thereof (except assets sold or disposed of  since the date thereof), free and clear of any Liens other than (x) Permitted Encumbrances, (y) Liens securing FHLB advances and other borrowings (including capital lease obligations, if any) ("Monetary Liens") reflected on such balance sheet or the notes thereto and (z) Monetary Liens, if any, with respect to assets acquired after the date of such balance sheet.

3.19          Intellectual Property.

(a)           Universal and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have a Material Adverse Effect on Universal: (i) (A) the use of any Intellectual Property by Universal and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person or entity and is in accordance with any applicable license pursuant to which Universal or any Universal Subsidiary acquired the right to use any Intellectual Property and (B) no person or entity has asserted in writing to Universal that Universal or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person or entity, (ii) no person or entity is challenging, infringing on or otherwise violating any right of Universal or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Universal or its Subsidiaries, and (iii) neither Universal nor any Universal Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Universal or any Universal Subsidiary, and Universal and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Universal and its Subsidiaries.  For purposes of this Agreement, "Intellectual Property" means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; computer programs, whether in source code or object code form

(including any and all software implementation algorithms), databases and compilations (including any and all data and collections of data); and any similar intellectual property or proprietary rights.

(b)          To the knowledge of Universal, the IT Assets operate and perform as required by Universal and its Subsidiaries in connection with their respective businesses, and have not malfunctioned or failed within the past three (3) years.  To the knowledge of Universal, the IT Assets do not contain any "time bombs", "Trojan horses", "back doors", "trap doors", "worms", viruses, bugs, faults or other devices or effects that (i) enable or assist any person to access without authorization the IT Assets or (ii) otherwise adversely affect the functionality of the IT Assets.  To the knowledge of Universal, no person has gained unauthorized access to the IT Assets.  To the knowledge of Universal, Universal and its Subsidiaries maintain and utilize the IT Assets in accordance with all applicable licenses, agreements and other contracts.  Universal and its Subsidiaries have implemented and maintain reasonable backup, security and disaster recovery technology.  Universal and its Subsidiaries take reasonable measures, which are to the knowledge of Universal, adequate to comply with all applicable laws and their respective contractual and privacy commitments, to protect the confidentiality of customer financial and other data.  For purposes of this Agreement, "IT Assets" means the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines, and all other information technology equipment, and all associated documentation of a party and its Subsidiaries.

3.20          Related Party Transactions. Except as set forth in Section 3.20 of the Universal Disclosure Schedule, there are no "covered transactions" between BloomBank or any of its subsidiaries and any "affiliate" (as those terms are defined in Regulation O promulgated by the Federal Reserve Board) and there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions between Universal or any of its Subsidiaries, on the one hand, and any current or former director or "executive officer" (as defined in Rule 3b-7 under the Securities and Exchange Act of 1934 ("Exchange Act") of Universal or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Universal Common Stock (or any of such person's immediate family members or affiliates) (other than Subsidiaries of Universal), on the other hand, except those of a type available to employees of Universal or its Subsidiaries generally or those related to compensation solely resulting from an employment relationship.

3.21          State Takeover Laws. Either this Agreement and the transactions contemplated hereby are exempt from, or the Board of Directors of Universal has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions, the restrictions on "business combinations" set forth in any "moratorium," "control share," "fair price," "takeover" or "interested stockholder" law (any such laws, "Takeover Statutes") applicable to Universal or any of its Subsidiaries.

3.22          Reorganization. Neither Universal nor any Universal Subsidiary has taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

3.23          Opinion of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of Universal has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Boenning & Scattergood, Inc., to the effect that, as of the date thereof and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Universal Common Stock.  Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24          Universal Information. The information relating to Universal and its Subsidiaries which is provided by Universal or its representatives for inclusion in the Form S-4, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

3.25          Loan Portfolio.
(a)          As of the date hereof, except as set forth in Section 3.25(a) of the Universal Disclosure Schedule, neither Universal nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans") in which Universal or any Subsidiary of Universal is a creditor which, as of June 30, 2017, was over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of Universal or any of its Subsidiaries, or to the knowledge of Universal, any affiliate of any of the foregoing.  Set forth in Section 3.25(a) of the Universal Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Universal and its Subsidiaries that, as of June 30, 2017, were classified by Universal as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), (B) each asset of Universal or any of its Subsidiaries that, as of June 30, 2017, was classified as "Other Real Estate Owned" and the book value thereof, and (C) each Loan classified by BloomBank as a Troubled Debt Restructuring as defined by GAAP.

(b)          To Universal's knowledge, each Loan of Universal and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Universal and its Subsidiaries as a secured Loan, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception; provided, however, that Universal and its Subsidiaries make no representation with respect to the collectability of any such Loan.

(c)          Each outstanding Loan originated, administered and/or serviced by Universal or any of its Subsidiaries was originated, administered and/or serviced by Universal or a Universal Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Universal and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)          With respect to Loans serviced by Universal or any of its Subsidiaries on behalf of others: (i) such Loans have been serviced and administered in accordance with all applicable guidelines, relevant laws and investor requirements and (ii) except as set forth in Section 3.25(d) of the Universal Disclosure Schedule, there have been no repurchases of any such Loans or losses incurred with respect to any such Loans during the past two years.

(e)          None of the agreements pursuant to which Universal or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(f)          There are no outstanding Loans made by Universal or any of its Subsidiaries to any "executive officer" or other "insider" (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Universal or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(g)          Neither Universal nor any of its Subsidiaries is now nor has it been since January 1, 2014, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

3.26          Insurance.  Except as would not be expected to have a Material Adverse Effect on Universal, (a) Universal and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Universal reasonably has determined to be prudent and consistent with industry practice, and Universal and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Universal and its Subsidiaries, Universal or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.27          Fiduciary Business.  Each of Universal and each Universal Subsidiary has properly administered all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance in all material respects with the terms of the applicable governing documents and applicable laws and regulations.

3.28          Books and Records.  The corporate and stock (ownership) record books of Universal and its Subsidiaries are complete and accurate and reflect all meetings, consents, other actions of the board of directors and shareholders (owners) of Universal and its Subsidiaries, and all transactions relating to the capital stock and ownership interests (including profit interests) in such entities.

3.29          Indemnification.  To the knowledge of Universal, no action or failure to take action by any present or former director, advisory director, officer, employee or agent of Universal or any of its Subsidiaries has occurred which would give rise to a claim by any such individual for indemnification from Universal or any of its Subsidiaries.

ARTICLE IV

 REPRESENTATIONS AND WARRANTIES OF MUTUALFIRST

Except (i) as disclosed in the disclosure schedule delivered by MutualFirst to Universal concurrently herewith (the "MutualFirst Disclosure Schedule"); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the MutualFirst Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by MutualFirst that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on MutualFirst, and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any MutualFirst Reports (as defined in Section 4.11) filed with the SEC by MutualFirst prior to the date hereof (but disregarding risk factor disclosures contained under the heading "Risk Factors," or disclosures of risks set forth in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), MutualFirst hereby represents and warrants to Universal as follows:

4.1          Corporate Organization.
(a)          MutualFirst is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is a bank holding company duly registered under the BHC Act.  MutualFirst has the corporate power and authority to own or lease all of its properties and assets as presently owned, operated or leased and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on MutualFirst.  True and complete copies of the articles of incorporation of MutualFirst (the "MutualFirst Articles") and the bylaws of MutualFirst (the "MutualFirst Bylaws"), as in effect as of the date of this Agreement, have previously been made available by MutualFirst to Universal.

(b)          Each Subsidiary of MutualFirst (a "MutualFirst Subsidiary") (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on MutualFirst, and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of MutualFirst to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of MutualBank are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 4.1(b) of the MutualFirst Disclosure Schedule sets forth a true and complete list of all Subsidiaries of MutualFirst as of the date hereof.  MutualBank is not in material violation of any of its organizational documents.

4.2          Capitalization.
(a)          The authorized capital stock of MutualFirst consists of 20,000,000 shares of MutualFirst Common Stock, $.01 par value, and 5,000,000 shares of preferred stock, $.01 par value per share, of which no shares of preferred stock are issued or outstanding.  As of June 30, 2017, there were (i) 7,344,233 shares of MutualFirst Common Stock issued and outstanding, (ii) 284,561 shares of MutualFirst Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of MutualFirst Common Stock granted under the MutualFirst Stock Plans ("MutualFirst Stock Options"), (iii) 58,003 shares of MutualFirst Common Stock reserved for issuance pursuant to future grants under the MutualFirst Stock Plans, and (iv) no other shares of capital stock or other voting securities of MutualFirst issued, reserved for issuance or outstanding.  As used herein, the "MutualFirst

Stock Plans" means all employee and director equity incentive plans of MutualFirst in effect as of the date of this Agreement.  All of the issued and outstanding shares of MutualFirst Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.   As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of MutualFirst may vote.  Other than MutualFirst Stock Options issued prior to the date of this Agreement, as of the date hereof, there were no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating MutualFirst to issue, transfer, sell, purchase, redeem or otherwise acquire, any shares of MutualFirst Common Stock or any other of its securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the MutualFirst Common Stock.  Other than the MutualFirst Stock Options outstanding on the date of this Agreement, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of MutualFirst or any of its Subsidiaries) are outstanding on the date of this Agreement.

(b)          MutualFirst owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the MutualFirst Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, non-assessable (except, with respect to MutualBank, as provided under applicable law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No MutualFirst Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3          Authority; No Violation.
(a)          MutualFirst has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of MutualFirst and no other corporate action on the part of MutualFirst is necessary to approve this Agreement or to consummate the Merger.  This Agreement has been duly and validly executed and delivered by MutualFirst and (assuming due authorization, execution and delivery by Universal) constitutes a valid and binding obligation of MutualFirst, enforceable against MutualFirst in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exception).  The MutualFirst Common Stock to be issued in the Merger has been validly authorized and when issued, will be validly issued, fully paid and non-assessable, and no current or past shareholder of MutualFirst will have any preemptive right or similar rights in respect thereof.

(b)          Neither the execution and delivery of this Agreement by MutualFirst or the Bank Plan of Merger by MutualBank, nor the consummation of the Merger by MutualFirst or the Bank Merger by MutualBank, nor compliance by MutualFirst or MutualBank with any of the terms of this Agreement or the Bank Plan of Merger, will (i) violate any provision of the MutualFirst Articles or MutualFirst Bylaws or the organization or governing documents of any MutualFirst Subsidiary, or (ii) assuming that the filings, notices, consents and approvals referred to in Section 4.4 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to MutualFirst, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of MutualFirst or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which MutualFirst or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.
4.4          Consents and Approvals.  Except for the filings, notices, consents and approvals referred to in Section 3.4 hereof, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by MutualFirst of this Agreement or (ii) the consummation by MutualFirst of the Merger and the consummation by MutualBank of the Bank Merger.  As of the date hereof, MutualFirst is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.
4.5          Reports.  To the knowledge of MutualFirst, it and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2014 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of MutualFirst and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of MutualFirst, investigation into the business or operations of MutualFirst or any of its Subsidiaries since January 1, 2014.  Except as set forth in Section 4.5 of the MutualFirst Disclosure Schedule, there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of MutualFirst or any of its Subsidiaries.
4.6          Financial Statements and Internal Controls.
(a)         The financial statements of MutualFirst and its Subsidiaries included (or incorporated by reference) in the MutualFirst Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of MutualFirst and its Subsidiaries, (ii) fairly present in accordance with GAAP the consolidated results of operations, cash flows, changes in shareholders' equity and consolidated financial position of MutualFirst and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount and the absence of notes), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of MutualFirst and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements, reflect only actual transactions and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein.  BKD LLP has not resigned (or informed MutualFirst that it intends to resign) or been dismissed as independent public accountants of MutualFirst as a result of or in connection with any disagreements with MutualFirst on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          As of the date of this Agreement, neither MutualFirst nor any of its Subsidiaries has any liability, obligation or loss contingency of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that is required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, except for those liabilities, obligations or loss contingencies that are reflected or reserved against on the consolidated balance sheet of MutualFirst included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017 (including any notes thereto) and for liabilities, obligations or loss contingencies incurred in the ordinary course of business consistent with past practice since June 30, 2017, or in connection with this Agreement and the transactions contemplated hereby.

(c)          The records, systems, controls, data and information of MutualFirst and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of MutualFirst or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on MutualFirst.  MutualFirst (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to MutualFirst, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of MutualFirst by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to MutualFirst's outside auditors and the audit committee of MutualFirst's Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect MutualFirst's ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in MutualFirst's internal controls over financial reporting.  These disclosures were made in writing by management to MutualFirst's auditors and audit committee and a copy has previously been made available to Universal.  There is no reason to believe that MutualFirst's outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)          Since January 1, 2014, (i) neither MutualFirst nor any of its Subsidiaries, nor, to the knowledge of MutualFirst, any director, officer, employee, auditor, accountant or representative of MutualFirst or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of MutualFirst or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that MutualFirst or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing MutualFirst or any of its Subsidiaries, or other person, whether or not employed by MutualFirst or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty, material violation of banking or other laws, or similar material violation by MutualFirst, or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of MutualFirst or any of its Subsidiaries or any committee thereof.

4.7          Broker's Fees. With the exception of the engagement of Keefe, Bruyette & Woods, neither MutualFirst nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions, finder's fees, or advisory or fairness opinion fees in connection with the Merger or the Bank Merger.  MutualFirst has disclosed to Universal as of the date hereof the aggregate fees provided for in connection with the engagement by MutualFirst of Keefe, Bruyette & Woods related to the Merger and the Bank Merger

4.8          Absence of Certain Changes or Events.
(a)          Since December 31, 2016, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MutualFirst.

(b)          Since December 31, 2016 to the date of this Agreement, other than entering into this Agreement or in connection with this Agreement or the transactions contemplated hereby, MutualFirst and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9          Legal Proceedings.
(a)          Neither MutualFirst nor any of its Subsidiaries is a party to any, and there are no pending or, to MutualFirst's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against MutualFirst or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such that is reasonably likely to have a Material Adverse Effect on MutualFirst, or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)          There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon MutualFirst, any of its Subsidiaries or the assets of MutualFirst or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Company or any of its Subsidiaries or affiliates).

4.10          Taxes and Tax Returns.  Each of MutualFirst and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  As of the date hereof, neither MutualFirst nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return.  All Taxes of MutualFirst and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of MutualFirst and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither MutualFirst nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.  The federal income Tax Returns of MutualFirst and its Subsidiaries for all years to and including 2013 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  Neither MutualFirst nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of MutualFirst or its Subsidiaries or the assets of MutualFirst or its Subsidiaries.  MutualFirst has made available to Universal true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last three (3) years.  Neither MutualFirst nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among MutualFirst and its Subsidiaries).  Neither MutualFirst nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the Merger is also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the

Code.  Neither MutualFirst nor any of its Subsidiaries has participated in a "reportable or listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b).  At no time during the applicable period specified in Code §897(c)(1)(A)(ii) has MutualFirst been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.11          Employees.
(a)          As used in this Agreement, the term "MutualFirst Benefit Plans" means all equity, incentive, deferred compensation, medical or life insurance, retirement, or other benefit plans, programs or arrangements with respect to which MutualFirst, any MutualFirst Subsidiary, or any trade or business of MutualFirst or any of its Subsidiaries, whether or not incorporated, all of which together with MutualFirst would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a "MutualFirst ERISA Affiliate"), that are currently available to employees joining MutualFirst or any of its Subsidiaries or any MutualFirst ERISA Affiliate.

(b)         Each MutualFirst Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.

(c)         No MutualFirst Benefit Plan is subject to Title IV or Section 302 of ERISA.

(d)          All contributions required to be made to any MutualFirst Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any MutualFirst Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of MutualFirst.

(e)          There are no pending or, to the knowledge of MutualFirst, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to MutualFirst's knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against any MutualFirst Benefit Plan, any fiduciaries thereof with respect to their duties to a MutualFirst Benefit Plan or the assets of any trust under any MutualFirst Benefit Plan which could reasonably be expected to result in any material liability of MutualFirst or any of its Subsidiaries to any Governmental Entity, any Multiemployer Plan, a Multiple Employer Plan, any participant in a MutualFirst Benefit Plan, or any other party.

 (f)          There are no pending or, to MutualFirst's knowledge, threatened material labor grievances or material unfair labor practice claims or charges against MutualFirst or any of its Subsidiaries, or any strikes or other labor disputes against MutualFirst or any of its Subsidiaries.  Neither MutualFirst nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of MutualFirst or any of its Subsidiaries and, to the knowledge of MutualFirst, there are no organizing efforts by any union or other group seeking to represent any employees of MutualFirst or any of its Subsidiaries.

4.12          SEC Reports.  MutualFirst has previously made available to Universal an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2016 and prior to the date hereof by MutualFirst pursuant to the Securities Act or the Exchange Act (the "MutualFirst Reports") and (b) communication mailed by MutualFirst to its shareholders since January 1, 2016 and prior to the date hereof, and no such MutualFirst Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  All MutualFirst Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  No executive officer of MutualFirst has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the MutualFirst Reports.

4.13          Compliance with Applicable Law.  MutualFirst and each of its Subsidiaries hold, and have at all times since January 1, 2014, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and to the knowledge of MutualFirst, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  MutualFirst and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to MutualFirst or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  MutualBank has a Community Reinvestment Act rating of "satisfactory" or better.  Without limitation, none of MutualFirst, or its Subsidiaries, or to the knowledge of MutualFirst, any director, officer, employee, agent or other person acting on behalf of MutualFirst or any of its Subsidiaries has, directly or indirectly, (i) used any funds of MutualFirst or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of MutualFirst or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of MutualFirst or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of MutualFirst or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for MutualFirst or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for MutualFirst or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the Treasury.

4.14          Agreements with Regulatory Agencies.  Except as set forth in Section 4.13 of the MutualFirst Disclosure Schedule, neither MutualFirst nor any of its Subsidiaries is subject to any cease-

and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the MutualFirst Disclosure Schedule, a "MutualFirst Regulatory Agreement"), nor has MutualFirst or any of its Subsidiaries been advised since January 1, 2014, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such MutualFirst Regulatory Agreement.

4.15          Risk Management Instruments.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of MutualFirst, any of its Subsidiaries or for the account of a customer of MutualFirst or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and as of the  date hereof (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of MutualFirst or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exception), and are in full force and effect.  MutualFirst and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to MutualFirst's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.16          Environmental Matters.  Except as would not reasonably be expected to have a Material Adverse Effect on MutualFirst, MutualFirst and its Subsidiaries are in compliance, and have complied, with all Environmental Laws.  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of MutualFirst, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on MutualFirst or any of its Subsidiaries of any material liability or obligation arising under any Environmental Law, pending or threatened against MutualFirst or any of its Subsidiaries.  To the knowledge of MutualFirst, there is no reasonable basis for any such proceeding, claim, action or governmental investigation.  Neither MutualFirst nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing.
4.17          Investment Securities and Commodities.
(a)         Each of MutualFirst and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of MutualFirst or its Subsidiaries.  Such securities and commodities are valued on the books of MutualFirst in accordance with GAAP.

(b)          MutualFirst and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that MutualFirst believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, MutualFirst has made available to Universal the material terms of such policies, practices and procedures.

4.18          Title.  MutualFirst or a MutualFirst Subsidiary (a) has good and marketable title to all the real property reflected in the most recent audited balance sheet included in the MutualFirst Reports as being owned by MutualFirst or a MutualFirst Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the "MutualFirst Owned Properties"), free and clear of all Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the most recent audited financial statements included in such MutualFirst Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the "MutualFirst Leased Properties" and, collectively with the MutualFirst Owned Properties, the "MutualFirst Real Property"), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to MutualFirst's knowledge, the lessor.  There are no pending or, to the knowledge of MutualFirst, threatened condemnation proceedings against any MutualFirst Real Property. MutualFirst or a MutualFirst Subsidiary has good and marketable title to the other assets reflected in the most recent audited balance sheet included in the MutualFirst Reports as being owned by MutualFirst or a MutualFirst Subsidiary or acquired after the date hereof (except assets sold or disposed of  since the date thereof), free and clear of any Liens other than (x) Permitted Encumbrances, (y) Monetary Liens reflected on such balance sheet or the notes thereto and (z) Monetary Liens, if any, with respect to assets acquired after the date of such balance sheet.

4.19           Intellectual Property.

(a)          MutualFirst and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have a Material Adverse Effect on MutualFirst: (i) (A)  the use of any Intellectual Property by MutualFirst and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person or entity and is in accordance with any applicable license pursuant to which MutualFirst or any MutualFirst Subsidiary acquired the right to use any Intellectual Property and (B) no person or entity has asserted in writing to MutualFirst that MutualFirst or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person or entity, (ii)  no person or entity is challenging, infringing on or otherwise violating any right of MutualFirst or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to MutualFirst or its Subsidiaries, and (iii) neither MutualFirst nor any MutualFirst Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by MutualFirst or any MutualFirst Subsidiary, and MutualFirst and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by MutualFirst and its Subsidiaries.

(b)          To the knowledge of MutualFirst, the IT Assets operate and perform as required by MutualFirst and its Subsidiaries in connection with their respective businesses, and have not malfunctioned or failed within the past three (3) years.  To the knowledge of MutualFirst, the IT Assets do not contain any "time bombs", "Trojan horses", "back doors", "trap doors", "worms", viruses, bugs, faults or other devices or effects that (i) enable or assist any person to access without authorization the IT Assets or (ii) otherwise adversely affect the functionality of the IT Assets.  To the knowledge of MutualFirst, no person has gained unauthorized access to the IT Assets.  To the knowledge of MutualFirst, MutualFirst and its Subsidiaries maintain and utilize the IT Assets in accordance with all applicable licenses, agreements and other contracts.  MutualFirst and its Subsidiaries have implemented and maintain reasonable backup, security and disaster recovery technology.  MutualFirst and its Subsidiaries take reasonable measures, which are to the knowledge of MutualFirst, adequate to comply with all applicable law and their respective contractual and privacy commitments, to protect the confidentiality of customer financial and other data.

4.20          Reorganization.  Neither MutualFirst nor any MutualFirst Subsidiary has taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

4.21          MutualFirst Information.  The information relating to MutualFirst and its Subsidiaries to be contained in the Form S-4, and the information relating to MutualFirst and its Subsidiaries that is provided by MutualFirst or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, and will comply in all materials respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder  The Form S-4 (except for such portions thereof that relate only to Universal or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.22          Loan Portfolio.
(a)         As of the date hereof, except as set forth in Section 4.21(a) of the MutualFirst Disclosure Schedule, neither MutualFirst nor any of its Subsidiaries is a party to any Loan in which MutualFirst or any Subsidiary of MutualFirst is a creditor which, as of June 30, 2017, was over ninety (90) days or more delinquent in payment of principal or interest.  Set forth in Section 4.21(a) of the MutualFirst Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of MutualFirst and its Subsidiaries that, as of June 30, 2017, were classified by MutualFirst as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," or words of similar import, together with the principal amount of each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), (B) each asset of MutualFirst or any of its Subsidiaries that, as of June 30, 2017, was classified as "Other Real Estate Owned" and the book value thereof, and (C) each Loan classified by MutualBank as a Troubled Debt Restructuring as defined by GAAP.

(b)          To MutualFirst's knowledge, each Loan of MutualFirst and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of MutualFirst and its Subsidiaries as a secured Loan, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception.

(c)          Each outstanding Loan originated, administered and/or serviced by MutualFirst or any of its Subsidiaries was originated, administered and/or serviced, by MutualFirst or a MutualFirst Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of MutualFirst and its Subsidiaries and with all applicable federal, state and local laws, regulations and rules.

(d)          None of the agreements pursuant to which MutualFirst or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)          There are no outstanding Loans made by MutualFirst or any of its Subsidiaries to any "executive officer" or other "insider" (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of MutualFirst or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)          Neither MutualFirst nor any of its Subsidiaries is now nor has it been since January 1, 2014 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

4.23          Insurance.  Except as would not reasonably be expected to have a Material Adverse Effect on MutualFirst, (a) MutualFirst and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of MutualFirst reasonably has determined to be prudent and consistent with industry practice, and MutualFirst and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of MutualFirst and its Subsidiaries, MutualFirst or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

4.24          Fiduciary Business.  MutualFirst and each of its Subsidiaries has properly administered all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance in all material respects with the terms of the applicable governing documents and applicable laws and regulations.

4.25          Books and Records.  The corporate and stock (ownership) record books of MutualFirst and its Subsidiaries are complete and accurate and reflect all meetings, consents, other actions of the board of directors and shareholders (owners) of MutualFirst and its Subsidiaries, and all transactions relating to the capital stock and ownership interests (including profit interests) in such entities.

4.26          Indemnification.  To the knowledge of MutualFirst, no action or failure to take action by any present or former director, advisory director, officer, employee or agent of MutualFirst or any of its Subsidiaries has occurred which would give rise to a claim by any such individual for indemnification from MutualFirst or any of its Subsidiaries.

ARTICLE V

 COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1          Universal Conduct of Businesses Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of MutualFirst, during the period from the date of this Agreement to the Effective Time, Universal shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice, (b) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Universal or MutualFirst or any of their respective Subsidiaries to obtain any Requisite Regulatory Approvals (as defined in Section 7.1(e)) or to consummate the transactions contemplated hereby.

5.2          Universal Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, or as required by applicable law or a Governmental Entity, Universal shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of MutualFirst (which shall not be unreasonably withheld or delayed with respect to subsections (d), (g), (i), (l), (m), (n), (p) or (r)):
(a)          Capital Stock. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any warrants, options, other equity-based awards, convertible securities or other similar arrangements; or commitment to acquire any shares of the capital stock or other ownership interest.
(b)          Other Securities. Issue any other capital securities, including trust preferred or other similar securities, indebtedness with voting rights, or other securities, debentures or subordinated notes.
(c)          Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other ownership interests (other than dividends from wholly owned Subsidiaries to Universal or to another wholly owned Subsidiary of Universal; or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests, or rights with respect to the foregoing:
(d)          Compensation; Employment, Etc. (i) Enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director, officer, employee or service provider of Universal or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) at will agreements, (B) normal individual increases in salary to rank and file employees, (C) retention bonuses to employees as described and set forth in Section 5.2(d) of the Universal Disclosure Schedule, and (D) severance in accordance with past practices; (ii) hire any new officers; (iii) promote any employee to a rank of vice president or a more senior position; or (iv) pay aggregate expenses of more than twenty thousand dollars ($20,000) in the aggregate for employees and directors to attend conventions, training programs, or similar meetings after the date hereof.
(e)          Benefit Plans. Except as required by law, enter into, establish, adopt, modify, amend, renew, or terminate any Universal Benefit Plan, or take any action to accelerate the vesting of benefits payable thereunder.
(f)          Dispositions. Sell, transfer, mortgage, lease or encumber any of its assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value; or sell or transfer any portion of its deposit liabilities.
(g)          Leases or Licenses. Enter into, modify, amend or renew any data processing contract, service provider agreement, or any lease, license or maintenance agreement relating to real or personal property, Intellectual Property or IT Assets other than the annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice; or permit to lapse its rights in any material Intellectual Property or IT Assets.
(h)          Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any person or entity.

(i)          Loans, Loan Participations and Servicing Rights. Sell or acquire any Loans (excluding originations) or Loan participations, except in the ordinary course of business consistent with past practice including the sale of the guaranteed portion of SBA 7A loans (but in the case of a sale, after giving MutualFirst or MutualBank a first right of refusal to acquire such Loan or participation); or sell or acquire any servicing rights.
(j)          Governing Documents. Amend its organizational documents (or similar governing documents).
(k)          Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Entity.
(l)          Contracts. Enter into or terminate any Universal Contract or amend or modify in any material respect or renew any existing Universal Contract.
(m)          Claims. Except in the ordinary course of business consistent with past practice and involving an amount not in excess of twenty-five thousand dollars ($25,000) (exclusive of any amounts paid directly or reimbursed to Universal or any of its Subsidiaries under any insurance policy maintained by Universal or any of its Subsidiaries), settle any claim, action or proceeding against it. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could reasonably be determined to be material to Universal and its Subsidiaries, taken as a whole.
(n)          Foreclose. Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon; provided, however, that neither Universal nor any of its Subsidiaries shall be required to obtain such a report with respect to one- to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property contains Hazardous Substances or might be in violation of or require remediation under Environmental Laws.
(o)          Deposit Taking and Other Bank Activities. In the case of BloomBank (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.
(p)          Investments. Enter into any securities transactions for its own account or purchase or otherwise acquire any investment security for its own account except purchases and sales of securities consistent with past practices to maintain investment portfolios of Universal and the Universal Subsidiaries that have risk and asset mix characteristics similar to those as of the date hereof; enter into or acquire any derivatives contract or structured note; or enter into any new, or modify, amend or extend the terms of any existing contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk.
(q)          Capital Expenditures. Purchase or lease any fixed assets where the amount paid or committed thereof is in excess of twenty-five thousand dollars ($25,000) individually or fifty thousand dollars ($50,000) in the aggregate, except for emergency repairs or replacements.

(r)          Lending. (i) Make any material changes in its policies concerning Loan underwriting or which classes of persons may approve Loans or approve exceptions to Loan policies in effect during calendar year 2016; or (ii) make, renew, modify or extend any Loans or extensions of credit except in the ordinary course of business consistent with past practice and BloomBank's existing lending policies as of the date of this Agreement, provided that (a) any unsecured Loan or extension of credit in excess of two hundred thousand dollars ($200,000), (b) any secured Loan or extension of credit in excess of five hundred thousand dollars ($500,000) and (c) any Loan or extension of credit that would result in BloomBank's aggregate direct or indirect exposure to the borrowing relationship  exceeding one million dollars ($1,000,000) shall require the prior consent of the Chief Credit Officer of MutualBank or his or her designee, which approval or rejection shall be given in writing within two (2) business days after the Loan package is delivered to such individual.
(s)          Joint Ventures and Real Estate Development Operations. Engage in any new joint venture, partnership or similar activity; make any new or additional investment in any existing joint venture or partnership; or engage in any new real estate development or construction activity.
(t)          Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) the Merger or the Bank Merger failing to qualify as a "reorganization" under Section 368(a) of the Code; (ii) any of Universal's representations and warranties set forth in this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained therein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.
(u)          Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.
(v)          Indebtedness and Guaranties. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year; or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other person or entity, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 5.2(r).
(w)          Liens. Subject any of its assets or properties to any Lien (other than in connection with securing advances, repurchase agreements and other borrowings from the FHLB and transactions in "federal funds").
(x)          Charitable Contributions. Make any charitable or similar contributions, except in amounts not to exceed five thousand dollars ($5,000) individually, and twenty thousand dollars ($20,000) in the aggregate.
(y)          New Lines of Business. Develop, market or implement any new line of business.
(z)          Tax Matters. Make, change or revoke any tax election, file any amended Tax Return, enter into any Tax closing agreement, or settle or agree to compromise any liability with respect to disputed Taxes.
(aa)          Performance of Obligations. Take any action that is likely to materially impair Universal's ability to perform any of its obligations under this Agreement or BloomBank to perform any of its obligations under the Bank Plan of Merger.

(bb)          Commitments. Agree or commit to do any of the foregoing.
5.3          MutualFirst Conduct of Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of Universal, during the period from the date of this Agreement to the Effective Time, MutualFirst shall, and shall cause each of its Subsidiaries to, (a) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Universal or MutualFirst or any of their respective Subsidiaries to obtain any Requisite Regulatory Approvals or to consummate the transactions contemplated hereby.
5.4          MutualFirst Forbearances. Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Entity, or with the prior written consent of Universal during the period from the date of this Agreement to the Effective Time, MutualFirst shall not, and shall not permit any of its Subsidiaries to:
(a)          Governing Documents.  Amend the MutualFirst Articles or MutualFirst Bylaws in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Universal Common Stock (upon their receipt of MutualFirst Common Stock in the Merger).
(b)          Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) the Merger or the Bank Merger failing to qualify as a "reorganization" under Section 368(a) of the Code; (ii) any of MutualFirst's representations and warranties set forth in this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained herein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.
(c)          Performance Obligations. Take any action that is likely to materially impair MutualFirst's ability to perform any of its obligations under this Agreement or MutualBank to perform any of its obligations under the Bank Plan of Merger.
(d)          Commitments. Agree or commit to do any of the foregoing.
ARTICLE VI

 ADDITIONAL AGREEMENTS
6.1          Regulatory Matters.
(a)          As promptly as practicable following the date of this Agreement, MutualFirst shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement, which will be prepared jointly by Universal and MutualFirst, will be included. Each of MutualFirst and Universal shall use its commercially reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Form S-4 or any related matters. Each of Universal and MutualFirst shall use its commercially reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. Upon the Form S-4 being declared effective, Universal shall thereafter mail or deliver the

Proxy Statement to its shareholders. MutualFirst shall also use its commercially reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and Universal shall furnish all information concerning Universal and the holders of Universal Common Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to Universal or MutualFirst, or any of their respective affiliates, directors or officers, should be discovered by Universal or MutualFirst that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to Universal's shareholders.
(b)          In addition to their obligations pursuant to Section 6.1(a), Universal and MutualFirst shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or "Blue Sky" laws and regulations promulgated thereunder and provide each other with copies of any such filings. MutualFirst and Universal shall advise the other party, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of MutualFirst Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement or the Form S-4, comments thereon from the SEC's staff and each party's responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement or the Form S-4 shall be filed without the approval of each of Universal and MutualFirst, which approval shall not be unreasonably withheld, delayed or conditioned.
(c)          Subject to the terms and conditions set forth in this Agreement, MutualFirst and Universal shall, and shall cause their respective Subsidiaries to, use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of Universal (in the case of MutualFirst) or MutualFirst (in the case of Universal) to the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all necessary actions or no-actions, expirations or terminations of waiting periods under antitrust laws, waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities and the taking of all commercially reasonable steps as may be necessary to obtain expirations or terminations of waiting periods under antitrust laws, an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger, the Bank Merger and to fully carry out the purposes of this Agreement. The Parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, Regulatory Agencies or other Governmental Entities. In furtherance (but not in limitation) of the foregoing, MutualFirst shall, and shall cause MutualBank to, use commercially reasonable best efforts to file any required applications, notices or other filings with the Federal Reserve Board, the DFI, and FDIC within forty-five (45) days after the date hereof. Universal and MutualFirst shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Universal or MutualFirst, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party, Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.
(d)          Each of MutualFirst and Universal shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of MutualFirst, Universal or any of their respective Subsidiaries to any Regulatory Agency or other Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
(e)          Each of MutualFirst and Universal shall promptly advise the other upon receiving any communication from any Regulatory Agency or other Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed, or that any such approval may contain an Unduly Burdensome Condition (as defined in Section 7.1(e)).
6.2          Access to Information; Current Information.
(a)          Upon reasonable notice and subject to applicable laws, each of MutualFirst and Universal, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, IT Assets, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of MutualFirst and Universal shall, and shall cause its respective Subsidiaries to, make available to the other party, all other information concerning its business, properties and personnel as such party may reasonably request.  Universal shall also provide the officers of MutualFirst and/or MutualBank with access to the lending personnel of BloomBank relating to post Merger duties, responsibilities and potential contractual arrangements to be effective on or after the Effective Time.  Neither MutualFirst nor Universal nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of MutualFirst's or Universal's, as the case may be, customers, jeopardize the attorney-client privilege of the party in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The Parties will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)          Universal shall permit, and shall cause its Subsidiaries to permit, MutualFirst and/or an environmental consulting firm selected by MutualFirst, at the sole expense of MutualFirst, to conduct such phase I and/or phase II environmental audits, studies and tests on real property currently or formerly owned, leased or operated by Universal or any of its Subsidiaries. In the event any subsurface or phase II site assessments are conducted (which assessments shall be at MutualFirst's sole expense), MutualFirst shall indemnify Universal and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition.
(c)          Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, Universal shall, upon the request of MutualFirst, cause one or more of its designated officers to confer on a monthly basis (or more frequently if the Parties reasonably agree that it is necessary) with officers of MutualFirst regarding the financial condition, operations and business of Universal and its Subsidiaries and matters relating to the completion of the transactions contemplated by this Agreement. BloomBank shall also provide the Chief Credit Officer of MutualBank or his or her designee with all materials provided to members of BloomBank's loan (or similar) committee promptly following the meeting of such committee. As soon as reasonably available, but in no event more than five (5) business days after filing, Universal will deliver to MutualFirst all reports filed by it or any of its Subsidiaries with any Regulatory Agency or other Governmental Entity subsequent to the date hereof including all BloomBank Call Reports and regulatory information filed with the Federal Reserve Board, the FDIC and the DFI. Universal will also deliver to MutualFirst as soon as practicable all quarterly and annual financial statements of Universal and its Subsidiaries prepared with respect to periods ending on or after June 30, 2017. As soon as practicable after the end of each month, Universal will deliver to MutualFirst in electronic form (i) the monthly deposit and loan trial balances of BloomBank, (ii) the monthly analysis of BloomBank's investment portfolio, (iii) monthly balance sheet and income statement of Universal and its Subsidiaries, and (iv) to the extent available, an update of all of the information set forth in Section 3.25(a) of the Universal Disclosure Schedule for the then current period.
(d)          During the period from the date hereof to the Effective Time, Universal shall provide MutualFirst with board or committee packages and minutes of meetings of the boards of directors or committees thereof of Universal and BloomBank promptly following any board or committee meeting; provided however, that the board and committee packages and minutes provided to MutualFirst may exclude (i) any materials relating to the transactions contemplated by this Agreement or an Acquisition Proposal (as defined in Section 6.8(e)), (ii) any materials if the disclosure of such materials to MutualFirst would or could reasonably be expected to result in a violation of applicable law, regulation or orders, decrees or determinations of a Governmental Entity, or (iii) any materials that are otherwise reasonably deemed by the Universal Board of Directors to be confidential.
(e)          All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties as of May 26, 2017 (the "Confidentiality Agreement").
(f)          No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.
6.3          Shareholder Meeting. Universal shall, and shall cause its Board of Directors to, (i) take all action in accordance with the securities laws, the laws of the State of Indiana, the Universal Articles and the Universal Bylaws necessary to (A) call and give notice of a special meeting of its shareholders (the "Universal Shareholder Meeting") for the purpose of seeking the Universal Shareholder Approval within ten (10) business days following the date the Form S-4 is declared effective under the Securities Act and (B) schedule the Universal Shareholder Meeting to take place on a date that is within forty (40) days after the notice date; (ii) subject to Section 6.8, use its commercially reasonable best efforts to (x)

cause the Universal Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the Universal Shareholder Approval; and (iii) subject to Section 6.8, include in the Proxy Statement the recommendation that the Universal shareholders approve this Agreement and the Merger (the "Universal Board Recommendation"). Notwithstanding anything to the contrary contained in this Agreement, Universal shall not be required to hold the Universal Shareholder Meeting if this Agreement is terminated pursuant to Section 8.1 prior to the scheduled time of the Universal Shareholder Meeting.
6.4          Reservation of Common Stock; Nasdaq Listing.
(a)          MutualFirst agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of MutualFirst Common Stock to fulfill its obligations under this Agreement.
(b)          MutualFirst shall use its commercially reasonable best efforts to cause the shares of MutualFirst Common Stock to be issued to the holders of Universal Common Stock in the Merger to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.
6.5          Employee Matters.
(a)          Following the Effective Time, MutualFirst shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees of Universal and its Subsidiaries on the Closing Date ("Covered Employees") that provide employee benefits and compensation programs which are substantially comparable to the employee benefits and compensation programs that are made available to similarly situated employees of MutualFirst or its Subsidiaries (other than Universal and its Subsidiaries), as applicable; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of MutualFirst or its Subsidiaries; and (ii) until such time as MutualFirst shall cause Covered Employees to participate in the benefit plans and compensation opportunities that are made available to similarly situated employees of MutualFirst or its Subsidiaries (other than Universal and its Subsidiaries), a Covered Employee's continued participation in employee benefit plans and compensation programs of Universal and its Subsidiaries that are continued by MutualFirst or a MutualFirst Subsidiary shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the MutualFirst Benefit Plans may commence at different times with respect to each MutualFirst Benefit Plan).
(b)          To the extent that a Covered Employee becomes eligible to participate in a MutualFirst Benefit Plan, MutualFirst shall cause such MutualFirst Benefit Plan to (i) recognize years of prior service from the date of most recent hire of such Covered Employee with Universal, its Subsidiaries or their predecessors for purposes of eligibility, participation, and vesting but not for the purposes of benefit accruals, but only to the extent that such service was recognized immediately prior to the Effective Time under a comparable Universal Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service; (ii) with respect to any MutualFirst Benefit Plan that is a health, dental, vision plan or other similar plan in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, MutualFirst or its applicable Subsidiary shall use its commercially reasonable best efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such MutualFirst or Subsidiary plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the Universal Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (B) recognize any health, dental, vision or other similar expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan; and (iii) for purposes of vacation or paid time off ("PTO") benefits, service accrued with Universal from the most recent hire date with Universal, its Subsidiaries or their predecessors shall be credited for determining a Covered Employee's eligibility and length of vacation or PTO under the MutualFirst vacation or PTO plan, and any vacation or PTO taken prior to the Closing Date (or such later date when PTO plans or programs are integrated) shall be subtracted under the MutualFirst plan from the Covered Employee's vacation or PTO entitlement for the calendar year in which the Closing Date occurs.
(c)          Prior to the Effective Time, Universal shall take, and shall cause its Subsidiaries to take, all actions reasonably requested by MutualFirst that may be necessary or appropriate to (i) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Universal Benefit Plan for such period as may be requested by MutualFirst, (ii) facilitate the merger of any Universal Benefit Plan into any employee benefit plan maintained by MutualFirst or a MutualFirst Subsidiary, and/or (iii) amend or terminate one or more Universal Benefit Plans (to the extent permitted by the terms thereof and Section 409A of the Code) immediately prior to the Effective Time. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.5(c) shall be subject to MutualFirst's prior review and approval, which shall not be unreasonably withheld.
(d)          MutualFirst agrees that, during the period commencing at the Effective Time and ending on the first anniversary thereof, any full time Covered Employee who is terminated without cause during such one-year period and who is not otherwise subject to an employment agreement, change in control agreement, or severance agreement will be provided with severance benefits as described in Section 6.5(d) of the MutualFirst Disclosure Schedule.

(e)          Each employee of Universal or its Subsidiaries who is a party to a stay bonus agreement or similar agreement and who is listed on Exhibit B has, as of the date of this Agreement, entered into a new Officer's Agreement with MutualFirst or a MutualFirst Subsidiary which shall become effective at the Effective Time.  All employment, change in control, severance agreements, stay bonus and similar agreements listed in Section 3.11(a) of the Universal Disclosure Schedule shall be terminated by Universal or a Universal Subsidiary, as applicable, and all benefits due thereunder shall be paid immediately prior to the Effective Time by Universal or a Universal Subsidiary, consistent with the requirements of Section 409A of the Code, and the benefits vested under the other Universal Benefit Plans, with respect to employees, officers, directors and consultants of Universal or any of its Subsidiaries or affiliates who are not retained immediately following the Effective Time shall be honored by the Surviving Company or a MutualFirst Subsidiary unless such Universal Benefit Plan is terminated prior to the Effective Time.

(f)          Nothing in this Agreement shall confer upon any employee, officer, director or consultant of MutualFirst or Universal or any of their Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Company, Universal, MutualFirst or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Company, Universal, MutualFirst or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of MutualFirst or Universal or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause, subject to appropriate payments being made pursuant to any existing contractual rights of the parties.  Nothing in this Agreement shall be deemed to alter or limit the ability of the Surviving Company or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Universal Benefit Plan, MutualFirst Benefit Plan, or any other benefit or employment plan, program, agreement or arrangement after the Effective Time.  Without limiting the generality of the final sentence of Section 9.9, nothing in this Section 6.5, express or implied, is intended to or shall confer upon any third party, including without limitation any current or former employee, officer, director or consultant of MutualFirst or Universal or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Section 6.5.

(g)          In the event that any disqualified individual of Universal or its Subsidiaries receives any payments, benefits or acceleration of vesting (the "Total Payments") in connection with the Merger that would constitute an "excess parachute payment" within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of the Code, then Universal will take all steps necessary to ensure that the Total Payments will be reduced such that the value of the Total Payments that each counterparty is entitled to receive shall be $1.00 less than the maximum amount which the counterparty may receive without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code.

6.6          Officers' and Directors' Insurance; Indemnification.
(a)          For three (3) years from and after the Effective Time, MutualFirst shall maintain officers' and directors' liability insurance covering the persons who are covered by Universal's current officers' and directors' liability insurance policy with respect to actions, omissions, events, matters or circumstances occurring prior to the Effective Time, on terms which are at least substantially equivalent to the terms of said current policy, provided that it shall not be required to expend during the coverage period more than an amount equal to 150% of the annual premium most recently paid by Universal (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto, and further provided that if MutualFirst is unable to maintain or obtain the insurance called for by this Section 6.6(a), MutualFirst shall use commercially reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount. The officers and directors of Universal or its Subsidiaries may be required to make application and provide customary representations and warranties to MutualFirst's insurance carrier for the purpose of obtaining such insurance.
(b)          For six (6) years from and after the Effective Time, MutualFirst shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director or officer of Universal or any of its Subsidiaries (each, an "Universal Indemnified Party") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of MutualFirst, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a "Claim"), in which a Universal Indemnified Party is, or is threatened to be made, a party or witness or arising out of the fact that such person is or was a director or officer of Universal or any of its Subsidiaries if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under the organizational documents of Universal and its Subsidiaries and to the fullest extent otherwise permitted by law.
(c)          In connection with the indemnification provided pursuant to Section 6.6(b), MutualFirst and/or a MutualFirst Subsidiary (i) will advance expenses, promptly after statements therefor are received, to each Universal Indemnified Person to the fullest extent permitted by law and Governmental Entities (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such Universal

Indemnified Person or multiple Universal Indemnified Persons, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel), all such counsel shall be reasonably satisfactory to MutualFirst and (ii) will cooperate in the defense of any such matter.
(d)          This Section 6.6 shall survive the Effective Time, is intended to benefit each Universal Indemnified Person (each of whom shall be entitled to enforce this Section against MutualFirst), and shall be binding on all successors and assigns of MutualFirst.
(e)          In the event MutualFirst or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more other persons or entities, then, and in each such case, proper provision shall be made so that the successors and assigns of MutualFirst assume the obligations set forth in this Section 6.6.
6.7          Exemption from Liability Under Section 16(b). Each of the Board of Directors of MutualFirst and Universal or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall adopt a resolution in advance of the Effective Time providing that the receipt by Universal Insiders of MutualFirst Common Stock pursuant to the Merger is intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act. As used herein, the term "Universal Insiders" means those officers and directors of Universal who will become subject to the reporting requirements of Section 16(a) of the Exchange Act as insiders of MutualFirst in conjunction with the Merger.
6.8          No Solicitation.
(a)          Universal agrees that, except as expressly permitted by Section 6.8(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will cause its Subsidiaries and the officers, directors, and employees of Universal and its Subsidiaries (the "Universal Individuals") not to, and will use its commercially reasonable best efforts to cause Universal's and its Subsidiaries' agents, advisors and controlled affiliates, accountants, legal counsel, and financial advisors (the "Universal Representatives") not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and/or its Subsidiaries business, properties or assets ("Universal Confidential Information") to, or have any discussions with, any person or entity relating to, any Acquisition Proposal. Universal will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons or entities other than MutualFirst with respect to any Acquisition Proposal and will use its commercially reasonable best efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal.
(b)          Notwithstanding anything to the contrary in Section 6.8(a), at any time from the date of this Agreement and prior to obtaining the Universal Shareholder Approval, in the event Universal receives an unsolicited Acquisition Proposal and the Board of Directors of Universal determines in good faith that such Acquisition Proposal may constitute a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal, Universal may, and may permit its Subsidiaries and the Universal Individuals and the Universal Representatives to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to Universal than the Confidentiality Agreement (an "Acceptable Confidentiality Agreement"), (ii) furnish or cause to be furnished Universal Confidential Information to the person or entity making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement,  and (iii) negotiate and participate in such negotiations or discussions with the person or entity making such Acquisition Proposal concerning such Acquisition Proposal, if the Board of Directors of Universal determines in good faith (following consultation with counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable law.
(c)          The Board of Directors of Universal shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to MutualFirst, the Universal Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to MutualFirst the Universal Board Recommendation (any such action, a "Change in Recommendation"). Notwithstanding the foregoing, the Board of Directors of Universal (including any committee thereof) may, at any time prior to obtaining the Universal Shareholder Approval, effect a Change in Recommendation in response to a bona fide written unsolicited Acquisition Proposal made after the date of this Agreement that the Board of Directors of Universal determines in good faith (after consultation with Universal's outside legal counsel) constitutes a Superior Proposal; provided, however, that the Board of Directors of Universal may not make a Change in Recommendation, or terminate this Agreement pursuant to Section 8.1(f), with respect to an Acquisition Proposal until it has given MutualFirst at least four (4) business days, following MutualFirst's initial receipt of written notice that the Board of Directors of Universal has determined that such Acquisition Proposal is a Superior Proposal and the reasons therefor, to respond to any such Acquisition Proposal and, taking into account any amendment or modification to this Agreement proposed by MutualFirst, the Board of Directors of Universal determines in good faith (after consultation with counsel) that such Acquisition Proposal continues to constitute a Superior Proposal.
(d)          Universal will promptly (and in any event within two (2) business days) advise MutualFirst in writing following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person or entity making such Acquisition Proposal), and will keep MutualFirst apprised of any related developments, discussions and negotiations (including the terms and conditions, whether written or oral, of the Acquisition Proposal) on a current basis.
(e)          As used in this Agreement, the following terms have the meanings set forth below:
"Acquisition Proposal" means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Universal or BloomBank or any proposal or offer to acquire in any manner more than 20% of the voting power in, or more than 20% of the fair market value of the business, assets or deposits of, Universal or BloomBank, other than the transactions contemplated by this Agreement.
"Superior Proposal" means a written Acquisition Proposal that the Board of Directors of Universal concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger, (i) after receiving the advice of its financial advisors (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of "Superior Proposal," the references to "more than 20%" in the definition of Acquisition Proposal shall be deemed to be references to "a majority".
6.9          Notification of Certain Matters. Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse

Effect with respect to it or (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein. Each of Universal and MutualFirst shall promptly inform the other in writing upon receiving notice of any claim, demand, cause of action or investigation by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.
6.10          Correction of Information. Each of Universal and MutualFirst shall promptly correct and supplement in writing any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, without taking into account any Material Adverse Effect qualification, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition under Article VII, or to otherwise limit or affect in any way the remedies available hereunder to any party receiving such notice.
6.11          Integration. From and after the date hereof, Universal shall, and shall cause BloomBank and its and BloomBank's directors, officers and employees to, make all commercially reasonable best efforts (without undue disruption to either business) to (i) cooperate in order to permit MutualBank to train BloomBank employees who are expected to continue employment with MutualBank, including excusing such employees from their duties for the purpose of training and orientation by MutualBank and (ii) cause BloomBank's data processing consultants and software providers to cooperate and assist BloomBank and MutualBank in connection with the planned electronic and systematic conversion of all applicable data of BloomBank to the MutualBank system to occur after the Effective Time, in each case without undue disruption to BloomBank's business, during normal business hours and at the expense of MutualFirst or MutualBank (not to include BloomBank's regular employee payroll).
6.12          Coordination; Integration. Subject to applicable law and regulation, during the period from the date hereof until the Effective Time, Universal shall cause the Chief Executive Officer and Chief Financial Officer of BloomBank to assist and confer with the officers of MutualBank, on a periodic basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of MutualBank, as the resulting bank in the Bank Merger.
6.13          Delivery of Agreements.  Universal shall cause the Voting Agreements to be executed by its directors and the Officer's Agreements to be executed by its officers and delivered to MutualFirst prior to or simultaneously with the execution of this Agreement.
6.14          Universal Contribution to HSA.  Immediately prior to the Effective Time, Universal or BloomBank shall contribute up to $2,000 per Covered Employee to such employee's Health Savings Account ("HSA").
ARTICLE VII

 CONDITIONS PRECEDENT
7.1          Conditions to Each Party's Obligations. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, waiver by each of Universal and MutualFirst, at or prior to the Closing Date of the following conditions:
(a)          Shareholder Approval. The Universal Shareholder Approval shall have been obtained.

(b)          Nasdaq Listing. The shares of MutualFirst Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance.
(c)          Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
(d)          No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger or the Bank Merger shall be in effect.
(e)          Regulatory Approvals. All regulatory authorizations, consents, orders or approvals from Regulatory Agencies and other Governmental Entities required to consummate the Merger and the Bank Merger shall have been obtained without the imposition of any non-standard condition or requirement, which individually or in the aggregate, is reasonably deemed unduly burdensome by the Board of Directors of MutualFirst including any condition that would increase the minimum regulatory capital requirements of MutualFirst or MutualBank (an "Unduly Burdensome Condition") and such authorizations, consents, orders and approvals shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the "Requisite Regulatory Approvals").
7.2          Conditions to Obligations of MutualFirst. The obligation of MutualFirst to effect the Merger is also subject to the satisfaction, or, to the extent permitted by law, waiver by MutualFirst, at or prior to the Closing Date, of the following conditions:
(a)          Representations and Warranties. The representations and warranties of Universal set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Closing Date as though made on the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that
(A)
the representations and warranties in Sections 3.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), Section 3.7 (Broker's Fees), Section 3.8(a) (Absence of Changes), and Section 3.24 (Universal Information) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date;

(B)
the representations and warranties in Section 3.3 (Authority; No Violation) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on the Closing Date; and

(C)
no other representation or warranty of Universal shall be deemed untrue or incorrect as of the Closing Date as a consequence of events or circumstances arising after the date hereof, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of Universal has had or would reasonably be expected to result in a Material Adverse Effect on Universal;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms "material," "materially," "in all material respects" or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and MutualFirst shall have received a certificate signed on behalf of Universal by the Chief Executive Officer or the Chief Financial Officer of Universal to the foregoing effect.
(b)          Performance of Obligations of Universal. Universal shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and MutualFirst shall have received a certificate signed on behalf of Universal by the Chief Executive Officer or the Chief Financial Officer of Universal to such effect.
(c)          Dissenting Shares.  Dissenting Shares shall be less than ten percent (10%) of the issued and outstanding shares of Universal Common Stock.
(d)          Third Party Consents.  Universal shall have obtained the written consent of the counterparties to the contracts set forth on Exhibit D, in form and substance reasonably satisfactory to MutualFirst, to enable MutualFirst or a MutualFirst Subsidiary to receive the full benefit under such contracts following the consummation of the transactions contemplated by this Agreement without the payment of any penalty or premium.
(e)          Opinion of Tax Counsel.  MutualFirst shall have received an opinion from Silver, Freedman, Taff & Tiernan LLP, special counsel to MutualFirst, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.  In rendering its opinion, Silver, Freedman, Taff & Tiernan LLP may require and rely upon representations contained in letters from each of MutualFirst and Universal.
(f)          Executed Officer's Agreements.  MutualFirst shall have received executed Officer's Agreements from each officer of Universal or BloomBank as set forth in Exhibit B.
7.3          Conditions to Obligations of Universal. The obligation of Universal to effect the Merger is also subject to the satisfaction, or to the extent permitted by law, waiver by Universal, at or prior to the Closing Date, of the following conditions:
(a)          Representations and Warranties. The representations and warranties of MutualFirst set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Closing Date as though made on the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that
(A)
the representations and warranties in Section 4.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), Section 4.7(a) (Absence of Changes) and Section 4.20 (MutualFirst Information) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except the representations in Section 4.2 that speak specifically as the date of this Agreement or another specified date shall be true or current as of such date;

(B)
the representations and warranties in Section 4.3 (Authority; No Violation) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date; and

(C)
no other representation or warranty of MutualFirst shall be deemed untrue or incorrect as of the Closing Date as a consequence of events or circumstances arising after the date hereof, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of MutualFirst has had or would reasonably be expected to result in a Material Adverse Effect on MutualFirst;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms "material," "materially," "in all material respects" or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and Universal shall have received a certificate signed on behalf of MutualFirst by the Chief Executive Officer or the Chief Financial Officer of MutualFirst to the foregoing effect.
(b)          Performance of Obligations of MutualFirst. MutualFirst shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Universal shall have received a certificate signed on behalf of MutualFirst by the Chief Executive Officer or the Chief Financial Officer of MutualFirst to such effect.
(c)          Opinion of Tax Counsel.  Universal shall have received an opinion from SmithAmundsen, special counsel to Universal, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.  In rendering its opinion, SmithAmundsen may require and rely upon representations contained in letters from each of MutualFirst and Universal.
ARTICLE VIII

 TERMINATION AND AMENDMENT
8.1          Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Universal Shareholder Approval, by action of the Board of Directors of a party, as follows:
(a)          by the written mutual consent of Universal and MutualFirst;
(b)          by either Universal or MutualFirst, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and non-appealable or any Governmental Entity of competent jurisdiction shall have issued a final and non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform any covenant or agreement in this Agreement required to be performed prior to the Effective Time;
(c)          by either Universal or MutualFirst, if the Merger shall not have been consummated on or before June 30, 2018, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;
(d)          by either Universal or MutualFirst (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Universal, in the case of a termination by MutualFirst, or MutualFirst, in the case of a termination by Universal, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within twenty (20) days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;
(e)          by MutualFirst if (i) the Board of Directors of Universal (or any committee thereof) shall have failed to make the Universal Board Recommendation or made a Change in Recommendation or (ii) Universal shall have materially breached any of the provisions set forth in Section 6.8 or (iii) Universal shall have refused to call or hold the Universal Shareholder Meeting (except as provided in the last sentence of Section 6.3);
(f)          by Universal prior to obtaining the Universal Shareholder Approval in order to enter into an agreement relating to a Superior Proposal in accordance with Section 6.8; provided, however, that Universal has (i) not materially breached the provisions of Section 6.8, and (ii) complied with its payment obligation under Section 8.4(a);
(g)          by either Universal or MutualFirst, if the provisions of Section 8.1(e) are not applicable and the shareholders of Universal fail to provide the Universal Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof; or
(h)          By Universal at any time during the three-day period following the Determination Date (as defined below), if both of the following conditions (A) and (B) exist:
(A)          the Average Closing Price (as defined below) shall be less than the product of 0.800 and the Starting Price; and
(B)          (i) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "MutualFirst Ratio") shall be less than (ii) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date (as defined below) and subtracting 0.200 from such quotient (such number being referred to herein as the "Index Ratio"); subject to the following: if Universal elects to exercise its termination right pursuant to Section 8.1(h), it shall give prompt written notice to MutualFirst; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three-day period. For a period of five (5) Business Days after receipt of such notice, MutualFirst shall have the option of increasing the Exchange Ratio in a manner such, and to the extent required, so that the condition set forth in either clause (A) or (B) above shall be deemed not to exist.
For purposes hereof, the condition set forth in clause (A) above shall be deemed not to exist if the Exchange Ratio is increased so that the Adjusted Per Share Stock Consideration (calculated by using the Average Closing Price, as provided in the definition of "Adjusted Per Share Stock Consideration") after such increase is not less than 80% of the Adjusted Per Share Stock Consideration calculated by using the Starting Price in lieu of the Average Closing Price.
For purposes hereof, the condition set forth in clause (B) above shall be deemed not to exist if the Exchange Ratio is increased so that the Adjusted MutualFirst Ratio is not less than the Index Ratio.
If MutualFirst makes this election, within such period, it shall give prompt written notice to Universal of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.1(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio, and derivatively the Per Share Stock Consideration, shall have been so modified), and any references in this Agreement to "Exchange Ratio" and "Per Share Stock Consideration" shall thereafter be deemed to refer to the Exchange Ratio and Per Share Stock Consideration after giving effect to any adjustment made pursuant to this Section 8.1(h).
For purposes of this Section 8.1(h), the following terms shall have the meanings indicated:
"Adjusted MutualFirst Ratio" means the number obtained by dividing (x) the sum of (i) the Average Closing Price plus (ii) the quotient obtained by dividing the aggregate increase in transaction value resulting from an increase in the Exchange Ratio by the total number of shares of Universal Common Stock outstanding multiplied by the initial Exchange Ratio, on the Determination Date, by (y) the Starting Price. For purposes of calculating the increase in transaction value, the price per share of MutualFirst Common Stock shall be deemed to be the Average Closing Price.
"Adjusted Per Share Stock Consideration" means the product of the Per Share Stock Consideration times the Average Closing Price.
"Average Closing Price" means the average of the last reported closing prices per share of MutualFirst Common Stock as reported on the Nasdaq (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the twenty consecutive trading days immediately preceding the Determination Date.
"Determination Date" shall mean the tenth calendar day immediately prior to the Effective Time, or if such calendar day is not a trading day on the Nasdaq, the trading day immediately preceding such calendar day.
"Index Price" on a given date means the closing price of the Nasdaq Bank Index.
"Starting Date" means August 9, 2017.
"Starting Price" means $35.30.
If MutualFirst declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the MutualFirst Common Stock shall be appropriately adjusted for the purposes of applying this Section 8.1(h).
8.2          Effect of Termination. In the event of termination of this Agreement by either Universal or MutualFirst as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Universal, MutualFirst, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 8.2, 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10 and 9.11 shall survive any termination of this Agreement, and (ii) if this Agreement is terminated under Section 8.1(d), the non-terminating party shall not, except as provided in Section 8.4(c), be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.
8.3          Fees and Expenses. Except with respect to costs and expenses of printing and mailing the Proxy Statement, which shall be borne by Universal, and all filing and other fees in connection with any filing with the SEC and Regulatory Agencies, which shall be borne by MutualFirst, all fees and expenses incurred in connection with the Merger, the Bank Merger, this Agreement, and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
8.4          Termination Fee.
(a)          If this Agreement is terminated pursuant to Section 8.1(e) or (f), then (i) in the case of termination under Section 8.1(e), Universal shall immediately following such termination pay MutualFirst an amount equal to $2,500,000 (the "Termination Fee"), and (ii) in the case of termination under Section 8.1(f), Universal shall, simultaneously with such termination and as a condition thereof, pay MutualFirst the Termination Fee, in each case in same-day funds.
(b)          If this Agreement is terminated by either party under Section 8.1(g), and prior thereto there has been publicly announced an Acquisition Proposal, then if within one year of such termination Universal or BloomBank either (A) enters into a definitive agreement with respect to an Acquisition Proposal or (B) consummates an Acquisition Proposal, Universal shall immediately pay MutualFirst the Termination Fee set forth in Section 8.4(a) in same-day funds. For purposes of clauses (A) and (B) above, the reference to 20% in the definition of Acquisition Proposal shall be 50%.
(c)          The payment of the Termination Fee shall fully discharge Universal from any and all liability under this Agreement and related to the transactions contemplated herein, and MutualFirst shall not be entitled to any other relief or remedy against Universal. If the Termination Fee is not payable, MutualFirst may pursue any and all remedies available to it against Universal on account of a willful and material breach by Universal of any of the provisions of this Agreement. Moreover, if the Termination Fee is payable pursuant to Section 8.1(e)(ii) or (iii), MutualFirst shall have the right to pursue any and all remedies available to it against Universal on account of the willful and material breach by Universal of Section 6.8 in lieu of accepting the Termination Fee under Section 8.4(a).  Universal may pursue any and all remedies available to it against MutualFirst on account of a willful and material breach by MutualFirst of any of the provisions of this Agreement.
8.5          Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of Universal; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Universal, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
8.6          Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

 GENERAL PROVISIONS
9.1          Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "Closing") shall take place on a date no later than the last day of the month (but no earlier than five (5) business days) after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the "Closing Date").
9.2          Non-survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.
9.3          Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)        if to MutualFirst, to:
MutualFirst Financial, Inc.
 110 East Charles Street
Muncie, Indiana 47305-2400
Attention:  David W. Heeter, President and Chief Executive Officer
 Facsimile: (765) 213-4700

with a copy to:
Silver, Freedman, Taff & Tiernan LLP
3299 K Street NW
Suite 100
Washington, DC 20007
Attention: James S. Fleischer
            Facsimile:  (202) 337-5502

(b)        if to Universal, to:
Universal Bancorp
48 North Washington Street
Bloomfield, Indiana 47424
Attention:  William B. McNeely, President
Facsimile: (812) 384-8826

with a copy to:

SmithAmundsen
201 North Illinois Street
Suite 1400
Capital Center, South Tower
Indianapolis, Indiana 46204-4212
Attention: Larry Tomlin
            Facsimile:  (317) 464-4123

9.4          Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.
9.5          Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other party, it being understood that each party need not sign the same counterpart.
9.6          Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.
9.7          Governing Law, Jurisdiction, Venue and Construction. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland and applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles or any other principle that could require the application of the law of any other jurisdiction.  The Parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Indiana.  Each of the Parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding.  Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. This Agreement has been negotiated and prepared by the Parties and their respective counsel.  This Agreement shall be fairly interpreted in accordance with its terms and without any strict construction in favor or against either party.
9.8          Publicity. Neither Universal nor MutualFirst shall, and neither Universal nor MutualFirst shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of MutualFirst, in the case of a proposed announcement or statement by Universal, or Universal, in the case of a proposed announcement or statement by MutualFirst; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq.
9.9          Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except for Section 6.6, which is intended to benefit each indemnified person referenced therein, or as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties hereto any rights or remedies under this Agreement.
9.10          Specific Performance; Time of the Essence. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled specific performance of the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity. Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.
9.11          Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

MutualFirst and Universal have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
MUTUALFIRST FINANCIAL, INC.

By:     /s/David W. Heeter
          Name:  David W. Heeter
          Title:     President and Chief Executive Officer

UNIVERSAL BANCORP, INC.

By:     /s/William B. McNeely
          Name:   William B. McNeely
          Title:      President

ANNEX B

October 4, 2017

Board of Directors
Universal Bancorp
48 North Washington Street
Bloomfield, IN 47424

Dear Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration (as defined below) to be received by the holders of shares of issued and outstanding common stock, no par value (the "Company Common Shares"), of Universal Bancorp, an Indiana corporation ("Universal"), in connection with the proposed merger ("Proposed Merger") of Universal with and into MutualFirst Financial, Inc., a Maryland corporation ("MutualFirst"), with MutualFirst surviving the Proposed Merger, pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of October 4, 2017 (the "Merger Agreement").  As detailed in the Merger Agreement, each Company Common Share, issued and outstanding immediately prior to the effective time of the Proposed Merger, will be converted into the right to receive $250.00 in cash and 15.6000 shares of MutualFirst common stock, $0.01 par value (the "Merger Consideration").

In arriving at our opinion, we have, among other things: (i) reviewed the historical financial performance, current financial position and general prospects of each of Universal and MutualFirst and reviewed certain internal financial analyses prepared by the respective management teams of Universal and MutualFirst, (ii) reviewed the Merger Agreement, (iii) reviewed and analyzed the stock performance and trading history of MutualFirst, (iv) studied and analyzed the consolidated financial and operating data of Universal and MutualFirst, (v) reviewed the pro forma financial impact of the Proposed Merger on MutualFirst, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined by the respective management teams of Universal and MutualFirst, (vi) considered the financial terms of the Proposed Merger as compared with the financial terms of comparable bank and bank holding company mergers and acquisitions, (vii) met and communicated with certain members of each of Universal's and MutualFirst's senior management to discuss their respective operations, historical financial statements and future prospects, and (viii) conducted such other analyses and considered such other factors as we deemed appropriate.

Our opinion is given in reliance on information and representations made or given by Universal and MutualFirst, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by each of Universal and MutualFirst, including, without limitation, financial statements, financial projections and stock price data, as well as certain other

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phone (610) 832-1212   •  fax (610)  832-5301  •  www.boenninginc.com  •  Member FINRA/SIPC

Board of Directors
Universal Bancorp
October 4, 2017

information from recognized independent sources.  We have not independently verified the information or data concerning Universal or MutualFirst nor any other data we considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data.  We have assumed that all forecasts and projections provided to us have been reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the respective management teams of Universal and MutualFirst as to their most likely future financial performance.  We express no opinion as to any financial projections or the assumptions on which they are based.  We have not conducted any valuation or appraisal of any assets or liabilities of MutualFirst or Universal, nor have any such valuations or appraisals been provided to us.  Additionally, we assume that the Proposed Merger is, in all respects, lawful under applicable law.

With respect to anticipated transaction costs, purchase accounting adjustments, expected cost savings and other synergies and financial and other information relating to the general prospects of Universal and MutualFirst, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and good faith judgments of the respective management teams of Universal and MutualFirst as to their most likely future performance.  We have further relied on the assurances of the respective management teams of Universal and MutualFirst that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading.  We have not been asked to and have not undertaken an independent verification of any of such information, and we do not assume any responsibility or liability for the accuracy or completeness thereof.  We have assumed that the allowance for loan losses indicated on the balance sheet of each of Universal and MutualFirst is adequate to cover such losses; we have not reviewed loans or credit files of Universal or MutualFirst.  We have assumed that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party under the agreements will perform all of the covenants required to be performed by such party under the agreements, and that the conditions precedent in the agreements will not be waived.  We have assumed that the Proposed Merger will qualify as a tax-free reorganization for federal income tax purposes.  Also, in rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the consummation of the Proposed Merger, no conditions will be imposed that will have a material adverse effect on the combined entity or contemplated benefits of the Proposed Merger, including, without limitation, the cost savings and related expenses expected to result from the Proposed Merger.

Our opinion is based upon information provided to us by the respective management teams of Universal and MutualFirst, as well as market, economic, financial and other conditions as they exist and can be evaluated only as of the date hereof and accordingly, it speaks to no other period.  We have not undertaken to reaffirm or revise this opinion or otherwise comment on events occurring after the date hereof and do not have an obligation to update, revise or reaffirm our opinion.  Our opinion does not address the relative merits of the Proposed Merger or the other business strategies or transactions

Board of Directors
Universal Bancorp
October 4, 2017

that Universal's Board of Directors has considered or may be considering, nor does it address the underlying business decision of Universal's Board of Directors to proceed with the Proposed Merger.  We are expressing no opinion as to the prices at which MutualFirst's securities may trade at any time.  Nothing in our opinion is to be construed as constituting tax advice or a recommendation to take any particular tax position, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that MutualFirst has obtained such advice as it deemed necessary from qualified professionals.  Our opinion is for the information of Universal's Board of Directors in connection with its evaluation of the Proposed Merger and does not constitute a recommendation to the Board of Directors of Universal in connection with the Proposed Merger or a recommendation to any shareholder of Universal as to how such shareholder should vote or act with respect to the Proposed Merger.  This opinion should not be construed as creating any fiduciary duty on Boenning & Scattergood, Inc.'s part to any party or person.  This opinion is directed solely to Universal's Board of Directors and is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purpose, without our prior written consent, except that, if required by applicable law, this opinion may be referenced and included in its entirety in any filing made by MutualFirst in respect to the Proposed Merger with the Securities and Exchange Commission; provided, however, any description of or reference to our opinion or to Boenning & Scattergood, Inc. be in a form reasonably acceptable to us and our counsel.  We shall have no responsibility for the form or content of any such disclosure, other than the opinion itself.

Boenning & Scattergood, Inc., as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of transactions, including, without limitation, mergers, acquisitions, private placements, public offerings and valuations for various other purposes, and in the determination of adequate consideration in such transactions.  In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, MutualFirst, Universal, and/or their respective affiliates.  In the ordinary course of business, we may also actively trade the securities of MutualFirst for our own account and for the accounts of customers and accordingly may at any time hold a long or short position in such securities.

We are acting as Universal's financial advisor in connection with the Proposed Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Proposed Merger.  We will also receive a fee for rendering this opinion.  Our fee for rendering this opinion is not contingent upon any conclusion that we may reach or upon completion of the Proposed Merger.  Universal has also agreed to indemnify us against certain liabilities that may arise out of our engagement.

Except for the arrangements between Boenning & Scattergood, Inc. and Universal described in the preceding paragraph, Boenning & Scattergood, Inc. has not had any material relationship with either

Board of Directors
Universal Bancorp
October 4, 2017

Universal or MutualFirst during the past two years in which compensation was received or was intended to be received.  Boenning & Scattergood, Inc. may provide services to MutualFirst in the future (and to Universal if the Proposed Merger is not consummated), although as of the date of this opinion, there is no agreement to do so nor any mutual understanding that such services are contemplated.

This opinion has been approved by Boenning & Scattergood, Inc.'s fairness opinion committee.  We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Proposed Merger by any of the officers, directors, or employees of any party to the Merger Agreement, or any class of such persons, relative to the compensation to be received by the holders of Company Common Shares in the Proposed Merger.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Shares pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Sincerely,

Boenning & Scattergood, Inc.

ANNEX C

INDIANA CODE § 23-1-44
DISSENTERS' R IGHTS

IC 23-1-44-1
"Corporation" defined
Sec. 1. As used in this chapter, "corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
IC 23-1-44-2
"Dissenter" defined
Sec. 2. As used in this chapter, "dissenter" means a shareholder who is entitled to dissent from corporate action under section 8 of this chapter and who exercises that right when and in the manner required by sections 10 through 18 of this chapter.
IC 23-1-44-3
"Fair value" defined
Sec. 3. As used in this chapter, "fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.
IC 23-1-44-4
"Interest" defined
Sec. 4. As used in this chapter, "interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.
IC 23-1-44-4.5
"Preferred shares" defined
Sec. 4.5. As used in this chapter, "preferred shares" means a class or series of shares in which the holders of the shares have preference over any other class or series with respect to distributions.
IC 23-1-44-5
"Record shareholder" defined
Sec. 5. As used in this chapter, "record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent that treatment as a record shareholder is provided under a recognition procedure or a disclosure procedure established under IC 23-1-30-4.

IC 23-1-44-6
"Beneficial shareholder" defined
Sec. 6. As used in this chapter, "beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

IC 23-1-44-7
"Shareholder" defined
Sec. 7. As used in this chapter, "shareholder" means the record shareholder or the beneficial shareholder.
IC 23-1-44-8
Right to dissent and obtain payment for shares
Sec. 8.

(a)	A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

(1)	Consummation of a plan of merger to which the corporation is a party if:
(A) shareholder approval is required for the merger by IC 23-1-40-3 or the articles of incorporation; and
(B) the shareholder is entitled to vote on the merger.

(2)	Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

(3)
Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale.

(4)	The approval of a control share acquisition under IC 23-1-42.

(5)
Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b)
This section does not apply to the holders of shares of any class or series if, on the date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders at which the merger, plan of share exchange, or sale or exchange of property is to be acted on, the shares of that class or series were a covered security under Section 18(b)(1)(A) or 18(b)(1)(B) of the Securities Act of 1933, as amended.

(c)
The articles of incorporation as originally filed or any amendment to the articles of incorporation may limit or eliminate the right to dissent and obtain payment for any class or series of preferred shares. However, any limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates the right to dissent and obtain payment for any shares:

(1)	that are outstanding immediately before the effective date of the amendment; or

(2)
that the corporation is or may be required to issue or sell after the effective date of the amendment under any exchange or other right existing immediately before the effective date of the amendment; does not apply to any corporate action that becomes effective within one (1) year of the effective date of the amendment if the action would otherwise afford the right to dissent and obtain payment.

(d)	A shareholder:

(1)	who is entitled to dissent and obtain payment for the shareholder's shares under this chapter; or

(2)
who would be so entitled to dissent and obtain payment but for the provisions of subsection (b); may not challenge the corporate action creating (or that, but for the provisions of subsection (b), would have created) the shareholder's entitlement.

(e)	Subsection (d) does not apply to a corporate action that was approved by less than unanimous consent of the voting shareholders under IC 23-1-29-4.5(b) if both of the following apply:

(1)
The challenge to the corporate action is brought by a shareholder who did not consent and as to whom notice of the approval of the corporate action was not effective at least ten (10) days before the corporate action was effected.

(2)
The proceeding challenging the corporate action is commenced not later than ten (10) days after notice of the approval of the corporate action is effective as to the shareholder bringing the proceeding.

IC 23-1-44-9
Dissenters' rights of beneficial shareholder
Sec. 9.

(a)
A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

(b)	A beneficial shareholder may assert dissenters' rights as to shares held on the shareholder's behalf only if:

(1)	the beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

(2)	the beneficial shareholder does so with respect to all the beneficial shareholder's shares or those shares over which the beneficial shareholder has power to direct the vote.

IC 23-1-44-10
Proposed action creating dissenters' rights; notice
Sec. 10.

(a)
If proposed corporate action creating dissenters' rights under section 8 of this chapter is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter.

(b)
If corporate action creating dissenters' rights under section 8 of this chapter is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 12 of this chapter.

IC 23-1-44-11
Proposed action creating dissenters' rights; assertion of dissenters' rights
Sec. 11.

(a)	If proposed corporate action creating dissenters' rights under section 8 of this chapter is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

(1)	must deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

(2)	must not vote the shareholder's shares in favor of the proposed action.

(b)	A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder's shares under this chapter.
IC 23-1-44-12
Dissenters' notice; contents
Sec. 12.

(a)
If proposed corporate action creating dissenters' rights under section 8 of this chapter is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 11 of this chapter.

(b)
The dissenters' notice must be sent no later than ten (10) days after approval by the shareholders, or if corporate action is taken without approval by the shareholders, then ten (10) days after the corporate action was taken. The dissenters' notice must:

(1)	state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2)	inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3)
supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(4)
set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the subsection (a) notice is delivered; and

(5)	be accompanied by a copy of this chapter.
IC 23-1-44-13
Demand for payment and deposit of shares by shareholder
Sec. 13.

(a)
A shareholder sent a dissenters' notice described in IC 23-1-42-11 or in section 12 of this chapter must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice under section 12(b) (3) of this chapter, and deposit the shareholder's certificates in accordance with the terms of the notice.

(b)
The shareholder who demands payment and deposits the shareholder's shares under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c)
A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter and is considered, for purposes of this article, to have voted the shareholder's shares in favor of the proposed corporate action.

IC 23-1-44-14
Uncertificated shares; restriction on transfer; dissenters' rights
Sec. 14.

(a)
The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 16 of this chapter.

(b)
The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

IC 23-1-44-15
Payment to dissenter
Sec. 15.

(a)
Except as provided in section 17 of this chapter, as soon as the proposed corporate action is taken, or, if the transaction did not need shareholder approval and has been completed, upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13 of this chapter the amount the corporation estimates to be the fair value of the dissenter's shares.

(b)	The payment must be accompanied by:

(1)
the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

(2)	a statement of the corporation's estimate of the fair value of the shares; and

(3)	a statement of the dissenter's right to demand payment under section 18 of this chapter.
IC 23-1-44-16
Failure to take action; return of certificates; new action by corporation
Sec. 16.

(a)
If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b)
If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 12 of this chapter and repeat the payment demand procedure.

IC 23-1-44-17
Withholding payment by corporation; corporation's estimate of fair value; after-acquired shares
Sec. 17.

(a)
A corporation may elect to withhold payment required by section 15 of this chapter from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(b)
To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares and a statement of the dissenter's right to demand payment under section 18 of this chapter.

IC 23-1-44-18
Dissenters' estimate of fair value; demand for payment; waiver
Sec. 18.

(a)
A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and demand payment of the dissenter's estimate (less any payment under section 15 of this chapter), or reject the corporation's offer under section 17 of this chapter and demand payment of the fair value of the dissenter's shares, if:

(1)	the dissenter believes that the amount paid under section 15 of this chapter or offered under section 17 of this chapter is less than the fair value of the dissenter's shares;

(2)	the corporation fails to make payment under section 15 of this chapter within sixty (60) days after the date set for demanding payment; or

(3)
the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

(b)
A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for the dissenter's shares.

IC 23-1-44-19
Court proceeding to determine fair value; judicial appraisal
Sec. 19.

(a)
If a demand for payment under IC 23-1-42-11 or under section 18 of this chapter remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b)
The corporation shall commence the proceeding in the circuit or superior court of the county where a corporation's principal office (or, if none in Indiana, its registered office) is located. If the corporation is a foreign corporation without a registered office in Indiana, it shall commence the proceeding in the county in Indiana where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c)
The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d)
The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e)	Each dissenter made a party to the proceeding is entitled to judgment:

(1)	for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation; or

(2)	for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under section 17 of this chapter.
IC 23-1-44-20
Costs; fees; attorney's fees
Sec. 20.

(a)
The court in an appraisal proceeding commenced under section 19 of this chapter shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against such parties and in such amounts as the court finds equitable.

(b)	The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1)	against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 10 through 18 of this chapter; or

(2)
against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c)
If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.   Indemnification of Directors and Officers.

Section 2-405.2 of the Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation or its stockholders for money damages except:  (1) to the extent it is proven that the director or officer actually received an improper benefit or profit, for the amount of the improper benefit or profit; or (2) to the extent that a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding that the director's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.  The Company's charter contains such a provision, thereby limiting the liability of its directors and officers to the maximum extent permitted by Maryland law.

Section 2-418 of the Maryland General Corporation Law permits a Maryland corporation to indemnify a director or an officer who is made a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred unless it is established that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit; or (3) in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.  The Maryland General Corporation Law provides that where a director or an officer is a defendant in a proceeding by or in the right of the corporation, the director or officer may not be indemnified if he or she is found liable to the corporation.  The Maryland General Corporation Law also provides that a director or officer may not be indemnified in respect of any proceeding alleging improper personal benefit in which he or she was found liable on the basis that personal benefit was improperly received.  A director or an officer found liable in a proceeding by or in the right of the corporation or in a proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification for expenses if the court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

Section 2-418 of the Maryland General Corporation Law provides that unless limited by the charter of a Maryland corporation, a director or an officer who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses.  Section 2-418 also provides that a Maryland corporation may advance reasonable expenses to a director or an officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.
The foregoing is only a general summary of certain aspects of Maryland law dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes, which contain detailed specific provisions regarding the circumstances under which and the persons for whose benefit indemnification shall or may be made.

The Registrant's charter provides for indemnification of directors and officers to the maximum extent permitted by the Maryland General Corporation Law.

Under a directors and officers liability insurance policy, directors and officers of the Registrant are insured against certain liabilities.

Item 21.    Exhibits and Financial Statement Schedules.

(a)	Exhibits. See Exhibit Index
(b)	Financial Statement Schedules. Not applicable.
(c)	Reports, Opinions or Appraisals.
Opinion of Boenning & Scattergood, Inc. (included as Appendix B to the proxy statement/prospectus contained in this Registration Statement).

Item 22.    Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement ; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   The undersigned registrant hereby undertakes as follows:  that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)   The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability  under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Muncie, State of Indiana, on January 24, 2018.

MUTUALFIRST FINANCIAL, INC.

By:/s/David W. Heeter
David W. Heeter
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of MutualFirst Financial, Inc., hereby severally and individually constitute and appoint David W. Heeter and Christopher D. Cook, and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments (including post-effective amendments) to this registration statement and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments.  This Power of Attorney may be signed in several counterparts.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/David W. Heeter David W. Heeter	Director, President and Chief Executive Officer (Principal Executive Officer)	January 24, 2018

* Christopher D. Cook	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	January 24, 2018

* Wilbur R. Davis	Chairman of the Board	January 24, 2018

* Patrick C. Botts	Director and Executive Vice President	January 24, 2018

* Charles J. Viater	Director and Senior Vice President	January 24, 2018

* Linn A. Crull	Director	January 24, 2018

* William V. Hughes	Director	January 24, 2018

* Richard J. Lashley	Director	January 24, 2018

* Edward C. Levy	Director	January 24, 2018

* Michael J Marien	Director	January 24, 2018

* Jerry D. McVicker	Director	January 24, 2018

* James D. Rosema	Director	January 24, 2018

* James R. Schrecongost	Director	January 24, 2018

*/s/ David W. Heeter
David W. Heeter
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

2.1
Agreement and Plan of Merger, dated as of October 4, 2017, by and among the Registrant and Universal Bancorp (included as Appendix A to the accompanying proxy statement-prospectus and incorporated herein by reference)

3.1	Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1 filed with the SEC on September 16, 1999 (No. 333-87239)).

3.1a	Articles Supplementary to the Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed on July 15, 2008 (File No. 000-27905))

3.2	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3(ii) to the Registrant's Current Report on Form 8-K filed on February 27, 2015 (File No. 000-27905))

4.1
Certificate of Registrant's common stock (incorporated herein by reference to Exhibit 4.0 to the Registrant's Registration Statement on Form S-1 filed with the SEC on September 16, 1999 (No. 333-87239))

5.1	Opinion of Silver, Freedman & Taff, L.L.P. as to the legality of the securities being registered*

8.1	Opinion of Silver, Freedman, Taff and Tiernan LLP as to certain federal income tax matters.*

8.2	Opinion of SmithAmundsen LLC as to certain federal income tax matters.*

23.1	Consent of BKD, LLP*

23.2	Consent of Crowe Horwath LLP*

23.3	Consents of Silver, Freedman, Taff & Tiernan LLP (included in opinions filed as Exhibits 5.1 and 8.1)*

23.4	Consent of SmithAmundsen LLC (included in opinion filed as 8.2)*

24.1	Powers of Attorney (included as part of signature page)*

99.1	Consent of Boenning & Scattergood, Inc.*

99.2	Form of proxy card of Universal Bancorp*

*Previously filed.